UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

EQUITY OFFICE PROPERTIES TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

Common shares of beneficial interest, par value $.01 per share, of Equity Office Properties Trust (“Equity Office Common Shares”)

2)	Aggregate number of securities to which transaction applies:

360,899,937 Equity Office Common Shares (including 1,848,760 restricted shares and 373,402 shares subject to performance awards, each of which will vest immediately prior to the merger effective time, and 8,389,256 shares issuable upon the conversion of all Series B preferred shares)

14,452,437 Equity Office Common Shares underlying options to purchase Equity Office Common Shares with exercise prices below $48.50

1,254 Equity Office Common Shares deemed to be earned under stock appreciation rights

38,452,348 Equity Office Common Shares issuable upon conversion of Class A Units of limited partnership interest in EOP Operating Limited Partnership (other than units held directly and indirectly by Equity Office) (“OP Units”)

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (A) the product of 360,899,937 Equity Office Common Shares (including restricted shares, shares underlying performance awards and shares issuable upon conversion of Series B preferred shares) multiplied by the merger consideration of $48.50 per share, plus (B) $290,284,751, the amount expected to be paid upon cancellation of outstanding options; plus (C) $60,819, the amount expected to be paid upon cancellation of stock appreciation rights; plus (D) the product of 38,452,348 Equity Office Common Shares issuable upon conversion of OP Units multiplied by the merger consideration of $48.50 per unit. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.000107 by the sum of the preceding sentence.

4)	Proposed maximum aggregate value of transaction:

$19,658,931,392.50

5)	Total fee paid:

$2,103,510

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Preliminary Copy

EQUITY OFFICE PROPERTIES TRUST
Two North Riverside Plaza, Suite 2100
Chicago, Illinois 60606

December [ • ], 2006

Dear Shareholder,

You are cordially invited to attend a special meeting of shareholders of Equity Office Properties Trust to be held on [ • ], 2007 at [ • ] a.m. local time. The special meeting will take place at One North Franklin Street, 3rd Floor, Chicago, Illinois. At the special meeting, we will ask you to approve the merger of Equity Office Properties Trust with and into Blackhawk Acquisition Trust, which we refer to as the merger, and the Agreement and Plan of Merger, dated as of November 19, 2006, as amended, among Equity Office Properties Trust, EOP Operating Limited Partnership and affiliates of The Blackstone Group, which we refer to as the merger agreement. If the merger is completed, you, as a holder of our common shares, will be entitled to receive $48.50 in cash, without interest and less any applicable withholding taxes, in exchange for each share you own, as more fully described in the enclosed proxy statement.

Our board of trustees has approved the merger, the merger agreement and the other transactions contemplated by the merger agreement, and has declared the merger, the merger agreement and the other transactions contemplated by the merger agreement advisable and in the best interests of Equity Office Properties Trust and our shareholders. Our board of trustees recommends that you vote “FOR” the approval of the merger and the merger agreement.

The merger and the merger agreement must be approved by the affirmative vote of the common shareholders entitled to cast a majority of the votes that are entitled to be cast on the matter. The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger, the merger agreement and the other transactions contemplated by the merger agreement. We encourage you to read carefully the enclosed proxy statement, including the exhibits. You may also obtain more information about Equity Office Properties Trust from us or from documents we have filed with the Securities and Exchange Commission.

Your vote is very important regardless of the number of common shares that you own. Whether or not you plan to attend the special meeting, we request that you authorize your proxy by either completing and returning the enclosed proxy card as promptly as possible or submitting your proxy or voting instructions by telephone or Internet. The enclosed proxy card contains instructions regarding voting. If you attend the special meeting, you may continue to have your shares voted as instructed in the proxy, or you may withdraw your proxy at the special meeting and vote your shares in person. If you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote against approval of the merger and the merger agreement.

Thank you for your cooperation and continued support.

Very truly yours,

Richard D. Kincaid
President and Chief Executive Officer

This proxy statement is dated December [ • ], 2006 and is first being mailed to our shareholders on or about December [ • ], 2006.

EQUITY OFFICE PROPERTIES TRUST
Two North Riverside Plaza, Suite 2100
Chicago, Illinois 60606

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD [ • ], 2007

Dear Shareholder:

You are cordially invited to attend a special meeting of the shareholders of Equity Office Properties Trust, a Maryland real estate investment trust, on [ • ], [ • ], 2007, beginning at [ • ] a.m. local time, at One North Franklin Street, 3rd Floor, Chicago, Illinois. The special meeting is being held for the purpose of acting on the following matters:

1. to consider and vote on a proposal to approve the merger of Equity Office Properties Trust with and into Blackhawk Acquisition Trust, which we refer to as the merger, and the Agreement and Plan of Merger, dated as of November 19, 2006, as amended, among Equity Office Properties Trust, EOP Operating Limited Partnership, Blackhawk Parent LLC, Blackhawk Acquisition Trust and Blackhawk Acquisition L.P., which we refer to as the merger agreement;

2. to consider and vote on a proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger and the merger agreement; and

3. to consider any other business that properly comes before the special meeting or any adjournments or postponements of the special meeting.

Our board of trustees has approved the merger, the merger agreement and the other transactions contemplated by the merger agreement, and has declared the merger, the merger agreement and the other transactions contemplated by the merger agreement advisable and in the best interests of Equity Office Properties Trust and our shareholders. Our board of trustees recommends that you vote “FOR” the proposal to approve the merger and the merger agreement and “FOR” the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies.

All holders of record of our common and preferred shares, as of the record date, which was the close of business on [ • ], are entitled to receive notice of and attend the special meeting or any postponements or adjournments of the special meeting. However, only holders of our common shares on the record date are entitled to vote at the special meeting or any postponements or adjournments of the special meeting. The vote of our preferred shareholders is not required to approve the merger and the merger agreement, or any adjournments of the special meeting for the purpose of soliciting additional proxies, and is not being solicited.

The merger and the merger agreement must be approved by the affirmative vote of the common shareholders entitled to cast a majority of the votes that are entitled to be cast on the matter. Accordingly, regardless of the number of shares that you own, your vote is important. Even if you plan to attend the special meeting in person, we request that you authorize your proxy to vote your shares by either marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope or submitting your proxy or voting instructions by telephone or Internet. If you fail to vote in person or by proxy, the effect will be that the common shares that you own will not be counted for purposes of determining whether a quorum is present and will have the same effect as a vote against the proposal to approve the merger and the merger agreement. Any adjournments of the special meeting for the purpose of soliciting additional proxies must be approved by the affirmative vote of a majority of the votes cast by holders of our common shares on the proposal. If you fail to cast a vote, in person or by authorizing your proxy, such failure will have no effect on the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies.

Any proxy may be revoked at any time prior to its exercise by delivery of a properly executed, later-dated proxy card, by submitting your proxy or voting instructions by telephone or Internet at a later date than your previously authorized proxy, by filing a written revocation of your proxy with our Secretary at our address set forth above or by your voting in person at the special meeting.

We encourage you to read this proxy statement carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, MacKenzie Partners, Inc., toll-free at 800-322-2885. In addition, you may obtain information about us from certain documents that we have filed with the Securities and Exchange Commission and from our website at www.equityoffice.com.

By Order of the Board of Trustees,

Stanley M. Stevens
Chief Legal Counsel and Secretary

December [ • ], 2006

Page

Financing	43
Guarantee and Remedies	44
Interests of Our Trustees and Executive Officers	44
Indemnification of Our Trustees, Directors and Officers	48
Regulatory Matters	48
Litigation Relating to the Mergers	48
Material United States Federal Income Tax Consequences	49
Delisting and Deregistration of Our Common and Preferred Shares	54
THE MERGER AGREEMENT	55
Structure	55
Effective Times	55
Organizational Documents	56
Trustees and Officers; General Partner	56
Treatment of Shares, Share Options, Restricted Shares, Stock Appreciation Rights and Performance Awards	56
Treatment of Interests in Our Operating Partnership	58
No Further Ownership Rights	60
Exchange and Payment Procedures	60
Debt Tender Offers and Consent Solicitation; Redemption	61
Representations and Warranties	62
Conduct of Our Business Pending the Mergers	66
No Solicitation of Transactions	68
Employee Benefits	70
Pre-Closing Transactions	70
Agreement to Take Further Action	71
Conditions to the Mergers	71
Termination	74
Termination Fee and Expenses	75
Amendment and Waiver	76
ADJOURNMENTS AND POSTPONEMENTS OF THE SPECIAL MEETING	76
Proposal for Adjournments	76
Postponements of the Special Meeting	76
MARKET PRICE OF OUR COMMON SHARES	76
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	77
Common Share Unit Ownership by Trustees and Executive Officers	77
Beneficial Ownership of More than Five Percent	79
NO DISSENTERS’ RIGHTS OF APPRAISAL	81
SUBMISSION OF SHAREHOLDER PROPOSALS	81
OTHER MATTERS	81
WHERE YOU CAN FIND MORE INFORMATION	81
Exhibit A — Agreement and Plan of Merger, dated as of November 19, 2006, as amended, among Equity Office Properties Trust, EOP Operating Limited Partnership, Blackhawk Parent LLC, Blackhawk Acquisition Trust and Blackhawk Acquisition L.P.

Exhibit B — Opinion of Merrill, Lynch, Pierce, Fenner & Smith Incorporated, dated as of November 19, 2006

SUMMARY

This summary highlights only selected information from this proxy statement relating to (1) the merger of Equity Office Properties Trust with and into Blackhawk Acquisition Trust, which we refer to as the merger, (2) the merger of Blackhawk Acquisition L.P. with and into EOP Operating Limited Partnership, which we refer to as the partnership merger, and (3) certain related transactions. References to the mergers refer to both the merger and the partnership merger. This summary does not contain all of the information about the mergers and related transactions contemplated by the merger agreement that is important to you. As a result, to understand the mergers and the related transactions fully and for a more complete description of the terms of the mergers and related transactions, you should read carefully this proxy statement in its entirety, including the exhibits and the other documents to which we have referred you, including the merger agreement attached as Exhibit A. Each item in this summary includes a page reference directing you to a more complete description of that item. This proxy statement is first being mailed to our shareholders on or about December [ • ], 2006.

The Parties to the Mergers (page 24)

Equity Office Properties Trust
Two North Riverside Plaza, Suite 2100
Chicago, Illinois 60606
(312) 466-3300

Equity Office Properties Trust, which we refer to as “we,” “us,” “our,” “the company,” “our company” or “Equity Office,” is a Maryland real estate investment trust. Equity Office, operating through its various subsidiaries and affiliates, is the nation’s largest publicly-held office building owner and manager with a total office portfolio consisting of whole or partial interests in 580 buildings comprising 108.6 million square feet in 16 states and the District of Columbia. Equity Office has an ownership presence in 24 Metropolitan Statistical Areas (MSAs) and in 100 submarkets, enabling us to provide a wide range of office solutions for local, regional and national customers.

EOP Operating Limited Partnership
Two North Riverside Plaza, Suite 2100
Chicago, Illinois 60606
(312) 466-3300

EOP Operating Limited Partnership, which we refer to as our operating partnership, is a Delaware limited partnership through which Equity Office conducts substantially all of its business and owns, either directly or indirectly through subsidiaries, substantially all of its assets. Equity Office serves as the sole general partner of EOP Operating Limited Partnership and owns approximately 90% of the limited partnership interests of EOP Operating Limited Partnership.

Blackhawk Parent LLC
c/o Blackstone Real Estate Partners V L.P.
345 Park Avenue
New York, New York 10154
(212) 583-5000

Blackhawk Parent LLC, which we refer to as Blackhawk Parent, is a Delaware limited liability company formed in connection with the mergers by affiliates of Blackstone Real Estate Partners V L.P., a Delaware limited partnership. The principal business of Blackstone Real Estate Partners V L.P. consists of making various real estate related investments. Blackstone Real Estate Partners V L.P. is an affiliate of The Blackstone Group.

The Blackstone Group, a global private investment firm with offices in New York, Atlanta, Boston, Los Angeles, London, Hamburg, Mumbai and Paris, was founded in 1985. Blackstone’s real estate group has raised approximately $13 billion for real estate investing and has a long track record of investing in office buildings, hotels and other commercial properties. In addition to real estate, Blackstone’s core businesses include private equity, corporate debt investing, marketable alternative asset management, mergers and acquisitions advisory, and restructuring and reorganization advisory.

Blackhawk Acquisition Trust
c/o Blackstone Real Estate Partners V L.P.
345 Park Avenue
New York, New York 10154
(212) 583-5000

Blackhawk Acquisition Trust, which we refer to as MergerCo, is a Maryland real estate investment trust and a wholly-owned subsidiary of Blackhawk Parent. MergerCo was formed in connection with the mergers by Blackhawk Parent.

Blackhawk Acquisition L.P.
c/o Blackstone Real Estate Partners V L.P.
345 Park Avenue
New York, New York 10154
(212) 583-5000

Blackhawk Acquisition L.P., which we refer to as Merger Partnership, is a Delaware limited partnership. MergerCo is the sole general partner of Merger Partnership. Merger Partnership was formed in connection with the mergers. Pursuant to the merger agreement, on the closing date, Merger Partnership will merge with and into our operating partnership, which we refer to as the partnership merger. We refer to the surviving limited partnership of the partnership merger as the surviving partnership.

The Special Meeting (page 25)

The Proposals

The special meeting of our shareholders will be held at [ • ] a.m. local time, on [ • ], 2007 at One North Franklin Street, 3rd Floor, Chicago, Illinois. At the special meeting, holders of our common shares of beneficial interest, par value $.01 per share, will be asked to approve the merger and the merger agreement and to approve any adjournments of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger and the merger agreement.

The persons named in the accompanying proxy will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting.

Record Date, Notice and Quorum

All holders of record of our common and preferred shares as of the record date, which was the close of business on [ • ], are entitled to receive notice of and attend the special meeting or any postponements or adjournments of the special meeting. However, only common shareholders on the record date are entitled to vote at the special meeting or any postponements or adjournments of the special meeting.

Each holder of our common shares will be entitled to cast one vote on each matter presented at the special meeting for each common share that such holder owned as of the record date. On the record date, there were [ • ] common shares outstanding and entitled to vote at the special meeting.

The presence, in person or by proxy, of holders of common shares entitled to cast a majority of the votes that are entitled to be cast at the meeting will constitute a quorum for purposes of the special meeting.

Required Vote

Completion of the merger requires approval of the merger and the merger agreement by the affirmative vote of the common shareholders entitled to cast a majority of the votes entitled to be cast on the matter. Because the required vote for this proposal is based on the number of votes our common shareholders are entitled to cast rather than on the number of votes cast, failure to vote your common shares (including as a result of broker non-votes) and abstentions will have the same effect as voting against the proposal to approve the merger and the merger agreement.

In addition, the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the votes cast by our common shareholders on the proposal. For the purpose of this proposal, if a holder of our common shares fails to cast a vote on this proposal, in person or by authorizing a proxy, such failure will not have any effect on the outcome of this proposal. Abstentions and broker non-votes are not considered votes cast and therefore will have no effect on the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies. The vote of our preferred shareholders is not required to approve the merger and the merger agreement or any adjournments of the special meeting for the purpose of soliciting additional proxies, and is not being solicited.

As of the record date, our trustees and executive officers owned and are entitled to vote an aggregate of approximately [ • ] common shares, entitling them to exercise approximately [ • ]% of the voting power of our common shares entitled to vote at the special meeting. Our trustees and executive officers have informed us that they intend to vote the common shares that they own in favor of the proposal to approve the merger and the merger agreement.

Proxies; Revocation

Any of our common shareholders of record entitled to vote may authorize a proxy by returning the enclosed proxy, submitting a proxy or voting instructions by telephone or Internet, or by appearing and voting at the special meeting in person. If the common shares that you own are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker.

Any proxy may be revoked at any time prior to its exercise by your delivery of a properly executed, later-dated proxy card, by authorizing your proxy by telephone or Internet at a later date than your previously authorized proxy, by your filing a written revocation of your proxy with our Secretary or by your voting in person at the special meeting.

The Mergers (page 28)

Pursuant to the merger agreement, on the closing date, we will be merged with and into MergerCo with MergerCo continuing as the surviving real estate investment trust. We sometimes use the term surviving entity in this proxy statement to refer to MergerCo as the surviving real estate investment trust following the merger. In the merger, each of our common shares issued and outstanding immediately prior to the effective time of the merger (other than shares held by us or our subsidiaries or MergerCo, which will be automatically canceled and retired and cease to exist with no payment being made with respect thereto) will be converted into the right to receive $48.50 in cash, without interest and less any applicable withholding taxes. We refer to this consideration to be received for each common share in the merger as the common share merger consideration. In addition, in connection with the merger, each of our 5.25% Series B Convertible, Cumulative Preferred Shares, par value $.01 per share, which we refer to as our Series B preferred shares, and our 7.75% Series G Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share, which we refer to as our Series G preferred shares issued and outstanding immediately prior to the effective time of the merger, other than preferred shares held by our subsidiaries or MergerCo, will be converted automatically into the right to receive one share of 5.25% Series B cumulative preferred stock or one share of 7.75% Series G preferred stock of the surviving entity, as the case may be, which will have substantially the same terms as our Series B and Series G preferred shares, respectively.

The merger of Equity Office and MergerCo will become effective at such time as the articles of merger with respect to the merger are accepted for record by the State Department of Assessments and Taxation of Maryland, or the SDAT, or such later time that the parties to the merger agreement may specify in such documents (which will not exceed 30 days after the articles of merger are accepted for record). We sometimes use the term merger effective time in this proxy statement to describe the time the merger becomes effective under Maryland law. As promptly as practicable following the merger effective time, the surviving entity will be liquidated into Blackhawk Parent. Upon the liquidation, the surviving entity’s preferred shares will be canceled and holders of the preferred shares of the surviving entity will receive a cash distribution from the surviving entity in accordance with the terms of the articles supplementary classifying the surviving entity’s Series B and Series G preferred shares, which will be $50.00 per Series B preferred share and $25.00 per Series G preferred share, plus in each case any accrued and unpaid dividends.

Also on the closing date, immediately prior to the merger effective time, Merger Partnership will be merged with and into our operating partnership with our operating partnership continuing as the surviving limited partnership. The partnership merger will be effective upon the filing of the certificate of merger with respect to the partnership merger with the Secretary of State of the State of Delaware or at such later time which the parties shall have agreed upon and designated in such filing in accordance with the Delaware Revised Uniform Limited Partnership Act.

The following diagram outlines the proposed mergers:

(1)	To be liquidated following the merger of Equity Office Properties Trust into Blackhawk Acquisition Trust.

Please also see “The Merger Agreement — Treatment of Shares, Share Options, Restricted Shares, Stock Appreciation Rights and Performance Awards” for additional information.

Recommendation of Our Board of Trustees (page 38)

Our board of trustees unanimously:

•	has determined that it is advisable and in our and our common shareholders’ best interests for us to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement;

•	has approved the merger, the merger agreement and the other transactions contemplated by the merger agreement and directed that the merger and the merger agreement be submitted to our common shareholders for approval at a special meeting of shareholders; and

•	recommends that you vote “FOR” the proposal to approve the merger and the merger agreement.

Opinion of Our Financial Advisor (page 38)

On November 19, 2006, Merrill Lynch delivered its oral opinion, which opinion was subsequently confirmed in writing, to our board of trustees to the effect that, as of such date and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the common share merger consideration of $48.50 to be received by the holders of our common shares pursuant to the merger is fair from a financial point of view to the holders of our common shares, other than Blackhawk Parent and its affiliates, and the cash merger consideration of $48.50 to be received by the holders of OP Units pursuant to the partnership merger (assuming such holders of OP Units receive the cash merger consideration), other than us or any of our subsidiaries, is fair from a financial point of view to such holders.

The full text of the written opinion of Merrill Lynch, dated as of November 19, 2006, which sets forth the assumptions made, matters considered and limits on the scope of the review undertaken in connection with the opinion is attached as Exhibit B to this proxy statement. The summary of Merrill Lynch’s opinion below is qualified by reference to the full text of the opinion, and you are encouraged to read Merrill Lynch’s opinion in its entirety. Merrill Lynch’s opinion was intended for the use and benefit of our board of trustees, does not address the merits of the underlying decision by the company to engage in the mergers and does not constitute a recommendation to any holder of common shares as to how such holder should vote on the merger or any related matter. Pursuant to a letter agreement dated as of November 13, 2006, between us and Merrill Lynch, we agreed to pay Merrill Lynch a fee of $30 million for its services if the proposed mergers are consummated. We also expect Merrill Lynch to serve as a dealer-manager for the debt tender offers in connection with the mergers, for which we expect to pay Merrill Lynch a customary fee.

Debt Tender Offers and Consent Solicitation; Redemption (page 61)

We and our operating partnership have agreed to use our commercially reasonable efforts to commence offers to purchase and related consent solicitations with respect to the following securities that our operating partnership has outstanding, on the terms and subject to the conditions set forth in the related tender offer and consent solicitation documentation that will be distributed to the holders of such securities:

6.763% Notes due June 15, 2007	7.000% Notes due July 15, 2011
7.410% Notes due September 1, 2007	6.750% Notes due February 15, 2012
7.750% Notes due November 15, 2007	5.875% Notes due January 15, 2013
6.750% Notes due January 15, 2008	4.750% Notes due March 15, 2014
6.750% Notes due February 15, 2008	Floating Rate Notes due May 27, 2014
6.800% Notes due January 15, 2009	7.350% Debentures due December 1, 2017
7.250% Notes due May 1, 2009	7.250% Notes due February 15, 2018
7.125% Notes due July 1, 2009	7.500% Debentures due October 1, 2027
8.100% Notes due August 1, 2010	7.250% Notes due June 15, 2028
4.650% Notes due October 1, 2010	7.500% Notes due April 19, 2029
Floating Rate Notes due October 1, 2010	7.875% Notes due July 15, 2031
7.650% Notes due December 15, 2010

In addition, the tender offers and consent solicitations will include our operating partnership’s outstanding senior, unsecured series of InterNotes, unless Blackhawk Parent elects not to include the InterNotes. We refer to the outstanding securities listed above, as well as the InterNotes, collectively as the senior notes. Approximately $8.4 billion aggregate principal amount of senior notes was outstanding as of December 1, 2006. In connection with the offers to purchase the senior notes, our operating partnership will seek the consents of the holders of the senior notes to amend the indentures governing the senior notes to eliminate substantially all of the restrictive covenants contained in the senior notes and the indentures, eliminate certain events of default, modify covenants regarding mergers, and modify or eliminate certain other provisions contained in the indentures and the senior notes. The proposed terms of the amended senior notes and indentures will be described in the tender offer and consent solicitation documents.

The tender offer and consent solicitation documents will provide that holders of senior notes will not be able to deliver consents to the amendments to the indentures and the senior notes without also tendering their senior notes. Assuming the requisite consents are received from the holders of the senior notes with respect to such amendments, the amendments will become operative concurrently with the merger effective time, so long as all senior notes validly tendered on or prior to the consent date are accepted for purchase pursuant to the offers to purchase concurrent with the merger effective time. Assuming that all of the conditions to the tender offers and consent solicitations are satisfied or waived, concurrently with the merger effective time, senior notes validly tendered in the tender offers will be accepted for payment. If the amendments become operative, senior notes that are not tendered and purchased in the tender offers are expected to remain outstanding and will be subject to the terms of the applicable indenture as modified by the amendments. In the event the requisite consents are not obtained, we and our operating partnership will issue (subject to certain conditions), immediately prior to the effective time of the partnership merger, an irrevocable notice of optional redemption of senior notes as to which requisite consents have not been obtained and that are redeemable in accordance with their terms and the applicable indenture, which would provide for the satisfaction and discharge of such senior notes and such indenture with respect to such senior notes.

We and our operating partnership have also agreed, should Blackhawk Parent so elect, to use our commercially reasonable efforts to seek the consents of the holders of $1.5 billion aggregate principal amount of 4.00% Exchangeable Senior Notes due July 15, 2026 issued by our operating partnership, which we refer to as the exchangeable notes, to amend the indenture governing the exchangeable notes as it relates to such exchangeable notes so as to eliminate substantially all of the restrictive covenants contained in the exchangeable notes and such indenture, eliminate certain events of default, modify covenants regarding mergers, and modify or eliminate certain other provisions contained in such indenture and the exchangeable notes and the related registration rights agreement. The proposed terms of the amendments to the indenture as they relate to the exchangeable notes, the exchangeable notes and the registration rights agreement will be described in the relevant consent solicitation documents. Assuming the requisite consents are received from the holders of the exchangeable notes to amend the indenture as it relates to the exchangeable notes and the exchangeable notes and the registration rights agreement, the amendments will become operative concurrently with the merger effective time.

In addition, our operating partnership has agreed to use its reasonable best efforts to redeem its 7.000% Notes due February 1, 2007, its 6.880% Notes due April 30, 2007 and its 7.875% Notes due December 1, 2016. We refer to these three series of notes as the redemption notes.

Financing (page 43)

In connection with the mergers, Blackhawk Parent will cause an aggregate of approximately $19.3 billion to be paid to our common shareholders, the limited partners (other than us or any of our subsidiaries) of our operating partnership (assuming none of the limited partners of our operating partnership elect to receive Class H preferred units in our operating partnership in lieu of cash consideration) and holders of share options, restricted shares, stock appreciation rights and performance awards. Blackhawk Parent will also cause approximately $512 million (plus accrued and unpaid distributions) to be paid to the holders of our Series B preferred shares (assuming none of the Series B preferred shares have been converted into our common shares prior to the merger effective time) and Series G preferred shares in connection with the liquidation of the surviving entity into Blackhawk Parent after the merger. In addition, our operating partnership will use commercially reasonable efforts to commence tender offers to purchase up to all of the senior notes and it will use reasonable best efforts to redeem all of the redemption notes. As of December 1, 2006, there were approximately $8.4 billion aggregate principal amount of senior notes, $51.5 million aggregate principal amount of redemption notes and $1.5 billion aggregate principal amount of exchangeable notes outstanding. Our revolving credit facility will also be repaid and our mortgage loan agreements and secured debt will be repaid or remain outstanding. As of December 1, 2006, we had an aggregate principal amount of approximately $5.4 billion of consolidated indebtedness under our revolving credit facility, mortgage loan agreements and secured debt. As of December 1, 2006, our share of unconsolidated joint venture secured debt was approximately $167 million.

In connection with the execution and delivery of the merger agreement, Blackhawk Parent obtained a debt commitment letter from Goldman Sachs Mortgage Company, Bear Stearns Commercial Mortgage, Inc. and Bank of America, N.A. providing for debt financing in an aggregate principal amount of up to the lesser of (a) $29.6 billion and (b) 82.5% of the total consideration payable by Blackhawk Parent for the completion of the mergers and other costs, such as transaction costs relating to the mergers, less the aggregate amount of our existing indebtedness that is not repaid or defeased at the time of the mergers. In addition, Blackhawk Parent obtained an equity bridge commitment letter from Goldman, Sachs & Co., Bear Stearns Commercial Mortgage, Inc. and BAS Capital Funding Corporation (an affiliate of Bank of America, N.A.) providing for an equity investment in an aggregate amount of up to $3.5 billion. It is expected that in connection with the mergers, affiliates of The Blackstone Group will contribute up to approximately $3.2 billion of equity to Blackhawk Parent, which amount will be used to fund the remainder of the acquisition costs that are not covered by the debt and equity bridge financing.

The merger agreement does not contain a financing condition or a “market MAC” condition to the closing of the mergers. Under the terms of the merger agreement, Blackhawk Parent has agreed to use its reasonable best efforts to arrange the equity bridge and debt financing on the terms and conditions described in the commitment letters.

Treatment of Shares, Share Options, Restricted Shares, Stock Appreciation Rights and Performance Awards (page 56)

Common Shares

The merger agreement provides that, at the merger effective time, each common share issued and outstanding immediately prior to the merger effective time (other than shares held by our subsidiaries or MergerCo, which will be automatically canceled and retired and cease to exist with no payment being made with respect thereto) will be automatically converted into, and will be canceled in exchange for, the right to receive $48.50 in cash, without interest and less any applicable withholding taxes.

Preferred Shares

The merger agreement provides that, upon completion of the merger, (i) each of our Series B preferred shares issued and outstanding immediately prior to the merger effective time (other than Series B preferred shares held by our subsidiaries or MergerCo, which will be automatically canceled and retired and cease to exist with no payment being made with respect thereto) will be automatically converted into, and will be canceled in exchange for, the right to receive one share of 5.25% Series B cumulative preferred stock, par value $.01 per share, of the surviving entity and (ii) each of our Series G preferred shares issued and outstanding immediately prior to the merger effective time (other than Series G preferred shares held by our subsidiaries or MergerCo, which will be automatically canceled and retired and cease to exist with no payment being made with respect thereto) will be automatically converted into, and will be canceled in exchange for, the right to receive one share of 7.75% Series G cumulative redeemable preferred stock, par value $.01 per share, of the surviving entity. The Series B and Series G preferred shares of the surviving entity will not be listed on any securities exchange.

Pursuant to the terms of the merger agreement, as promptly as practicable after the merger effective time, the surviving entity will be liquidated into Blackhawk Parent, and Blackhawk Parent has agreed to assume and discharge all liabilities and obligations of the surviving entity effective on such liquidation. Upon the liquidation, (i) the surviving entity’s Series B preferred shares will be canceled and holders of the surviving entity’s Series B preferred shares will receive a cash distribution from the liquidation of the surviving entity in accordance with the terms of the articles supplementary classifying the surviving entity’s Series B preferred shares, which will be $50.00 per share plus any accrued and unpaid dividends thereon and (ii) the surviving entity’s Series G preferred shares will be canceled and holders of the surviving entity’s Series G preferred shares will receive a cash distribution from the liquidation of the surviving entity in accordance with the terms of the articles supplementary classifying the surviving entity’s Series G preferred shares, which will be $25.00 per share plus any accrued and unpaid dividends thereon. Holders of our preferred shares are not entitled to vote on the merger and the merger agreement, or any adjournments of the special meeting for the purpose of soliciting additional proxies at the special meeting.

Holders of our Series B preferred shares have the right at any time to convert their Series B preferred shares into our common shares. As of December 1, 2006, the conversion price was $35.70 per common share or the equivalent of a conversion rate of 1.40056 common shares per Series B preferred share ($50.00 per Series B preferred share liquidation preference divided by the $35.70 conversion price). Based on the current conversion price for the Series B preferred shares and assuming the merger is consummated in accordance with the merger agreement, holders of each Series B preferred share converted prior to the merger who hold the common shares issued upon conversion at the merger effective time would be entitled to receive approximately $67.93 (1.40056 common shares issuable upon conversion times $48.50) for such common shares, less any applicable withholding taxes. Any Series B preferred shares not converted prior to the merger will be automatically converted into the right to receive one Series B preferred share of the surviving entity and, upon the liquidation of MergerCo as promptly as practicable following the merger, would only be entitled to receive the liquidation preference of $50.00 per share, plus accrued and unpaid dividends to the date of payment.

Share Options, Restricted Shares, Stock Appreciation Rights and Performance Awards

The merger agreement provides that, immediately prior to the merger effective time, all of our outstanding share options, restricted shares, stock appreciation rights and performance awards, whether or not exercisable or vested, as the case may be, will become fully vested and exercisable or payable, as the case may be, and, in the case of the restricted shares and performance awards, free of forfeiture restrictions.

Immediately prior to the merger effective time, each outstanding restricted share will be considered an outstanding common share for the purposes of the merger agreement and at the merger effective time will be automatically converted into, and will be cancelled in exchange for, the right to receive $48.50 in cash, without interest and less any applicable withholding taxes.

In connection with the merger:

•	all unexercised share options held immediately prior to the merger will be canceled in exchange for payment to the holder of each such share option of an amount in cash, less applicable withholding taxes, equal to the product of:

•	the aggregate number of common shares underlying such share option immediately prior to the merger effective time, multiplied by;

•	the excess, if any, of $48.50 over the exercise price per share of our common shares subject to such share option;

•	the holder of each stock appreciation right will receive an amount in cash, less applicable withholding taxes, equal to the product of:

•	the aggregate number of common shares underlying such stock appreciation right immediately prior to the merger effective time, multiplied by;

•	the excess, if any, of $48.50 over the exercise price per share of such stock appreciation right; and

•	the holder of each performance award will receive an amount in cash, less applicable withholding taxes, equal to the product of:

•	200% of the aggregate target number of common shares subject to such performance award, as applicable, immediately prior to the merger effective time, multiplied by;

•	$48.50.

Accumulated dividends on performance awards paid out under the Strategic Long-Term Incentive Plan, also based on 200% of the target number of common shares underlying such awards, will also be paid in cash, less applicable withholding taxes.

Treatment of Interests in Our Operating Partnership (page 58)

In connection with the partnership merger, each Class A unit of partnership interest in our operating partnership issued and outstanding immediately prior to the effectiveness of the partnership merger (other than Class A units we or any of our subsidiaries own which will remain outstanding and unchanged as Class A units of partnership interest in the surviving partnership), will be automatically converted into the right to receive $48.50 in cash, without interest and less applicable withholding taxes. We refer to the Class A units of partnership interest in our operating partnership as OP Units. Alternatively, in lieu of this cash consideration, each limited partner of our operating partnership that is an “accredited investor” as defined under the U.S. securities laws and that has satisfied certain other conditions will be offered the opportunity, subject to certain conditions, to elect to convert all, but not less than all, of the OP Units that such partner owns into Class H preferred units in the surviving partnership on a one-for-one basis. Separate materials will be sent to the limited partners of our operating partnership regarding this election. This proxy statement does not constitute any solicitation of consents in respect of the partnership merger, and does not constitute an offer to exchange or convert the OP Units that you may own for or into Class H preferred units in the surviving partnership.

Interests of Our Trustees and Executive Officers in the Mergers (page 44)

Our trustees and executive officers may have interests in the mergers that are different from, or in addition to, yours, including the following:

•	unvested share options held by our trustees and executive officers will become fully vested and exercisable, and all share options held by our trustees and executive officers and not exercised will be canceled as of the merger effective time in exchange for the right to receive a single lump sum cash payment in respect of each common share underlying their share options equal to the excess, if any, of $48.50 per share over the exercise price per share of their share options, less applicable withholding taxes;

•	restricted shares owned by our trustees and executive officers will become fully vested and free of any forfeiture restrictions immediately prior to the merger effective time and will be considered outstanding common shares for purposes of the merger agreement, including the right to receive the common share merger consideration, less applicable withholding taxes;

•	each outstanding performance award held by our executive officers will become fully vested and free of any forfeiture restrictions immediately prior to the merger effective time and will be paid out, in the case of awards granted under the Strategic Long-Term Incentive Plan, based on performance through the end of the calendar quarter preceding the date of the merger agreement plus accumulated dividends based on awards to be paid out at 200% of target, and, in the case of awards granted under the Deferred Equity Plan, at the maximum level (200% of target), in a lump sum cash payment equal to $48.50 per share subject to the performance award, less applicable withholding taxes; and

•	each of our executive officers will be entitled to severance benefits, comprised of (a) a lump sum cash payment of a pro rata portion of their annual bonus through the date of termination, (b) a lump sum payment equal to two and one-half (two and one-quarter in the case of Mr. Winter and three in the case of Mr. Kincaid) years annual salary and bonus and (c) continued eligibility for the executive officer and his or her dependents for two and one-half (two and one-quarter in the case of Mr. Winter and three in the case of Mr. Kincaid) years in our medical benefits plan and certain other benefit plans, under his or her respective change in control agreement if his or her employment is terminated without “cause” by us or he or she resigns for “good reason” (each as defined in their change in control agreement, which, in the case of Mr. Kincaid, includes the occurrence of the merger) within two years after shareholder approval of the merger.

Our trustees and executive officers also will be entitled to receive merger consideration as a result of their ownership of common shares and OP Units. As of the record date, Sheli Rosenberg, Samuel Zell and Stanley Stevens, each of whom is one of our trustees or executive officers, beneficially owned 191,134 OP Units, 1,775,065 OP Units and 6,927 OP Units, respectively. In addition, Mr. Zell has a pecuniary interest but does not have voting or dispositive power in an additional 11,845,754 OP Units. Each of Ms. Rosenberg, Mr. Zell and Mr. Stevens will receive a cash payment of $48.50 per OP Unit or, alternatively, if such person satisfies certain requirements applicable to all holders of OP Units, such person will be offered the opportunity to elect to convert all, but not less than all, of his or her OP Units into Class H preferred units in the surviving partnership on a one-for-one basis (for a more complete discussion of the treatment of the OP Units and the terms of the Class H preferred units, see “The Merger Agreement — Treatment of Interests in Our Operating Partnership”). It is intended that our trustees and executive officers, as holders of OP Units, who convert their OP Units into Class H preferred units in the surviving partnership, will generally be permitted to defer potential taxable gain they would otherwise recognize if they were to receive a cash payment in exchange for their OP Units (although the Internal Revenue Service could assert that such conversion constitutes a taxable transaction).

All of our trustees were fully aware of the foregoing interests of our trustees and executive officers in the merger and considered them prior to approving the merger and the merger agreement.

No Solicitation of Transactions (page 68)

The merger agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving the company or our subsidiaries. Notwithstanding these restrictions, under certain circumstances and subject to certain conditions, our board of trustees may respond to an unsolicited written acquisition proposal or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal.

Conditions to the Mergers (page 71)

Completion of the mergers depends upon the satisfaction or waiver of a number of conditions, including, among others:

•	approval of the merger and the merger agreement by the requisite shareholder vote;

•	no action by any governmental authority that would prohibit the consummation of the merger or the partnership merger;

•	our and our operating partnership’s representations and warranties being true and correct, except where the failure of such representations and warranties to be true and correct in all respects without regard to any materiality or material adverse effect qualifications (other than the representation relating to any material adverse effect to us) does not and would not have, individually or in the aggregate, a material adverse effect;

•	the performance, in all material respects, by us and our operating partnership of our and our operating partnership’s obligations under the merger agreement and compliance, in all material respects, with the agreements and covenants to be performed or complied with under the merger agreement;

•	since November 19, 2006, there shall not have been an effect, event, development or change that, individually or in the aggregate, has resulted or would result in a material adverse effect;

•	the receipt of a tax opinion of our counsel, Sidley Austin LLP, opining that we have been organized and have operated in conformity with the requirements for qualification as a REIT under the Internal Revenue Code of 1986, as amended, which we refer to as the Code, commencing with our taxable year ended December 31, 1997;

•	receipt from the administrative agent under our revolving credit facility of a “payoff” letter acknowledging that, subject to repayment of the aggregate principal amount outstanding under the credit facility, together with all accrued and unpaid interest and any other fees or expenses payable, the credit facility will be terminated, any and all related liens held by the administrative agent, or any other collateral agent under the revolving credit facility, will be released, and we and our subsidiaries will be released from any and all material liabilities and obligations under the credit facility and any related guaranties (other than any obligations under any indemnification or similar provision that survive such termination); and

•	either (a) receipt of requisite consents with respect to the senior notes (pursuant to the tender offers and consent solicitations) and the exchangeable notes (pursuant to the consent solicitation therefor) and the execution of supplemental indentures to the indentures governing these notes, which will be effective promptly following the receipt of the required consents with the amendments described in the applicable tender offer or consent solicitation documents to become operative upon the acceptance of these notes for payment pursuant to the tender offers (in the case of the senior notes) and concurrently with the merger effective time or (b) we and our operating partnership shall have complied with our obligation under the merger agreement, which provides that, to the extent that, as of the closing date, the requisite consents have not been obtained, we and our operating partnership will issue immediately prior to the effective time of the partnership merger, an irrevocable notice of optional redemption for notes the holders of which have not delivered the requisite consents and that are redeemable in accordance with their terms and the applicable indenture governing such notes, which shall provide for the satisfaction and discharge of such notes and such indenture with respect to such notes, so long as Blackhawk Parent, MergerCo and Merger Partnership shall have, among other things, irrevocably deposited with the applicable trustee under each such indenture sufficient funds to effect such satisfaction and discharge.

Termination of the Merger Agreement (page 74)

The merger agreement may be terminated and the mergers may be abandoned at any time prior to the effective time of the partnership merger, as follows:

•	by mutual written consent of Blackhawk Parent and Equity Office;

•	by either Blackhawk Parent or us if:

•	the partnership merger has not occurred on or before May 19, 2007, provided that this right will not be available to a party whose failure to fulfill any obligation under the merger agreement materially contributed to the failure of the partnership merger to occur on or before May 19, 2007;

•	any governmental authority shall have enacted, issued, promulgated, enforced or entered any final and non-appealable injunction, order, decree or ruling or taken any other action which has the effect of making consummation of either of the mergers illegal or otherwise prevents or prohibits the consummation of either of the mergers; provided, however, that the right to terminate will not be available to any party unless such party shall have used its reasonable best efforts to oppose any such governmental order or to have such governmental order vacated or made inapplicable to such merger; or

•	the requisite vote of our common shareholders to approve the merger upon a vote being taken at a duly convened shareholders meeting is not obtained; or

•	by Blackhawk Parent if:

•	none of Blackhawk Parent, MergerCo and Merger Partnership is in material breach of its obligations under the merger agreement, and (a) any of our or our operating partnership’s representations and warranties are or become untrue or incorrect such that the closing condition pertaining to our or our operating partnership’s representations and warranties would be incapable of being satisfied by May 19, 2007, or (b) there has been a breach of any of our or our operating partnership’s covenants or agreements such that the closing condition pertaining to our or our operating partnership’s performance and compliance with covenants or agreements would be incapable of being satisfied by May 19, 2007;

•	our board of trustees withdraws, modifies or amends its recommendation that shareholders vote to approve the merger agreement and the merger in any manner adverse to Blackhawk Parent, MergerCo or Merger Partnership;

•	our board of trustees approves, endorses or recommends an acquisition proposal; we enter into a contract or agreement relating to an acquisition proposal (other than a confidentiality agreement permitted by the merger agreement); a tender offer or exchange offer for any of our outstanding stock that constitutes an acquisition proposal is commenced before the requisite shareholder vote is obtained and our board of trustees fails to recommend against acceptance of such tender offer or exchange offer within ten business days after it is commenced; or we or our board of trustees publicly announces the intention to do any of the foregoing; or

•	our board of trustees exempts, or is required to exempt, any person other than Blackhawk Parent or its affiliates from the ownership restrictions in Article VII of our declaration of trust, which we refer to as our charter; or

•	by us if:

•	neither we nor our operating partnership is in material breach of our or its respective obligations under the merger agreement, and (a) any of Blackhawk Parent’s, MergerCo’s or Merger Partnership’s representations and warranties are or become untrue or incorrect such that the closing condition pertaining to their representations and warranties would be incapable of being satisfied by May 19, 2007, or (b) there has been a breach of any of Blackhawk Parent’s, MergerCo’s or Merger Partnership’s covenants or agreements such that the closing condition pertaining to their performance and compliance with covenants and agreements would be incapable of being satisfied by May 19, 2007; or

•	our board of trustees approves and authorizes us to enter into a definitive agreement to implement a superior proposal in accordance with the terms of the merger agreement, so long as:

•	the requisite shareholder vote has not been obtained;

•	we are not in or have not been in breach of our obligations under the merger agreement with regard to prohibitions on soliciting acquisition proposals in any material respect;

•	our board of trustees has determined in good faith, after consulting with its financial advisor, that such definitive agreement constitutes a superior proposal;

•	we have notified Blackhawk Parent in writing that we intend to enter into such agreement (attaching the most current version of such agreement);

•	during the three business days following the receipt by Blackhawk Parent of our notice, we have offered to negotiate with, and, if accepted by Blackhawk Parent, have negotiated in good faith with, Blackhawk Parent to make adjustments to the terms and conditions of the merger agreement to enable us to proceed with the mergers and the other transactions contemplated by the merger agreement;

•	our board of trustees has determined in good faith, after the end of such three business day period, after considering the results of any such negotiations and any revised proposals made by Blackhawk Parent, that the superior proposal giving rise to such notice continues to be a superior proposal; and

•	we pay to Blackhawk Parent the termination fee in accordance with the merger agreement simultaneously with the termination of the merger agreement.

Termination Fees and Expenses (page 75)

We have agreed to pay to Blackhawk Parent a termination fee of $200 million if:

•	we terminate the merger agreement because our board approves and authorizes us to enter into an agreement to implement a superior proposal in accordance with the terms of the merger agreement;

•	Blackhawk Parent has terminated the merger agreement because our board has withdrawn, modified or amended its recommendation that shareholders vote to approve the merger agreement and the merger in any manner adverse to Blackhawk Parent, MergerCo or Merger Partnership;

•	Blackhawk Parent has terminated the merger agreement because our board has approved, endorsed or recommended, or we have entered into a contract or agreement relating to, an acquisition proposal, or a tender offer or exchange offer for any of our outstanding stock has been commenced prior to the requisite shareholder vote being obtained and our board has failed to recommend against such tender or exchange offer within ten business days of its commencement, or we or our board has publicly announced its intention to do any of the foregoing;

•	Blackhawk Parent has terminated the merger agreement because our board has exempted, or is required to exempt, any person other than Blackhawk Parent or its affiliates from the ownership restrictions in Article VII of our charter; or

•	an acquisition proposal has been made to us or our operating partnership, or otherwise publicly announced, prior to the termination date of the merger agreement and the merger agreement has been terminated (i) by either Blackhawk Parent or us because (a) the mergers have not been consummated on or before May 19, 2007 and such acquisition proposal has not been withdrawn prior to the termination date of the merger agreement or (b) the requisite shareholder vote to approve the merger upon a vote being taken has not been obtained at a duly convened meeting or (ii) by Blackhawk Parent because we or our operating partnership have breached our obligations in the merger agreement regarding non-solicitation and convening and holding a meeting of our common shareholders and Blackhawk Parent is not in material breach of its obligations under the merger agreement, and in each of the foregoing instances, within twelve months following the termination of the merger agreement we enter into a contract with respect to or consummate any acquisition proposal.

The merger agreement also provides that if either party terminates the merger agreement because of the other party’s material breach of the merger agreement which would result in the failure of a condition being satisfied by May 19, 2007, the breaching party must reimburse the non-breaching party for its reasonable transaction expenses up to a limit of $7.5 million.

Regulatory Matters (page 48)

We are unaware of any material federal, state or foreign regulatory requirements or approvals that are required for the execution of the merger agreement or the completion of either the merger or the partnership merger, other than the filing of the articles of merger with respect to the merger with, and the acceptance of such articles of merger for record by, the SDAT, and the filing of a certificate of merger with respect to the partnership merger by our operating partnership with the Secretary of State of the State of Delaware.

No Dissenters’ Rights of Appraisal (page 81)

We are organized as a real estate investment trust under Maryland law. Under the Maryland REIT Law, because our common shares were listed on the New York Stock Exchange on the record date for determining shareholders entitled to vote at the special meeting, our common shareholders who object to the merger do not have any appraisal rights or dissenters’ rights in connection with the merger. However, our common shareholders can vote against the merger and the merger agreement. Under the Maryland REIT Law, because the holders of our preferred shares are not entitled to vote on the merger and the merger agreement and because our outstanding preferred shares were listed on the New York Stock Exchange on the record date, they do not have any appraisal rights or dissenters’ rights in connection with the merger.

Litigation Relating to the Mergers (page 48)

On November 20, 2006, a purported shareholder class action related to the merger agreement, Engel v. Equity Office Properties Trust, et al. (Case No. 24-C-06-010525), was filed in the Circuit Court for Baltimore City, Maryland, naming us and each of our trustees as defendants. Seven other lawsuits raising similar purported class claims have also been filed, including two other such suits in the Circuit Court for Baltimore City (Lefari v. Equity Office Properties Trust, et al. (Case No. 24-C-06-010716) and Casden v. Equity Office Properties Trust, et al. (Case No. 24-C-06-010969)), four in the Circuit Court of Cook County, Illinois (Blaz v. Equity Office Properties Trust, et al. (Case No. 06-CH-25190), Phillips v. Zell, et al. (Case No. 06-CH-25196), Kaiman v. Zell, et al. (Case No. 06-CH-25278) and Staehr v. Equity Office Properties Trust, et al. (Case No. 06-CH-25402)), and one in the United States District Court for the Northern District of Illinois (Beck v. Dobrowski, et al. (Case No. 06-CV-6411)). These lawsuits generally allege breaches of fiduciary duties by our trustees in connection with the merger agreement (including, but not limited to, various alleged breaches of duties of loyalty, due care, candor, independence and good faith), claim that defendants have failed to take appropriate steps to maximize shareholder value (including by failing to conduct an auction or negotiate with all interested parties), and allege that various terms of the merger agreement are preclusive and/or unfair. In addition to Equity Office and its trustees, The Blackstone Group is named as a defendant in certain of the lawsuits, and is alleged to have aided and abetted the other defendants’ alleged fiduciary breaches. The lawsuits seek a variety of equitable and injunctive relief, including enjoining defendants from completing the proposed merger transaction, disgorgement of alleged benefits improperly received and/or unspecified damages and other relief. We intend to vigorously defend the actions.

Material United States Federal Income Tax Consequences (page 49)

The receipt of the merger consideration for each of our shares pursuant to the merger will be a taxable transaction for United States federal income tax purposes. Generally for United States federal income tax purposes, you will recognize gain or loss as a result of the merger measured by the difference, if any, between the merger consideration per share and your adjusted tax basis in that share. In addition, under certain circumstances, we may be required to withhold a portion of your merger consideration under applicable tax laws. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We encourage you to consult your tax advisor regarding the tax consequences of the merger to you.

Delisting and Deregistration of Our Common and Preferred Shares (page 54)

If the merger is completed, our common and preferred shares will no longer be traded on the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. If the partnership merger is completed, the OP Units will be deregistered under the Exchange Act.

Market Price of Our Common Shares (page 76)

Our common shares are traded on the New York Stock Exchange under the ticker symbol “EOP.” On November 17, 2006, the last trading day prior to the date of the public announcement of the merger agreement, the closing price of our common shares on the New York Stock Exchange was $44.72 per share. On December [•], 2006, the last trading day before the date of this proxy statement, the closing price of our common shares on the New York Stock Exchange was $[ • ] per share. You are encouraged to obtain current market quotations for our common shares.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGERS

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed mergers. These questions and answers may not address all questions that may be important to you as a shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, as well as the additional documents to which it refers or which it incorporates by reference, including the merger agreement (as amended), a copy of which is attached to this proxy statement as Exhibit A.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of the company and its subsidiaries, including our operating partnership, by affiliates of The Blackstone Group pursuant to the merger agreement. Once the merger and the merger agreement have been approved by our shareholders and the other closing conditions under the merger agreement have been satisfied or waived, Equity Office will merge with and into MergerCo with MergerCo continuing as the surviving entity. Immediately prior to the merger effective time, Merger Partnership will be merged with and into our operating partnership with our operating partnership continuing as the surviving limited partnership. For additional information about the merger and the partnership merger, please review the merger agreement attached to this proxy statement as Exhibit A and incorporated by reference into this proxy statement. We encourage you to read the merger agreement carefully and in its entirety, as it is the principal document governing the merger.

Q:	As a common shareholder, what will I receive in the merger?

A:	For each outstanding common share of beneficial interest that you own immediately prior to the merger effective time, you will receive $48.50 in cash, without interest and less any applicable withholding taxes.

Q:	Will I receive any regular quarterly dividends with respect to the common shares that I own?

A:	Yes. On December 6, 2006, we declared a regular quarterly dividend of $0.33 per common share for the quarterly period ended December 31, 2006 payable on December 29, 2006 to shareholders of record at the close of business on December 15, 2006. However, under the terms of the merger agreement, we may not declare or pay any other dividends to you without the prior written consent of Blackhawk Parent.

Q:	When do you expect the mergers to be completed?

A:	We are working toward completing the mergers as quickly as possible. If our shareholders vote to approve the merger and the merger agreement, and assuming that the other conditions to the mergers are satisfied or waived, it is anticipated that the mergers will become effective as soon as practicable following the special meeting.

Q:	If the merger is completed, when can I expect to receive the common share merger consideration for my common shares?

A:	Promptly after the completion of the merger, you will receive a letter of transmittal describing how you may exchange your common shares for the common share merger consideration. You should not send your common share certificates to us or anyone else until you receive these instructions.

Q:	When and where is the special meeting?

A:	The special meeting of shareholders will take place on [ • ],[ • ], 2007 at [ • ] a.m. local time, at One North Franklin Street, 3rd Floor, Chicago, Illinois.

Q:	Who can vote and attend the special meeting?

A:	All of our common and preferred shareholders of record as of the close of business on [ • ], the record date for the special meeting, are entitled to receive notice of and attend the special meeting or any adjournments or postponements of the special meeting. However, only our common shareholders on the record date are entitled to vote at the special meeting or any postponements or adjournments of the special meeting. Each holder of our common shares is entitled to cast one vote on each matter properly brought before the special meeting for each common share that such holder owned as of the record date. The vote of our preferred shareholders is not required to approve the merger and the merger agreement, or any adjournments of the special meeting for the purpose of soliciting additional proxies, and is not being solicited.

Q:	What vote of common shareholders is required to approve the merger and the merger agreement?

A:	Approval of the merger and the merger agreement requires the affirmative vote of the common shareholders entitled to cast a majority of the votes entitled to be cast on the matter. Because the required vote is based on the number of votes entitled to be cast rather than on the number of votes cast, failure to cast a vote (including as a result of broker non-votes and abstentions) will have the same effect as voting against the proposal to approve the merger and the merger agreement.

Q:	What vote of our common shareholders is required to approve an adjournment of the special meeting?

A:	Approval of any adjournments of the special meeting to solicit additional proxies requires the affirmative vote of a majority of the votes cast by our common shareholders, in person or by proxy, on the proposal. For the purpose of this proposal, if you fail to cast a vote on this proposal, in person or by proxy, such failure will not have any effect on the outcome of this proposal. Abstentions and broker non-votes are not considered votes cast and therefore will have no effect on the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies.

Q:	How does the common share merger consideration compare to the market price of the common shares?

A:	The common share merger consideration of $48.50 per common share represents an approximate 8.5% premium over the closing price of our common shares of $44.72 on November 17, 2006, the last trading day prior to the public announcement of the merger agreement, an approximate 20.5% premium over the average closing price of our common shares of $40.26 for the three-month period ended November 17, 2006, and an approximate 37.7% premium over the average closing price of our common shares of $35.22 for the one-year period ended November 17, 2006. Over the one-year period ended November 17, 2006, the low trading price was $28.78 per share and the high trading price was $44.90 per share.

Q:	How does our board of trustees recommend that I vote?

A:	Our board of trustees unanimously recommends that our common shareholders vote to approve the merger and the merger agreement and to approve any adjournments of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger and the merger agreement.

Q:	Do any of the company’s trustees and executive officers have any interest in the merger that is different than mine?

A:	Our trustees and executive officers may have interests in the merger that are different from, or in addition to, yours, including the consideration that they would receive with respect to their share options, restricted shares and performance awards in connection with the merger. Additionally, our trustees and executive officers who beneficially own OP Units will receive consideration with respect to their OP Units in connection with the partnership merger. Further, our executive officers may be entitled to certain severance payments and benefits following the closing of the merger. Please see “The Mergers — Interests of Our Trustees and Executive Officers in the Mergers” on page 44 for additional information about possible interests that our trustees and executive officers may have in the merger that are different than yours.

Q:	How do I cast my vote?

A:	If you are a common shareholder of record on the record date, you may vote in person at the special meeting or authorize a proxy for the special meeting. You can authorize your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage-paid envelope, or, if you prefer, by following the instructions on your proxy card for telephonic or Internet proxy authorization. If the telephone or Internet option is available to you, we strongly encourage you to use it because it is faster and less costly. Registered shareholders can transmit their voting instructions by telephone by calling 1-800-652-VOTE (1-800-652-8683) or on the Internet at http://www.computershare.com/expressvote. Telephone and Internet voting are available 24 hours a day until 1:00 a.m. (Chicago time) immediately prior to the special meeting. Have your proxy card with you if you are going to authorize your proxy by telephone or the Internet. To authorize your proxy by mail, please sign, date and mail your proxy card in the envelope provided. If you attend the special meeting in person, you may request a ballot when you arrive.

For participants in the Equity Office Dividend Reinvestment and Share Purchase Plan or the Non-Qualified Employee Share Purchase Plan, your plan shares will be voted as you specify on your proxy card and will not be voted if the proxy card is not returned or if you do not vote in person or authorize your proxy by telephone or the Internet. For employees holding restricted shares acquired through the 1997 Share Option and Share Award Plan or the 2003 Share Option and Share Incentive Plan, your shares will be voted as you specify on your proxy card and will not be voted if the proxy card is not returned or if you do not vote in person or authorize your proxy by telephone or the Internet. Employees and trustees who hold phantom share units in the Equity Office Fourth Amended and Restated Supplemental Retirement Savings Plan (“SRP”) are permitted to direct the voting of the shares held by the SRP trustee, Merrill Lynch Trust Company, corresponding to the number of phantom share units credited to the SRP participant’s plan account(s). The shares corresponding to your phantom share units will not be voted if you do not direct the SRP trustee how to vote such shares.

Q:	How do I cast my vote if my common shares are held of record in “street name”?

A:	If you hold your common shares in “street name” through a broker or other nominee, your broker or nominee will not vote your shares unless you provide instructions on how to vote. You must obtain a proxy form from the broker, bank or other nominee that is the record holder of your shares and provide the record holder of your shares with instructions on how to vote your shares, in accordance with the voting directions provided by your broker, bank or nominee. The inability of your record holder to vote your shares, often referred to as a “broker non-vote”, will have the same effect as a vote against the proposal to approve the merger and the merger agreement and will have no effect on the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies. If your shares are held in “street name”, please refer to the voting instruction card used by your broker, bank or other nominee, or contact them directly, to see if you may submit voting instructions using the Internet or telephone.

Q:	What will happen if I abstain from voting or fail to vote?

A:	With respect to the proposal to approve the merger and the merger agreement, if you abstain from voting, fail to cast your vote in person or by proxy or if you hold your shares in “street name” and fail to give voting instructions to the record holder of your shares, it will have the same effect as a vote against the merger.

With respect to the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies, if you abstain from voting, fail to cast your vote in person or by proxy or, if you hold your shares in “street name, ” fail to give voting instructions to the record holder of your shares, it will not have any effect on the outcome of that proposal.

Q:	How will proxy holders vote my common shares?

A:	If you properly authorize a proxy prior to the special meeting, your common shares will be voted as you direct. If you authorize a proxy but no direction is otherwise made, your common shares will be voted “FOR” the proposal to approve the merger and the merger agreement and “FOR” the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies. The proxy holders will vote in their discretion upon such other matters as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Q:	What happens if I sell my common shares before the special meeting?

A:	If you held your common shares on the record date but transfer them prior to the merger effective time, you will retain your right to vote at the special meeting, but not the right to receive the common share merger consideration for the common shares. The right to receive such consideration when the merger becomes effective will pass to the person who owns the shares you previously owned.

Q:	Can I change my vote after I have mailed my proxy card?

A:	Yes. If you own common shares as a record holder on the record date, you may revoke a previously authorized proxy at any time before it is exercised by filing with our Secretary a notice of revocation or a duly authorized proxy bearing a later date or by attending the meeting and voting in person. Attendance at the meeting will not, in itself, constitute revocation of a previously authorized proxy. If you have instructed a broker to vote your shares, the foregoing options for changing your vote do not apply and instead you must follow the instructions received from your broker to change your vote.

Q:	Is the merger expected to be taxable to me?

A:	Yes. The receipt of the merger consideration for each of our shares pursuant to the merger will be a taxable transaction for United States federal income tax purposes. Generally, for United States federal income tax purposes, you will recognize gain or loss as a result of the merger measured by the difference, if any, between the common share merger consideration and your adjusted tax basis in that share. In addition, under certain circumstances, we may be required to withhold a portion of your merger consideration under applicable tax laws. You should read “The Mergers — Material United States Federal Income Tax Consequences” on page 49 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We encourage you to consult your tax advisor regarding the tax consequences of the merger to you.

Q:	Should I send in my certificates representing common shares now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your common share certificates to the paying agent in order to receive the common share merger consideration. You should use the letter of transmittal to exchange share certificates for the common share merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY SHARE CERTIFICATES WITH YOUR PROXY.

Q:	Should I send in my certificates representing Series B or Series G preferred shares now?

A:	No. The preferred shares of the surviving entity (MergerCo) will be uncertificated and any certificates that, prior to the merger effective time, evidenced our preferred shares will be treated by the surviving entity as if such certificates evidenced the preferred shares of the surviving entity constituting the applicable merger consideration.

Q:	What rights do I have if I oppose the merger?

A:	If you are a common shareholder of record on the record date, you can vote against the proposal to approve the merger and the merger agreement. You are not, however, entitled to dissenters’ or appraisal rights under Maryland law because our common shares are listed on the New York Stock Exchange. Please see “No Dissenters’ Rights of Appraisal” on page 81.

Q:	What will happen to common shares that I currently own after completion of the merger?

A:	Following the completion of the merger, your common shares will be canceled and will represent only the right to receive your portion of the common share merger consideration. Trading in our common shares on the New York Stock Exchange will cease. Price quotations for our common shares will no longer be available and we will cease filing periodic reports with the Securities and Exchange Commission, which we refer to as the SEC.

Q:	Have any shareholders already agreed to approve the merger?

A:	No. There are no agreements between Blackhawk Parent or other affiliates of Blackstone and any of our common shareholders in which a shareholder has agreed to vote in favor of approval of the merger and the merger agreement.

Q:	Where can I find more information about the company?

A:	We file certain information with the SEC. You may read and copy this information at the SEC’s public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the SEC’s website at www.sec.gov and on our website at www.equityoffice.com.

Information contained on our website is not part of, or incorporated in, this proxy statement. You can also request copies of these documents from us. See “Where You Can Find More Information” on page 81.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	We will bear the cost of soliciting proxies for the special meeting. Our board of trustees is soliciting your proxy on our behalf. Our trustees, officers and employees may solicit proxies by telephone and facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. We have retained MacKenzie Partners, Inc. to assist us in the solicitation of proxies, and will pay approximately $10,000, plus reimbursement of out-of-pocket expenses, to MacKenzie Partners, Inc. for its services. We will also request that banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of common shares held of record by such person, and we will, upon request of such record holders, reimburse forwarding charges and out-of-pocket expenses.

Q:	Who can help answer my other questions?

A:	If you have more questions about the special meeting or the mergers, you should contact our proxy solicitation agent, MacKenzie Partners, Inc., as follows:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
800-322-2885 or call collect to 212-929-5500

If your broker holds your shares, you should also call your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Information both included and incorporated by reference in this proxy statement may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on various assumptions and describe our future plans, strategies, and expectations, are generally identified by our use of words such as “intend,” “plan,” “may,” “should,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity,” and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations, including completing the mergers on the terms summarized in this proxy statement. All statements regarding our expected financial position, business and financing plans are forward-looking statements.

Except for historical information, matters discussed in this proxy statement are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. These risks and other factors include, but are not limited to:

•	the failure to satisfy conditions to completion of the mergers, including receipt of shareholder approval;

•	the failure to obtain the necessary financing arrangements set forth in commitment letters received by Blackhawk Parent in connection with the proposed transaction;

•	the failure of the mergers to close for any other reason;

•	the occurrence of any effect, event, development or change that could give rise to the termination of the merger agreement;

•	the outcome of the legal proceedings that have been instituted against us and others following announcement of our entering into the merger agreement;

•	risks that the proposed transaction disrupts current plans and operations including potential difficulties in employee retention;

•	the amount of the costs, fees, expenses and charges related to the mergers and the actual terms of certain financings that will need to be obtained for the mergers;

•	the impact of substantial indebtedness that will need to be incurred to finance the consummation of the mergers;

•	our exclusive remedy against Blackhawk Parent, MergerCo and Merger Partnership with respect to any breach of the merger agreement is to seek damages up to the amount of $1.5 billion (which amount is guaranteed by Blackstone Real Estate Partners V L.P.), which may not be adequate to cover our damages;

•	while our occupancy and market rents are increasing, we continue to experience rent roll down in certain markets (although at levels that are significantly less than recent years) as leases expire and are renewed at current rates; our operations also may continue to be negatively impacted by the effect of increased expenses (including energy, real estate taxes, insurance and repairs and maintenance expense) and significant tenant improvement and leasing costs;

•	although new construction in our principal markets is not high relative to historic levels, we may face increased competition in certain of our markets as buildings currently planned or under development are completed and begin to lease up;

•	our long-term leases cause our operating results to lag improving market conditions;

•	our geographic market diversity may cause our overall operating results to be less favorable than operating results in the strongest markets;

•	in order to continue to pay distributions to our common shareholders and unitholders at anticipated levels, we must borrow funds or sell assets;

•	future disposition activity may reduce our income from continuing operations and funds from operations and may also result in gains or losses on sale of real estate, earnings dilution and impairment charges;

•	our performance and share value are subject to risks associated with the real estate industry; new acquisitions may fail to perform as expected;

•	our ability to dispose of assets on terms we find acceptable will be subject to market conditions we do not control;

•	our ability to maintain our status as a REIT for federal and state income tax purposes;

•	our properties face significant leasing competition;

•	competition for acquisitions or an oversupply of properties for sale could adversely affect us;

•	we face potential adverse effects from tenant bankruptcies or insolvencies; and

•	a hurricane, earthquake or terrorist act could adversely affect our business and, as a result of our self-insurance levels, such losses, or other potential losses, will not be fully covered by third-party insurance.

These risks and uncertainties, along with the risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management Discussion and Analysis of Results of Operations and Financial Condition” sections of our or our operating partnership’s SEC filings, including our and our partnership’s most recent filings on Forms 10-Q and 10-K and our operating partnership’s Form 10-K/A, should be considered in evaluating any forward-looking statements contained in this proxy statement. All forward-looking statements speak only as of the date of this proxy statement. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section.

THE PARTIES TO THE MERGERS

Equity Office Properties Trust
Two North Riverside Plaza, Suite 2100
Chicago, Illinois 60606
(312) 466-3300

We are a Maryland real estate investment trust. Operating through our various subsidiaries and affiliates, we are the nation’s largest publicly-held office building owner and manager with a total office portfolio consisting of whole or partial interests in 580 buildings comprising 108.6 million square feet in 16 states and the District of Columbia. We have an ownership presence in 24 Metropolitan Statistical Areas (MSAs) and in 100 submarkets, enabling us to provide a wide range of office solutions for local, regional and national customers. Additional information about us is available on our website at www.equityoffice.com. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. Our common shares are listed on the New York Stock Exchange under the symbol “EOP.” For additional information about us and our business, please refer to “Where You Can Find More Information” on page 81.

EOP Operating Limited Partnership
Two North Riverside Plaza, Suite 2100
Chicago, Illinois 60606
(312) 466-3300

Our operating partnership is a Delaware limited partnership through which we conduct substantially all of our business and own, either directly or indirectly through subsidiaries, substantially all of our assets. We serve as the sole general partner of our operating partnership and own approximately 90% of the limited partnership interests of our operating partnership.

Blackhawk Parent LLC
c/o Blackstone Real Estate Partners V L.P.
345 Park Avenue
New York, New York 10154
(212) 583-5000

Blackhawk Parent is a Delaware limited liability company formed in connection with the mergers by affiliates of Blackstone Real Estate Partners V L.P., a Delaware limited partnership. The principal business of Blackstone Real Estate Partners V L.P. consists of making various real estate related investments. Blackstone Real Estate Partners V L.P. is an affiliate of The Blackstone Group.

The Blackstone Group, a global private investment firm with offices in New York, Atlanta, Boston, Los Angeles, London, Hamburg, Mumbai and Paris, was founded in 1985. Blackstone’s real estate group has raised approximately $13 billion for real estate investing and has a long track record of investing in office buildings, hotels and other commercial properties. In addition to real estate, Blackstone’s core businesses include private equity, corporate debt investing, marketable alternative asset management, mergers and acquisitions advisory and restructuring and reorganization advisory.

Blackhawk Acquisition Trust
c/o Blackstone Real Estate Partners V L.P.
345 Park Avenue
New York, New York 10154
(212) 583-5000

MergerCo is a Maryland real estate investment trust and a wholly-owned subsidiary of Blackhawk Parent. MergerCo was formed in connection with the mergers by Blackhawk Parent.

Blackhawk Acquisition L.P.
c/o Blackstone Real Estate Partners V L.P.
345 Park Avenue
New York, New York 10154
(212) 583-5000

Merger Partnership is a Delaware limited partnership, whose sole general partner is MergerCo. Merger Partnership was formed in connection with the mergers.

THE SPECIAL MEETING

Date, Time and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders in connection with the solicitation of proxies from our common shareholders by our board of trustees to be exercised at a special meeting to be held on [ • ], [ • ], 2007 at [ • ] a.m. local time. The special meeting will take place at One North Franklin Street, 3rd Floor, Chicago, Illinois. The purpose of the special meeting is for you to consider and vote upon a proposal to approve the merger of Equity Office with and into MergerCo, with MergerCo surviving the merger and the merger agreement, to consider and vote on a proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies, and to transact any other business that may properly come before the special meeting or any adjournments or postponements of the special meeting. Our common shareholders must approve the merger and the merger agreement for the merger to occur. A copy of the merger agreement is attached as Exhibit A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date, Notice and Quorum

All holders of record of our common and preferred shares as of the record date, which was the close of business on [•], are entitled to receive notice of and attend the special meeting or any postponements or adjournments of the special meeting. However, only our common shareholders on the record date are entitled to vote at the special meeting or any postponements or adjournments of the special meeting. On the record date, there were [•] common shares outstanding.

The presence of common shareholders entitled to cast a majority of the votes that are entitled to be cast at the meeting, in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. We are not entitled to cast any votes with respect to common shares held by us or any of our subsidiaries (other than in a fiduciary capacity) and any such votes will not be considered to be votes entitled to be cast for purposes of determining a quorum. Abstentions and properly executed broker non-votes will be counted in determining the presence of a quorum. A broker non-vote results as to a particular matter when a broker properly executes and returns a proxy without specific voting instructions from the beneficial owner. Under the rules of the New York Stock Exchange, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters, such as the merger or the merger agreement.

Required Vote

Completion of the merger requires the approval of the merger and the merger agreement by the affirmative vote of common shareholders entitled to cast a majority of the votes entitled to be cast on the matter. Each common shareholder is entitled to cast one vote on each matter presented at the special meeting for each common share owned by such shareholder on the record date. Because the required vote for this proposal is based on the number of votes our common shareholders are entitled to cast rather than on the number of votes cast, failure to vote common shares that you own (including as a result of broker non-votes) and abstentions will have the same effect as voting against the proposal to approve the merger and the merger agreement.

In addition, the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the votes cast by our common shareholders on the proposal. For the purpose of this proposal, if any common shareholder fails to cast a vote, in person or by proxy, such failure will not have any effect on the outcome of this proposal. Abstentions and broker non-votes are not considered votes cast and therefore will have no effect on the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies.

Accordingly, in order for your common shares to be included in the vote, if you are a shareholder of record, you must either have your common shares voted by returning the enclosed proxy card or by authorizing your proxy or voting instructions by telephone or Internet or voting in person at the special meeting. The vote of our preferred shareholders is not required to approve the merger and the merger agreement or any adjournments of the special meeting for the purpose of soliciting additional proxies, and is not being solicited.

Record holders may vote or cause their common shares to be voted by proxy using one of the following methods:

•	mark, sign, date and return the enclosed proxy card by mail; or

•	authorize your proxy or voting instructions by telephone or by Internet by following the instructions included with your proxy card; or

•	appear and vote in person by ballot at the special meeting.

Regardless of whether you plan to attend the special meeting, we request that you authorize a proxy for your common shares as described above as promptly as possible. If you own common shares through a bank, brokerage firm or nominee (i.e., in “street name”), you must provide voting instructions in accordance with the instructions on the voting instruction card that your bank, brokerage firm or nominee provides to you. You should instruct your bank, brokerage firm or nominee as to how to vote your common shares, following the directions contained in such voting instruction card. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker who can give you directions on how to vote your common shares.

If you are a participant in the Equity Office Dividend Reinvestment and Share Purchase Plan or the Non-Qualified Employee Share Purchase Plan or an employee holding restricted shares acquired through the 1997 Share Option and Share Award Plan or the 2003 Share Option and Share Incentive Plan, your shares will be voted as you specify on your proxy card and will not be voted if the proxy card is not returned or if you do not vote in person or authorize a proxy by telephone or the Internet. Employees and trustees who hold phantom share units in the SRP are permitted to direct the voting of the shares held by the SRP trustee, Merrill Lynch Trust Company, corresponding to the number of phantom share units credited to the SRP participant’s plan account(s). The shares corresponding to your phantom share units will not be voted if you do not direct the SRP trustee how to vote such shares.

As of the record date, our trustees and executive officers owned and are entitled to vote an aggregate of approximately [•] common shares, entitling them to exercise approximately [•]% of the voting power of our common shares entitled to vote at the special meeting. Our trustees and executive officers have informed us that they intend to vote the common shares that they own in favor of approval of the proposal to approve the merger and the merger agreement and in favor of the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies.

Proxies and Revocation

If you authorize a proxy, your common shares will be voted at the special meeting as you indicate on your proxy. If no instructions are indicated when you authorize your proxy, your common shares will be voted “FOR” the proposal to approve the merger and the merger agreement and “FOR” the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies.

You may revoke your proxy at any time, but only before the proxy is voted at the special meeting, in any of three ways:

•	by delivering, prior to the date of the special meeting, a written revocation of your proxy dated after the date of the proxy that is being revoked to our Secretary at Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606; or

•	by delivering to our Secretary a later-dated, duly executed proxy or by authorizing your proxy by telephone or by Internet at a date after the date of the previously authorized proxy relating to the same shares; or

•	by attending the special meeting and voting in person by ballot.

Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy. If you own common shares in “street name,” you may revoke or change previously granted voting instructions by following the instructions provided by the bank, brokerage firm, nominee or other party that is the registered owner of the common shares.

We do not expect that any matters other than the proposal to approve the merger and the merger agreement and, if necessary, the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting or any adjournments or postponements of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion.

We will pay the costs of soliciting proxies for the special meeting. Our trustees, officers and employees may solicit proxies by telephone and facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. We will also request that individuals and entities holding our common shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and, upon request, will reimburse those holders for their reasonable expenses in performing those services. We have retained MacKenzie Partners, Inc. to assist us in the solicitation of proxies, and will pay fees of approximately $10,000, plus reimbursement of out-of-pocket expenses, to MacKenzie Partners, Inc. for their services. Our arrangement with MacKenzie Partners, Inc. includes provisions obligating us to indemnify it for certain liabilities that could arise in connection with its solicitation of proxies on our behalf.

Adjournments

Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies if sufficient common shareholders are not present at the special meeting, in person or by proxy, to constitute a quorum or if we believe it is reasonably likely that the merger and the merger agreement will not be approved at the special meeting of shareholders when convened on [     •     ], 2007, or when reconvened following any adjournment. Any adjournments may be made to a date not more than 120 days after the original record date without notice, other than by an announcement at the special meeting, by the affirmative vote of a majority of the votes cast on the proposal, whether or not a quorum exists, or by the chairperson of the meeting for any reason. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow shareholders who have already sent in their proxies to revoke them at any time prior to their exercise.

Postponements

At any time prior to convening the special meeting, our board of trustees may postpone the special meeting for any reason without the approval of our shareholders. If postponed, we will provide at least ten days’ notice of the new meeting date. Although it is not currently expected, our board of trustees may postpone the special meeting for the purpose of soliciting additional proxies if it concludes that by the meeting date it is reasonably likely that we will not have received sufficient proxies to constitute a quorum or sufficient votes for the proposal to approve the merger and the merger agreement. Similar to adjournments, any postponement of the special meeting for the purpose of soliciting additional proxies will allow shareholders who have already sent in their proxies to revoke them at any time prior to their use.

THE MERGERS

General Description of the Mergers

Under the terms of the merger agreement, affiliates of The Blackstone Group will acquire us and our subsidiaries, including our operating partnership, through their ownership of Blackhawk Parent, the merger of us with and into MergerCo, and the merger of Merger Partnership with and into our operating partnership. Under the merger agreement, we will merge with and into MergerCo with MergerCo continuing as the surviving entity. Immediately prior to the merger effective time, Merger Partnership will merge with and into our operating partnership with our operating partnership continuing as the surviving limited partnership.

This proxy statement does not constitute any solicitation of consents in respect of the partnership merger, and does not constitute an offer to exchange or convert OP Units that you may own for or into Class H preferred units in the surviving partnership.

Background of the Mergers

Over the years, our senior management and board of trustees have periodically reviewed our business strategy and prospects with the goal of maximizing shareholder value in light of changing real estate capital market conditions and, in particular, those affecting the business of office property ownership.

Since 2004, there has been a significant appreciation in the private market value of office properties across the United States, but more particularly in Southern California and in the Washington, DC and New York City metropolitan areas. Our portfolio is located in a large number of markets and is not concentrated just in those three markets. Despite the increasing market value of our portfolio, our board of trustees observed that neither our cash flow nor our stock price increased commensurately.

Our senior management and board of trustees have devoted considerable time and effort in analyzing how best to take advantage of the appreciation in the private market valuation of our portfolio. Over time, our senior management developed and recommended, and our board of trustees approved, a strategy designed to take advantage of higher prices for office properties as an opportunity to refocus the company’s capital in markets and properties most likely to deliver long-term growth. As part of this strategy, we have sold strategically less desirable properties and markets and deployed a portion of the proceeds to investment in our strategically more desirable core markets and properties. We have also used some of the proceeds of dispositions to repurchase our common shares. Senior management periodically updated the board of trustees on the status of this strategic program, changing market conditions and management’s estimates of the increasing market value of the company’s portfolio.

As part of their periodic review of our strategic program, during September 7, 2005 meetings of our board of trustees and its committee of independent trustees, senior management and trustees again discussed the company’s strategic plan, including how best to position the company for future success. During the meetings, senior management reported that there were then $2.6 billion of pending or completed company dispositions since the beginning of 2005.

In early November, 2005, the company received an unsolicited, informal inquiry from an investment advisor, which we refer to as Company A and which had in the past partnered in transactions with an institutional client of Company A that has significant financial resources. We refer to this client as Company B. Representatives of Company A expressed an interest, together with Company B in acquiring the company. Mr. Richard D. Kincaid, our President and Chief Executive Officer, informed the representatives of Company A that, while the company was not pursuing a sale, he would inquire of the board of trustees whether it was interested in further conversations with Company A on the subject.

At a November 15, 2005 meeting of our board of trustees, following a management presentation, our board of trustees discussed the company’s strategy, including asset dispositions, and factors affecting the company’s performance and investment opportunities, such as the increasingly large amount of capital available to buyers pursuing real estate acquisitions or investments in the office sector. The trustees then met in an executive session without the presence of management, other than Mr. Kincaid, who advised them of the unsolicited informal inquiry from Company A. Following discussion, our board of trustees directed senior management to advise Company A that it was not interested in then pursuing a sale of the company and directed senior management to focus its efforts on the company’s ongoing strategic initiatives. Senior management of the company informed representatives of Company A accordingly.

On December 13, 2005, our board of trustees met to continue discussion of the company’s strategic program. The discussion included the company’s dividend policy, the effect of potentially increasing the company’s leverage and the possibility of increasing repurchases of the company’s common shares. Following discussion, the board authorized increasing the company’s open market share repurchase program to approximately $1.5 billion.

During the first week of January, 2006, representatives of Company A, after having been informed that the board was not pursuing a sale of the company, contacted senior management of the company and indicated that Company A was still very interested in pursuing a transaction with the company and that Company B had the financial resources to pay the purchase price without the addition of third party equity partners. Representatives of Company A requested a meeting with senior management and Mr. Sam Zell, Chairman of our board of trustees. On January 23, 2006, senior management of the company met with representatives of Company A. During the meeting, the possibility of a transaction was discussed, including Company A and Company B acquiring a 20% to 40% interest in the company. On January 24, 2006, Messrs. Zell and Kincaid and Mr. Jeffrey L. Johnson, our Executive Vice President — Chief Investment Officer, also met with representatives of Company A and discussed the possibility of an acquisition of all or a portion of the company. In the course of the meeting, Mr. Zell indicated that he would not be supportive of an acquisition for all of the company if the price was less than $45 a share, at a minimum. On January 23, 2006, trading in our common shares closed at $31.23 per share.

On January 27, 2006, representatives of Company A informed Mr. Kincaid that it was not interested in acquiring a 20% to 40% interest in the company but that it, together with Company B, would consider acquiring 100% of the company for approximately $40 per share in cash. Mr. Kincaid consulted with Mr. Zell and other directors regarding this discussion and then informed Company A that he believed that the price would not be sufficient from the board of trustees’ perspective but that the company would allow Company A to review non-public information, subject to the execution of a confidentiality and standstill agreement, in the hopes that reviewing such information would lead Company A to propose a higher per share price. On February 13, 2006, we entered into a confidentiality and standstill agreement with Company A and provided Company A’s representatives with non-public due diligence information to assist them in evaluating the company. During this time, senior management then began to consult with Merrill Lynch as financial advisor with respect to a possible transaction with Company A and with respect to a possible leveraged recapitalization.

On February 15, 2006, Messrs. Kincaid and Johnson made presentations to representatives of Company A regarding our business, markets and properties.

On February 19, 2006, Mr. Kincaid participated in a telephone conference with a representative of Company A during which Mr. Kincaid suggested, in response to an inquiry from the representative of Company A, that if Company A were interested in making an offer to acquire the company, it should submit a written offer to our board of trustees specifying Company A’s offer price per share and remaining due diligence requirements.

On February 21, 2006, a representative of Company A informed Mr. Kincaid of Company A’s continued interest in an acquisition of the company and asked for additional time to submit a written proposal until after Company B’s scheduled board meeting on March 13, 2006. Mr. Kincaid indicated that this timing was unacceptably long in view of alternative courses of action relating to its strategic program which the company was actively considering.

On February 22, 2006, Mr. Kincaid was contacted by a representative of Company A who requested an additional week to provide a written offer and indicated that he expected the offer price to be approximately $37-$38 per share, which was lower than Company A’s previous preliminary indication of a price of approximately $40 per share. In response, Mr. Kincaid indicated that if Company A wished to pursue a transaction, it needed to submit a written proposal for the board of trustees to consider at its meeting on the following day. Later that day, representatives of Company A informed Mr. Kincaid that Company A was not prepared to submit a written acquisition proposal at that time. On February 22, 2006, trading in our common shares closed at $31.22 per share.

At our board of trustees meeting on February 23, 2006, Mr. Kincaid updated our board of trustees on the status of discussions with Company A. Our senior management expressed concern regarding the price indicated by Company A, the credibility of the indication given the past course of dealing with Company A, the seeming inability of Company A to make a timely decision, and Company A’s ability to execute a transaction which would be complex and would represent the largest acquisition of any public real estate company ever undertaken as well as the largest acquisition of any type of public company by a private buyer. In light of the foregoing, our board of trustees directed senior management to terminate discussions with the representatives of Company A. Mr. Johnson informed Company A accordingly.

At the same meeting, and in light of the conversations with Company A, our board of trustees considered the advisability of engaging in a process for soliciting potential purchasers of the company. Mr. Kincaid expressed concern that it would not be possible to preserve the confidentiality of such a process and that if it became publicly known that the company was for sale, the Company would suffer material harm to its strategic disposition program and there could be material disruption within the company and damage to its value, including adverse impacts on our relations with employees and tenants. Concern was also expressed that given the size of the company and the fact that a cash buy out of the company would be the largest such transaction ever undertaken, such a process could ultimately result in the company being sold for less than its true value or not being sold at all. After discussion, the board of trustees affirmed that the company was not pursuing a sale but that it would consider an offer if it was at a price that reflected the company’s full value.

At the same meeting, the board of trustees discussed management’s continuing view that the public markets were still not reflecting improvements in the underlying value of the company’s portfolio, particularly relative to certain other public office REITs with less diversified market concentrations. The board also discussed a number of related topics, including the company’s focused strategic asset sales, the ideal size of the company, the company’s capital structure, the level and nature of the company’s leverage and the desirability of increasing the company’s common share repurchase program. The board of trustees directed senior management to study in depth various strategic alternatives and to report back with its findings.

On March 8, 2006, a senior officer of Company B called Mr. Kincaid and indicated that Company B was still interested in acquiring the company. Mr. Kincaid informed him that our board of trustees was skeptical of Company B’s ability to consummate a transaction. In response, the senior officer of Company B indicated that he was committed to getting a transaction completed in a timely manner.

On March 16, 2006, representatives of Company A informed Mr. Johnson that they, along with Company B, were still interested in pursuing a transaction with the company, that the board of Company B had met on March 13, 2006 and allocated additional funds for real estate investments sufficient to acquire the company and discussed a value for the company in the $40.75 per share range and that Company A was bringing in a leading investment bank to assist with completing the transaction. Company A’s representative did not indicate that final approval of the board of Company B for such a transaction had been obtained. Senior management of the company responded that, while the company was not pursuing a sale, if Company A wished to make a specific proposal in writing, the board of trustees would consider it. Representatives of Company A informed our senior management that they would submit a written offer within a week, which they failed to do. On March 16, 2006, trading in our common shares closed at $34.45 per share.

On April 3, 2006, a representative of Company A contacted Mr. Johnson and informed him that the senior officer of Company B who had contacted Mr. Kincaid on March 8, 2006 had resigned. As a result, our senior management believed that a transaction involving Company A or Company B was unlikely to go forward.

On April 10, 2006, a widely read industry publication, reported that a party had recently approached the company regarding buying it. The industry publication also reported that in an interview it held with Mr. Zell, he “described the contact as ‘a flirtation.’ ” The industry publication also stated that Mr. Zell “stressed, as he has in previous discussion with us over nearly 10 years, that EOP has a fiduciary duty to consider any serious bids.”

Over the course of April and May, Mr. Johnson and Merrill Lynch had a number of conversations with an investment bank brought in by Company A to assist with a potential transaction. The representative of the investment bank indicated that it and Company B were still interested in pursuing a transaction and were evaluating it.

On May 5, 2006 senior management of the company met with representatives of the investment bank working with Company A to discuss a potential transaction. Our senior management indicated that before the company would consider pursuing a transaction, it would need assurances that Company B was fully committed to executing a transaction in a timely manner.

Subsequently, Mr. Kincaid indicated to representatives of Company A that there would be a meeting of the board on May 23, 2006, and that Company A should submit any proposal it wished to make in advance so that it would be considered at that meeting. On May 19, 2006, representatives of Company A and the investment bank with which it was working informed our senior management that they would not be in a position to make a written offer and that their valuation of the company was in the $37-$38 per share range. On that date, trading in our common shares closed at $32.23 per share.

Pursuant to the direction of the board of trustees at its February 23, 2006 meeting, between board meetings in February 2006 and May 2006, with the assistance of its financial advisor, Merrill Lynch, senior management analyzed and considered various strategic alternatives, including: (1) maintaining the status quo which included executing the company’s existing strategic plan of selling assets, engaging in share repurchases, and streamlining operations; (2) implementing a large partial monetization strategy by accelerating asset sales via a joint venture program or outright sale program, the proceeds of which would be used to pay a special dividend, retire debt, repurchase stock and pay transaction costs; (3) executing a leveraged recapitalization with secured debt, the proceeds of which would be used to tender for all outstanding unsecured bonds, repurchase stock and pay tender and other transaction costs; and (4) selling the company through a process for soliciting potential purchasers of the company.

On May 23, 2006, senior management of the company and representatives of Merrill Lynch presented to the board’s committee of independent trustees their analysis of the various strategic alternatives. In doing so, they also discussed the company’s past and expected future performance, the large number of recent REIT going private transactions, the significant increase in the valuation of public REITs generally, and the spread in value attributed to office real estate properties by the private markets as compared to the public markets. The trustees also discussed their concerns with engaging in a process to solicit potential purchasers of the company, which concerns had previously been discussed at the board meeting held on February 23, 2006. Also participating in the meeting were representatives from Sidley Austin LLP who discussed the trustees’ fiduciary duties. The non-management trustees then met in an executive session, without advisors and after discussion, determined to direct management to continue to focus on reallocating capital to key core markets (as distinguished from the company’s prior strategy of owning properties in all major markets) instead of pursuing the other strategic alternatives analyzed by Merrill Lynch and senior management. The board of trustees affirmed these conclusions during an executive session without advisors at its meeting the following day and directed senior management to proceed with efforts to re-align the company’s portfolio accordingly so long as favorable market conditions continued.

On May 24, 2006, Green Street Advisors, an independent research firm, publicly assigned a 20% takeover probability to our valuation. On that date, trading in our common shares closed at $32.93 per share. They had not previously assigned to the company any takeover probability.

During the first half of 2006, we continued our program to take advantage of extraordinary market conditions to dispose of assets at high valuations, to exit or reduce our presence in certain markets, to acquire additional assets in certain core markets and to repurchase our common shares. During the six months ended June 30, 2006, we sold approximately $417.4 million of assets and acquired assets for approximately $165.1 million.

In the first week of July 2006, Mr. Zell met with the Chairman of the Board of a large public office company, which we refer to as Company C. The Chairman of the Board of Company C had requested the meeting, and at the meeting, unsolicited, raised with Mr. Zell the possibility that the two companies explore structuring a transaction to enhance the value of their assets. Following the meeting, Mr. Zell informed senior management of Company C’s interest.

On July 10, 2006, we entered into a confidentiality and standstill agreement with Company C. During July and August, we exchanged with Company C non-public due diligence information and our senior management met with their representatives and exchanged ideas and information about a possible transaction, including the possibility of engaging in asset swaps or our acquiring certain of their assets. Our senior management and Company C’s representatives also discussed the possibility of combining the two companies in a stock for stock merger. The discussions were high level and preliminary in nature.

On July 24, 2006, our board of trustees held a meeting called primarily for the purpose of considering a reorganization of the company’s field operations in view of the diminished size of its portfolio. Responding to a request made at our board of trustees’ May 24, 2006 meeting, senior management reported on plans to decrease the company’s G&A costs commensurate with the decrease in its portfolio size and to move from a regional to a functional structure with enhanced asset management and pricing functions. Senior management indicated that these plans included elimination of certain positions of current or prospective employees. The board of trustees approved the proposal and the restructuring and the elimination of various positions were announced on July 25, 2006. Senior management also discussed with the board plans for additional dispositions of assets.

In mid August, 2006, Mr. Jonathan D. Gray, Senior Managing Director, of The Blackstone Group, on an unsolicited basis, contacted a representative of Merrill Lynch and indicated a desire to make an offer to acquire the company at a price between $40 and $42 per share as part of a transaction where a large public office company, which we refer to as Company D, would acquire approximately one third of the assets. In response, at the direction of the company, a representative of Merrill Lynch indicated to Mr. Gray that the company was not pursuing a sale of the company and that Mr. Kincaid believed that our board would not deem the price indicated by Mr. Gray to be sufficient. However, he suggested that the parties meet to get acquainted, particularly since the company was actively disposing of assets that Blackstone might find of interest. Based on the company’s response, Blackstone did not submit a written offer. On August 18, 2006, trading in our common shares closed at $36.98 per share.

On August 24, 2006, we announced plans to dispose of all of our properties in Atlanta, to reduce the size of our portfolio in Chicago, Denver and Northern California, and to selectively sell assets in our other core markets. These plans involved additional sales totaling $3.0 billion to $3.5 billion in the aggregate.

Subsequently, Blackstone indicated that they were no longer acting together with Company D because that party attributed a lower value than Blackstone to the company’s assets in which they had been interested.

On August 28, 2006, a representative of a large private equity fund, which we refer to as Company E, contacted Mr. Johnson, on an unsolicited basis, to inform him about Company E and to suggest that representatives of the parties meet to discuss a possible acquisition of the Company with senior management participating as part of the buying group.

On September 11, 2006, Mr. Kincaid, Mr. Johnson and a representative of Merrill Lynch met with Mr. Gray. At that meeting, Mr. Gray expressed Blackstone’s general interest in acquiring the company. Mr. Kincaid reiterated that our board of trustees had indicated that the company was not then pursuing a sale and was primarily focused on its asset sale and capital reallocation program. He noted, however, that if Blackstone was prepared to make a compelling offer, the board of trustees would consider it. On September 11, 2006, trading in our common shares closed at $37.75 per share.

On September 14, 2005, during a meeting of the board of trustees’ committee of independent trustees, and on September 15, 2005, during a meeting of our board of trustees, senior management updated our trustees on discussions with Blackstone and Company C as well as that no further discussions were taking place with Company A or Company B. Mr. Kincaid informed the trustees that these parties had been informed that while the company was not then pursuing a sale, senior management would submit to the board of trustees for its consideration any credible offer that reflected the full value of the company. He also informed the trustees that Company E had approached senior management to determine if there was interest in senior management participating in a buyout of the company and that senior management had responded that there was none. Senior management also reported to the board on progress in implementing the company’s reorganization of its operations as well as on property disposition and acquisition activities and recommended that the company pursue an aggressive disposition strategy at least through the end of 2006 to continue taking advantage of market conditions.

On October 11, 2006, Messrs. Kincaid and Johnson met with representatives of Company E. Mr. Kincaid informed the representatives that senior management was not interested in participating as members of a buying group of the company.

On October 11, 2006, Mr. Zell met with the Chairman of the Board of Company C and indicated that in light of the conversations between the two companies and potential transactions discussed in the process, he was highly skeptical that the two companies could agree on a transaction that would be beneficial to the company’s shareholders. Notwithstanding Mr. Zell’s comments, the Chairman of the Board of Company C asked to have a further meeting with Mr. Zell, Mr. Kincaid and the President of Company C to continue exploring the possibility of a transaction.

On October 25, 2006, Messrs. Kincaid and Zell met with the Chairman of the Board and with the President of Company C and further discussed the possibility of the two companies entering into a transaction. On November 3, 2006, Mr. Kincaid met with the President of Company C. The discussions were high level and preliminary in nature.

In the last week of October 2006, Mr. Gray contacted a representative of Merrill Lynch, on an unsolicited basis, to inquire what price the company would consider to be a compelling offer. At the direction of the company, Merrill Lynch’s representative declined to provide a price, and with the knowledge of the company, informally indicated that such an offer would have to exceed $45, would probably have to be closer to $50 per share and would have to have a low termination fee. Merrill Lynch informed Blackstone that if it wished to proceed, Blackstone should provide a written proposal to our board of trustees for its consideration.

On November 2, 2006, Blackstone contacted Merrill Lynch and expressed its interest in making a written proposal to acquire the company for $47.50 per share in cash. On that day, trading in our common shares closed at $42.36 per share. Blackstone also requested access to confidential due diligence information regarding the company, and on November 7, 2006, the company entered into a confidentiality and standstill agreement with Blackstone and began providing Blackstone with due diligence information.

On November 13, 2006, Blackstone delivered a written proposal to acquire the company’s outstanding common shares and operating partnership units for a cash price of $47.50 per share or unit. The proposal stated that Blackstone anticipated obtaining firm commitments to finance the transaction by November 19, 2006 and that Blackstone would proceed without any financing contingency in the definitive merger agreement. The proposal expressed Blackstone’s willingness to accept a termination fee of $275 million (1.3% of the equity value at the indicated offer price). Blackstone indicated that it would be prepared to sign a definitive merger agreement before the opening of trading on November 20, 2006, less than one week from the date of the proposal. On November 13, 2006, trading in our common shares closed at $43.06 per share.

At a meeting of our board of trustees on November 13, 2006 held after receipt of the Blackstone written proposal, Mr. Kincaid discussed the status and course of discussions with each of Company A, Company B, Company C and Company E. He also outlined the history of Blackstone’s interest in the company. Mr. Kincaid then discussed the written proposal from Blackstone, including the $47.50 per share price, the $275 million termination fee, and Blackstone’s readiness to enter into a definitive merger agreement in less than one week. Representatives of Merrill Lynch described Blackstone and its transactional experience, including its recent series of acquisitions of large public real estate companies. They also reported on the status of Blackstone’s financing commitments and conveyed Merrill Lynch’s belief that Blackstone would be able to secure the financing needed for the transaction. Representatives from Sidley Austin LLP explained the trustees’ duties in the context of a potential sale of the company. Following the discussion, representatives of Merrill Lynch made a presentation to the board with respect to its preliminary financial analysis of the company, the current market for office REITs generally, and a preliminary evaluation of the financial terms of Blackstone’s written proposal. Following the presentation and after discussion, our board of trustees determined to authorize senior management to continue to explore a sale transaction with Blackstone. Following discussion among the board members and their advisors, the board determined not to solicit other potential purchasers, taking into account the relatively low proposed termination fee, the history of unsuccessful discussions with other potential purchasers during the prior year and the risks associated with soliciting other purchasers that had been discussed at prior board meetings. The board of trustees directed senior management and Merrill Lynch to continue negotiations with Blackstone toward a transaction with a lower termination fee not to exceed $200 million and a higher price.

Between November 13, 2006 and November 19, 2006, the parties, assisted by their respective advisors, negotiated the terms of the transaction, including the price, amount of the termination fee and the guarantee to be provided by Blackstone Real Estate Partners V L.P. in connection with the transaction. On November 15, 2006, Simpson Thacher & Bartlett LLP, Blackstone’s legal counsel, sent an initial draft of the merger agreement to Sidley Austin LLP. In the course of the negotiations, Blackstone agreed to increase its offer price to $48.50 per share, to decrease the proposed termination fee to $200 million and to increase the guarantee of

Blackstone Real Estate Partners V L.P. to $1.5 billion from its original proposal of $500 million. Blackstone also indicated that it expected the transaction costs to be in excess of $2 billion, an increase from its prior estimate of $1.3 billion as a result of its due diligence.

During the period from November 15, 2006 through November 19, 2006, representatives of the company, assisted by our financial and legal advisors negotiated with Blackstone and its representatives the provisions of the merger agreement and related documents, including the terms of the Class H preferred units which holders of OP units may elect to receive in lieu of cash if they meet certain conditions, the representations and warranties to be made by each party and the covenants applicable to each party and exchanged multiple drafts of the transaction documents.

At a meeting of our board of trustees convened on November 17, 2006, Mr. Kincaid reported on the negotiations that had taken place since the previous board meeting. Representatives of Sidley Austin LLP summarized the material terms of the draft merger agreement. A summary of the key terms of the merger agreement and the material terms of the proposed Class H preferred units had been previously provided to the board. The board also received an oral report from Merrill Lynch regarding the status of the equity and debt financing commitments being obtained by Blackstone in connection with the proposed transaction.

Our board of trustees held another meeting on November 19, 2006. In advance of the meeting, all members of the board received copies of a Merrill Lynch presentation and a draft of the merger agreement. Mr. Kincaid described the status of the negotiations with Blackstone, informed the trustees that Blackstone Real Estate Partners V L.P. had agreed to provide a $1.5 billion guarantee of Blackstone’s obligations under the merger agreement and updated them on financing commitments obtained by Blackstone for the transaction. He also reported on the change of control consequences of the proposed transaction under existing compensation arrangements for senior officers as well as existing severance arrangements for non-executives of the company. Representatives of Sidley Austin LLP again briefed the trustees on their duties and the terms and conditions of the merger agreement. Representatives of Merrill Lynch provided a presentation explaining financial details of the proposed transaction and the underlying basis for their fairness analysis. They also discussed the equity and debt financing commitments submitted by Blackstone and responded to questions from the trustees. At the conclusion of the discussion, representatives from Merrill Lynch rendered an oral opinion to the board, subsequently confirmed in writing, that, as of November 19, 2006 and based upon and subject to the assumptions, qualifications and limitations to be set forth in its written opinion, the proposed cash merger consideration of $48.50 per share to be received by the holders of our common shares, other than Blackhawk Parent and its affiliates, and the proposed cash merger consideration of $48.50 to be received by the holders of OP Units pursuant to the partnership merger (assuming such holders of OP Units receive the proposed cash merger consideration), other than the company or any of its subsidiaries, was fair from a financial point of view to such shareholders and unit holders. Mr. Kincaid then delivered the formal recommendation of senior management that the board approve the merger agreement. The non-management members of the board then met in executive session, without advisors.

After discussion, and taking into account the fairness opinion delivered orally by representatives of Merrill Lynch and other factors described below in greater detail under the heading “Reasons for the Mergers,” our board of trustees unanimously adopted resolutions which, among other things, approved the mergers, the merger agreement and the other transactions contemplated by the merger agreement and resolved to recommend that our common shareholders vote for the approval of the merger of the company and the merger agreement.

Following the board meeting, the company and Blackhawk Parent executed the merger agreement. During the late evening on November 19, 2006, the company issued a press release announcing the execution of the merger agreement. The terms of the merger agreement are detailed below under “The Merger Agreement” beginning on page 55 of this proxy statement.

Reasons for the Mergers

In reaching its decision to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement and to recommend approval of the merger and the merger agreement to our common shareholders, our board of trustees consulted with our senior management team, as well as our outside legal and financial advisors, and considered a number of factors, including the following material factors which our board of trustees viewed as supporting its decision to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement and to recommend approval of the merger and the merger agreement to our common shareholders:

•	the course of negotiations between us and Blackstone resulting in a price per common share that was higher than the original offer price from Blackstone and higher than prior indications of interest received by the company from third parties;

•	the belief that the merger was more favorable to our shareholders than other strategic alternatives available to the company after considering indications of interest and conducting comprehensive reviews of strategic alternatives during the past year;

•	the high multiples of funds from operations at which shares of REITs, including our common shares, have been trading and the risk that those multiples might not be sustained, which could result in a decline in the trading price of our common shares regardless of our performance;

•	favorable conditions for sale transactions in the real estate markets generally and the office sector specifically, including prices for real estate assets being extremely high while capitalization rates are extremely low, the relatively low interest rate environment and the number of large portfolio acquisitions and public real estate mergers in recent years;

•	the high probability that the mergers would be completed based on, among other things, Blackstone’s proven ability to complete large acquisition transactions on the agreed terms, Blackstone’s extensive experience in the real estate industry, the lack of a financing condition, and Blackstone Real Estate Partners V L.P.’s $1.5 billion guarantee of the acquisition entities’ obligations under the merger agreement;

•	the receipt of executed commitment letters from Blackhawk Parent’s sources of debt and equity bridge financing for the merger, including the terms of the commitments and the reputation of the financing sources which in the judgment of our board of trustees, increases in the likelihood of such financings being completed;

•	the terms and conditions of the merger agreement, which were reviewed by our board of trustees with our financial and legal advisors and the fact that such terms were the product of arm’s-length negotiations between the parties;

•	the financial presentation of Merrill Lynch, including its oral opinion, which opinion was subsequently confirmed in writing, to our board of trustees to the effect that as of November 19, 2006 and based upon the assumptions made, matters considered and limits of review set forth therein, the common share merger consideration of $48.50 to be received by the holders of our common shares pursuant to the merger is fair from a financial point of view to the holders of our common shares (other than Blackhawk Parent and its affiliates) and the cash merger consideration of $48.50 to be received by the holders of OP Units pursuant to the partnership merger (assuming such holders of OP Units receive the cash merger consideration), other than us or any of our subsidiaries, is fair from a financial point of view to such holders (see “— Opinion of Our Financial Advisor” on page 38);

•	the current and historical trading prices for our common shares, and the fact that over the 52-week period ended November 17, 2006, the last trading day prior to the date of the public announcement of the merger agreement, the low price was $28.78 per share and the high price was $44.90 per share;

•	our ability, under the merger agreement, under certain circumstances, to consider and respond to an unsolicited written acquisition proposal, and if, after consultation with our financial advisors, the board of trustees determines in good faith that such acquisition proposal is a superior proposal, and Blackhawk Parent chooses not to make improvements to the merger agreement to make it superior, our ability to terminate the merger agreement upon the payment of a termination fee of $200 million which, according to Merrill Lynch’s analysis, was a relatively low termination fee;

•	our ability, under the merger agreement, to withdraw, modify or amend our recommendation that shareholders vote to approve the merger agreement and the merger under certain circumstances, subject to payment of a termination fee of $200 million if Blackhawk Parent elects to terminate the merger agreement;

•	the fact that the all cash merger consideration will provide our shareholders with immediate fair value, in cash, for all of their shares;

•	the limited number of potential purchasers with the financial ability to acquire us;

•	the fact that our management team recommended the merger to our board of trustees;

•	the fact that Blackhawk Parent did not require a voting agreement from any of our principal shareholders; and

•	the fact that the merger is subject to the approval of our common shareholders.

Our board of trustees also considered the following potentially negative factors in its deliberations concerning the merger agreement and the merger:

•	the merger would preclude our shareholders from having the opportunity to participate in the future performance of our assets, future earnings growth, future appreciation of the value of our common shares or future dividends that could be expected if our strategic plan were successfully implemented;

•	the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to consummate the merger and related disruptions to the operation of our business;

•	the restrictions on the conduct of our business prior to the completion of the merger, which could delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•	the pending merger or failure to complete the merger may cause substantial harm to relationships with our employees and may divert management and employee attention away from the day to day operation of our business;

•	our inability to solicit competing acquisition proposals and the possibility that the $200 million termination fee payable by us upon the termination of the merger agreement could discourage other potential bidders from making a competing bid to acquire us;

•	the fact that an all cash merger would be taxable to our shareholders for U.S. federal income tax purposes;

•	the fact that our shareholders will not be entitled to dissenters’ rights under Maryland law;

•	our inability to take action to cause specific performance or require Blackhawk Parent, MergerCo and Merger Partnership to complete the mergers, and our exclusive remedy against Blackhawk Parent, MergerCo and Merger Partnership with respect to any breach of the merger agreement being to seek damages up to the amount of $1.5 billion, which amount is guaranteed by Blackstone Real Estate Partners V L.P.; and

•	the fact that some of our trustees and executive officers may have interests in the mergers that are different from, or in addition to, our shareholders (see “— Interests of Our Trustees and Executive Officers in the Mergers” on page 44.

The foregoing discussion of the factors considered by our board of trustees is not intended to be exhaustive, but rather includes the material factors considered by our board of trustees. In reaching its decision to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement, our board of trustees did not quantify or assign any relative weights to the factors considered and individual trustees may have given different weights to different factors. In the event the merger is not completed for any reason, we expect to continue to pursue our strategic plan with the intention of delivering further improvement in our financial results and enhanced shareholder value.

Recommendation of Our Board of Trustees

Our board of trustees, by unanimous vote, has approved the merger, the merger agreement and the other transactions contemplated by the merger agreement and has declared the merger, the merger agreement and the other transactions contemplated by the merger agreement advisable and in the best interests of Equity Office and our shareholders. Our board of trustees recommends that you vote “FOR” the proposal to approve the merger and the merger agreement and “FOR” the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies.

Opinion of Our Financial Advisor

On November 19, 2006, Merrill Lynch delivered its oral opinion, which opinion was subsequently confirmed in writing, to our board of trustees to the effect that, as of such date and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the common share merger consideration of $48.50 to be received by the holders of our common shares pursuant to the merger is fair from a financial point of view to the holders of our common shares, other than Blackhawk Parent and its affiliates, and the cash merger consideration of $48.50 to be received by the holders of OP Units pursuant to the partnership merger (assuming such holders of OP Units receive the cash merger consideration), other than us or any of our subsidiaries, is fair from a financial point of view to such holders.

The full text of the written opinion of Merrill Lynch, dated as of November 19, 2006, which sets forth the assumptions made, matters considered and limits on the scope of the review undertaken in connection with the opinion is attached as Exhibit B to this proxy statement. The summary of Merrill Lynch’s opinion below is qualified by reference to the full text of the opinion, and you are encouraged to read Merrill Lynch’s opinion in its entirety. Merrill Lynch’s opinion was intended for the use and benefit of our board of trustees, does not address the merits of the underlying decision by the company to engage in the mergers and does not constitute a recommendation to any holder of common shares as to how such holder should vote on the merger or any related matter.

Merrill Lynch was not asked to address, nor does its opinion address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Equity Office, other than the holders of common shares and the holders of OP Units who receive the cash merger consideration. In rendering its opinion, Merrill Lynch did not opine as to (i) the proposed consideration to be received by the holders of OP Units that elect to receive Class H preferred units under the terms and subject to the conditions set forth in the merger agreement or (ii) the consideration to be received by the holders of the company’s Series B preferred shares and the holders of the company’s Series G preferred shares.

In arriving at its opinion, Merrill Lynch, among other things:

(1) reviewed certain publicly available business and financial information relating to Equity Office that it deemed to be relevant;

(2) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Equity Office furnished to Merrill Lynch by Equity Office;

(3) conducted discussions with members of senior management of Equity Office concerning the matters described in clauses 1 and 2 above;

(4) reviewed the market prices and valuation multiples for Equity Office common shares and compared them with those of certain publicly traded companies that it deemed to be relevant;

(5) reviewed the results of operations of Equity Office and compared them with those of certain publicly traded companies that it deemed to be relevant;

(6) compared the proposed financial terms of the mergers with the financial terms of certain other transactions that it deemed to be relevant;

(7) participated in certain discussions and negotiations among representatives of Equity Office and Blackhawk Parent and their financial and legal advisors;

(8) reviewed a draft dated November 19, 2006 of the merger agreement; and

(9) reviewed such other financial studies and analyses and took into account such other matters as it deemed necessary, including its assessment of general economic, market and monetary conditions.

In preparing its opinion, Merrill Lynch assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and did not assume any responsibility for independently verifying such information or undertaking an independent evaluation or appraisal of any of the assets or liabilities of Equity Office and was not furnished with any such evaluation or appraisal, nor did Merrill Lynch evaluate the solvency or fair value of Equity Office under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch has not assumed any obligation to conduct any physical inspection of the properties or facilities of Equity Office. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by Equity Office, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of our management as to the expected future financial performance of Equity Office. Merrill Lynch also assumed that the final form of the merger agreement would not differ in any material respect from the last draft reviewed by it.

Merrill Lynch’s opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of its opinion. In connection with the preparation of Merrill Lynch’s opinion, Merrill Lynch did not solicit, nor was it authorized by our board of trustees to solicit, third party indications of interest for the acquisition of Equity Office. Additionally, Merrill Lynch’s opinion did not express any opinion as to the prices at which our common shares would trade following the announcement of the mergers.

The following is a summary of the material financial and comparative analyses performed by Merrill Lynch that were presented to our board of trustees in connection with its opinion. The following summary, however, does not purport to be a complete description of its presentations or the financial analyses performed by Merrill Lynch, nor does the order of the analyses described represent relative importance or weight given to those analyses by Merrill Lynch. We provided Merrill Lynch with the following capitalization data, as of November 17, 2006, for purposes of the analyses summarized below: 351,963,875 common shares; 38,531,496 OP units; 14,557,547 in-the-money options; 8,389,256 shares issuable upon conversion of the Series B preferred shares, 41,424,900 shares issuable upon conversion of the Exchangeable Notes, 296,768 Unvested Strategic Long Term Incentive Plan (“STLI”) shares, and 76,634 Unvested Deferred Equity Plan (“DEP”) Shares. Merrill Lynch observed the publicly available historical trading prices for our common shares, as reported by FactSet, and noted that over the 52-week period ended November 17, 2006, the low price was $28.78 per share and the high price was $44.90 per share.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 17, 2006, and is not necessarily indicative of current market conditions.

Comparable Public Companies Analysis

Using publicly available information, Merrill Lynch reviewed and analyzed certain financial information, ratios and public market multiples, where applicable, for the following publicly traded companies in the REIT industry:

Public Companies Reviewed

•	Boston Properties, Inc.

•	Brandywine Realty Trust

•	Brookfield Properties Corporation

•	Corporate Office Properties Trust

•	Cousins Properties Incorporated

•	Crescent Real Estate Equities Company

•	Duke Realty Corporation

•	Highwoods Properties, Inc.

•	HRPT Properties Trust

•	Kilroy Realty Corporation

•	Lexington Corporate Properties Trust

•	Liberty Property Trust

•	Mack-Cali Realty Corporation

•	Maguire Properties, Inc.

•	Parkway Properties, Inc.

•	Reckson Associates Realty Corporation

•	SL Green Realty Corp.

•	Washington Real Estate Investment Trust

•	Vornado Realty Trust

Using publicly available information, Merrill Lynch then compared certain financial information, ratios and public market multiples for the following publicly traded companies, which were selected from the list above:

Public Companies Selected

•	Boston Properties, Inc.

•	Brandywine Realty Trust

•	Brookfield Properties Corporation

•	Mack-Cali Realty Corporation

•	SL Green Realty Corp.

Although none of the selected companies is directly comparable to Equity Office, the companies included were selected because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Equity Office. Accordingly, a complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the comparable companies and other factors that could affect the public share prices of the comparable companies, as well as the price of our common shares.

The multiples and ratios for Equity Office and each of the selected companies were calculated using their respective closing prices on November 17, 2006 and were based on the most recent publicly available information, Wall Street research and FirstCall consensus reports.

Merrill Lynch calculated illustrative implied prices of our common shares by multiplying management’s forward estimated funds from operations (“FFO”) per common share for the year 2007 by a range of multiples from 18.0x to 20.0x. This range of multiples was chosen based upon estimated 2007 FFO multiples per share for the selected comparable companies. This analysis yielded illustrative implied prices for our common shares ranging from $41.04 to $45.60 per diluted share.

In addition, Merrill Lynch calculated illustrative implied prices of our common shares by multiplying management’s projected earnings before interest, tax, depreciation, and amortization (“EBITDA”) for the year 2007 by a range of multiples from 17.5x to 18.5x. This range of multiples was chosen based upon total enterprise value to estimated 2007 EBITDA multiples as of November 17, 2006 for the selected comparable companies. This analysis yielded illustrative implied prices for our common shares ranging from $44.56 to $48.40 per diluted share.

Net Asset Value Analysis

Merrill Lynch performed a net asset value (“NAV”) analysis on Equity Office using gross real estate asset valuations provided by our management. The NAV methodology is relevant for a business like Equity Office in evaluating its underlying real estate assets. Merrill Lynch calculated estimated implied 2007 nominal capitalization rates, based on estimated net operating income projections for 2007 provided by management, and implied values per square foot of Equity Office’s properties. The estimated gross real estate value of our properties plus the value of our other assets net of our liabilities yielded a range of $45.63 to $49.06 per diluted share (assuming approximately $340 million of incremental liabilities associated with marking to market the company’s indebtedness and excluding any adjustments for transaction costs). The estimated implied 2007 nominal capitalization rates and values per square foot ranged from 5.4% to 5.7% and $349 to $367, respectively.

In addition, Merrill Lynch calculated the NAV range as adjusted by estimated transaction costs, which included severance payments, debt defeasance and repayment costs, transfer taxes and professional fees. Merrill Lynch assumed that these aggregate transaction costs were approximately $940 million. The estimated NAV per common share, adjusted for these transaction costs (but excluding the adjustment associated with marking to market the company’s indebtedness referenced in the preceding paragraph), yielded a range of $43.75 to $47.21 per diluted share.

Merrill Lynch also examined recent publicly available equity research NAV estimates from financial institutions that provide research coverage of Equity Office. The estimated NAV indication from equity analysts’ reports yielded ranges of $34.00 to $46.50 (based on the mid point of one equity analyst’s estimated NAV range) and $34.00 to $50.00 per diluted share (based on the high end of the same equity analyst’s estimated NAV range).

Discounted Cash Flow Analysis

Merrill Lynch performed a discounted cash flow (“DCF”) analysis on Equity Office, based on projections provided by our management. The DCF analysis was performed in order to evaluate the fully diluted equity value per common share. Merrill Lynch calculated illustrative implied equity value per share by calculating (a) the sum of (i) the illustrative present value indications of unlevered free cash flows for Equity Office for the years 2007 though 2010 using discount rates ranging from 7.25% to 7.75%, based on the estimated cost of capital of Equity Office, which included consideration of historical rates of return for publicly-traded common stocks, risks inherent in the industry and specific risks associated with the continuing operations of Equity Office on a standalone basis, and (ii) the present value of the illustrative terminal value using estimated 2011 EBITDA based on terminal EBITDA multiples ranging from 17.5x to 18.5x, based upon total enterprise value to estimated 2007 EBITDA multiples as of November 17, 2006 for the selected comparable companies described above, and using discount rates ranging from 7.25% to 7.75% less (iii) management’s projection of Equity Office’s net debt of $12.9 billion as of December 31, 2006 divided by (b) total outstanding diluted common shares. The DCF analysis yielded an implied equity value per diluted share ranging from $41.34 to $46.11.

Comparable Transaction Analysis

Using publicly available information, Merrill Lynch examined the following selected transactions in the office real estate industry:

Acquiror / Target / Announcement Date

•	SL Green Realty Corporation / Reckson Associates Realty Corporation / August 3, 2006

•	Brookfield Properties Corporation — The Blackstone Group / Trizec Properties Inc. / June 5, 2006

•	The Blackstone Group / CarrAmerica Realty Corporation / March 6, 2006

•	General Electric Capital Corporation / Arden Realty, Inc. / December 21, 2005

Merrill Lynch selected these precedent transactions on the basis of a range of factors, including the industry in which the target companies operate, and the property characteristics and asset quality of the target companies. For each of the selected transactions, Merrill Lynch calculated and compared the implied forward EBITDA multiple and the implied forward nominal capitalization rate. These financial measures are relevant in evaluating the value of companies like Equity Office and the companies selected in this comparable transactions analysis. Merrill Lynch selected a range of forward EBITDA multiples of 18.0x to 19.0x based on the implied forward EBITDA multiples for the selected precedent transactions and a range of forward nominal capitalization rates of 5.25% to 5.75% based on the implied forward nominal capitalization rates for the selected precedent transactions. The range of forward EBITDA multiples, applied to management’s estimated 2007 EBITDA, yielded an implied equity value per diluted share range of $45.95 to $49.82. The range of forward nominal capitalization rates, applied to management’s estimated 2007 net operating income and excluding any adjustment for transaction costs, yielded an implied equity value per diluted share range of $44.41 to $50.75.

The summary set forth above describes the material analyses performed by Merrill Lynch but does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to partial or summary description. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by Merrill Lynch, without considering all analyses and factors, could create an incomplete view of the process underlying the Merrill Lynch opinion. Merrill Lynch did not assign relative weights to any of its analyses in preparing its opinion. The matters considered by Merrill Lynch in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Equity Office’s and Merrill Lynch’s control, and involve the application of complex methodologies and educated judgments. In addition no company utilized as a comparison in the analyses described above is identical to Equity Office, and none of the transactions utilized as a comparison is identical to the mergers.

Our board of trustees selected Merrill Lynch as its financial advisor because of Merrill Lynch’s reputation as an internationally recognized investment banking and advisory firm with substantial experience in transactions similar to the mergers and because Merrill Lynch is familiar with Equity Office and its business. As part of Merrill Lynch’s investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Pursuant to a letter agreement dated as of November 13, 2006, between us and Merrill Lynch, we agreed to pay Merrill Lynch a fee of $30 million for its services if the proposed mergers are consummated. Additionally, we have agreed to indemnify Merrill Lynch and certain related persons for certain liabilities related to or arising out of its engagement, including liabilities under the federal securities laws.

Merrill Lynch has, in the past, provided financial advisory and financing services to Equity Office and certain affiliates of Blackhawk Parent and may continue to do so and has received, and may receive, fees for rendering such services. In the past two years, we have paid to Merrill Lynch approximately $18.6 million in fees in connection with financial services provided by Merrill Lynch to us. We also expect Merrill Lynch to serve as a dealer-manager for the debt tender offers in connection with the mergers, for which we expect to pay Merrill Lynch a customary fee. Merrill Lynch may actively trade or invest in the equity and other securities of Equity Office and affiliates of Blackhawk Parent for its own account and for the accounts of customers, and accordingly, may at any time hold a long or short position in such securities.

Financing

In connection with the mergers, Blackhawk Parent will cause an aggregate of approximately $19.3 billion to be paid to our common shareholders, the limited partners (other than us or any of our subsidiaries) of our operating partnership (assuming none of the limited partners of our operating partnership elect to receive Class H preferred units in our operating partnership in lieu of cash consideration) and holders of share options, restricted shares, stock appreciation rights and performance awards. Blackhawk Parent will also cause approximately $512 million (plus accrued and unpaid distributions) to be paid to the holders of our Series B preferred shares (assuming none of the Series B preferred shares have been converted into our common shares prior to the merger effective time) and Series G preferred shares in connection with the liquidation of the surviving entity into Blackhawk Parent after the merger. In addition, our operating partnership will use commercially reasonable efforts to commence tender offers to purchase up to all of the senior notes and it will use its reasonable best efforts to redeem all of the redemption notes. As of December 1, 2006, there were approximately $8.4 billion aggregate principal amount of senior notes, $51.5 million aggregate principal amount of redemption notes and $1.5 billion aggregate principal amount of exchangeable notes outstanding. Our revolving credit facility will also be repaid and our mortgage loan agreements and secured debt will be repaid or remain outstanding. As of December 1, 2006, we had an aggregate principal amount of approximately $5.4 billion of consolidated indebtedness under our revolving credit facility, mortgage loan agreements and secured debt. As of December 1, 2006, our share of unconsolidated joint venture secured debt was approximately $167 million.

In connection with the execution and delivery of the merger agreement, Blackhawk Parent obtained a debt commitment letter from Goldman Sachs Mortgage Company, Bear Stearns Commercial Mortgage, Inc. and Bank of America, N.A. providing for debt financing in an aggregate principal amount of up to the lesser of (a) $29.6 billion and (b) 82.5% of the total consideration payable by Blackhawk Parent for the completion of the mergers and other costs, such as transaction costs relating to the mergers, less the aggregate amount of our existing indebtedness that is not repaid or defeased at the time of the mergers. In addition, Blackhawk Parent obtained an equity bridge commitment letter from Goldman, Sachs & Co., Bear Stearns Commercial Mortgage, Inc. and BAS Capital Funding Corporation (an affiliate of Bank of America, N.A.) providing for an equity investment in an aggregate amount of up to $3.5 billion. It is expected that in connection with the mergers, affiliates of The Blackstone Group will contribute up to approximately $3.2 billion of equity to Blackhawk Parent, which amount will be used to fund the remainder of the acquisition costs that are not covered by the debt and equity bridge financing.

In addition to the payment of the merger consideration, the funds to be advanced under the commitment letters will be used for purposes such as reserves, the tenders for, or refinancing of, our existing debt, and for other costs and expenses related to the mergers. Blackstone has informed the company that it currently believes that the funds to be borrowed under the debt commitment letter are to be secured by, among other things, a first priority mortgage lien on certain office buildings which are wholly-owned or ground leased by us, a security interest in our equity interests in certain joint ventures which own office buildings directly or indirectly and escrows, reserves, a cash management account, a first priority pledge of and security interest in any mezzanine borrower’s interests and such other pledges and security required by the lenders to secure and perfect their interest in the collateral.

The equity bridge and debt commitment letters terminate on May 31, 2007. Funding under the equity bridge commitment letter is conditioned on the closing of the debt financing and the mergers being completed. The debt financing is conditioned on the mergers being completed and other customary conditions for similar financings. The lenders have the right to terminate the debt commitment letter under certain circumstances, including if Blackhawk Parent is entitled to terminate the merger agreement due to a breach of certain representations and warranties or any other section in the merger agreement relating to a material adverse effect with respect to us.

The merger agreement does not contain a financing condition or a “market MAC” condition to the closing of the mergers. Under the terms of the merger agreement, Blackhawk Parent has agreed to use its reasonable best efforts to arrange its equity bridge and debt financing on the terms and conditions described in the commitment letters. In the event that any portion of Blackhawk Parent’s equity bridge or debt financing becomes unavailable on the terms and conditions contemplated in the commitment letters, Blackhawk Parent is obligated to use its reasonable best efforts to arrange to obtain that portion from alternative sources on comparable or more favorable terms. Blackhawk Parent is obligated to keep us informed of the status of its efforts to arrange equity bridge and debt financing and to give us prompt notice of any material breach by any party of the commitment letters or of any termination of the commitment letters. Before it permits any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the commitment letters which would or would be reasonably expected to materially and adversely affect or delay in any material respect Blackhawk Parent’s ability to consummate the mergers, Blackhawk Parent must first obtain our written consent (which shall not be unreasonably withheld or delayed). With certain exceptions, we have agreed to provide, and to cause our subsidiaries and our and their representatives to provide, all reasonable cooperation in connection with the arrangement of the equity bridge and debt financing as may be reasonably requested by Blackhawk Parent.

Guarantee and Remedies

In connection with the merger agreement, Blackstone Real Estate Partners V L.P. has agreed unconditionally to guarantee the due and punctual observance, performance and discharge of all of the payment obligations, and the timely performance when required of all indemnification obligations of Blackhawk Parent, MergerCo and Merger Partnership under the merger agreement, up to a maximum amount of $1.5 billion. The guarantee is not subject to an escrow of any funds supporting it and will terminate on the earlier of the merger effective time or November 19, 2008.

We cannot seek specific performance to require Blackhawk Parent, MergerCo and Merger Partnership to complete the mergers, and our exclusive remedy, except with respect to enforcing confidentiality provisions, against Blackhawk Parent, MergerCo and Merger Partnership with respect to any breach of the merger agreement is to seek damages up to the amount of $1.5 billion (which amount is guaranteed by Blackstone Real Estate Partners V L.P.). Blackhawk Parent, MergerCo and Merger Partnership can, however, seek specific performance to require us to complete the mergers.

Interests of Our Trustees and Executive Officers in the Mergers

Share Options, Restricted Shares and Performance Awards

As of the record date, there were [•] common shares subject to share options, of which [•] were unvested, [•] unvested restricted shares, and performance awards in respect of a maximum number of [•] shares, all of which were unvested, in each case granted to our trustees and executive officers under our equity award plans.

Under the terms of the merger agreement, immediately prior to the merger effective time, outstanding share options, restricted shares and performance awards, including those held by our trustees and executive officers, whether or not exercisable or vested, will become fully vested and exercisable or payable, as the case may be, and, in the case of the restricted shares and performance awards, free of any forfeiture restrictions. Specifically, under the merger agreement:

•	unvested share options held by our trustees and executive officers will become fully vested and exercisable, and all share options held by our trustees and executive officers and not exercised will be canceled as of the merger effective time in exchange for the right to receive a single lump sum cash payment in respect of each common share underlying their share options equal to the excess, if any, of $48.50 per share over the exercise price per share of their share options, less applicable withholding taxes;

•	restricted shares owned by our trustees and executive officers will become fully vested and free of any of forfeiture restrictions immediately prior to the merger effective time and will be considered outstanding common shares for purposes of the merger agreement, including the right to receive the common share merger consideration, less applicable withholding taxes; and

•	each outstanding performance award held by our executive officers will become fully vested and free of any forfeiture restrictions immediately prior to the merger effective time and will be paid out, in the case of awards granted under the Strategic Long-Term Incentive Plan, based on performance through the end of the calendar quarter preceding the date of the merger agreement plus accumulated dividends based on awards to be paid out at 200% of target, and, in the case of awards granted under the Deferred Equity Plan, at the maximum level (200% of target) in a lump sum cash payment equal to $48.50 per share subject to the performance award, less applicable withholding taxes.

The following table summarizes (a) the unvested share options with exercise prices of less than $48.50 per share (all of our share options outstanding as of the date of this proxy statement had exercise prices of less than $48.50), (b) the unvested restricted shares, and (c) the unvested performance awards, in each case held by each of our executive officers and trustees as of December 1, 2006, and the aggregate consideration that each of them will receive under the merger agreement with respect to their unvested share options, restricted shares and performance awards.

				Dollar
				Amount of
		Weighted		Cash
	No. of	Average	Number of	Payable in
	Shares	Exercise	Outstanding	Respect of
	Underlying	Price	Unvested	Unvested	Aggregate
	Unvested	Unvested	Restricted	Performance	Resulting
Name	Options	Options(1)	Shares	Awards(2)	Consideration

Executive Officers:
Richard D. Kincaid	427,727	$29.68	185,738	$3,618,327	$20,675,587
Debra L. Ferruzzi	60,386	29.87	25,395	651,247	3,008,055
Jeffrey L. Johnson	262,392	29.76	90,689	1,873,232	11,187,616
Peyton H. Owen, Jr.	145,730	29.88	48,550	1,388,583	6,456,023
Stanley M. Stevens	108,080	29.68	50,936	796,522	5,300,486
Marsha C. Williams	184,229	29.67	70,740	1,532,264	8,432,850
Robert J. Winter	63,279	29.32	31,052	1,062,110	3,781,794
Trustees:
Marilyn A. Alexander	—	—	—	—	—
Thomas E. Dobrowski	—	—	1,254	—	60,819
William M. Goodyear	—	—	1,254	—	60,819
James D. Harper, Jr.	—	—	1,254	—	60,819
Sheli Z. Rosenberg	—	—	1,254	—	60,819
Stephen I. Sadove	—	—	—	—	—
Sally Susman	—	—	—	—	—
Jan H.W.R. van der Vlist	—	—	—	—	—
Samuel Zell	552,911	29.83	232,350	—	21,592,797

(1)	The weighted average exercise prices have been rounded to the nearest one-hundredth.

(2)	Calculated as unvested target shares multiplied by 200% (which will result in the maximum payment in respect of such performance awards, as provided for in the merger agreement) plus accrued dividend equivalents.

For a more complete discussion of the beneficial ownership of our securities by our trustees and executive officers, please see “Securities Ownership of Certain Beneficial Owners and Management — Common Share and Unit Ownership by Trustees and Executive Officers” on page 77 of this proxy statement.

OP Units

Pursuant to the merger agreement, in the partnership merger, each OP Unit issued and outstanding immediately prior to the effectiveness of the partnership merger (other than units we or any of our subsidiaries own) will be converted into the right to receive $48.50 in cash, without interest and less applicable withholding taxes. Alternatively, in lieu of this cash consideration, each limited partner of our operating partnership that is an “accredited investor” as defined under the U.S. securities laws will be offered the opportunity to elect to convert all, but not less than all, of the OP Units that such limited partner owns into Class H preferred units in the surviving partnership on a one-for-one basis. It is intended that our trustees and executive officers, as holders of OP Units, who convert their OP Units into Class H preferred units in the surviving partnership, will generally be permitted to defer potential taxable gain they would otherwise recognize if they were to receive a cash payment in exchange for their OP Units (although the Internal Revenue Service could assert that such conversion constitutes a taxable transaction). For a more complete discussion of the treatment of OP Units and the terms of the Class H preferred units, please see “The Merger Agreement — Treatment of Interests in Our Operating Partnership — OP Units” on page 58 of this proxy statement.

None of our trustees and executive officers beneficially owned OP Units as of December [ • ], 2006 other than Ms. Sheli Z. Rosenberg, Mr. Samuel Zell and Mr. Stanley M. Stevens. As of the record date, Ms. Rosenberg beneficially owned 191,134 OP Units, Mr. Zell beneficially owned 1,775,065 OP Units and Mr. Stevens beneficially owned 6,927 OP Units. If Ms. Rosenberg, Mr. Zell and Mr. Stevens do not elect to convert the OP Units that they beneficially own into Class H preferred units in the surviving partnership, they will receive aggregate consideration of approximately $9,269,999, $86,090,653 and $335,960, respectively, with respect to such units in connection with the partnership merger. Instead, if Ms. Rosenberg, Mr. Zell or Mr. Stevens elects to convert all of his or her OP Units into Class H preferred units in the surviving partnership and if he or she satisfies certain requirements applicable to all holders of OP Units, he or she will receive 191,134 Class H preferred units, 1,775,065 Class H preferred units and 6,927 Class H preferred units, respectively, in the surviving partnership in connection with the partnership merger. In addition, Mr. Zell has a pecuniary interest but does not have voting or dispositive power in an additional 11,845,754 OP Units. If such OP Units are not converted into Class H preferred units, they will be converted into aggregate consideration of approximately $574,519,069, and, instead, if an election is made to convert such OP Units into Class H preferred units they will be converted into 11,845,754 Class H preferred units. Mr. Zell is also a party to a tax protection agreement relating to one property for which the company estimates its maximum exposure to Mr. Zell is approximately $3 million.

Change in Control Agreements

The approval of the merger by our shareholders will represent a “change in control” under our change in control agreements that we have entered into with each of our executive officers. Under these change in control agreements, in the event that the executive officer is dismissed within two years following the approval of the merger by our shareholders “without cause” (as defined in the change in control agreements) or resigns for “good reason” (as defined below), the executive officer would be entitled to the following:

•	all accrued but unpaid compensation and paid time off in a lump sum cash payment consisting of the executive officer’s base salary and pro-rated bonus through the date of termination; and

•	a severance payment equal to a multiple of 2.5 (a multiple of 2.25 for Mr. Winter and a multiple of 3 for Mr. Kincaid) times the sum of:

•	the executive officer’s annual base salary, at the greater of the rate in effect immediately before the approval of the merger by our shareholders and the rate in effect immediately before his or her termination of employment, and

•	the average of the executive officer’s annual bonus for the three previous fiscal years;

•	continued eligibility for the executive and his or her dependants to participate for a period of 2.5 years (2.25 years for Mr. Winter and 3 years for Mr. Kincaid) in our medical and specified other benefit plans; and

•	immediate vesting of all share options and restricted shares held by the executive officer to the extent not previously accelerated.

In addition, under the change in control agreements, regardless of whether the executive officer’s employment is terminated, if any payments made to the executive officer would result in an excise tax imposed by Section 4999 of the Internal Revenue Code, the executive officer would become entitled to receive a tax reimbursement payment that would put the executive officer in the same financial position after-tax that he would have been in if the excise tax did not apply to such amounts.

As defined in the change in control agreements “good reason” includes the occurrence of the merger for Mr. Kincaid, meaning that he can resign following the merger and collect the severance benefits described above. For other executive officers, “good reason” includes any of the following events:

•	change in the executive officer’s status, position or responsibilities (including reporting responsibilities) which, in the executive officer’s reasonable judgment, represents an adverse change;

•	the executive officer ceases to report to the surviving entity’s chief executive officer;

•	the assignment to the executive officer of any duties or responsibilities which, in the executive officer’s reasonable judgment, are inconsistent with his or her status, title, position or responsibilities;

•	removal of the executive officer from any offices or positions held prior to the merger;

•	reduction in the executive officer’s base salary or any failure to timely pay any compensation or benefits;

•	relocation of the executive officer’s principal place of employment by more than 25 miles;

•	failure to provide the executive officer with compensation and benefits, in the aggregate, at least equal to those provided prior to the merger;

•	the surviving entity’s insolvency; and

•	a material breach by us of the change in control agreement.

The following table sets forth an estimate of the potential cash severance payments that could be payable as described above in the event the executive officer becomes entitled to such severance amount pursuant to their change-in-control agreements (described above) following the merger (assuming for illustrative purposes that the executive officer’s employment is terminated on March 1, 2007 but utilizing current base salaries and the bonus compensation amounts provided for in the agreements without regard to additional payments resulting from anticipated base pay increases in 2007). The table does not include an amount referable to the value of the continued health and welfare benefits to be received by the executive officer, or the value of the tax reimbursement payment (described above), if applicable.

Amount of
Potential Cash
Severance
Executive Officers	Payment

Richard D. Kincaid	$4,584,066
Debra L. Ferruzzi	1,155,009
Jeffrey L. Johnson	2,067,770
Peyton H. Owen, Jr.	1,697,217
Stanley M. Stevens	1,652,337
Marsha C. Williams	1,806,591
Robert J. Winter	1,206,102

Equity Office Supplemental Retirement Savings Plan

Under the Equity Office Supplemental Retirement Savings Plan (“SRP”), executives and trustees have deferred various types of compensation that would otherwise have been payable upon termination of employment or in future years. In connection with the merger, our board of trustees amended the SRP to comply with recent changes in tax laws and to provide for the payment of all benefits under the SRP and the termination of the SRP immediately following the merger. As a result, amounts payable to our executive officers and trustees that were otherwise deferred into future years will now be made promptly following the merger. All of these amounts were fully vested, such that our executive officers and trustees would have been entitled to receive the payments whether or not they continued to be our employees or trustees and whether or not the merger occurred. The amendment only accelerated the timing of the payment.

Indemnification of Our Trustees, Directors and Officers

The merger agreement provides that for a period of at least six years after the merger effective time, the charter and bylaws or other organizational documents of the surviving entity and its subsidiaries will contain indemnification provisions that are no less favorable than the indemnification provisions in our existing charter and bylaws or the applicable organizational documents of our subsidiaries, and that those provisions will not be amended, repealed or modified during that period in any manner that would affect adversely the rights of any individuals who at or prior to the merger effective time were our or our subsidiaries’ trustees, directors, officers, employees, agents, or fiduciaries, except as required by law and then only to the minimum extent required by law.

Blackhawk Parent, the surviving entity and our operating partnership have agreed to indemnify, to the fullest extent permitted by applicable laws, persons who were at the date of the merger agreement or during the period between the signing of the merger agreement and the merger effective time our and our subsidiaries’ trustees, directors and officers with respect to any legal actions or judgments arising out of or relating to their duties or services as our or our subsidiaries’, trustees, directors or officers, including any actions or omissions taken with respect to the merger agreement or the mergers, occurring at or prior to the merger effective time and, subject to certain conditions, shall pay related legal fees, costs and expenses incurred by them in connection therewith.

The merger agreement requires that we, in consultation with Blackhawk Parent, purchase a non-cancelable extended reporting period endorsement under our existing directors’, trustees’ and officers’ liability insurance policies in the same form as we presently maintain which will provide our directors, trustees and officers with coverage for six years following the closing date of the mergers of not less than the existing coverage under, and with terms not less favorable in the aggregate to, the insured persons, than the coverage we maintained as of November 19, 2006. This requirement is subject to a maximum cost of 300% of our 2007 annual premium to be paid for such insurance. Blackhawk Parent or the surviving entity have agreed to maintain such policies in effect.

The parties have agreed not to terminate or modify to the detriment of any indemnitee the obligations described above regarding trustees’, directors’ and officers’ indemnification, and trustees’, directors’ and officers’ liability insurance, and such obligations must be assumed by any successor entity to the surviving entity as a result of any consolidation, merger, liquidation, dissolution or transfer of all or substantially all of its properties and assets.

Regulatory Matters

We are unaware of any material federal, state or foreign regulatory requirements or approvals that are required for the execution of the merger agreement or the completion of either the merger or the partnership merger, other than the filing of the articles of merger with respect to the merger with, and the acceptance of such articles of merger for record by, the SDAT, and the filing of a certificate of merger with respect to the partnership merger by our operating partnership with the Secretary of State of the State of Delaware.

Litigation Relating to the Mergers

On November 20, 2006, a purported shareholder class action related to the merger agreement, Engel v. Equity Office Properties Trust, et al. (Case No. 24-C-06-010525), was filed in the Circuit Court for Baltimore City, Maryland, naming us and each of our trustees as defendants. The lawsuit alleges that defendants have breached their fiduciary duties in connection with approval of the merger agreement, which is claimed to provide unfair and inadequate consideration. Seven other lawsuits raising similar purported class claims have also been filed, including two other such suits in the Circuit Court for Baltimore City (Lefari v. Equity Office Properties Trust, et al. (Case No. 24-C-06-010716) and Casden v. Equity Office Properties Trust, et al. (Case No. 24-C-06-010969)), four in the Circuit Court of Cook County, Illinois (Blaz v. Equity Office Properties Trust, et al. (Case No. 06-CH-25190), Phillips v. Zell, et al. (Case No. 06-CH-25196), Kaiman v. Zell, et al. (Case No. 06-CH-25278) and Staehr v. Equity Office Properties Trust, et al. (Case No. 06-CH-25402)), and one in the United States District Court for the Northern District of Illinois (Beck v. Dobrowski, et al. (Case No. 06-CV-6411)) (the “federal court lawsuit”). The federal court lawsuit purports to be brought not only as a class action but also as a shareholder derivative case on behalf of Equity Office (which is named only nominally as a defendant). These lawsuits generally allege breaches of fiduciary duties by our trustees in connection with the merger agreement (including, but not limited to, various alleged breaches of duties of loyalty, due care, candor, independence and good faith), claim that defendants have failed to take appropriate steps to maximize shareholder value (including by failing to conduct an auction or negotiate with all interested parties), and allege that various terms of the merger agreement are preclusive and/or unfair. Certain of the lawsuits also include claims that the defendants have improperly favored themselves in connection with the proposed transaction, engaged in self-dealing and/or have improperly provided for disparate treatment among Equity Office security holders. The federal court lawsuit also includes purported derivative claims for abuse of control, gross mismanagement, and corporate waste. In addition to Equity Office and its trustees, The Blackstone Group is named as a defendant in certain of the lawsuits, and is alleged to have aided and abetted the other defendants’ alleged fiduciary breaches. The lawsuits seek a variety of equitable and injunctive relief, including enjoining defendants from completing the proposed merger transaction, disgorgement of alleged benefits improperly received and/or unspecified damages and other relief. We intend to vigorously defend the actions.

Material United States Federal Income Tax Consequences

The following is a summary of the material United States federal income tax consequences of the merger to holders of our common and preferred shares whose shares are surrendered in the merger in exchange for the right to receive the merger consideration as described below. This summary is based on current law, is for general information only and is not tax advice. This summary is based on the Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service (the “IRS”) concerning our tax treatment or the tax treatment of the merger, and the statements in this proxy are not binding on the IRS or any court. We can provide no assurance that the tax consequences contained in this discussion will not be challenged by the IRS, or if challenged, will be sustained by a court.

This summary assumes that our common and preferred shares are held as capital assets within the meaning of Section 1221 of the Code and does not address all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules and does not address the tax consequences of the merger to holders of share options, restricted shares, stock appreciation rights, performance awards or OP Units. In addition, this summary does not address the tax treatment of special classes of holders of our common or preferred shares, including, for example:

•	banks and other financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt entities or persons holding our stock in a tax-deferred or tax advantaged account;

•	mutual funds;

•	subchapter S corporations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons whose functional currency is not the United States dollar;

•	persons holding our common or preferred shares as part of a hedging or conversion transaction or as part of a “straddle” or a constructive sale;

•	U.S. expatriates;

•	persons subject to the alternative minimum tax;

•	holders who acquired our common or preferred shares through the exercise of employee share options or warrants or otherwise as compensation;

•	holders that are properly classified as a partnership or otherwise as a pass-through entity under the Code;

•	holders that hold 5% or more of any class of our shares; and

•	non-U.S. holders, as defined below, except to the extent discussed below.

This summary also does not discuss any state, local, foreign or other tax considerations.

If any entity that is treated as a partnership for United States federal income tax purposes holds our common or preferred shares, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for United States federal income tax purposes and that entity is holding our common or preferred shares, you should consult your tax advisor. Moreover, each holder should consult its own tax advisor regarding the United States federal income tax consequences to it of the merger in light of its own particular situation, as well as any consequences of the merger to such holder arising under the laws of any other taxing jurisdiction.

For purposes of this section, a “U.S. holder” means a beneficial owner of our common or preferred shares that is for United States federal income tax purposes one of the following:

•	a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States or any state thereof, or the District of Columbia;

•	a trust (a) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (b) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated; or

•	an estate the income of which is subject to United States federal income taxation regardless of its source.

As used in this section, a “non-U.S. holder” means a beneficial owner of our common or preferred shares that is an individual, corporation, estate or trust that is not a U.S. holder as described in the bullets above.

Consequences to Us of the Merger

For United States federal income tax purposes, we will treat the merger as if we had sold all of our assets to MergerCo in exchange for the merger consideration and then made a liquidating distribution of the merger consideration to our shareholders in exchange for our shares.

Consequences of the Merger to U.S. Holders of Our Common Shares

General.  The receipt of cash by U.S. holders in exchange for their common shares pursuant to the merger will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local and foreign income and other tax laws). In general, a U.S. holder of our common shares will recognize gain or loss for United States federal income tax purposes equal to the difference between:

•	the amount of cash received in exchange for our common shares; and

•	the U.S. holder’s adjusted tax basis in our common shares.

Gain or loss will be calculated separately for each block of common shares, with a block consisting of common shares acquired at the same cost in a single transaction. Assuming that the common shares constitute capital assets in the hands of the U.S. holder, this gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of the merger the common shares have been held for more than one year. An individual U.S. holder will be subject to tax on net capital gain at a maximum federal income tax rate of 15%. Capital gains of corporate U.S. holders generally are taxable at the regular tax rates applicable to corporations. The deductibility of a capital loss recognized in the exchange is subject to limitations under the Code. In addition, the IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a tax rate of 25% to a portion of capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.”

Special Rule for U.S. Holders Who Have Held Common Shares Less than Six Months.  A U.S. holder who has held our common shares for less than six months at the time of the merger, taking into account the holding period rules of Section 246(c)(3) and (4) of the Code, and who recognizes a loss on the exchange of our common shares in the merger, will be treated as recognizing a long-term capital loss to the extent of any capital gain dividends received from us, or such holder’s share of any designated retained capital gains, with respect to such common shares.

Consequences of the Merger to Non-U.S. Holders of Our Common Shares

Generally, a non-U.S. holder’s gain or loss from the merger will be determined in the same manner as that of a U.S. holder. The United States federal income tax consequences of the merger to a non-U.S. holder will depend on various factors, including whether the receipt of the common share merger consideration is treated under provisions added to the Code by the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, as sales of our common shares or instead as distributions from us. The provisions governing distributions from REITs could apply because, for United States federal income tax purposes, the merger will be treated as a sale of our assets followed by a liquidating distribution from us to our shareholders of the proceeds from the asset sale. Current law is unclear as to which provisions should apply, and both sets of provisions are discussed below. In general, the provisions governing the taxation of distributions by REITs may be less favorable to certain non-U.S. holders, and non-U.S. holders should consult their tax advisors regarding the possible application of those provisions.

Taxable Sale of Common Shares.  Subject to the discussion of backup withholding and of distribution of gain from the disposition of U.S. real property interests below, if the merger is treated as a taxable sale of our common shares, a non-U.S. holder should not be subject to United States federal income taxation on any gain or loss from the merger unless: (i) the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, or, if an applicable income tax treaty applies, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; (ii) the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the merger and certain other requirements are met; or (iii) such common shares constitute a “U.S. real property interest” under FIRPTA.

A non-U.S. holder whose gain is effectively connected with the conduct of a trade or business in the United States will generally be subject to United States federal income tax on such gain on a net basis in the same manner as a U.S. holder. In addition, a non-U.S. holder that is a corporation may be subject to the 30% branch profits tax on such effectively connected gain described in clause (i) above.

A non-U.S. holder who is an individual present in the United States for 183 days or more in the taxable year of the merger and who meets certain other requirements will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by United States source capital losses. In addition, the non-U.S. holder may be subject to applicable alternative minimum taxes.

If a non-U.S. holder’s common shares constitute a “U.S. real property interest” under FIRPTA, such holder will be subject to United States federal income tax on the gain recognized in the merger on a net basis in the same manner as a U.S. holder. A non-U.S. holder’s common shares generally will not constitute a U.S. real property interest if (i) we are a “domestically controlled qualified investment entity” at the merger effective time, or (ii) the non-U.S. holder holds 5% or less of the total fair market value of our common shares at all times during the shorter of (a) the five-year period ending with the effective date of the merger and (b) the non-U.S. holder’s holding period for the shares. A “qualified investment entity” includes a REIT. Assuming we qualify as a REIT, we will be a “domestically controlled qualified investment entity” at the merger effective time if non-U.S. holders held directly or indirectly less than 50% in value of our stock at all times during the five-year period ending with the merger effective time. While we believe that we currently are a domestically controlled REIT, no assurances can be given that the actual ownership of our stock has been or will be sufficient for us to qualify as a “domestically controlled qualified investment entity” at the merger effective time.

In addition, our common shares will not constitute a U.S. real property interest if (i) as of the effective date of the merger, we did not hold any U.S. real property interests, and (ii) all of the U.S. real property interests held by us during the five-year period ending with the effective date of the merger were disposed of in transactions in which the full amount of the gain (if any) was recognized. The application of this rule in a transaction such as the merger is not entirely clear. You should consult your tax advisor regarding the possible FIRPTA tax consequences to you of the merger.

Distribution of Gain from the Disposition of U.S. Real Property Interests.  The tax treatment described above assumes that the receipt of the common share merger consideration will be treated as a sale or exchange of our common shares for purposes of FIRPTA. It is possible, however, that the IRS may assert that the common share merger consideration received by a non-U.S. holder is subject to tax under Section 897(h)(1) of the Code as a distribution from us that is attributable to gain from the deemed sale of our U.S. real estate assets in the merger and not as a sale of our common shares. If the IRS were successful in making this assertion, then such distribution would be taxed under FIRPTA, unless a special exception applies (the “5% Exception,” discussed below). If the distribution were taxed under FIRPTA, the gain recognized by a non-U.S. holder generally would be subject to United States federal income tax on a net basis to the extent the distribution is attributable to gain from the sale of our real estate assets, and a corporate non-U.S. holder could also be subject to the branch profits tax on such FIRPTA gain. On the other hand, the 5% Exception generally would apply to a non-U.S. holder of our shares if the non-U.S. holder does not own more than 5% of our common shares at any time during the one-year period ending on the date of the distribution. If the 5% Exception were to apply to a non-U.S. Holder, the FIRPTA tax would not apply, but there is some risk that the common share merger consideration could be treated as an ordinary dividend distribution from us, in which case the common share merger consideration you receive would be subject to United States federal income tax (and withholding) at a 30% rate.

Income Tax Treaties.  If a non-U.S. holder is eligible for treaty benefits under an income tax treaty with the United States, the non-U.S. holder may be able to reduce or eliminate certain of the United States federal income tax consequences discussed above, such as the branch profits tax. Non-U.S. holders should consult their tax advisor regarding possible relief under an applicable income tax treaty.

U.S. Withholding Tax.  As described above, it is unclear whether the receipt of the common share merger consideration will be treated as a sale or exchange of our common shares or as a distribution from us that is attributable to gain from the deemed sale of our U.S. real estate assets in the merger. Accordingly, we intend to withhold U.S. federal income tax at a rate of 35% from the portion of the common share merger consideration that is, or is treated as, attributable to gain from the sale of U.S. real property interests and paid to a non-U.S. holder unless such holder qualifies for the 5% Exception. If a non-U.S. holder holds its shares through a nominee, that nominee may take a contrary position and conclude that withholding applies to the merger consideration payable to such non-U.S. holder.

A non-U.S. holder may be entitled to a refund or credit against the holder’s United States federal income tax liability, if any, with respect to any amount withheld pursuant to FIRPTA, provided that the required information is furnished to the IRS on a timely basis. Non-U.S. holders should consult their tax advisor regarding withholding tax considerations.

Consequences to Holders of Series B and Series G Preferred Shares

The merger will be treated as a taxable transaction to holders of our Series B and Series G preferred shares. Subject to the qualifications discussed above with respect to our common shareholders, including the assumption that our Series B and Series G preferred shares are a capital asset in the hands of our Series B and Series G preferred shareholders, the federal income tax consequences to holders of our Series B and Series G preferred shares generally will be the same as the consequences to holders of our common shares described above, except that the capital gain or loss recognized by a holder of our Series B and Series G preferred shares will be measured by the difference between the holder’s adjusted tax basis in the preferred shares exchanged and the fair market value of the MergerCo Series B and MergerCo Series G preferred stock of the surviving entity received by such holder, which should equal the amount of cash (subject to any withholding taxes) that such holder will receive upon the liquidation of the surviving entity into Blackhawk Parent following the merger. Each holder’s basis in the MergerCo Series B and MergerCo Series G preferred stock of the surviving entity will equal the fair market value of those shares and, thus, such holder should not recognize additional gain or loss upon the liquidation of the surviving entity into Blackhawk Parent. With respect to non-U.S. holders of our Series B and Series G preferred shares, it is not entirely clear whether the receipt of the MergerCo Series B and MergerCo Series G preferred stock will be treated as a sale or exchange of our preferred shares or as a distribution from us that is attributable to gain from the deemed sale of our U.S. real estate assets in the merger. Accordingly, we intend to withhold U.S. federal income tax at a rate of 35% from the portion of the Series B or Series G preferred share merger consideration that is, or is treated as, attributable to gain from the sale of U.S. real property interests and paid to a non-U.S. holder, unless such non-U.S. holder of our Series B or Series G preferred shares, respectively, does not own at any time during the one-year period ending on the date of the distribution more than 5% of the preferred class of stock (i.e., either the Series B or Series G preferred shares) held by such non-U.S. holder. Non-U.S. holders of our Series B or Series G preferred shares should consult their tax advisor regarding withholding tax considerations.

Information Reporting and Backup Withholding

Backup withholding, currently at a rate of 28%, and information reporting may apply to the cash received pursuant to the exchange of our common shares in the merger. Backup withholding will not apply, however, to a holder who

•	in the case of a U.S. holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute IRS Form W-9 or successor form,

•	in the case of a non-U.S. holder, furnishes an applicable IRS Form W-8 or successor form, or

•	is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements.

Backup withholding is not an additional tax and any amount withheld under these rules may be credited against the holder’s United States federal income tax liability and may entitle the holder to a refund if required information is timely furnished to the IRS.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF OUR COMMON AND PREFERRED SHARES ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

NOTHING IN THIS PROXY STATEMENT IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE WITH RESPECT TO THE OP UNIT HOLDERS. OP UNIT HOLDERS, WHO WILL SEPARATELY RECEIVE MATERIALS DESCRIBING THE PARTNERSHIP MERGER, TERMS OF THE ELECTION AND THE CLASS H PREFERRED UNITS, ALSO SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THEIR ELECTION.

Delisting and Deregistration of Our Common and Preferred Shares

If the merger is completed, our common and preferred shares will no longer be traded on the New York Stock Exchange and will be deregistered under the Exchange Act. If the partnership merger is completed, the OP Units will be deregistered under the Exchange Act.

THE MERGER AGREEMENT

The following summarizes material provisions of the merger agreement (as amended), a copy of which is attached to this proxy statement as Exhibit A and which we incorporate by reference into this document. This summary may not contain all of the information about the merger agreement that is important to you. Therefore, we recommend that you read carefully the copy of the merger agreement attached to this proxy statement as Exhibit A in its entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

The merger agreement contains representations and warranties made by, and to, us, the operating partnership, Blackhawk Parent, MergerCo and Merger Partnership. These representations and warranties, which are set forth in the copy of the merger agreement attached to this proxy statement as Exhibit A, were made for the purposes of negotiating and entering into the merger agreement between the parties. In addition, these representations and warranties were made as of specified dates, may be subject to standards of materiality different from what may be viewed as material to shareholders, or may have been used for the purpose of allocating risk between the parties instead of establishing such matters as facts. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

As used in the summary of the material terms of the merger agreement below and elsewhere in this proxy statement, unless the context requires otherwise, references to our “subsidiaries” do not include certain joint venture entities in which we, directly or indirectly, through our subsidiaries own interests.

Structure

The Partnership Merger

At the effective time of the partnership merger, Merger Partnership, which was formed in connection with the mergers and has no assets or liabilities, will merge with and into our operating partnership, Merger Partnership’s separate existence will cease, and our operating partnership will survive the partnership merger. At the effective time of the partnership merger, all of our operating partnership’s and Merger Partnership’s property, whether real, personal or mixed, will be vested in the surviving partnership and all of our operating partnership’s and Merger Partnership’s liabilities will attach to the surviving partnership.

The Merger

Immediately after the effective time of the partnership merger, at the merger effective time, Equity Office will merge with and into MergerCo, Equity Office’s separate corporate existence will cease, and MergerCo will survive the merger and continue to exist as a wholly-owned subsidiary of Blackhawk Parent. All of our and MergerCo’s properties, assets, rights, privileges, immunities, powers and purposes, and all of our and MergerCo’s liabilities, will become those of the surviving real estate investment trust. Following the completion of the merger, our common and preferred shares will be de-listed from the New York Stock Exchange and deregistered under the Exchange Act and will no longer be publicly traded.

Effective Times

The effective time of the partnership merger will occur at (1) the time that our operating partnership files a certificate of merger with respect to the partnership merger with the Secretary of State of the State of Delaware or (2) a later time agreed to by the parties and designated in such filing in accordance with the Delaware Revised Uniform Limited Partnership Act.

The merger effective time will occur at (1) the time the articles of merger with respect to the merger are accepted for record by the SDAT, or (2) such later time agreed by the parties to the merger agreement and designated in the articles of merger (which will not exceed 30 days after such articles have been accepted for record). The closing will occur as promptly as practicable, but in no event later than the third business day after all of the conditions set forth in the merger agreement have been satisfied or waived (other than those conditions which by their terms are required to be satisfied or waived at the closing), unless the parties otherwise agree.

Organizational Documents

The declaration of trust, including the articles supplementary thereto, and the bylaws of MergerCo, each as in effect immediately prior to the merger effective time, will be the declaration of trust and bylaws of the surviving entity. The certificate of limited partnership of our operating partnership, as amended, will be the certificate of limited partnership of the surviving partnership until amended following the effective time of the partnership merger as provided in the merger agreement and in accordance with applicable law. The third amended and restated limited partnership agreement of our operating partnership, as further amended prior to the effective time of the partnership merger as required by the merger agreement and in effect immediately prior to the effective time of the partnership merger, will be the limited partnership agreement of the surviving partnership until further amended in accordance with its terms or by applicable law.

Trustees and Officers; General Partner

The trustees and officers of MergerCo immediately prior to the merger effective time will be the trustees and officers of the surviving entity. The officers will hold their office in accordance with the charter and bylaws of the surviving entity. Immediately after the effective time of the partnership merger, we will remain the general partner of the surviving partnership, and after the merger effective time, MergerCo shall be the general partner of the surviving partnership.

Treatment of Shares, Share Options, Restricted Shares, Stock Appreciation Rights and
Performance Awards

Common Shares

At the merger effective time, each common share issued and outstanding immediately prior to the merger effective time (other than shares held by our subsidiaries or MergerCo, which will be automatically canceled and retired and cease to exist with no payment being made with respect thereto) will be automatically converted into, and will be canceled in exchange for, the right to receive $48.50 in cash, without interest and less any applicable withholding taxes.

We have also agreed to take all actions necessary to suspend our dividend reinvestment and share purchase plan effective as soon as possible after November 19, 2006 and to terminate such plan effective as of the merger effective time.

Preferred Shares

At the merger effective time, (i) each Series B preferred share of the company issued and outstanding immediately prior to the merger effective time (other than Series B preferred shares held by our subsidiaries or MergerCo, which will be automatically canceled and retired and cease to exist with no payment being made with respect thereto) will be automatically converted into, and will be canceled in exchange for, the right to receive one share of 5.25% Series B cumulative preferred stock, par value $.01 per share, of the surviving entity and (ii) each Series G preferred share of the company issued and outstanding immediately prior to the merger effective time (other than Series G preferred shares held by our subsidiaries or MergerCo, which will be automatically canceled and retired and cease to exist with no payment being made with respect thereto) will be automatically converted into, and will be canceled in exchange for, the right to receive one share of 7.75% Series G cumulative redeemable preferred stock, par value $.01 per share, of the surviving entity. The Series B and G preferred shares of the surviving entity will not be listed on any securities exchange.

Pursuant to the terms of the merger agreement, as promptly as practicable after the merger effective time, the surviving entity will be liquidated into Blackhawk Parent, and Blackhawk Parent has agreed to assume and discharge all liabilities and obligations of the surviving entity effective on such liquidation. Upon the liquidation, (i) the surviving entity’s Series B preferred shares will be canceled and holders of the surviving entity’s Series B preferred shares will receive a cash distribution from the liquidation of the surviving entity in accordance with the terms of the articles supplementary classifying the surviving entity’s Series B preferred shares, which will be $50.00 per share plus any accrued and unpaid dividends thereon and (ii) the surviving entity’s Series G preferred shares will be canceled and holders of the surviving entity’s Series G preferred shares will receive a cash distribution from the liquidation of the surviving entity in accordance with the terms of the articles supplementary classifying the surviving entity’s Series G preferred shares, which will be $25.00 per share plus any accrued and unpaid dividends thereon. While holders of our preferred shares are entitled to receive notice of and attend the special meeting or any postponements or adjournments of the special meeting, they are not entitled to vote upon the merger and the merger agreement or any adjournments of the special meeting for the purpose of soliciting additional proxies, at the special meeting.

Holders of our Series B preferred shares have the right at any time to convert their Series B preferred shares into our common shares. As of December 1, 2006, the conversion price was $35.70 per common share or the equivalent of a conversion rate of 1.40056 common shares per Series B preferred share ($50.00 per Series B preferred share liquidation preference divided by the $35.70 conversion price). Based on the current conversion price for the Series B preferred shares and assuming the merger is consummated in accordance with the merger agreement, holders of each Series B preferred share converted prior to the merger who hold the common shares issued upon conversion at the merger effective time would be entitled to receive approximately $67.93 (1.40056 common shares issuable upon conversion times $48.50) for such common shares, less any applicable withholding taxes. Any Series B preferred shares not converted prior to the merger will be automatically converted into the right to receive one Series B preferred share of the surviving entity and, upon the liquidation of MergerCo as promptly as practicable following the merger, would only be entitled to receive the liquidation preference of $50.00 per share, plus accrued and unpaid dividends to the date of payment.

Share Options, Restricted Shares, Stock Appreciation Rights and Performance Awards

Immediately prior to the merger effective time, all outstanding share options, restricted shares, stock appreciation rights and performance awards, whether or not exercisable or vested, as the case may be, will become fully vested and exercisable or payable, as the case may be, and, in the case of the restricted shares and performance awards, free of forfeiture restrictions.

Immediately prior to the merger effective time, each outstanding restricted share will be considered an outstanding common share for the purposes of the merger agreement and at the merger effective time will be automatically converted into, and will be cancelled in exchange for, the right to receive $48.50 in cash, without interest and less any applicable withholding taxes.

Each share option to purchase our common shares that remains outstanding immediately prior to the merger effective time, whether vested or unvested, will be canceled and converted into the right to receive promptly after the merger effective time (and in any event within five business days) a single lump sum cash payment, less applicable withholding taxes, equal to the product of:

•	the aggregate number of common shares underlying such share option immediately prior to the merger effective time, multiplied by;

•	the excess, if any, of $48.50 over the exercise price per share of our common shares subject to such share option.

If the exercise price of any share option is equal to or greater than $48.50 per share, such option will be canceled without any cash payment being made in respect thereof. As of the date of this proxy statement, none of our outstanding share options had an exercise price equal to, or greater than, $48.50 per share.

Additionally, under the terms of the merger agreement, immediately prior to the merger effective time, each stock appreciation right in respect of common shares will become fully vested and exercisable. Each unexercised stock appreciation right will be canceled in exchange for the right to receive, promptly after the merger effective time (and in any event within five business days), a cash payment, less applicable withholding taxes, equal to the product of:

•	the aggregate number of common shares underlying such stock appreciation right immediately prior to the merger effective time, multiplied by;

•	the excess, if any, of $48.50 over the exercise price per share of such stock appreciation right.

If the exercise price of any stock appreciation right is equal to or greater than $48.50 per share, such stock appreciation right will be canceled without any cash payment being made in respect thereof. As of the date of this proxy statement, none of our outstanding stock appreciation rights had an exercise price equal to, or greater than, $48.50 per share.

Additionally, under the terms of the merger agreement, immediately prior to the merger effective time, each performance award in respect of common shares will become fully vested and free of all forfeiture restrictions and will entitle the holder of such performance award to the right to receive, promptly after the merger effective time (and in any event within five business days), a cash payment, less applicable withholding taxes, equal to the product of:

•	200% of the aggregate target number of common shares subject to such performance award, as applicable, immediately prior to the merger effective time, multiplied by;

•	$48.50.

Accumulated dividends on performance awards paid out under the Strategic Long-Term Incentive Plan, also based on 200% of the target number of common shares underlying such awards, will also be paid in cash, less applicable withholding taxes.

The amount of cash payable with respect to share options, restricted shares, stock appreciation rights and performance awards will be reduced by the amount of any applicable taxes required to be withheld. All share options, restricted shares, stock appreciation rights and performance awards will be canceled and all of our employee stock purchase plans will terminate at the merger effective time.

Treatment of Interests in Our Operating Partnership

OP Units

In connection with the partnership merger, each OP Unit issued and outstanding immediately prior to the effectiveness of the partnership merger (other than units we or any of our subsidiaries own which will remain outstanding and unchanged as Class A units in the surviving partnership) will be automatically converted into the right to receive $48.50 in cash, without interest and less applicable withholding taxes. Alternatively, in lieu of this cash consideration, each limited partner (other than us or any of our subsidiaries) of our operating partnership will be offered the opportunity to elect to convert all, but not less than all, of the OP Units that such limited partner owns into Class H preferred units in the surviving partnership on a one-for-one basis, provided that such limited partner meets the conditions described below. As described above under the section captioned “The Mergers — Interests of Our Trustees and Executive Officers in the Mergers — OP Units” on page 45, certain of our trustees and executive officers beneficially own OP Units and will be offered the opportunity to participate in this election.

Limited partners will only be entitled to elect to convert their OP Units into Class H preferred units in the surviving partnership if they (a) are “accredited investors” as defined under the U.S. securities laws, (b) agree to be bound by a new limited partnership agreement of the surviving partnership, and (c) make a valid and timely election to receive the Class H preferred units pursuant to election materials that will be separately sent to limited partners. This proxy statement does not constitute any solicitation of consents in respect of the partnership merger, and does not constitute an offer to exchange or convert the OP Units that you may own for or into Class H preferred units in the surviving partnership.

In general, Class H preferred units in the surviving partnership will have the following terms:

•	each Class H preferred unit will have a stated liquidation preference of $48.50; distributions of available cash when, as and if made by the surviving partnership will be payable on a quarterly basis, in preference to all holders of other classes of partnership interests in the surviving partnership, until each holder has received a cumulative return of 6% per annum on the stated liquidation preference, which we refer to as the preferred return; and the preferred return will compound annually to the extent unpaid;

•	upon liquidation of the surviving partnership, holders of Class H preferred units will be entitled to the liquidation preference of $48.50 plus any accrued but unpaid preferred return prior to any distributions being made on any other partnership interests;

•	commencing on the third anniversary of the partnership merger (or, if earlier, upon the surviving partnership becoming a subsidiary of any public real estate investment trust), any holder of Class H preferred units may cause the surviving partnership to redeem all, but not less than all, of such holder’s Class H preferred units for cash equal to the liquidation preference plus any accrued and unpaid preferred return, provided that:

•	such redemption right shall be exercisable only once per year during the 30-day period following each anniversary of the partnership merger (starting with the third anniversary of the partnership merger);

•	upon the death of a holder of Class H preferred units prior to the third anniversary of the partnership merger, the estate of that holder will have the right to require the surviving partnership to redeem all of the deceased holder’s Class H preferred units for cash during the 120-day period following the deceased holder’s death;

•	on the date of the partnership merger, the fair market value of the surviving partnership’s assets is expected to exceed their tax basis, and if in any year the surviving partnership allocates additional taxable income or gain to a holder of Class H preferred units that is attributable to that excess, a holder will have the right to require the surviving partnership to redeem for cash a whole number of Class H preferred units having a liquidation preference approximately equal to such income or gain (and to receive any accrued and unpaid preferred return on the redeemed preferred units), which redemption right is exercisable during the 120-day period after the holder receives such holder’s Schedule K-1 to IRS Form 1065 or other written information statement, identifying the amount of such additional income or gain, for the related taxable period; and

•	if the surviving partnership becomes a subsidiary of any public real estate investment trust, the public real estate investment trust shall have the right to amend such redemption provisions to provide the public real estate investment trust the option to issue publicly traded stock in such public real estate investment trust to any redeeming holder in lieu of cash;

•	commencing on the seventh anniversary of the partnership merger, the surviving partnership may, at its option, redeem the Class H preferred units for cash equal to the liquidation preference plus any accrued and unpaid preferred return;

•	except as otherwise required by law, holders of Class H preferred units will have no voting rights or other consent rights in the surviving partnership, provided that so long as there are at least $35 million of Class H preferred units outstanding, holders of two-thirds of the outstanding Class H preferred units must approve any material and adverse amendments to the preference, distribution, tax protection and redemption provisions applicable to the Class H preferred units; and

•	the surviving partnership will provide holders of Class H preferred units with unaudited quarterly and audited annual financial statements.

Certain limited partners of our operating partnership currently are entitled to the benefit of certain tax protection agreements, which, among other things, require our operating partnership to: (i) retain or not dispose of certain assets, except pursuant to certain nonrecognition transactions, for a specified period of time; (ii) maintain a minimum level of debt and permit certain limited partners to guarantee debt of the operating partnership; and (iii) employ certain Code Section 704(c) methods. The surviving partnership will continue to be subject to the existing tax protection agreements to which the operating partnership is a party.

Series B and G Preferred Units

Each Series B preferred unit and each Series G preferred unit in our operating partnership issued and outstanding immediately prior to the effective time of the partnership merger, all of which are held by Equity Office, shall remain as one issued and outstanding Series B preferred unit and each Series G preferred unit, as the case may be, of the surviving partnership.

General Partnership Interests

The general partner interests of our operating partnership shall remain outstanding and unchanged as general partner interests in the surviving partnership. Immediately after the effective time of the partnership merger, we will remain the general partner of the surviving partnership and, after the merger effective time, MergerCo will be the general partner of the surviving partnership and shall have such rights, duties and obligations as are more fully set forth in the partnership agreement, as amended and as further amended in accordance with the terms of the merger agreement.

No Further Ownership Rights

At the merger effective time and the effective time of the partnership merger, as applicable, holders of our common shares and preferred shares and holders of OP Units that are converted into the right to receive cash consideration in the partnership merger will cease to be, and will have no rights solely as, shareholders or as limited partners, as applicable, other than the right to receive the applicable merger consideration. The merger consideration paid to the holders of our common shares and preferred shares and holders of OP Units in accordance with the exchange and payment procedures contained in the merger agreement will be deemed to have been paid in full satisfaction of all rights and privileges pertaining to our common shares, preferred shares and OP Units exchanged (and, if applicable, represented by certificates exchanged therefor).

Exchange and Payment Procedures

On or before the effective time of the partnership merger, Blackhawk Parent will deposit, or cause to be deposited, the merger consideration for the benefit of the holders of our common shares, share options, stock appreciation rights or performance awards and OP Units, respectively, with a paying agent reasonably satisfactory to us. Promptly after the merger effective time (but in any event within five business days), Blackhawk Parent will cause the paying agent to mail a customary letter of transmittal subject to our prior approval and, if applicable, instructions for surrendering certificates for our common shares and OP Units to each holder thereof. The letter of transmittal and instructions will tell you how to surrender your common share certificates and any interest in OP Units, as applicable, in exchange for the applicable merger consideration.

The preferred shares of the surviving entity (MergerCo) will be uncertificated and any certificates that, prior to the merger effective time, evidenced our preferred shares will be treated by the surviving entity as if such certificates evidenced the preferred shares of the surviving entity constituting the applicable merger consideration.

You should not return your share certificates with the enclosed proxy card, and you should not forward your share certificates to the paying agent without a letter of transmittal.

A holder of common shares will not be entitled to receive the merger consideration until such holder surrenders such holder’s common share certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as the paying agent may reasonably require. The merger consideration may be paid to a person other than the person in whose name the corresponding common share certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person requesting payment must either pay any applicable stock transfer taxes or establish to the satisfaction of Blackhawk Parent that such stock transfer taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates. Each of the paying agent, the surviving entity and Blackhawk Parent will be entitled to deduct and withhold any applicable taxes from the merger consideration.

At the merger effective time and the effective time of the partnership merger, our share transfer books and the unit transfer books of our operating partnership will be closed, and there will be no further registration of transfers of our common shares, preferred shares or restricted shares or limited partner interests in the operating partnership, as applicable.

None of the paying agent, Blackhawk Parent, MergerCo, Merger Partnership, us, our operating partnership or any of their respective employees, officers, directors, trustees, shareholders, partners, agents or affiliates will be liable to any person for any cash merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains undistributed to the holders of common shares, share options, stock appreciation rights or performance awards or holders of OP Units for twelve months after the merger effective time will be delivered to the surviving entity. Holders of our common shares, share options, stock appreciation rights and performance awards or holders of OP Units prior to the applicable merger who have not complied with the exchange and payment procedures contained in the merger agreement within twelve months after the merger effective time may only look to the surviving entity and Blackhawk Parent for payment of the merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then before you are entitled to receive the merger consideration, you will be required to deliver an affidavit stating that fact and, if required by Blackhawk Parent or paying agent, to post a bond in the form and amount reasonably required by Blackhawk Parent or the paying agent as indemnity against any claim that may be made against Blackhawk Parent and the paying agent on account of the alleged loss, theft or destruction of such certificate.

Debt Tender Offers and Consent Solicitation; Redemption

We and our operating partnership have agreed to use our commercially reasonable efforts to commence offers to purchase and related consent solicitations with respect to the following securities that our operating partnership has outstanding, on the terms and subject to the conditions set forth in the related tender offer and consent solicitation documentation that will be distributed to the holders of such securities:

6.763% Notes due June 15, 2007	7.000% Notes due July 15, 2011
7.410% Notes due September 1, 2007	6.750% Notes due February 15, 2012
7.750% Notes due November 15, 2007	5.875% Notes due January 15, 2013
6.750% Notes due January 15, 2008	4.750% Notes due March 15, 2014
6.750% Notes due February 15, 2008	Floating Rate Notes due May 27, 2014
6.800% Notes due January 15, 2009	7.350% Debentures due December 1, 2017
7.250% Notes due May 1, 2009	7.250% Notes due February 15, 2018
7.125% Notes due July 1, 2009	7.500% Debentures due October 1, 2027
8.100% Notes due August 1, 2010	7.250% Notes due June 15, 2028
4.650% Notes due October 1, 2010	7.500% Notes due April 19, 2029
Floating Rate Notes due October 1, 2010	7.875% Notes due July 15, 2031
7.650% Notes due December 15, 2010

In addition, the tender offers and consent solicitations will include our operating partnership’s outstanding senior, unsecured InterNotes, unless Blackhawk Parent elects not to include the InterNotes. We refer to the outstanding securities listed above, as well as the InterNotes, collectively as our senior notes. Approximately

$8.4 billion aggregate principal amount of senior notes were outstanding as of December 1, 2006. In connection with the offers to purchase the senior notes, our operating partnership will seek the consents of the holders of the senior notes to amend the indentures governing the senior notes to eliminate substantially all of the restrictive covenants contained in the senior notes and the related indentures, eliminate certain events of default, modify covenants regarding mergers, and modify or eliminate certain other provisions contained in the indentures and the senior notes. The proposed terms of the amended senior notes and indentures will be described in the tender offer and consent solicitation documents.

The tender offer and consent solicitation documents will provide that holders of senior notes will not be able to deliver consents to the amendments to the indentures and the senior notes without also tendering their senior notes. Assuming the requisite consents are received from the holders of the senior notes with respect to such amendments, the amendments will become operative concurrently with the merger effective time, so long as all senior notes validly tendered on or prior to the consent date are accepted for purchase pursuant to the offers to purchase concurrent with the merger effective time. Assuming that all of the conditions to the tender offers and consent solicitations are satisfied or waived, concurrently with the merger effective time, senior notes validly tendered in the tender offers will be accepted for payment. If the amendments become operative, senior notes that are not tendered and purchased in the tender offers are expected to remain outstanding and will be subject to the terms of the applicable indenture as modified by the amendments. In the event the requisite consents are not obtained, we and our operating partnership will issue (subject to the conditions set forth below), immediately prior to the effective time of the partnership merger, an irrevocable notice of optional redemption of senior notes as to which requisite consents have not been obtained and that are redeemable in accordance with their terms and the applicable indenture, which would provide for the satisfaction and discharge of such senior notes and such indenture with respect to such senior notes. It is a condition to our and our operating partnership’s obligation to issue any such irrevocable notice of optional redemption that Blackhawk Parent shall have provided written notice to us confirming that all of Blackhawk Parent’s conditions set forth in the merger agreement have been satisfied or waived (except for the condition relating to the consent solicitations and the senior notes redemption) and that Blackhawk Parent, MergerCo and Merger Partnership are prepared to proceed immediately with the closing, and Blackhawk Parent, MergerCo and Merger Partnership also shall have irrevocably deposited with the applicable trustee under each indenture sufficient funds to effect such satisfaction and discharge.

We and our operating partnership have also agreed, should Blackhawk Parent so elect, to use our commercially reasonable efforts to seek the consents of the holders of $1.5 billion aggregate principal amount of 4.00% Exchangeable Senior Notes due July 15, 2026 issued by our operating partnership, which we refer to as the exchangeable notes, to amend the indenture governing the exchangeable notes as it relates to such exchangeable notes so as to eliminate substantially all of the restrictive covenants contained in the exchangeable notes and such indenture, eliminate certain events of default, modify covenants regarding mergers, and modify or eliminate certain other provisions contained in such indenture and the exchangeable notes and the related registration rights agreement. The proposed terms of the amendments to the indenture as they relate to the exchangeable notes, the exchangeable notes and the registration rights agreement will be described in the relevant consent solicitation documents. Assuming the requisite consents are received from the holders of the exchangeable notes to amend the indenture as it relates to the exchangeable notes and the exchangeable notes and the registration rights agreement, the amendments will become operative concurrently with the merger effective time.

In addition, our operating partnership has agreed to use its reasonable best efforts to redeem its 7.000% Notes due February 1, 2007, its 6.880% Notes due April 30, 2007 and its 7.875% Notes due December 1, 2016. We refer to these three series of notes as the redemption notes.

Representations and Warranties

We and our operating partnership, jointly and severally, made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedules delivered in connection therewith. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and power and authority to carry on the businesses of each of us, our operating partnership, our other subsidiaries and other entities in which we own certain equity interests (which we refer to as our joint ventures);

•	our charter and bylaws and the similar organizational documents of our operating partnership, our other subsidiaries and certain of our joint ventures;

•	our capitalization and the capitalization of our operating partnership, and our ownership in our other subsidiaries and joint ventures and the absence of any encumbrances on our ownership of the equity interests of our subsidiaries and our joint ventures;

•	our and our operating partnership’s power and authority to execute and deliver, and to perform our and our operating partnership’s obligations under, the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement against us and our operating partnership;

•	the vote of our shareholders required in connection with the approval of the merger and the merger agreement and the approval of us as the general partner of our operating partnership;

•	the exemption of the merger agreement and the mergers from the requirements of any business combination, control share acquisition or other takeover laws contained in Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, the Maryland General Corporation Law or the Delaware Revised Uniform Limited Partnership Act;

•	the absence of conflicts with, or breaches or violations of, our, our operating partnership’s, or certain of our joint ventures’ organizational documents, and laws, permits and certain contracts applicable to us, our operating partnership, our other subsidiaries and our joint ventures as a result of entering into the merger agreement or performing our or their respective obligations under the merger agreement;

•	consents and approvals of governmental entities required as a result of executing and delivering the merger agreement and performing our and our operating partnership’s obligations under the merger agreement;

•	possession of all permits necessary to operate our, our subsidiaries’ and our joint ventures’ properties and carry on our, our subsidiaries’ and our joint ventures’ business and the absence of any conflict with, or default, breach or violation of, applicable laws or such permits;

•	our and our operating partnership’s SEC filings since January 1, 2004, and the financial statements contained therein;

•	the absence of liabilities required to be recorded on a balance sheet under generally accepted accounting principles as applied in the United States, or GAAP, since September 30, 2006;

•	the absence of any material adverse effect (as discussed below) and certain other changes and events since December 31, 2005;

•	the absence of litigation or orders against us or our subsidiaries;

•	our and our subsidiaries’ employee benefit plans;

•	labor matters affecting us and our subsidiaries;

•	the accuracy and completeness of information we and our operating partnership have supplied for inclusion or incorporation by reference in this proxy statement or any other document to be filed with the SEC or provided to holders of OP Units in connection with the transactions contemplated by the merger agreement;

•	real property owned and leased by us, our subsidiaries and our joint ventures; our, our subsidiaries’ and our joint ventures’ leases, ground leases, development agreements, and participation agreements;

•	personal property owned by us and our subsidiaries;

•	intellectual property used by, owned by or licensed by us and our subsidiaries;

•	tax matters affecting us and our subsidiaries;

•	environmental matters affecting us, our subsidiaries and our joint ventures;

•	our, our subsidiaries’ and our joint ventures’ material contracts and the absence of any breach or violation of, or default under, any material contract;

•	the absence of any undisclosed broker’s or finder’s fees;

•	the receipt by us of a fairness opinion from Merrill, Lynch, Pierce, Fenner & Smith Incorporated to the effect that, as of the date of the merger agreement, (i) the cash merger consideration to be received by holders of our common shares is fair from a financial point of view to such holders, and (ii) the cash merger consideration to be received by holders of OP Units (excluding the general partner and any officers and trustees, in their individual capacity, of us or any of our subsidiaries) in the partnership merger, is fair from a financial point of view to the holders of such OP Units;

•	our and our subsidiaries’ insurance policies; and

•	our and our subsidiaries’ status as an investment company under the Investment Company Act of 1940, as amended.

For the purposes of the merger agreement, “material adverse effect” means any effect, event, development or change that is materially adverse to our, our subsidiaries’ and our joint ventures’ assets, business, results of operations or financial condition taken as a whole. A “material adverse effect” will not have been deemed to occur for purposes of the merger agreement, however, as a result of effects, events, developments or changes arising out of or resulting from:

•	changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates;

•	changes in law or tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which we, our subsidiaries and our joint ventures conduct business (unless and only to the extent such effect, event, development or change affects us and our subsidiaries in a disproportionate manner as compared to other persons or participants in the industries in which we, our subsidiaries and our joint ventures conduct business and that operate in the geographic regions affected by such effect, event, development or change);

•	changes in GAAP;

•	the negotiation, execution, announcement or performance of the merger agreement or the transactions contemplated by the merger agreement or the consummation of the transactions contemplated by the merger agreement, including the impact thereof on relationships, contractual or otherwise, with tenants, suppliers, lenders, investors, venture partners or employees;

•	acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of November 19, 2006 (unless and only to the extent such effect, event, development or change affects us, our subsidiaries and our joint ventures in a disproportionate manner as compared to other persons or participants in the industries in which we, our subsidiaries and our joint ventures conduct business and that operate in the geographic regions affected by such effect, event, development or change);

•	earthquakes, hurricanes or other natural disasters (unless and only to the extent such effect, event, development or change affects us, our subsidiaries and our joint ventures in a disproportionate manner as compared to other persons or participants in the industries in which we, our subsidiaries and our joint ventures conduct business and that operate in the geographic regions affected by such effect, event, development or change);

•	any action taken by us or our subsidiaries at the request or with the consent of Blackhawk Parent, MergerCo or Merger Partnership; or

•	any action brought or threatened by or on behalf of any holder of equity interests in us or our subsidiaries arising out of or relating to the transactions contemplated by the merger agreement.

The exceptions set forth in the fourth bullet above do not apply to the references to material adverse effect in certain representations and warranties. Under the merger agreement, the mere fact that there has been a decrease in the market price of our common shares will not itself constitute a material adverse effect. However, any effect, event, development or change underlying such price decrease (other than those set forth in the bullets above) will be considered in determining whether there has been a material adverse effect.

The merger agreement also contains customary representations and warranties made, jointly and severally, by Blackhawk Parent, MergerCo and Merger Partnership that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	their due organization, valid existence, good standing and power and authority to carry on their businesses;

•	the ownership of MergerCo and Merger Partnership and absence of prior conduct of activities or business of MergerCo and Merger Partnership;

•	their power and authority to execute and deliver, and to perform their obligations under, the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement against them;

•	the absence of conflicts with, or breaches or violations of, their organizational documents, laws, or certain contracts as a result of entering into the merger agreement or consummating the mergers;

•	consents and approvals of governmental entities required as a result of executing and delivering the merger agreement and performing their obligations under the merger agreement;

•	the accuracy and completeness of information they have supplied for inclusion in this proxy statement or any other document to be filed with the SEC or provided to holders of OP Units in connection with the transactions contemplated by the merger agreement;

•	the absence of litigation or orders against them;

•	their capital resources, including in particular the equity funding and the debt financing which will provide Blackhawk Parent with acquisition financing at the effective time of the mergers sufficient to consummate the mergers and the other transactions contemplated by the merger agreement, including the debt tender offers, redemption of senior notes, if any, the consent solicitation with respect to the exchangeable notes and refinancings of certain other indebtedness, if required;

•	the guarantee executed by Blackstone Real Estate Partners V L.P.;

•	their ownership of common shares, preferred shares, preferred units, OP Units or any other securities of ours and our subsidiaries; and

•	clarification that neither we nor our operating partnership will pay for any broker’s or finder’s fees based upon arrangements made by or on behalf of Blackhawk Parent, MergerCo or Merger Partnership.

The representations and warranties of each of the parties to the merger agreement will expire upon the closing of the mergers.

Conduct of Our Business Pending the Mergers

Under the merger agreement, we have agreed that, subject to certain exceptions in the merger agreement and the disclosure schedules delivered in connection therewith, between November 19, 2006 and the effective time of the partnership merger, we and our operating partnership will:

•	use commercially reasonable efforts to conduct our and our subsidiaries’ businesses in all material respects in the ordinary course of business consistent with past practice; and

•	use commercially reasonable efforts to conduct operations in compliance, in all material respects, with applicable laws and to maintain and preserve substantially intact our and our subsidiaries’ business organization, to retain the services of our and our subsidiaries’ current officers and key employees, to preserve our and our subsidiaries’ assets and properties in good repair and condition and to preserve the goodwill and current relationships with our and our subsidiaries’ lessees and other persons with whom we or any of our subsidiaries have significant business relations.

We have also agreed that during the same time period, subject to certain exceptions set forth in the merger agreement and the disclosure schedules delivered in connection therewith or unless Blackhawk Parent either gives its prior written consent or does not object within five business days from the date we request such a consent, we and our subsidiaries will not, among other things:

•	amend our, our operating partnership’s, or our other subsidiaries’ organizational documents;

•	authorize for issuance, issue or sell, pledge, dispose of or subject to any lien (except in connection with a financing permitted by the merger agreement) or agree or commit to any of the foregoing in respect of, any shares of beneficial interest or shares of any class of capital stock or other equity interest of us or any of our subsidiaries or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other equity interest, of us or any of our subsidiaries; repurchase, redeem or otherwise acquire any securities or equity equivalent except in the ordinary course of business; or reclassify, combine, split or subdivide any shares of beneficial interest or shares of any class of capital stock or other equity interest of us or any of our subsidiaries;

•	declare, set aside, make or pay dividends or other distributions, other than (a) cash dividends paid by our wholly-owned subsidiaries in the ordinary course of business consistent with past practice, (b) the quarterly dividend payment on our common shares for the quarter ended December 31, 2006 not to exceed $0.33 per share, (c) the corresponding quarterly distribution on existing OP Units, (d) cash dividends on our preferred shares, and (e) dividends or distributions required under the applicable organizational documents;

•	acquire (by merger, consolidation, acquisition of equity interests or assets, or any other business combination) any corporation, partnership, limited liability company, joint venture or other business organization or any individual item of property (other than real property and related assets) or individual asset for consideration in excess of $5 million, or, subject to Blackhawk Parent’s consent in its sole discretion, acquire, or enter into any option, commitment or agreement to acquire, any real property or commence any development activity on any of our, our subsidiaries’ or our joint ventures’ properties;

•	incur any indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a subsidiary) for indebtedness;

•	modify, amend or terminate any material contract or enter into any new material contract (other than in the ordinary course of business) or any non-compete contract;

•	increase compensation or benefits payable to directors, officers or non-executive employees except for increases in the ordinary course of business consistent with past practice, or grant to any of our or our subsidiaries’ directors, officers, employees or independent contractors any new employment, retention, bonus, severance, change of control or termination pay equity-based cash awards;

•	grant any increase in, or alter or amend, any right to receive any severance, change of control, retention or termination pay or benefits or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, stock unit, dividend equivalent, pension, retirement, deferred compensation, employment, loan, retention, indemnification, consulting, termination, severance or other similar plan, agreement, trust, fund, policy or arrangement with any trustee, officer or employee or, other than consulting agreements, with any independent contractor;

•	repurchase, repay or prepay any of our indebtedness, or pay, discharge or satisfy any material claims, liabilities or obligations except in the ordinary course consistent with past practice;

•	change in any material respect GAAP financial accounting principles or policies;

•	enter into a new lease or terminate, materially modify or amend any lease that relates to in excess of 50,000 square feet of net rentable area at any of our, our subsidiaries’ and our joint ventures’ properties, or enter into, terminate or materially modify or amend any ground lease;

•	make any loans, advances or capital contributions to, or investments in, any person (other than our subsidiaries, joint ventures or as required by any material contract in effect as of November 19, 2006), or authorize or enter into any commitment for any new material capital expenditure other than certain permitted expenditures;

•	waive, release, assign, settle or compromise any material legal actions or material liabilities other than in the ordinary course of business or certain securities-related legal actions;

•	make, change or rescind any material tax election, amend any material tax return, settle or compromise any material tax liability, audit, claim or assessment, or enter into any material closing agreement related to taxes, or knowingly surrender any right to claim a material tax refund, other than as required by applicable law or necessary to preserve our status as a REIT under the Code, or to qualify or preserve the status of any subsidiary as a partnership for federal income tax purposes or as a qualified REIT subsidiary or a taxable REIT subsidiary under the Code, as the case may be (provided that in such events we shall notify Blackhawk Parent of such election and shall not fail to make such election in a timely manner);

•	enter into, amend or modify any material tax protection agreement, or take any action that would violate any tax protection agreement or otherwise give rise to any material liability of us or any of our subsidiaries with respect to tax protection agreements;

•	amend any term of any outstanding equity security or equity interest of us or any of our subsidiaries;

•	subject to Blackhawk Parent’s consent in its sole discretion, sell or otherwise dispose of, or consent to any lien other than permitted liens on, any of our, our subsidiaries’ or our joint ventures’ properties or other material assets other than pending sales pursuant to definitive agreements executed prior to November 19, 2006 or specified agreements to sell additional such properties for not less than specified target sales prices;

•	adopt a plan of complete or partial liquidation or dissolution except with respect to subsidiaries that sell all or substantially all of their assets, or taxable REIT subsidiaries whose activities are related solely to such assets, and which sales are otherwise permitted pursuant to the merger agreement;

•	fail to use our best commercial efforts to maintain in full force and effect all existing insurance policies or to replace such insurance policies with comparable insurance policies covering us, our, our subsidiaries’ and our joint ventures’ properties, and our subsidiaries’ properties, assets and businesses or substantially equivalent policies;

•	initiate or consent to any material zoning reclassification of any our, our subsidiaries’ or our joint ventures’ owned or material leased properties or any material change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any such properties except to the extent such action would not materially adversely affect the value of the affected properties;

•	effectuate a “plant closing” or “mass layoff” each as defined in the Worker Adjustment and Retraining Notification Act or any similar state or local law; and

•	announce an intention, enter into an agreement or otherwise make a commitment, to do any of the foregoing.

We have also agreed with Blackhawk Parent and the other parties to the merger agreement that, except as contemplated by the merger agreement, such party shall not, directly or indirectly, without the prior written consent of the other parties, take or cause to be taken any action that would reasonably be expected to materially delay consummation of the transactions contemplated by the merger agreement, or enter into any agreement or otherwise make a commitment, to take any such action.

No Solicitation of Transactions

We have agreed that, from November 19, 2006 to the merger effective time and subject to specified exceptions described below, neither we nor any of our subsidiaries will, nor will we authorize any of our representatives to, directly or indirectly:

•	solicit or knowingly facilitate (including by way of furnishing nonpublic information or assistance) any inquiries with respect to or the making of any acquisition proposal (as defined below);

•	enter into discussions or negotiate with any person in furtherance of those inquiries or to obtain an acquisition proposal or release any person from any standstill agreement or similar obligation to us or any of our subsidiaries, other than the automatic termination of standstill obligations pursuant to the terms of agreements as in effect as of November 19, 2006, by virtue of the execution and announcement of the merger agreement or otherwise;

•	withdraw, modify or amend our board’s recommendation that shareholders approve the merger agreement and the merger in any manner adverse to Blackhawk Parent, MergerCo or Merger Partnership or fail to recommend that shareholders approve the merger agreement and the merger; provided, however, at any time prior to obtaining approval of our shareholders of the merger and other than in response to an acquisition proposal, our board may withdraw, modify or amend its recommendation that shareholders approve the merger agreement and the merger in the event that the board has determined in good faith that the failure to take such action would be inconsistent with its duties to our shareholders under applicable law;

•	approve, endorse or recommend any acquisition proposal; or

•	enter into any agreement in principle, arrangement, understanding, contract or agreement relating to an acquisition proposal.

For purposes of the merger agreement, “acquisition proposal” means any proposal or offer (other than the mergers or any of the other transactions contemplated by the merger agreement) for any:

•	merger, consolidation, share exchange, business combination or similar transaction involving us, our operating partnership or any of our significant subsidiaries;

•	sale or other disposition, directly or indirectly, by merger, consolidation, share exchange, business combination, or any similar transaction, of 20% or more of our and our subsidiaries’ assets, taken as a whole;

•	issue, sale or other disposition by us or any of our subsidiaries of shares of our capital stock or other securities representing 20% or more of the voting power of our voting securities or 20% or more of the equity interests or general partner interests in our operating partnership;

•	tender offer or exchange offer in which any person or group acquires beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the voting power of our common shares or 20% or more of the outstanding equity interests or general partner interests in our operating partnership;

•	recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to us or our operating partnership; or

•	other transaction which is similar in form, substance or purpose to any of the foregoing transactions.

Prior to the approval of the merger by our shareholders, following the receipt of an unsolicited written acquisition proposal, we may contact such person and its advisors solely for the purpose of clarifying the proposal and any material terms thereof and the conditions to consummation, to determine whether such acquisition proposal is reasonably likely to result in a superior proposal and, if our board of trustees determines in good faith, after consultation with its legal and financial advisors, that such acquisition proposal is reasonably likely to result in a superior proposal, our board of trustees may:

•	furnish non-public information with respect to us and our subsidiaries to such person who made such proposal, provided that we have caused such person to enter into a confidentiality agreement with us containing terms that are at least as favorable to us as those contained in the confidentiality agreement we signed with an affiliate of Blackhawk Parent and we concurrently disclose the same non-public information to Blackhawk Parent if not previously disclosed;

•	participate in negotiations regarding such proposal;

•	following receipt of a written acquisition proposal that constitutes a superior proposal, recommend to our shareholders that they approve such superior proposal and, in connection therewith, withdraw or modify in a manner adverse to Blackhawk Parent, or fail to make, our board of trustees’ recommendation that our shareholders approve the merger agreement and the merger; and

•	authorize us to enter into a definitive agreement providing for the implementation of such superior proposal.

For purposes of the merger agreement, “superior proposal” means a written acquisition proposal:

•	that relates to more than 50% of the voting power of our capital stock or all or substantially all of our and our subsidiaries’ assets, taken as a whole;

•	which our board of trustees determines in its good faith judgment, after consultation with its financial advisor and after taking into account all the terms and conditions of the acquisition proposal, to be more favorable from a financial point of view to our shareholders than the merger (including any alterations to the merger agreement agreed to in writing by Blackhawk Parent in response to such an acquisition proposal);

•	whose material conditions to consummation are reasonably capable of being satisfied in the judgment of the board of trustees; and

•	for which financing, to the extent required, is then committed or, in the judgment of our board of trustees, is reasonably likely to be available.

We and our operating partnership have agreed to promptly notify Blackhawk Parent (but no less than 48 hours after receipt) of our receipt of any acquisition proposal, any request for information relating to us or our subsidiaries or any inquiry or request for discussions or negotiations regarding any acquisition proposal. In our notice to Blackhawk Parent, we have agreed to provide the identity of parties making the proposal and a copy of such acquisition proposal, inquiry or request. We and our operating partnership have also agreed to keep Blackhawk Parent reasonably informed on a prompt basis as to any material developments regarding any such acquisition proposal, indication, inquiry or request. Under the merger agreement, we may not, and may not permit any of our subsidiaries to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which we or our subsidiaries are a party in each case relating to an acquisition proposal. We also agreed to cease any existing discussions, negotiations or communications with any parties with respect to any acquisition proposal.

We also agreed not to take any action to exempt any person from the ownership restrictions in Article VII of our charter or otherwise cause such restrictions not to apply.

Employee Benefits

For a period of not less than twenty-four months following the closing date, Blackhawk Parent has agreed that it will cause the surviving entity to provide all employees employed by us or our subsidiaries as of the merger effective time and who continue to be employed by the surviving entity or its successors or assigns or any of their subsidiaries (“continuing employees”) with base salary and cash incentive compensation (excluding any cash bonuses related to equity or equity-based awards) in an amount at least equal to the same level that was provided to each continuing employee, or to which such continuing employee was entitled immediately prior to the merger effective time and benefits (other than equity-based benefits) that are no less favorable in the aggregate as those provided to such continuing employees immediately prior to the merger effective time.

Blackhawk Parent has agreed to honor, and to cause the surviving entity to honor, all severance, change of control and similar obligations, as well as certain other employment related contracts, agreements, arrangements and commitments of Equity Office and its subsidiaries, in accordance with their terms as in effect immediately prior to the merger effective time.

Prior to the merger effective time, our board of trustees will take such actions as are necessary to terminate all share or investment-based non-qualified deferred compensation account-based arrangements and cash payment will be made in single lump sum to the participants in such plans.

All restrictions on the disposition of our common shares purchased under our 1997 Non-Qualified Employee Share Purchase Program will terminate at the merger effective time.

In addition, Blackhawk Parent has agreed to:

•	provide each of our continuing employees with credit for service with us and our subsidiaries with respect to any employee benefit plans established by Blackhawk Parent or its subsidiaries under which our continuing employees may be eligible to participate after the merger effective time (“new plans”), to the same extent as such continuing employee was entitled to credit for such service under our respective benefit plans, provided that such crediting of service will not operate to duplicate any benefits and will not be counted for the purpose of crediting benefit accrual under any defined benefit plan; and

•	for purposes of each new plan providing health benefits to any continuing employee, cause such continuing employee to receive credit for all amounts paid by such continuing employee for purposes of satisfying all deductible, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the parallel plan, program or arrangement of Blackhawk Parent or the surviving entity.

Pre-Closing Transactions

In addition, Blackhawk Parent may request that, in its sole discretion and immediately prior to the closing, we (1) convert any of our wholly-owned subsidiaries organized as a corporation or limited partnership into a limited liability company, (2) sell the stock, partnership interests or limited liability interests owned by us in any wholly-owned subsidiary at a price designated by Blackhawk Parent, or (3) sell any of our or our wholly-owned subsidiaries’ assets at a price designated by Blackhawk Parent. These rights of Blackhawk Parent are limited, however, in that (a) Blackhawk Parent may not require us to take any action that contravenes any organizational document or contract, (b) any such actions or transactions would be contingent upon all conditions to the obligations of us, Blackhawk Parent, MergerCo and Merger Partnership under the merger agreement having been satisfied or waived and our receipt of a written notice from Blackhawk Parent to such effect and that Blackhawk Parent, MergerCo and Merger Partnership are prepared to proceed immediately with the closing and any other evidence reasonably requested by us that the closing will occur, (c) these actions (or the inability to complete them) will not affect or modify the obligations of Blackhawk Parent, MergerCo and Merger Partnership under the merger agreement, and (d) we and our subsidiaries will not be required to take any action that could adversely affect our classification as a REIT within the meaning of the Code, that could subject us to any prohibited transactions taxes or certain other material taxes under the

Code, or that could result in any United States federal, state or local income tax being imposed on the limited partners of our operating partnership.

Agreement to Take Further Action

Subject to the terms and conditions of the merger agreement and in accordance with applicable laws, each party to the merger agreement has agreed to use its reasonable efforts to take, or to cause to be taken, all appropriate action and to do, or to cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the mergers and the transactions contemplated by the merger agreement, including using its reasonable efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of governmental authorities with us and our subsidiaries as are necessary for the consummation of the transactions contemplated by the merger agreement and to fulfill the conditions to the mergers and the other transactions contemplated by the merger agreement.

Each party to the merger agreement has agreed to cooperate and use its reasonable best efforts to defend through litigation on the merits any legal action, including administrative or judicial action, asserted by any party in order to avoid the entry of, or to have vacated, lifted, reversed, terminated or overturned any decree, judgment, injunction or other order that in whole or in part restricts, delays, prevents or prohibits consummation of the mergers, including by vigorously pursuing all available avenues of administrative and judicial appeal.

Furthermore, the parties have agreed to use their respective commercially reasonable efforts to obtain any third-party consents:

•	necessary, proper or advisable to consummate the transactions contemplated by the merger agreement; or

•	required to prevent a material adverse effect from occurring prior to the merger effective time.

In addition, we and our operating partnership have agreed that, in the event that we or our operating partnership fail to obtain any of the third-party consents mentioned above, each of us will use our commercially reasonable efforts and take all such actions reasonably requested by Blackhawk Parent to minimize any adverse effect on us, our operating partnership, Blackhawk Parent, MergerCo or Merger Partnership or their respective businesses as a result of the failure to obtain such consent.

Neither we nor our subsidiaries will be permitted to pay or commit to pay any cash or other consideration, make any commitment or incur any liability or other obligation in connection with obtaining any approval or consent from any non-governmental third party unless Blackhawk Parent has provided its prior written consent, which Blackhawk Parent cannot unreasonably withhold or delay. In addition, none of Blackhawk Parent, MergerCo, Merger Partnership or their respective affiliates will be required to pay any cash or other consideration, make any commitment or incur any liability or other obligation in connection with obtaining any approval or consent from any non-governmental third party.

Conditions to the Mergers

The obligations of the parties to complete the mergers are subject to the following mutual conditions:

•	approval of the merger and the merger agreement by the requisite shareholder vote; and

•	no governmental authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling that would make the consummation of either merger illegal or otherwise prohibit the consummation of either merger, provided that a party asserting this condition will, in the case of an injunction or order, have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

The obligations of Blackhawk Parent, MergerCo and Merger Partnership to complete the mergers are subject to the following additional conditions:

•	our and our operating partnership’s representations and warranties that (a) are not made as of a specific date shall be true and correct as of the date of the closing, as though made on and as of the closing, and (b) are made as of a specific date shall be true and correct as of such date, except where the failure of our and our operating partnership’s representations and warranties to be true and correct in all respects without regard to any materiality or material adverse effect qualifications (other than the representation relating to any material adverse effect to us) does not and would not have, individually or in the aggregate, a material adverse effect, provided that certain representations and warranties pertaining to our capitalization must be true and correct in all material respects as of the closing;

•	the performance, in all material respects, by us and our operating partnership of our and our operating partnership’s obligations under the merger agreement and compliance, in all material respects, with the agreements and covenants to be performed or complied with under the merger agreement;

•	the receipt by Blackhawk Parent of a certificate signed by one of our officers with respect to the truth and correctness of our and our operating partnership’s representations and warranties, the performance, in all material respects, of our and our operating partnership’s obligations under the merger agreement and compliance with the agreements and covenants to be performed or complied with under the merger agreement;

•	since November 19, 2006, there shall not have been an effect, event, development or change that, individually or in the aggregate, has resulted or would result in a material adverse effect;

•	the receipt of a tax opinion of our counsel, Sidley Austin LLP, opining that we have been organized and have operated in conformity with the requirements for qualification as a REIT under the Code, commencing with our taxable year ended December 31, 1997;

•	receipt from the administrative agent under our revolving credit facility of a “payoff” letter acknowledging that, subject to repayment of the aggregate principal amount outstanding under the credit facility, together with all accrued and unpaid interest and any other fees or expenses payable, the credit facility will be terminated, any and all related liens held by the administrative agent, or any other collateral agent under the revolving credit facility, will be released, and we and our subsidiaries will be released from any and all material liabilities and obligations under the credit facility and any related guaranties (other than any obligations under any indemnification or similar provision that survive such termination); and

•	either (a) receipt of requisite consents with respect to the senior notes (pursuant to the tender offers and consent solicitations) and the exchangeable notes (pursuant to the consent solicitation therefor) and the execution of supplemental indentures to the indentures governing these notes, which will be effective promptly following the receipt of the required consents with the amendments described in the applicable tender offer or consent solicitation documents to become operative upon the acceptance of these notes for payment pursuant to the tender offers (in the case of the senior notes) and concurrently with the merger effective time or (b) we and our operating partnership shall have complied with our obligation under the merger agreement, which provides that, to the extent that, as of the closing date, the requisite consents have not been obtained, we and our operating partnership will issue, immediately prior to the effective time of the partnership merger, an irrevocable notice of optional redemption for notes the holders of which have not delivered the requisite consents and that are redeemable in accordance with their terms and the applicable indenture governing such notes, which shall provide for the satisfaction and discharge of such notes and such indenture with respect to such notes, so long as Blackhawk Parent, MergerCo and Merger Partnership shall have, among other things, irrevocably deposited with the applicable trustee under each such indenture sufficient funds to effect such satisfaction and discharge.

The obligations of us and our operating partnership to complete the mergers are subject to the following additional conditions:

•	the representations and warranties of Blackhawk Parent, MergerCo and Merger Partnership, that (a) are not made as of a specific date shall be true and correct as of the date of the closing, as though made on and as of the closing, and (b) are made as of a specific date shall be true and correct as of such date, except where the failure of their representations and warranties to be true and correct in all respects without regard to any materiality or Blackhawk Parent material adverse effect qualifications does not have and would not reasonably be expected to have, individually or in the aggregate, a Blackhawk Parent material adverse effect;

•	the performance, in all material respects, by Blackhawk Parent, MergerCo and Merger Partnership of their obligations under the merger agreement and compliance, in all material respects, with the agreements and covenants to be performed or complied with under the merger agreement; and

•	the receipt by us of an officer’s certificate with respect to the truth and correctness of the representations and warranties of Blackhawk Parent, MergerCo and Merger Partnership and the performance of their obligations under the merger agreement and compliance, in all material respects, with the agreements and covenants to be performed or complied with under the merger agreement.

For the purposes of the merger agreement, “Blackhawk Parent material adverse effect” means any effect, event, development or change that, individually or in the aggregate with all other effects, events, developments or changes, is materially adverse to Blackhawk Parent’s and its subsidiaries’ assets, business, results of operations or financial condition taken as a whole. A “Blackhawk Parent material adverse effect” will not have occurred, however, as a result of effects, events, developments or changes arising out of or resulting from:

•	changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates;

•	changes in law or tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which Blackhawk Parent and its subsidiaries conduct their business (unless and only to the extent such effect, event, development or change affects Blackhawk Parent and its subsidiaries in a disproportionate manner as compared to other persons or participants in the industries in which Blackhawk Parent and its subsidiaries conduct their business and that operate in the geographic regions affected by such effect, event, development or change);

•	changes in GAAP;

•	the negotiation, execution, announcement or performance of the merger agreement or the transactions contemplated by the merger agreement or the consummation of the transactions contemplated by the merger agreement, including the impact thereof on relationships, contractual or otherwise, with tenants, suppliers, lenders, investors, venture partners or employees;

•	acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of November 19, 2006 (unless and only to the extent such effect, event, development or change affects Blackhawk Parent and its subsidiaries in a disproportionate manner as compared to other persons or participants in the industries in which Blackhawk Parent and its subsidiaries conduct their business and that operate in the geographic regions affected by such effect, event, development or change);

•	earthquakes, hurricanes or other natural disasters (unless and only to the extent such effect, event, development or change affects Blackhawk Parent and its subsidiaries in a disproportionate manner as compared to other persons or participants in the industries in which Blackhawk Parent and its subsidiaries conduct their business and that operate in the geographic regions affected by such effect, event, development or change);

•	any action taken by Blackhawk Parent and its subsidiaries at the request or with the consent of us or our operating partnership; or

•	any action brought or threatened by or on behalf of any holder of equity interests in us or our subsidiaries arising our of or relating to the transactions contemplated by the merger agreement.

The exceptions set forth in the fourth bullet above do not apply to the references to material adverse effect in certain representations and warranties.

Termination

The merger agreement may be terminated and the mergers may be abandoned at any time prior to the effective time of the partnership merger, as follows:

•	by mutual written consent of Blackhawk Parent and Equity Office;

•	by either Blackhawk Parent or us if:

•	the partnership merger has not occurred on or before May 19, 2007, provided that this right will not be available to a party whose failure to fulfill any obligation under the merger agreement materially contributed to the failure of the partnership merger to occur on or before May 19, 2007;

•	any governmental authority shall have enacted, issued, promulgated, enforced or entered any final and non-appealable injunction, order, decree or ruling or taken any other action which has the effect of making consummation of either of the mergers illegal or otherwise prevents or prohibits the consummation of either of the mergers and is final and non-appealable; provided, however, that the right to terminate will not be available to any party unless such party shall have used its reasonable best efforts to oppose any such governmental order or to have such governmental order vacated or made inapplicable to the merger; or

•	the requisite vote of our common shareholders to approve the merger upon a vote being taken at a duly convened shareholders meeting is not obtained; or

•	by Blackhawk Parent if:

•	none of Blackhawk Parent, MergerCo and Merger Partnership is in material breach of its obligations under the merger agreement, and (a) any of our or our operating partnership’s representations and warranties are or become untrue or incorrect such that the closing condition pertaining to our or our operating partnership’s representations and warranties would be incapable of being satisfied by May 19, 2007, or (b) there has been a breach of any of our or our operating partnership’s covenants or agreements such that the closing condition pertaining to our or our operating partnership’s performance and compliance with covenants or agreements would be incapable of being satisfied by May 19, 2007;

•	our board of trustees withdraws, modifies or amends its recommendation that shareholders vote to approve the merger agreement and the merger in any manner adverse to Blackhawk Parent, MergerCo or Merger Partnership;

•	our board of trustees approves, endorses or recommends an acquisition proposal; we enter into a contract or agreement relating to an acquisition proposal (other than a confidentiality agreement permitted by the merger agreement); a tender offer or exchange offer for any of our outstanding stock that constitutes an acquisition proposal is commenced before the requisite shareholder vote is obtained and our board of trustees fails to recommend against acceptance of such tender offer or exchange offer within ten business days after it is commenced; or we or our board of trustees publicly announces the intention to do any of the foregoing; or

•	our board of trustees exempts, or is required to exempt, any person other than Blackhawk Parent or its affiliates from the ownership restrictions in Article VII of our charter; or

•	by us if:

•	neither we nor our operating partnership is in material breach of our or its respective obligations under the merger agreement, and (a) any of Blackhawk Parent’s, MergerCo’s or Merger Partnership’s

representations and warranties are or become untrue or incorrect such that the closing condition pertaining to their representations and warranties would be incapable of being satisfied by May 19, 2007, or (b) there has been a breach of any of Blackhawk Parent’s, MergerCo’s or Merger Partnership’s covenants or agreements such that the closing condition pertaining to their performance and compliance with covenants and agreements would be incapable of being satisfied by May 19, 2007; or

•	our board of trustees approves and authorizes us to enter into a definitive agreement to implement a superior proposal in accordance with the terms of the merger agreement, so long as:

•	the requisite shareholder vote has not been obtained;

•	we are not in or have not been in breach of our obligations under the merger agreement with regard to prohibitions on soliciting acquisition proposals in any material respect;

•	our board of trustees has determined in good faith, after consulting with its financial advisor, that such definitive agreement constitutes a superior proposal;

•	we have notified Blackhawk Parent in writing that we intend to enter into such agreement (attaching the most current version of such agreement);

•	during the three business days following the receipt by Blackhawk Parent of our notice, we have offered to negotiate with, and, if accepted by Blackhawk Parent, have negotiated in good faith with, Blackhawk Parent to make adjustments to the terms and conditions of the merger agreement to enable us to proceed with the mergers and the other transactions contemplated by the merger agreement;

•	our board of trustees has determined in good faith, after the end of such three business day period, after considering the results of any such negotiations and any revised proposals made by Blackhawk Parent, that the superior proposal giving rise to such notice continues to be a superior proposal; and

•	we pay to Blackhawk Parent the termination fee in accordance with the merger agreement simultaneously with the termination of the merger agreement.

Termination Fees and Expenses

We have agreed to pay to Blackhawk Parent a termination fee of $200 million if:

•	we terminate the merger agreement because our board approves and authorizes us to enter into an agreement to implement a superior proposal in accordance with the terms of the merger agreement;

•	Blackhawk Parent has terminated the merger agreement because our board has withdrawn, modified or amended its recommendation that shareholders vote to approve the merger agreement and the merger in any manner adverse to Blackhawk Parent, MergerCo or Merger Partnership;

•	Blackhawk Parent has terminated the merger agreement because our board has approved, endorsed or recommended, or we have entered into a contract or agreement relating to, an acquisition proposal, or a tender offer or exchange offer for any of our outstanding stock has been commenced prior to the requisite shareholder vote being obtained and our board has failed to recommend against such tender or exchange offer within ten business days of its commencement, or we or our board has publicly announced its intention to do any of the foregoing;

•	Blackhawk Parent has terminated the merger agreement because our board has exempted, or is required to exempt, any person other than Blackhawk Parent or its affiliates from the ownership restrictions in Article VII of our charter; or

•	an acquisition proposal has been made to us or our operating partnership, or otherwise publicly announced, prior to the termination date of the merger agreement and the merger agreement has been terminated (i) by either Blackhawk Parent or us because (a) the mergers have not been consummated on or before May 19, 2007 and such acquisition proposal has not been withdrawn prior to the termination date of the merger agreement or (b) the requisite shareholder vote to approve the merger upon a vote being taken has not been obtained at a duly convened meeting or (ii) by Blackhawk Parent because we or our operating partnership have breached our obligations in the merger agreement regarding non-solicitation and convening and holding a meeting of our common shareholders and Blackhawk Parent is not in material breach of its obligations under the merger agreement, and in each of the foregoing instances, within twelve months following the termination of the merger agreement we enter into a contract with respect to or consummate any acquisition proposal.

We have agreed that in the event that we fail to pay the termination fee or any termination expenses when due, or Blackhawk Parent fails to pay any termination expenses when due, we or Blackhawk Parent, as the case may be, will reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such party in connection with the collection under and enforcement of relevant provisions of the merger agreement.

The merger agreement also provides that if either party terminates the merger agreement because of the other party’s material breach of the merger agreement which would result in the failure of a condition being satisfied by May 19, 2007, the breaching party must reimburse the non-breaching party for its reasonable transaction expenses up to a limit of $7.5 million. To the extent that we reimburse Blackhawk Parent’s transaction expenses, the amount we paid would be deducted from any termination fee that may thereafter be payable by us to Blackhawk Parent.

Amendment and Waiver

The merger agreement may be amended by mutual agreement of the parties in writing, whether before or after our shareholders have approved the merger agreement, provided that after any such shareholder approval, no amendment shall be made which, by law or the rules of the New York Stock Exchange, requires further shareholder approval without first obtaining such shareholder approval. The merger agreement also provides that, at any time prior to the merger effective time, we or Blackhawk Parent may extend the time for the performance of any obligations of the other parties, waive any inaccuracies in the representations and warranties of the other parties or waive compliance with any of the agreements or conditions to its obligations contained in the merger agreement.

ADJOURNMENTS AND POSTPONEMENTS OF THE SPECIAL MEETING

Proposal for Adjournments

We are asking our common shareholders to vote on a proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger and the merger agreement.

Our board of trustees recommends that you vote “FOR” the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies.

Postponements of the Special Meeting

At any time prior to convening the special meeting, our board of trustees may postpone the special meeting for any reason without the approval of our shareholders. If postponed, we will provide at least ten days’ notice of the new meeting date.

MARKET PRICE OF OUR COMMON SHARES

Our common shares are traded on the New York Stock Exchange under the ticker symbol “EOP.” As of December [ • ], 2006, there were [ • ] shareholders of record. The following table sets forth the high and low sale prices of our common shares as reported on the New York Stock Exchange (rounded to the nearest cent), and the dividends paid per common share, for each quarterly period for the past two years and for the first, second, third and fourth quarterly periods (through December [ • ], 2006) of fiscal year ending December 31, 2006.

	Market Price Range
	High		Low		Dividend

Fiscal Year Ending December 31, 2006:
Fourth Quarter (through December [ • ], 2006)	$	[ • ]	$	[ • ]	[ • ]
Third Quarter		40.32		36.02	$0.33
Second Quarter		36.87		31.78	0.33
First Quarter		35.00		29.71	0.33
Fiscal Year Ended December 31, 2005:
Fourth Quarter		$33.17		$28.20	$0.50
Third Quarter		35.79		31.31	0.50
Second Quarter		34.39		30.00	0.50
First Quarter		31.17		27.45	0.50
Full Year		35.79		27.45	2.00
Fiscal Year Ended December 31, 2004:
Fourth Quarter		$29.86		$27.11	$0.50
Third Quarter		28.95		25.71	0.50
Second Quarter		29.20		23.90	0.50
First Quarter		30.39		27.81	0.50
Full Year		30.39		23.90	2.00

On November 17, 2006, the last trading day prior to the date of the public announcement of the merger agreement, the closing price of our common shares on the New York Stock Exchange was $44.72 per share. On December [ • ], 2006, the last trading day before the date of this proxy statement, the closing price of our common shares on the New York Stock Exchange was $[ • ] per share. You are encouraged to obtain current market quotations for our common shares.

On December 6, 2006, our board of trustees declared a regular quarterly dividend of $0.33 per common share for the quarterly period ended December 31, 2006 payable on December 29, 2006 to shareholders of record at the close of business on December 15, 2006. However, under the terms of the merger agreement, we may not declare or pay any other dividends to our common shareholders without the prior written consent of Blackhawk Parent.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Share and Unit Ownership by Trustees and Executive Officers

This table indicates how many common shares and OP Units were beneficially owned as of December 1, 2006 by:

•	each current trustee;

•	each executive officer named in the Summary Compensation Table from the Equity Office Proxy Statement dated April 20, 2006 not also listed as a trustee; and

•	trustees and executive officers as a group.

In general, “beneficial ownership” includes those common shares and OP Units a trustee or executive officer has the power to vote or the power to dispose and share options or warrants that are exercisable currently or become exercisable or redeemable within 60 days. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all securities shown as beneficially owned by them.

As additional information, we have provided the number of OP Units and the number of phantom share units held by these individuals and the group as of December 1, 2006.

	Common		Options		OP		Percentage of
	Shares		Exercisable	Percentage of	Units and		All Common
	Beneficially		Within	All Common	Phantom		Shares and
Name	Owned(1)		60 days	Shares(1)	Share Units(2)		OP Units(2)(3)

Marilyn A. Alexander	800		0	*	6,358		*
Thomas E. Dobrowski(6)	1,433		0	*	4,153		*
William M. Goodyear	22,230		117,890	*	24,090		*
James D. Harper, Jr.	2,166		165,140	*	23,389		*
Richard D. Kincaid	186,867		663,084	*	386,486		*
Sheli Z. Rosenberg	114,559	(4)	197,140	*	215,482	(5)	*
Stephen I. Sadove	7,315		0	*	5,517		*
Sally Susman	2,596		0	*	5,463		*
Jan H.W.R. van der Vlist(6)	2,474		0	*	0		*
Samuel Zell	323,611	(7)	4,066,705	1.2%	1,934,960	(8)	1.7%
Jeffrey L. Johnson	96,289		459,316	*	42,095		*
Peyton H. Owen, Jr.	48,550		46,904	*	16,385		*
Stanley M. Stevens	59,170	(9)	384,137	*	130,666	(10)	*
Marsha C. Williams	93,612		225,029	*	12,698		*
Trustees and executive officers as a group (16 persons including those named above)	1,025,977		6,325,345	2.1%	2,813,202	(11)	2.8%

*	Less than 1%.

(1)	The number of common shares beneficially owned is based on SEC regulations regarding the beneficial ownership of securities. Percentages are based on a total of 352,137,279 common shares outstanding as of December 1, 2006 plus common shares subject to options held by the individual (or group) exercisable within sixty days after December 1, 2006. The percentage of common shares beneficially owned by a person assumes that all options exercisable within sixty days of December 1, 2006 to acquire common shares held by the person are exercised and that no options to acquire common shares held by other persons are exercised. The number of common shares beneficially owned may include both vested and unvested restricted shares.

(2)	OP Units may be exchanged for Equity Office common shares or, at the election of Equity Office, the cash value of the Equity Office common shares on a one-for-one basis. OP Units have distribution rights but no voting rights. Phantom share units correspond to shares held by the trustee of the Fourth Amended and Restated Equity Office Supplemental Retirement Savings Plan (“SRP”). The value of amounts deferred under the SRP will be paid out in cash following the merger based on an assumed investment in Equity Office common shares referred to as phantom share units. Equity Office is not required to but does permit SRP participants to submit their voting instructions with respect to the common shares held by the SRP trustee relating to the phantom share units. The OP Units and the phantom share units do represent an economic equivalent to Equity Office common shares, even though the OP Units and the phantom share units may not represent shares “beneficially owned” by the Equity Office trustees and executive officers in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. Unless indicated otherwise below, the amounts shown in this column of the table reflect only phantom share units.

(3)	Percentages are based on the total of: (i) 352,137,279 common shares outstanding as of December 1, 2006; (ii) common shares subject to options held by the individual (or the group) exercisable within 60 days after December 1, 2006; plus (iii) common shares that would be issued if the individual (or group) redeemed his or her OP Units and received common shares. Common shares held by the SRP trustee relating to the phantom share units are included in the common shares outstanding. The percentage of common shares beneficially owned by a person assumes that: (i) all options exercisable within sixty days of December 1, 2006 to acquire common shares held by the person are exercised and that no options to acquire common shares held by other persons are exercised; and (ii) all OP Units held by the person are converted into common shares and that no OP Units held by other persons are converted into common shares.

(4)	Includes 40,244 common shares held by Ms. Rosenberg’s spouse.

(5)	Includes 191,134 OP Units and 24,348 phantom share units. Ms. Rosenberg’s spouse owns 17,318 of these 191,134 OP Units.

(6)	Until their termination of employment from their prior respective employers (September 2005 for Mr. Dobrowski and December 2005 for Mr. van der Vlist), their employers prohibited them from owning Equity Office common shares. Amounts shown for Mr. Dobrowski include 562 unvested restricted shares (which he must transfer to his former employer upon vesting under each restricted share’s current vesting schedule).

(7)	Includes 264,263 common shares held directly by Mr. Zell, 27,348 common shares held by Samstock/ SZRT, L.L.C. and 32,000 common shares held by the Helen Zell Revocable Trust. The number in the table excludes an additional 1,523,321 common shares in which Mr. Zell has a pecuniary interest but does not have voting or dispositive power. If these excluded shares were included in the table, Mr. Zell would beneficially own approximately 1.65% of the common shares.

(8)	Includes 1,775,065 OP Units held by Samstock/ SZRT, L.L.C. and 159,895 phantom share units held by Mr. Zell. The number in the table excludes an additional 11,845,754 OP Units in which Mr. Zell has a pecuniary interest but does not have voting or dispositive power. If these excluded OP Units and phantom share units were included in the table, Mr. Zell would beneficially own approximately 5.25% of the combined common shares and OP Units outstanding as of December 1, 2006.

(9)	Mr. Stevens’ spouse holds 49 of the common shares shown.

(10)	Includes 6,927 OP Units and 123,739 phantom share units.

(11)	Includes 1,973,126 OP Units and 840,076 phantom share units.

Beneficial Ownership of More than Five Percent

The following table sets forth information with respect to persons who are believed by us to beneficially own more than 5% of our outstanding common shares. The percentage of common shares with respect to the number of common shares beneficially owned is as of December 1, 2006. The number of common shares beneficially owned is taken from the most recent Schedule 13D or 13G filed with the SEC on behalf of such persons or other information made available to us as of December 1, 2006. Except as otherwise indicated, the reporting persons have stated that they possess sole voting and sole dispositive power over the entire number of shares reported.

	Number of Shares
	Beneficially	Percentage of
Name and Address of Beneficial Owner	Owned	Common Shares

Dodge & Cox(1)	43,477,272	12.3%
555 California Street 40th Floor San Francisco, CA 94104
The Vanguard Group, Inc.(2)	21,085,532	6.0%
100 Vanguard Blvd. Malvern, PA 19355
Barclays group entities(3):	20,703,938	5.8%
Barclays Global Investors, NA	12,062,578
45 Fremont Street San Francisco, CA 94105
Barclays Global Fund Advisors	7,438,363
45 Fremont Street San Francisco, CA 94105
Barclays Global Investors, LTD	849,444
Murray House 1 Royal Mint Court London, EC3N 4HH
Barclays Global Investors Japan Trust and Banking Company	353,553
Ebisu Prime Square Tower 8th floor 1-1-39 Hiroo Shibuya-Ku Tokyo 150-0012 Japan

(1)	Amendment No. 4 to the Schedule 13G of the reporting person filed with the SEC on February 3, 2006, states that Dodge & Cox has sole power to vote or direct the vote of 40,769,972 common shares, shared power to vote or direct the vote of 435,200 common shares and sole power to dispose or direct the disposition of 43,477,272 common shares. Amendment No. 4 to the Schedule 13G of the reporting person also states that the securities are beneficially owned by clients of Dodge & Cox, which clients may include investment companies registered under the Investment Company Act and/or employee benefit plans, pension funds, endowment funds or other institutional clients.

A provision of Equity Office’s Restated Declaration of Trust prohibits the ownership of more than 9.9% of Equity Office’s outstanding shares by any person unless that person provides to the Board of Trustees information and assurances that the ownership will not cause Equity Office to fail to qualify as a “real estate investment trust” for federal income tax purposes.

At the time Dodge & Cox proposed to acquire Equity Office common shares that would have moved its ownership percentage above 9.9%, Dodge & Cox provided written information, agreements and assurances, satisfactory to the Board of Trustees, that supported the Board’s decision to allow Dodge & Cox to own more than 9.9% of our outstanding common shares.

(2)	This information is based on a Schedule 13G filed with the SEC on February 13, 2006 in which it was reported that The Vanguard Group, Inc. has sole power to vote or direct the voting of 427,825 common shares and sole power to dispose or to direct the disposition of 21,085,532 common shares. According to this Schedule 13G filing, Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 427,825 common shares, or 0.11% of the common shares outstanding as of December 31, 2005, as a result of its serving as investment manager of collective trust accounts. The Schedule 13G further states that Vanguard Fiduciary Trust Company directs the voting of these shares.

(3)	This information is based on a Schedule 13G filed with the SEC on February 2, 2006 in which it was reported that the various entities noted above have sole power to vote or direct the voting of a combined 18,889,566 common shares, and sole power to dispose or to direct the disposition of a combined 20,703,938 common shares. According to this Schedule 13G filing, these common shares are held in trust accounts for the economic (3) benefit of the beneficiaries of those accounts.

NO DISSENTERS’ RIGHTS OF APPRAISAL

Under the Maryland REIT Law, because our common shares were listed on the New York Stock Exchange on the record date for determining shareholders entitled to vote at the special meeting, our common shareholders who object to the merger do not have any appraisal rights or dissenters’ rights in connection with the merger. However, our common shareholders can vote against the merger and the merger agreement. Under the Maryland REIT Law, because the holders of our preferred shares are not entitled to vote on the merger and the merger agreement and because our outstanding preferred shares were listed on the New York Stock Exchange on the record date, they do not have any appraisal rights or dissenters’ rights in connection with the merger.

SUBMISSION OF SHAREHOLDER PROPOSALS

We intend to hold an annual meeting in 2007 only if the mergers are not completed. If we hold such an annual meeting, in order to be eligible for inclusion in our proxy materials for our 2007 annual meeting, written notice of any shareholder proposal must be received by us a reasonable time before we begin to print and mail our proxy materials for such annual meeting. Shareholder proposals intended to be presented at the 2007 annual meeting of shareholders must be received by the Secretary of Equity Office no later than December 21, 2006 to be considered for inclusion in our proxy statement relating to the 2007 annual meeting. In addition, any shareholder who wishes to propose a nominee to the Board of Trustees or submit any other matter to a vote at the 2007 annual meeting of shareholders (other than a shareholder proposal included in our proxy materials pursuant to SEC Rule 14a-8) must deliver such information to our Secretary no earlier than February 23, 2007 and not later than March 25, 2007 and must comply with the other provisions and requirements of Article II, Section 13 of our Third Amended and Restated Bylaws, which are on file with the SEC and may be obtained from our Secretary upon request. Our Bylaws are also available in the Investor Relations — Trust Governance section of our website at www.equityoffice.com.

OTHER MATTERS

We currently know of no other business that will be presented for consideration at the special meeting. Nevertheless, the enclosed proxy confers discretionary authority to vote with respect to matters described in Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended, including matters that the board of trustees does not know, a reasonable time before proxy solicitation, are to be presented at the meeting. If any of these matters are presented at the meeting, then the proxy agents named in the enclosed proxy card will vote in accordance with their judgment.

WHERE YOU CAN FIND MORE INFORMATION

We file certain reports and information with the SEC under the Exchange Act. You may obtain copies of this information in person or by mail from the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330 or (202) 942-8090. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers like Equity Office, which file electronically with the SEC. The address of that website is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this proxy statement.

We file annual, quarterly and current reports and proxy statements with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E., Room 1580
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov and on our website at www.equityoffice.com under Investor Relations — Financial Reports — SEC Filings.

Reports, proxy statements or other information concerning us may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Equity Office Properties Trust, Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606-2703, Attention: Elizabeth P. Coronelli. If you would like to request documents, please do so by [ • ], in order to receive them before the special meeting.

We are “incorporating by reference” information into this proxy statement, meaning that we are disclosing important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, except to the extent that the information is superseded by information in this proxy statement.

The following documents contain important information about us and our financial condition and operating results, and are hereby incorporated by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 15, 2006;

•	Quarterly Reports on Form 10-Q filed with the SEC on May 10, 2006, August 8, 2006 and November 7, 2006; and

•	Current Reports on Form 8-K filed with the SEC on December 11, 2006, December 7, 2006, November 21, 2006, November 20, 2006, September 28, 2006, August 24, 2006, August 23, 2006, August 1, 2006 (reporting on Item 2.05), July 13, 2006, June 28, 2006, May 31, 2006, May 23, 2006 and March 9, 2006.

We also incorporate by reference any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting. The information contained in any of these documents will be considered part of this proxy statement from the date these documents are filed.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated December [ • ], 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

Exhibit A

AGREEMENT AND PLAN OF MERGER
Among
EQUITY OFFICE PROPERTIES TRUST,
EOP OPERATING LIMITED PARTNERSHIP,
BLACKHAWK PARENT LLC,
BLACKHAWK ACQUISITION TRUST
and
BLACKHAWK ACQUISITION L.P.
Dated as of November 19, 2006
and amended by
Amendment No. 1
dated as of December 14, 2006

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Acquisition Proposal	A-2
Action	A-2
Affiliate	A-2
Agreement	A-1
Amended Partnership Agreement	A-8
Articles of Merger	A-8
beneficial owner	A-2
Blue Sky Laws	A-22
Business Day	A-2
Buyer Parties	A-1
Bylaws	A-8
Capital Expenditures	A-39
CERCLA	A-30
Certificate	A-2
Change in Recommendation	A-42
Charter	A-8
Claim	A-45
Class A Units	A-2
Class H Preferred Units	A-3
Closing	A-9
Closing Date	A-9
Code	A-1
Commitment Letters	A-36
Company	A-1
Company Board	A-1
Company Bylaws	A-2
Company Charter	A-2
Company Common Share Merger Consideration	A-10
Company Common Shares	A-3
Company Employees	A-43
Company ESPP	A-44
Company Expenses	A-54
Company Financial Advisor	A-32
Company Intellectual Property	A-28
Company Leases	A-26
Company Material Adverse Effect	A-3
Company Merger	A-1
Company Merger Effective Time	A-8
Company Parties	A-1
Company Preferred Share Merger Consideration	A-11
Company Preferred Shares	A-3
Company Properties	A-3
Company Recommendation	A-41
Company Restricted Shares	A-11

A-iv

Company SEC Reports	A-23
Company Series B Preferred Shares	A-3
Company Series C Preferred Shares	A-19
Company Series G Preferred Shares	A-3
Company Shareholder Approval	A-21
Company Shareholders’ Meeting	A-41
Company Termination Fee	A-54
Company Title Insurance Policy	A-26
Confidentiality Agreement	A-42
Continuing Employees	A-43
Contracts	A-3
control	A-4
Credit Agreement	A-4
Damages Amount	A-55
Debt Commitment Letter	A-35
Debt Financing	A-36
Debt Offers	A-16
Delaware Courts	A-58
Disclosure Schedule	A-4
DRULPA	A-1
DSOS	A-9
End Date	A-52
Environmental Laws	A-4
Environmental Permits	A-30
Equity Bridge Commitment Letter	A-35
Equity Bridge Financing	A-35
Equity Bridge Providers	A-35
Equity Funding Letter	A-35
ERISA	A-24
ERISA Affiliate	A-25
Exchange Act	A-22
Exchange Fund	A-13
Exchangeable Notes	A-4
Expenses	A-54
Financing	A-36
Financing Commitments	A-36
Form of Election	A-12
Former Equityholder	A-14
GAAP	A-4
Governmental Authority	A-4
Governmental Order	A-52
Ground Lease	A-27
Ground Leases	A-27
Guarantee	A-36
Guarantor	A-36

A-v

Hazardous Substances	A-4
HSR Act	A-22
Incentive Plan	A-11
Indebtedness	A-4
Indemnified Parties	A-45
Intellectual Property	A-4
IRS	A-24
JV Entities	A-18
knowledge of Parent	A-5
knowledge of the Company	A-4
Law	A-5
Lenders	A-36
Liens	A-5
Liquidation Payment Date	A-10
Material Company Leases	A-26
Material Contract	A-31
Maximum Premium	A-46
Merger Consideration	A-12
Merger Partnership	A-1
MergerCo	A-1
MergerCo Preferred Shares	A-11
MergerCo Series B Preferred Shares	A-10
MergerCo Series G Preferred Shares	A-10
Mergers	A-1
MRL	A-1
Non-Qualified Account Plans	A-44
NYSE	A-22
Offer Documents	A-16
Operating Partnership	A-1
Operating Partnership Agreement	A-5
Operating Partnership Cash Merger Consideration	A-12
Operating Partnership Merger Consideration	A-12
Option Merger Consideration	A-11
Organizational Documents	A-18
Other Filings	A-25
Parent	A-1
Parent Expenses	A-54
Parent Financing	A-36
Parent Material Adverse Effect	A-5
Participation Agreements	A-27
Partnership Merger	A-1
Partnership Merger Certificate	A-9
Partnership Merger Effective Time	A-9
Partnership SEC Reports	A-31
Paying Agent	A-13

A-vi

Performance Award Merger Consideration	A-11
Performance Awards	A-11
Permits	A-20
Permitted Liens	A-5
person	A-6
Plans	A-24
Post-Signing Returns	A-49
Property Restrictions	A-26
Proxy Statement	A-22
Qualifying Income	A-55
Redemption Notes	A-16
REIT	A-9
Representative	A-6
SAR Merger Consideration	A-11
SARs	A-11
SDAT	A-8
SEC	A-22
Section 16	A-44
Securities Act	A-22
Senior Notes	A-6
Series B Preferred Share Merger Consideration	A-10
Series B Preferred Units	A-6
Series G Preferred Share Merger Consideration	A-11
Series G Preferred Units	A-6
Share Options	A-11
Subsidiaries	A-18
subsidiary	A-7
Superior Proposal	A-7
Surviving Entity	A-8
Surviving Partnership	A-8
Tax Protection Agreements	A-30
Tax Returns	A-28
Taxes	A-7
Termination Date	A-52
Third Party	A-27
Transfer Taxes	A-47
Unit Election	A-12
WARN	A-25

A-vii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of November 19, 2006 (this “Agreement”), is made and entered into by and among EQUITY OFFICE PROPERTIES TRUST, a Maryland real estate investment trust (the “Company”), EOP OPERATING LIMITED PARTNERSHIP, a Delaware limited partnership (the “Operating Partnership”, and together with the Company, the “Company Parties”), BLACKHAWK PARENT LLC, a Delaware limited liability company (“Parent”), BLACKHAWK ACQUISITION TRUST, a Maryland real estate investment trust and a wholly-owned subsidiary of Parent (“MergerCo”), and BLACKHAWK ACQUISITION L.P., a Delaware limited partnership whose general partner is MergerCo (“Merger Partnership” and together with Parent and MergerCo, the “Buyer Parties”).

WHEREAS, the parties wish to effect a business combination through a merger of the Company with and into MergerCo (the “Company Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (the “MRL”);

WHEREAS, the parties also wish to effect a merger of Merger Partnership with and into the Operating Partnership (the “Partnership Merger” and together with the Company Merger, the “Mergers”), on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 17-211 of the Delaware Revised Uniform Limited Partnership Act, as amended (“DRULPA”);

WHEREAS, the Board of Trustees of the Company (the “Company Board”) has (i) approved this Agreement, the Company Merger and the other transactions contemplated by this Agreement and declared that the Company Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and its shareholders on the terms and subject to the conditions set forth herein, (ii) directed that this Agreement, the Company Merger and the other transactions contemplated hereby be submitted for consideration at a meeting of the Company’s shareholders and (iii) recommended the approval of this Agreement and the Company Merger by the Company’s shareholders;

WHEREAS, the Company, as the sole general partner of the Operating Partnership, has approved this Agreement and the Partnership Merger and deemed it advisable and in the best interests of the Operating Partnership and the limited partners of the Operating Partnership to enter into this Agreement and to consummate the Partnership Merger on the terms and conditions set forth herein;

WHEREAS, the Board of Trustees of MergerCo has approved this Agreement and the Company Merger and declared that this Agreement and the Company Merger are advisable and in the best interests of MergerCo and its shareholder on the terms and subject to the conditions set forth herein;

WHEREAS, MergerCo, as the sole general partner of Merger Partnership, has approved this Agreement and the Partnership Merger and deemed it advisable and in the best interests of Merger Partnership and its limited partner to enter into this Agreement and to consummate the Partnership Merger on the terms and subject to the conditions set forth herein;

WHEREAS, the parties intend that for federal, and applicable state, income tax purposes the Company Merger will be treated as a taxable sale by the Company of all of the Company’s assets to MergerCo in exchange for the Company Common Share Merger Consideration and the Company Preferred Share Merger Consideration provided for herein to be provided to the shareholders of the Company and the assumption of all of the Company’s liabilities, followed by a distribution of such Merger Consideration to the shareholders of the Company in liquidation pursuant to Section 331 and Section 562 of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of liquidation” of the Company for federal income tax purposes; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and also to prescribe various conditions to such transactions.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01  Definitions.  For purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer for, whether in one transaction or a series of related transactions, any (a) merger, consolidation, share exchange, business combination or similar transaction involving the Company, the Operating Partnership or any other Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X, but substituting 20% for references to 10% therein), (b) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of the Company or the Subsidiaries representing 20% or more of the consolidated assets of the Company and the Subsidiaries taken as a whole, (c) issue, sale or other disposition by the Company or any Subsidiary of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding voting equity securities of the Company or 20% or more of the equity interests or general partner interests in the Operating Partnership, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the votes associated with the outstanding Company Common Shares or 20% or more of the equity interests or general partner interests in the Operating Partnership, (e) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company or the Operating Partnership, or (f) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include (i) the Mergers or any of the other transactions contemplated by this Agreement or (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among the Company and one or more Subsidiaries or among Subsidiaries.

“Action” means any claim, action, suit, proceeding, arbitration, mediation or investigation.

“Affiliate” or “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“beneficial owner” has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“Business Day” or “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in the City of New York.

“Certificate” or “Certificates” means, unless otherwise specified, any certificate evidencing Company Common Shares.

“Class A Units” means the Class A Units of the Operating Partnership.

“Class H Preferred Unit” means a Class H Preferred Unit of the Surviving Partnership as defined in the form of Annex A attached as Exhibit A hereto, which shall be annexed to and made part of the Operating Partnership Agreement immediately prior to the Partnership Merger Effective Time.

“Company Bylaws” means the Third Amended and Restated By-Laws of the Company as filed with the SEC as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

“Company Charter” means the Restated Declaration of Trust of the Company as filed with the SEC as Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.

“Company Common Shares” means the common shares of beneficial interest, par value $.01 per share, of the Company.

“Company Material Adverse Effect” means, with respect to the Company, an effect, event, development or change that is materially adverse to the assets, business, results of operations or financial condition of the Company, the Subsidiaries and the JV Entities, taken as a whole, other than any effect, event, development or change arising out of or resulting from (a) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (b) changes in Law or tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which the Company, the Subsidiaries and the JV Entities conduct their business (unless, and only to the extent, such effect, event, development or change affects the Company, the Subsidiaries and the JV Entities in a disproportionate manner as compared to other persons or participants in the industries in which the Company, the Subsidiaries and the JV Entities conduct their business and that operate in the geographic regions affected by such effect, event, development or change), (c) changes in GAAP, (d) the negotiation, execution, announcement or performance of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with tenants, suppliers, lenders, investors, venture partners or employees, (e) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement (unless, and only to the extent, such effect, event, development or change affects the Company, the Subsidiaries and the JV Entities in a disproportionate manner as compared to other persons or participants in the industries in which the Company, the Subsidiaries and the JV Entities conduct their business and that operate in the geographic regions affected by such effect, event, development or change), (f) earthquakes, hurricanes or other natural disasters (unless, and only to the extent, such effect, event, development or change affects the Company, the Subsidiaries and the JV Entities, in a disproportionate manner as compared to other persons or participants in the industries in which the Company, the Subsidiaries and the JV Entities conduct their business and that operate in the geographic regions affected by such effect, event, development or change), (g) any action taken by the Company or the Subsidiaries at the request or with the consent of any of the Buyer Parties or (h) any Action brought or threatened by or on behalf of any holder of equity interests in the Company or any of its Subsidiaries arising out of or relating to the transactions contemplated by this Agreement; provided, however, that with respect to references to Company Material Adverse Effect in the representations and warranties set forth in Section 4.05, the exceptions set forth in clause (d) will not apply. The parties agree that the mere fact of a decrease in the market price of the Company Common Shares shall not, in and of itself, constitute a Company Material Adverse Effect, but any effect, event, development or change underlying such decrease (other than any such effects, events, developments or changes set forth in clauses (a) through (h) above) shall be considered in determining whether there has been a Company Material Adverse Effect.

“Company Preferred Shares” means the Company Series B Preferred Shares and the Company Series G Preferred Shares, collectively.

“Company Properties” means all real property interests, excluding space leases, together with all buildings, structures and other improvements and fixtures located on or under such real property interests and all easements, rights and other appurtenances to such real property, owned or held by the Company, the Subsidiaries or the JV Entities, including fee interests, ground leasehold interests and mortgage loans held as lender.

“Company Series B Preferred Shares” means the 5.25% Series B Convertible, Cumulative Preferred Shares, par value $.01 per share, of the Company.

“Company Series G Preferred Shares” means the 7.75% Series G Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share, of the Company.

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments or other instruments or obligations, other than Company Leases and Ground Leases.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Credit Agreement” means the Revolving Credit Agreement dated as of September 22, 2006 among the Operating Partnership, as borrower, the banks listed on the signature pages thereof, Banc of America Securities LLC, as Joint Lead Arranger and Joint Bookrunner, J.P. Morgan Securities Inc., as Joint Lead Arranger and Joint Bookrunner, Bank of America, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, and the Documentation Agents, Senior Managing Agents and Managing Agents named therein.

“Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement for which the disclosure of any fact or item in any Section of such disclosure schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other Section so long as the relevance of such disclosure to such other Section is reasonably apparent from the nature of such disclosure. Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty of the Company or the Operating Partnership made herein.

“Environmental Laws” means any Law relating to (i) releases or threatened releases of Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

“Exchangeable Notes” means the 4.00% Exchangeable Senior Notes due 2026 of the Operating Partnership and the Company.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Authority” means any United States national, federal, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body or self-regulated entity.

“Hazardous Substances” means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each has been amended as of the date of this Agreement, and all regulations thereunder including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) polychlorinated biphenyls, asbestos, asbestos containing materials, toxic molds, ureaformaldehyde insulation and radon; and (iv) any other contaminant, substance, material or waste regulated pursuant to any Environmental Law.

“Indebtedness” means, without duplication, (i) indebtedness for borrowed money (excluding any interest thereon), secured or unsecured, (ii) reimbursement obligations under any letters of credit or similar instruments, (iii) capitalized lease obligations, (iv) obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof), and (v) guarantees of any Indebtedness of the foregoing of any other person; provided that, for clarification, Indebtedness shall not include “trade debt” or “trade payables.”

“Intellectual Property” means all United States, foreign and international intellectual property, including all (i) patents, patent applications and invention registrations of any type, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, and (iv) confidential and proprietary information, including trade secrets and know-how.

“knowledge of the Company” means the actual knowledge of those individuals listed on Exhibit B hereto, without investigation.

“knowledge of Parent” means the actual knowledge of those individuals listed on Exhibit C hereto, without investigation.

“Law” means any United States national, federal, state, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order.

“Liens” means with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, option, right of first refusal or offer, security interest or encumbrance of any kind in respect to such asset.

“Operating Partnership Agreement” means that certain Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of July 2, 2001, as amended by the First Amendment thereto, dated as of July 29, 2002, the Second Amendment thereto, dated as of June 27, 2003, the Third Amendment thereto, dated as of December 8, 2003, the Fourth Amendment thereto, dated as of May 25, 2004, and the Fifth Amendment thereto, dated as of June 9, 2005.

“Parent Material Adverse Effect” means, with respect to Parent, an effect, event, development or change that, individually or in the aggregate with all other effects, events, developments or changes, is materially adverse to the assets, business, results of operations or financial condition of Parent and its subsidiaries, taken as a whole, other than any effect, event, development or change arising out of or resulting from (a) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (b) changes in Law or tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which Parent and its subsidiaries conduct their business (unless, and only to the extent, such effect, event, development or change affects Parent and its subsidiaries in a disproportionate manner as compared to other persons or participants in the industries in which Parent and its subsidiaries conduct their business and that operate in the geographic regions affected by such effect, event, development or change), (c) changes in GAAP, (d) the negotiation, execution, announcement or performance of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with tenants, suppliers, lenders, investors, venture partners or employees, (e) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement (unless, and only to the extent, such effect, event, development or change affects Parent and its subsidiaries in a disproportionate manner as compared to other persons or participants in the industries in which Parent and its subsidiaries conduct their business and that operate in the geographic regions affected by such effect, event, development or change), (f) earthquakes, hurricanes or other natural disasters (unless, and only to the extent, such effect, event, development or change affects Parent and its subsidiaries, in a disproportionate manner as compared to other persons or participants in the industries in which Parent and its subsidiaries conduct their business and that operate in the geographic regions affected by such effect, event, development or change), (g) any action taken by Parent and its subsidiaries at the request or with the consent of any of the Buyer Parties or (h) any Action brought or threatened by or on behalf of any holder of equity interests in the Company or any of its Subsidiaries arising out of or relating to the transactions contemplated by this Agreement; provided, however, that with respect to references to Parent Material Adverse Effect in the representations and warranties set forth in Section 5.04, the exceptions set forth in clause (d) will not apply.

“Permitted Liens” means (i) Liens for Taxes not yet delinquent and Liens for Taxes being contested in good faith and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP); (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress; (iii) inchoate materialmen’s, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or any Subsidiary; (iv) with respect to real property, zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Authority having jurisdiction thereon or otherwise are typical for the applicable property type and locality and that do not interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or, with respect to unimproved or vacant real property, interfere materially with the intended use of such property; (v) with respect to real property, any title exception disclosed in any Company Title Insurance Policy provided or made available to Parent (whether material or immaterial), Liens and obligations arising under the Material Contracts (including but not limited to any Lien securing mortgage debt disclosed in the Disclosure Schedule), the Company Leases and any other Lien that does not interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or materially adversely affect the value or marketability of such property; (vi) any Liens securing Indebtedness permitted or required by this Agreement and/or (vii) other Liens being contested in the ordinary course of business in good faith; provided an appropriate reserve has been established therefor on the Company’s consolidated balance sheet as of September 30, 2006.

“person” or “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), joint venture, trust, association, unincorporated organization or other entity or government, political subdivision, agency or instrumentality of a government.

“Representative” of a Person means any officer, trustee, director, Affiliate, employee, investment banker, financial advisor, financing source, attorney, accountant, consultant, broker, finder or other agent or representative of such Person.

“Senior Notes” means the following securities issued by the Operating Partnership or Spieker Properties, L.P., as the case may be: (a) 7.00% Notes due 2007 ($1,500,000 principal amount outstanding), (b) 6.88% Notes due 2007 ($25,000,000 principal amount outstanding), (c) 6.75% Notes due 2008 ($150,000,000 principal amount outstanding), (d) 7.25% Notes due 2009 ($200,000,000 principal amount outstanding), (e) 7.125% Notes due 2009 ($150,000,000 principal amount outstanding), (f) 7.65% Notes due 2010 ($200,000,000 principal amount outstanding), (g) 7.875% Notes due 2016 ($25,000,000 principal amount outstanding), (h) 7.35% Debentures due 2017 ($200,000,000 principal amount outstanding), (i) 7.50% Debentures due 2027 ($150,000,000 principal amount outstanding), (j) 6.763% Notes due 2007 ($300,000,000 principal amount outstanding), (k) 7.41% Senior Notes due 2007 ($50,000,000 principal amount outstanding), (l) 7.75% Note due 2007 ($600,000,000 principal amount outstanding), (m) 6.75% Notes due 2008 ($300,000,000 principal amount outstanding), (n) 6.80% Note due 2009 ($500,000,000 principal amount outstanding), (o) 8.10% Notes due 2010 ($360,000,000 principal amount outstanding), (p) Floating Rate Notes due 2010 ($200,000,000 principal amount outstanding), (q) 4.65% Fixed Rate Notes due 2010 ($800,000,000 principal amount outstanding), (r) 7.00% Notes due 2011 ($1,100,000,000 principal amount outstanding), (s) 6.75% Note due 2012 ($500,000,000 principal amount outstanding), (t) 5.875% Notes due 2013 ($500,000,000 principal amount outstanding), (u) 4.75% Notes due 2014 ($1,000,000,000 principal amount outstanding), (v) Floating Rate Notes due 2014 ($45,000,000 principal amount outstanding), (w) 7.25% Notes due 2018 ($250,000,000 principal amount outstanding), (x) 4.00% Exchangeable Senior Notes due 2026 ($1,500,000,000 principal amount outstanding), (y) 7.25% Notes due 2028 ($225,000,000 principal amount outstanding), (z) 7.50% Notes due 2029 ($200,000,000 principal amount outstanding), (aa) 7.875% Notes due 2031 ($300,000,000 principal amount outstanding), (bb) 7.125% Notes due 2006 ($100,000,000 principal amount outstanding) and (cc) the InterNotes ($74,898,000 total principal amount outstanding).

“Series B Preferred Units” means the 5.25% Series B Convertible, Cumulative Redeemable Preferred Units of the Operating Partnership.

“Series G Preferred Units” means the 7.75% Series G Cumulative Redeemable Preferred Units of the Operating Partnership.

“subsidiary” or “subsidiaries” of the Company, Parent or any other person means a corporation, limited liability company, partnership, joint venture or other organization of which at least 50% of the equity interests is owned, directly or indirectly, by such party.

“Superior Proposal” means a written Acquisition Proposal (on its most recently amended and modified terms, if amended and modified) made by a Third Party (i) that relates to more than 50% of the voting power of the capital stock of the Company or all or substantially all of the assets of the Company and the Subsidiaries taken as a whole, (ii) which the Company Board determines in its good faith judgment (after consultation with its financial advisor and after taking into account all of the terms and conditions of the Acquisition Proposal) to be more favorable from a financial point of view to the Company’s shareholders (in their capacities as shareholders) than the Company Merger (including any alterations to this Agreement agreed to in writing by Parent in response thereto), (iii) the material conditions to the consummation of which are all reasonably capable of being satisfied in the judgment of the Company Board, and (iv) for which financing, to the extent required, is then committed or, in the judgment of the Company Board, is reasonably likely to be available.

“Taxes” means any and all taxes, charges, fees, levies and other assessments, including income, gross receipts, excise, property, sales, withholding (including dividend withholding and withholding required pursuant to Sections 1445 and 1446 of the Code), social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, windfall or other profits, capital stock, employment, worker’s compensation, unemployment or compensation taxes, fees and charges, including estimated excise, ad valorem, stamp, value added, capital gains, duty or custom taxes, imposed by the United States or any taxing authority (domestic or foreign), whether computed on a separate, consolidated, unitary, combined or any other basis, and similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority.

Section 1.02  Interpretation and Rules of Construction.

In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section;

(f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(h) references to a person are also to its successors and permitted assigns; and

(i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

THE MERGERS

Section 2.01  Mergers.

(a) Subject to the terms and conditions of this Agreement, and in accordance with Section 17-211 of the DRULPA, at the Partnership Merger Effective Time, Merger Partnership and the Operating Partnership shall consummate the Partnership Merger pursuant to which (i) Merger Partnership shall be merged with and into the Operating Partnership and the separate existence of Merger Partnership shall thereupon cease and (ii) the Operating Partnership shall be the surviving limited partnership in the Partnership Merger (the “Surviving Partnership”). The Partnership Merger shall have the effects specified in Section 17-211 of the DRULPA.

(b) Subject to the terms and conditions of this Agreement, and in accordance with Section 8-501.1 of the MRL, at the Company Merger Effective Time, MergerCo and the Company shall consummate the Company Merger pursuant to which (i) the Company shall be merged with and into MergerCo and the separate existence of the Company shall thereupon cease and (ii) MergerCo shall be the surviving real estate investment trust in the Company Merger (the “Surviving Entity”). The Company Merger shall have the effects specified in Section 8-501.1 of the MRL.

Section 2.02  Charter and Bylaws; Partnership Agreements.

(a) The declaration of trust of MergerCo as in effect immediately prior to the Company Merger Effective Time, shall be the declaration of trust of the Surviving Entity until thereafter amended as provided therein or by Law (including the articles supplementary classifying the MergerCo Preferred Shares, the “Charter”).

(b) The bylaws of MergerCo, as in effect immediately prior to the Company Merger Effective Time, shall be the bylaws of the Surviving Entity until thereafter amended as provided by Law, by the Charter or by such bylaws (the “Bylaws”).

(c) Prior to the Partnership Merger Effective Time, the Company, as the general partner of the Operating Partnership, shall cause the Operating Partnership Agreement to be amended to annex to such agreement Annex A in the form of Exhibit A hereto (as so amended, the “Amended Partnership Agreement”). From and after the Partnership Merger Effective Time, the certificate of limited partnership of the Operating Partnership, as in effect immediately prior to the Partnership Merger Effective Time, shall be the certificate of limited partnership of the Surviving Partnership until thereafter amended as provided below or by Law. From and after the Partnership Merger Effective Time, the Amended Partnership Agreement shall be the partnership agreement of the Surviving Partnership until thereafter amended as provided therein or by Law.

Section 2.03  Effective Times.

(a) At the Closing, the Operating Partnership shall file a certificate of merger in a form that complies with the DRULPA (the “Partnership Merger Certificate”) with the Secretary of State of the State of Delaware (the “DSOS”), executed in accordance with the applicable provisions of the DRULPA and shall make all other filings or recordings required under the DRULPA to effect the Partnership Merger. The Partnership Merger shall become effective upon such time as the Partnership Merger Certificate has been filed with the DSOS, or such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with the DRULPA as the effective time of the Partnership Merger (the “Partnership Merger Effective Time”).

(b) At the Closing and immediately after the Partnership Merger Effective Time, MergerCo and the Company shall duly execute and file articles of merger with respect to the Company Merger in a form that complies with the MRL (the “Articles of Merger”) with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) in accordance with the MRL. The Company Merger shall become effective upon such time as the Articles of Merger have been accepted for record by the SDAT, or such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with the MRL as the effective time of the Company Merger but not to exceed thirty (30) days after the Articles of Merger are accepted for record by the SDAT (the “Company Merger Effective Time”).

Section 2.04  Closing.  Unless this Agreement shall have been terminated in accordance with Section 9.01, the closing of the Mergers (the “Closing”) shall occur as promptly as practicable (but in no event later than the third (3rd) Business Day) after all of the conditions set forth in Article VIII (other than conditions which by their terms are required to be satisfied or waived at the Closing) shall have been satisfied or waived by the party entitled to the benefit of the same, or at such other time and on a date as agreed to by the parties (the “Closing Date”). The Closing shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, or at such other place as agreed to by the parties hereto.

Section 2.05  Trustees and Officers; General Partner.

(a) The trustees of MergerCo immediately prior to the Company Merger Effective Time shall be the trustees of the Surviving Entity and the officers of MergerCo immediately prior to the Company Merger Effective Time shall be the officers of the Surviving Entity, each to hold office in accordance with the Charter and Bylaws.

(b) The general partner of the Surviving Partnership immediately after the Partnership Merger Effective Time shall be the Company. At the Company Merger Effective Time, the Surviving Entity shall execute and deliver to the Surviving Partnership an acceptance of all of the terms and conditions of the Amended Partnership Agreement and shall thereafter be admitted to the Surviving Partnership as the substitute general partner and a substitute limited partner of the Surviving Partnership and shall carry on the business of the Surviving Partnership without dissolution as provided in the Amended Partnership Agreement. Following the Company Merger Effective Time, MergerCo, as the new general partner of the Surviving Partnership, shall file a certificate of amendment to the certificate of limited partnership of the Surviving Partnership to reflect its admission to the Surviving Partnership as the new general partner of the Surviving Partnership.

Section 2.06  Other Transactions.  Parent shall have the option, in its sole discretion and without requiring the further consent of any of the Company Parties or the board of trustees, board of directors, stockholders or partners of any Company Parties, upon reasonable notice to the Company, to request that the Company, immediately prior to the Closing, (a) convert or cause the conversion of one or more wholly owned Subsidiaries that are organized as corporations into limited liability companies and one or more Subsidiaries that are organized as limited partnerships into limited liability companies, on the basis of organizational documents as reasonably requested by Parent, (b) sell or cause to be sold all of the stock, partnership interests or limited liability interests owned, directly or indirectly, by the Company in one or more wholly owned Subsidiaries at a price designated by Parent, and (c) sell or cause to be sold any of the assets of the Company or one or more wholly owned Subsidiaries at a price designated by Parent; provided, however, that (i) neither the Company nor any Subsidiary shall be required to take any action in contravention of any Organizational Document or other Contract, (ii) any such actions or transactions shall be contingent upon all of the conditions set forth in Article VIII having been satisfied (or, with respect to Section 8.02, waived) and receipt by the Company of a written notice from Parent to such effect and that the Buyer Parties are prepared to proceed immediately with the Closing and any other evidence reasonably requested by the Company that the Closing will occur (it being understood that in any event the transactions described in clauses (a), (b) and (c) will be deemed to have occurred prior to the Closing), (iii) such actions (or the inability to complete such actions) shall not affect or modify in any respect the obligations of the Buyer Parties under this Agreement, including payment of the Merger Consideration, (iv) neither the Company nor any Subsidiary shall be required to take any such action that could adversely affect the classification of the Company as a “real estate investment trust” (a “REIT”) within the meaning of Section 856 of the Code or could subject the Company to any “prohibited transactions” taxes or other material Taxes under Code Sections 857(b), 860(c) or 4981 and (v) neither the Company nor any Subsidiary shall be required to take any such action that could result in any United States federal, state or local income Tax being imposed on the limited partners of the Operating Partnership. Parent shall upon request by the Company advance to the Company all reasonable out-of-pocket costs to be incurred by the Company or, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company in connection with any actions taken by the Company in accordance with this Section 2.06 (including reasonable fees and expenses of its Representatives). The Buyer Parties shall, on a joint and several basis, indemnify and hold harmless the Company, the Subsidiaries and their Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with or as a result of taking such actions. Without limiting the foregoing, none of the representations, warranties or covenants of the Company Parties shall be deemed to apply to, or deemed breached or violated by, any of the transactions contemplated by this Section 2.06 or required by Parent pursuant to this Section 2.06.

Section 2.07  Dissolution and Liquidation of the Surviving Entity.  As promptly as practicable following the Company Merger Effective Time, the Surviving Entity shall deliver written notice of its election to liquidate and terminate its existence to the holders of the MergerCo Preferred Shares, stating the date and place of payment of the amount distributable to such holders of the MergerCo Preferred Shares in accordance with the terms of the Charter relating to the MergerCo Preferred Shares, which notice will be delivered prior to the payment date stated in the notice (the “Liquidation Payment Date”) in accordance with the terms of the Charter relating to the MergerCo Preferred Shares. On the Liquidation Payment Date, the holders of the MergerCo Preferred Shares will receive distributions from the Surviving Entity equal to the amounts payable to them upon a liquidation of the Surviving Entity in accordance with the terms of the Charter relating to the MergerCo Preferred Shares. The Surviving Entity will undertake dissolution in accordance with the provisions of Section 8-502 of the MRL and will file articles of dissolution with the SDAT. Parent agrees to assume and discharge in accordance with the terms, all of the liabilities and obligations of the Surviving Entity effective on such liquidation.

ARTICLE III

EFFECTS OF THE MERGERS

Section 3.01  Effects on Shares.  At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of the holder of Company Common Shares or holders of any shares in MergerCo:

(a) Each common share of beneficial interest, par value $0.01 per share, of MergerCo issued and outstanding immediately prior to the Company Merger Effective Time shall remain as one issued and outstanding common share of beneficial interest of the Surviving Entity.

(b) Each Company Common Share that is owned by any Subsidiary or by MergerCo immediately prior to the Company Merger Effective Time shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(c) Each Company Common Share issued and outstanding (including any Company Common Shares held in any Rabbi Trust for the SERP) immediately prior to the Company Merger Effective Time (other than shares to be canceled in accordance with Section 3.01(b)) shall automatically be converted into, and canceled in exchange for, the right to receive an amount in cash to be paid by Parent equal to $48.50, without interest (the “Company Common Share Merger Consideration”).

(d) (i) Each Company Series B Preferred Share issued and outstanding immediately prior to the Company Merger Effective Time (other than the Company Series B Preferred Shares owned by any Subsidiary or by MergerCo, which shall be automatically cancelled and retired and cease to exist) shall automatically be converted into, and shall be cancelled in exchange for, the right to receive one share of 5.25% Series B Cumulative Preferred Stock, par value $.01 per share (the “MergerCo Series B Preferred Shares”) of the Surviving Entity (the “Series B Preferred Share Merger Consideration”), and (ii) each Company Series G Preferred Share issued and outstanding immediately prior to the Company Merger Effective Time (other than the Company Series G Preferred Shares owned by any Subsidiary or by MergerCo, which shall be automatically cancelled and retired and cease to exist) shall automatically be converted into, and shall be cancelled in exchange for, the right to receive one share of 7.75% Series G Cumulative Redeemable Preferred Stock, par value $.01 per share (the “MergerCo Series G Preferred Shares” and, together with the MergerCo Series B Preferred Shares, the “MergerCo Preferred Shares”) of the Surviving Entity (the “Series G Preferred Share Merger Consideration” and, together with the Series B Preferred Share Merger Consideration, the “Company Preferred Share Merger Consideration”).

Immediately prior to the Company Merger Effective Time, the terms of the MergerCo Series B Preferred Shares shall be set forth in the articles supplementary of MergerCo, substantially in the form set forth in Exhibit D hereto, and the terms of the MergerCo Series G Preferred Shares shall be set forth in the articles supplementary of MergerCo, substantially in the form set forth in Exhibit E hereto.

(e) Immediately prior to the Company Merger Effective Time, each outstanding qualified or nonqualified option to purchase Company Common Shares (“Company Share Options”) under any employee or trustee share option or compensation plan or arrangement of the Company shall become fully vested and exercisable (whether or not then vested or subject to any performance condition that has not been satisfied, and regardless of the exercise price thereof). At the Company Merger Effective Time, each Company Share Option not theretofore exercised shall be canceled in exchange for the right to receive a single lump sum cash payment, equal to the product of (i) the number of Company Common Shares subject to such Company Share Option immediately prior to the Company Merger Effective Time, whether or not vested or exercisable, and (ii) the excess, if any, of the Company Common Share Merger Consideration over the exercise price per share of such Company Share Option (the “Option Merger Consideration”), less any applicable Taxes required to be withheld in accordance with Section 3.04 with respect to such payment. If the exercise price per share of any such Company Share Option is equal to or greater than the Company Common Share Merger Consideration, such Company Share Option shall be canceled without any cash payment being made in respect thereof.

(f) Immediately prior to the Company Merger Effective Time, all restricted share awards (“Company Restricted Shares”) granted pursuant to the 1997 Share Option and Share Award Plan and the 2003 Share Option and Share Incentive Plan (collectively, as amended, modified or supplemented, the “Incentive Plan”) or otherwise that remain unvested automatically shall become fully vested and free of any forfeiture restrictions and each Company Restricted Share shall be considered an outstanding Company Common Share for all purposes of this Agreement, including the right to receive the Company Common Share Merger Consideration.

(g) Immediately prior to the Company Merger Effective Time, each outstanding stock appreciation right in respect of Company Common Shares (“SARs”) outstanding under the Incentive Plan shall become fully vested and exercisable (whether or not then vested or subject to any performance condition that has not been satisfied, and regardless of the exercise price thereof). At the Company Merger Effective Time, each SAR not theretofore exercised shall be canceled in exchange for the right to receive a single lump sum cash payment, equal to the product of (i) the number of Company Common Shares subject to such SAR immediately prior to the Company Merger Effective Time, whether or not vested or exercisable, and (ii) the excess, if any, of the Company Common Share Merger Consideration over the exercise price per share of such SAR (the “SAR Merger Consideration”), less any applicable Taxes required to be withheld in accordance with Section 3.04 with respect to such payment. If the exercise price per share of any such SAR is equal to or greater than the Company Common Share Merger Consideration, such SAR shall be canceled without any cash payment being made in respect thereof.

(h) Immediately prior to the Company Merger Effective Time, all performance awards (“Performance Awards”) granted under the Strategic Long-Term Incentive Plan and the Deferred Equity Plan pursuant to the Incentive Plan that remain unvested automatically shall become fully vested and free of any forfeiture restrictions and, at the Company Merger Effective Time, shall be paid out, in the case of the Strategic Long-Term Incentive Plan, based on performance through the end of the calendar quarter preceding the date of this Agreement (which would result in maximum payment), and, in the case of the Deferred Equity Plan, at the maximum level, except in a lump sum cash payment equal to the product of (x) the number of Company Common Shares subject to each such Performance Award times (y) the Company Common Share Merger Consideration (the “Performance Award Merger Consideration”), less any applicable Taxes required to be withheld in accordance with Section 3.04 with respect to such payment.

Section 3.02  Effect on Partnership Units.

(a) At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of the holder of any partnership interest of the Operating Partnership or Merger Partnership:

(i) Each Class A Unit issued and outstanding immediately prior to the Partnership Merger Effective Time (other than any Class A Units held by the Company or any of its Subsidiaries, which Class A Units shall remain outstanding and unchanged as units of limited partner interest in the Surviving Partnership), subject to the terms and conditions set forth herein, shall be converted, without any action on the part of the holder, into the right to receive cash in an amount equal to the Company Common Share Merger Consideration, without interest (the “Operating Partnership Cash Merger Consideration”); provided, however, that in lieu of the Operating Partnership Cash Merger Consideration, if but only if (x) the holder of such Class A Unit has effectively made and not revoked a valid election pursuant to Section 3.02(b) to receive a Class H Preferred Unit in respect thereof, and (y) the issuance of such Class H Preferred Units would be exempt from registration under the Securities Act and applicable state securities laws, then each of such holder’s Class A Units shall be converted into one fully paid Class H Preferred Unit, without interest (such Class H Preferred Unit and/or Operating Partnership Cash Merger Consideration, the “Operating Partnership Merger Consideration”, and together with the Company Common Share Merger Consideration, the Company Preferred Share Merger Consideration, the Option Merger Consideration, the SAR Merger Consideration and the Performance Award Merger Consideration, the “Merger Consideration”).

(ii) Each Series B Preferred Unit and each Series G Preferred Unit issued and outstanding immediately prior to the Partnership Merger Effective Time shall remain as one issued and outstanding Series B Preferred Unit or Series G Preferred Unit, as the case may be, of the Surviving Partnership.

(iii) The general partner interests of the Operating Partnership shall remain outstanding and unchanged as general partner interests in the Surviving Partnership, and the holder thereof shall have such rights, duties and obligations as are more fully set forth in the Amended Partnership Agreement.

(iv) Each partnership interest in Merger Partnership shall automatically be cancelled and cease to exist, the holders thereof shall cease to have any rights with respect thereto, and no payment shall be made with respect thereto.

(b) Subject to Section 3.02(b)(iv) and in accordance with Section 3.02(a)(i), each eligible holder of Class A Units shall be entitled, with respect to all, but not less than all, of such holder’s Class A Units, to make an unconditional election, on or prior to the Election Date, to receive in the Partnership Merger in lieu of the Operating Partnership Cash Merger Consideration to which such holder would otherwise be entitled, Class H Preferred Units (a “Unit Election”) as follows:

(i) Merger Partnership shall prepare and deliver to the Operating Partnership, as promptly as practicable following the date of this Agreement and, in any event, not later than five (5) Business Days after the date on which the Proxy Statement is mailed to the shareholders of the Company, and the Operating Partnership shall mail to the holders of Class A Units, a form of election, which form shall be subject to the reasonable approval of the Company (the “Form of Election”). The Form of Election may be used by each holder of Class A Units to designate such holder’s election to convert all, but not less than all, of the Class A Units held by such holder into Class H Preferred Units. Any such holder’s election to receive Class H Preferred Units shall be deemed to have been properly made only if Parent shall have received at its principal executive office, not later than 5:00 p.m., New York City time on that date that is five Business Days before the scheduled date of the Company Shareholders’ Meeting (the “Election Date”), a Form of Election specifying that such holder elects to receive Class H Preferred Units and otherwise properly completed and signed. The Form of Election shall state therein the date that constitutes the Election Date.

(ii) A Form of Election may be revoked by any holder of a Class A Unit only by written notice received by Parent prior to 5:00 p.m., New York City time, on the Election Date. In addition, all Forms of Election shall automatically be revoked if the Partnership Merger has been abandoned.

(iii) The reasonable determination of Parent shall be binding as to whether or not elections to receive Class H Preferred Units have been properly made or revoked. If Parent determines that any election to receive Class H Preferred Units was not properly made, the Class A Units with respect to which such election was not properly made shall be converted into Operating Partnership Cash Merger Consideration in accordance with Section 3.02(a). Parent may, with the agreement of the Company, make such rules as are consistent with this Section 3.02(b) for the implementation of elections provided for herein as shall be necessary or desirable to fully effect such elections.

(iv) Each holder of Class A Units, as a condition to making a Unit Election with respect to such holder’s Class A Units, shall (x) represent to Parent that such holder is an Accredited Investor (as such term is defined under Rule 501 promulgated under the Securities Act) and (y) agree to be bound by the terms of the limited partnership agreement of the Surviving Partnership as it will be in effect immediately following the Partnership Merger Effective Time (which agreement shall incorporate the terms of the Class H Preferred Units set forth in Annex A attached as Exhibit A hereto and any other terms determined by Parent that are not inconsistent with the terms of the Class H Preferred Units (including terms of the Amended Partnership Agreement that are subject to the voting rights specified in I(ii) of Annex A) and such matters).

(v) The Company Parties agree to reasonably cooperate with Parent in preparing any disclosure statement or other disclosure information to accompany the Form of Election, including information applicable to an offering of securities exempt from registration under the Securities Act pursuant to Rule 506 thereunder, each of which shall be subject to the reasonable approval of the Company.

(vi) Promptly after the Partnership Merger Effective Time (but in any event within five (5) Business Days), Parent shall deliver to each holder of Class A Units entitled to receive Class H Preferred Units pursuant to the terms of this Section 3.02, a notice confirming such holder’s record ownership of the Class H Preferred Unit issuable pursuant hereto in respect of such Class A Units.

Section 3.03  Exchange of Certificates and Uncertificated Units; Paying Agent.

(a) Paying Agent.  Prior to the Partnership Merger Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as Exchange and Paying Agent (the “Paying Agent”) for the payment or exchange, as applicable, in accordance with this Article III of the Merger Consideration (collectively, such cash and securities being referred to as the “Exchange Fund”). On or before the Partnership Merger Effective Time, Parent shall deposit with the Paying Agent the Merger Consideration, for the benefit of the holders of Company Common Shares, Company Share Options and Class A Units, as applicable. Parent shall cause the Paying Agent to make, and the Paying Agent shall make, payments of the Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving Entity.

(b) Company Preferred Shares.  The MergerCo Preferred Shares will be uncertificated and any certificates that, prior to the Company Merger Effective Time, evidenced Company Series B Preferred Shares or Company Series G Preferred Shares will thereafter be treated by MergerCo as if such certificates evidenced the MergerCo Series B Preferred Shares or MergerCo Series G Preferred Shares, as the case may be, constituting the applicable Merger Consideration.

(c) Share Transfer Books.  At the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable, the share and unit transfer books of the Company and the Operating Partnership shall be closed and thereafter there shall be no further registration of transfers of the Company Common Shares, Company Restricted Shares, Company Preferred Shares, or Class A Units, as applicable. From and after the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable, persons who held Company Common Shares, Company Restricted Shares, Company Preferred Shares, or Class A Units immediately prior to the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable, shall cease to have rights with respect to such shares or units, except as otherwise provided for herein. On or after the Company Merger Effective Time, any Certificates presented to the Paying Agent, the

Surviving Entity or the transfer agent for any reason shall be exchanged for the applicable Merger Consideration with respect to the Company Common Shares formerly represented thereby.

(d) Exchange Procedures for Certificates and Uncertificated Class A Units.  Promptly after the Company Merger Effective Time (but in any event within five (5) Business Days), Parent shall cause the Paying Agent to mail to each person who immediately prior to the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable, held Company Common Shares or Class A Units entitled to receive Class H Preferred Units pursuant to the terms of Section 3.02 (each, a “Former Equityholder”), pursuant to Section 3.01: (i) a customary letter of transmittal which shall be subject to the prior approval of the Company (which shall specify that, if applicable, delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass to the Paying Agent, only upon delivery of the Certificates to the Paying Agent, and which letter shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) if applicable, instructions for use in effecting the surrender of the Former Equityholder’s Certificates in exchange for the applicable Merger Consideration to which the holder thereof is entitled. Upon (i) if applicable, surrender by a Former Equityholder of a Certificate for cancellation to the Paying Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Parent, and (ii) delivery by such Former Equityholder of such letter of transmittal (together with such Certificate, if applicable), duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, such Former Equityholder shall receive in exchange therefor the applicable Merger Consideration payable in respect of the Company Common Shares or Class A Units, pursuant to the provisions of this Article III, and the Certificate (if any) so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Shares or Class A Units that is not registered in the transfer records of the Company or the Operating Partnership, if applicable, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.03, each Certificate shall be deemed at any time after the Company Merger Effective Time or Partnership Merger Effective Time, as applicable, to represent only the right to receive, upon such surrender, the applicable Merger Consideration as contemplated by this Section 3.03. No interest shall be paid or accrue on any Merger Consideration. Promptly after the Company Merger Effective Time (but in any event within five (5) Business Days), Parent shall pay to each holder of a Company Share Option, SAR or Performance Award cancelled in accordance with this Article III the Option Merger Consideration, the SAR Merger Consideration or the Performance Award Merger Consideration, as applicable.

(e) No Further Ownership Rights in Company Common Shares, Company Preferred Shares, Class A Units or Company Share Options.  At the Company Merger Effective Time or Partnership Merger Effective Time, as applicable, holders of Company Common Shares, Company Preferred Shares, or Class A Units (that are converted into the right to receive cash in the Partnership Merger pursuant to Section 3.02(a)) shall cease to be, and shall have no rights as, shareholders of the Company or limited partners of the Operating Partnership other than the right to receive the applicable Merger Consideration provided under this Article III. The applicable Merger Consideration paid in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Company Common Shares, Company Preferred Shares, and Class A Units exchanged therefor and, if applicable, represented by Certificates exchanged therefor. The Option Merger Consideration, SAR Merger Consideration or Performance Award Merger Consideration paid with respect to Company Share Options, SARs and Performance Awards, respectively, in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the canceled Company Share Options, SARs and Performance Awards, as applicable, and on and after the Company Merger Effective Time the holder of a Company Share Option, SAR or Performance Award shall have no further rights with respect thereto, other than the right to receive the Option Merger Consideration, SAR Merger Consideration or Performance Award Merger Consideration as provided in Section 3.01(e).

(f) Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Shares, Class A Units, Company Share Options, SARs or Performance Awards for twelve (12) months after the Company Merger Effective Time shall be delivered to the Surviving Entity, and any holders of Company Common Shares, Class A Units, Company Share Options, SARs or Performance Awards prior to the applicable Merger who have not theretofore complied with this Article III shall thereafter look only to the Surviving Entity and Parent for payment of the applicable Merger Consideration.

(g) No Liability.  None of the Buyer Parties, Company Parties or the Paying Agent, or any employee, officer, director, shareholder, partner, agent or Affiliate thereof, shall be liable to any person in respect of any Merger Consideration, if the Exchange Fund has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h) Investment of Exchange Fund.  The Paying Agent shall invest the cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any net profit resulting from, or interest or income produced by, such investments shall be placed in the Exchange Fund. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make all such payments in full.

(i) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such person of a bond in such amount as Parent or the Paying Agent reasonably may direct, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect thereof pursuant to this Agreement.

Section 3.04  Withholding Rights.  The Surviving Entity, Parent or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares, Company Share Options, Company Restricted Shares, SARs, Performance Awards, Company Preferred Shares or Class A Units such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Entity, Parent or the Paying Agent, as applicable, such withheld amounts (i) shall be remitted by the Surviving Entity, Parent or the Paying Agent, as the case may be, to the applicable Governmental Authority, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Shares, Company Share Options, Company Restricted Shares, SARs, Performance Awards, Company Preferred Shares or Class A Units in respect of which such deduction and withholding was made by the Surviving Entity, Parent or the Paying Agent, as applicable.

Section 3.05  Dissenters’ or Appraisal Rights.  No dissenters’ or appraisal rights shall be available with respect to the Mergers or the other transactions contemplated hereby.

Section 3.06  Termination of DRIP.  The Company shall take all actions necessary to terminate its Dividend Reinvestment and Share Purchase Plan (the “DRIP”), effective as soon as possible after the date of this Agreement, and ensure that no purchase or other rights under the DRIP enable the holder of such rights to acquire any interest in the Surviving Entity or any other Company Party or Buyer Party as a result of such purchase or the exercise of such rights at or after such date.

Section 3.07  Debt Offers.

(a) The Company and the Operating Partnership shall use their respective commercially reasonable efforts to commence as promptly as practicable following the date of receipt of the Offer Documents from Parent pursuant to subparagraph (ii) below and written instructions from Parent to commence the Debt Offers, offers to purchase, and related consent solicitations (or, in the case of the Exchangeable Notes, a consent solicitation which is not related to a concurrent tender offer) with respect to Senior Notes on the terms and conditions set forth in Section 3.07(a) of the Disclosure Schedule prepared by Parent (or as may otherwise be agreed between the Company and Parent) and such other customary terms and conditions as are reasonably acceptable to Parent and the Company (including the related or stand-alone consent solicitations, collectively, the “Debt Offers”); provided that (i) this Agreement shall have not been terminated in accordance with Section 9.01, (ii) the Company shall have received from Parent the completed Offer Documents which shall be in form and substance reasonably satisfactory to the Company, and (iii) at the time of such commencement, the Buyer Parties shall have otherwise performed or complied with all of their agreements and covenants required by this Agreement to be performed on or prior to the time that the Debt Offers are to be commenced. The Company and the Operating Partnership shall waive any of the conditions to the Debt Offers (other than that the Mergers shall have been consummated and that there shall be no order prohibiting consummation of the Debt Offers) as may be reasonably requested by Parent in writing and shall not, without the written consent of Parent, waive any condition to the Debt Offers or make any changes to the Debt Offers other than as agreed between Parent and the Company. Neither the Company nor the Operating Partnership need make any change to the terms and conditions of the Debt Offers without their prior written consent, which shall not be unreasonably withheld, provided that such consent shall not be required for an increase in any consideration payable in the Debt Offers or for any change that is not material.

(b) The Company and the Operating Partnership agree that, promptly following the consent expiration date, assuming the requisite consents are received, each of the Company, the Operating Partnership and the Subsidiaries as is necessary shall execute supplemental indentures to the indentures governing the Senior Notes, which supplemental indentures shall implement the amendments set forth in the Offer Documents and shall become operative upon acceptance of the Senior Notes for payment pursuant to the Debt Offers and concurrently with the Company Merger Effective Time, subject to the terms and conditions of this Agreement (including the conditions to the Debt Offers). Concurrent with the Company Merger Effective Time, Parent shall cause the Company or the Operating Partnership to accept for payment and after the Company Merger Effective Time, Parent shall cause the Surviving Entity or the Operating Partnership to promptly pay for the Senior Notes that have been properly tendered and not properly withdrawn pursuant to the Debt Offers and, subject to receipt of the requisite consents, pay for consents validly delivered and not revoked in accordance with the Debt Offers.

(c) Promptly after the date of this Agreement, Parent, at its own expense, shall prepare all necessary and appropriate documentation in connection with the Debt Offers, including the offers to purchase, related consents and letters of transmittal and other related documents (collectively, the “Offer Documents”). Parent, the Company and the Operating Partnership shall, and shall cause their respective subsidiaries to, reasonably cooperate with each other in the preparation of the Offer Documents. The Offer Documents (including all amendments or supplements thereto) and all mailings to the holders of the Senior Notes in connection with the Debt Offers shall be subject to the prior review of, and comment by, the Company and Parent and shall be reasonably acceptable in form and substance to each of them. If at any time prior to the completion of the Debt Offers any information in the Offer Documents should be discovered by the Company and the Subsidiaries, on the one hand, or Parent, on the other, which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party in writing, and an appropriate amendment or supplement describing such information shall be disseminated by or on behalf of the Company and the Operating Partnership to the holders of the applicable Senior Notes. Notwithstanding anything to the contrary in this Section 3.07, the Company and the Operating Partnership shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable Law to the extent such Laws are applicable in connection with the Debt Offers. To the extent that the provisions of any applicable Law conflict with this Section 3.07, the Company and the Operating Partnership shall comply with the applicable Law and shall not be deemed to have breached their obligations hereunder by such compliance.

(d) In connection with the Debt Offers, Parent may select one or more dealer managers or solicitation agents (of which one such dealer manager or solicitation agent shall be the Company Financial Advisor and which others will be reasonably acceptable to the Company), information agents, depositaries and other agents to provide assistance in connection therewith and the Company and the Operating Partnership shall, and shall cause the Subsidiaries to, enter into customary agreements (including indemnities) with such parties so selected and on terms and conditions acceptable to Parent. Parent shall pay the fees and expenses of any dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with the Debt Offers, and Parent further agrees to reimburse the Company and the Operating Partnership and the Subsidiaries for all of their reasonable out-of-pocket costs (including reasonable fees and expenses of their Representatives) in connection with the Debt Offers promptly following incurrence and delivery of reasonable documentation of such costs. The Buyer Parties shall, on a joint and several basis, indemnify and hold harmless the Company and its Subsidiaries, their Representatives (other than any direct indemnification of any dealer manager or solicitation agent, which shall be indemnified under the applicable dealer manager or solicitation agent agreement; provided, however, that the Buyer Parties shall indemnify the Company and its Subsidiaries from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with any dealer manager or solicitation agent agreement) from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Debt Offers and the Offer Documents; provided, however, that none of the Buyer Parties shall have any obligation to indemnify and hold harmless any such party or person to the extent that such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred arises from disclosure regarding the Company and its Subsidiaries supplied by such party or person or included in any Company SEC Report that is determined to have contained a material misstatement or omission.

Section 3.08  Redemption and Satisfaction and Discharge.

(a) (i) The Operating Partnership shall pay at maturity the $100,000,000 7.125% Notes due December 1, 2006 and shall use its reasonable best efforts to redeem the $1,500,000 7.0% Notes due February 1, 2007, $25,000,000 6.88% Notes due April 30, 2007 and $25,000,000 7.875% Notes due December 1, 2016 (collectively, the “Redemption Notes”) as soon as practicable but in any event within 85 days of the date of this Agreement in accordance with the terms of such Redemption Notes and related indentures.

(b) To the extent that, as of the Closing Date, the requisite consents specified in Section 3.07(a) of the Disclosure Schedule have not been validly delivered (without having been properly withdrawn) in accordance with the Debt Offers with respect to any series of Senior Notes by the holders thereof, the Company and the Operating Partnership shall, immediately prior to the Partnership Merger Effective Time, issue an irrevocable notice of optional redemption for all of the then outstanding Senior Notes of such series as have not delivered the requisite consents and which are redeemable in accordance with the terms of such series of Senior Notes and the applicable indenture governing such series of the Senior Notes and which shall provide for the satisfaction and discharge of such Senior Notes and such indentures with respect to such series of Senior Notes; provided, Parent shall have provided written notice to the Company confirming that all conditions set forth in Sections 8.01 and 8.02 have been satisfied (or with respect to Section 8.02, except for Section 8.02(g), waived) and that the Buyer Parties are prepared to proceed immediately with the Closing; and provided further that, the Buyer Parties shall have irrevocably deposited with the applicable trustee under each indenture sufficient funds to effect such satisfaction and discharge.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE OPERATING PARTNERSHIP

Except as set forth in the Disclosure Schedule, the Company and the Operating Partnership hereby jointly and severally represent and warrant to the Buyer Parties as follows:

Section 4.01  Organization and Qualification; Subsidiaries; Authority.

(a) Each Company Party is a real estate investment trust or limited partnership duly organized, validly existing and in good standing under the laws of the State of Maryland or the State of Delaware, as applicable. Each Company Party is duly qualified or licensed to do business as a foreign trust or limited partnership and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Company Party has all requisite real estate investment trust or partnership power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted in all material respects.

(b) The outstanding equity of each of the Company’s subsidiaries, including the Operating Partnership (the “Subsidiaries”), is owned by the Company or a wholly owned Subsidiary except as set forth in Section 4.01(b) or 4.03(g) of the Disclosure Schedule (which Section of the Disclosure Schedule sets forth in respect of such Subsidiaries the outstanding equity of each such Subsidiary owned by Persons other than the Company or a wholly owned Subsidiary, together with the names of such other Persons). Except as set forth in Sections 4.01(b) and 4.01(c) of the Disclosure Schedule and except for any buy/sell rights, rights of first offer or refusal or similar contractual rights under any Contracts set forth in Sections 4.13 and 4.17 of the Disclosure Schedule and in the Company Leases, the Company does not own, directly or indirectly, any shares of stock of, or other equity interest in, or any other securities convertible or exchangeable into or exercisable for stock of or other equity interest in, any Person with an aggregate fair market value with respect to such Person in excess of $5,000,000. Except as set forth in Section 4.01(b) and 4.01(c) of the Disclosure Schedule, all issued and outstanding shares or other equity interests of each Subsidiary and JV Entity are owned directly or indirectly by the Company or a wholly owned Subsidiary, free and clear of all Liens other than Liens specified in the organizational documents of JV Entities, or in loan documents that are Material Contracts or, in the case of a JV Entity, other loan documents applicable to such JV Entity. Each Subsidiary and, to the knowledge of the Company, each JV Entity, is a corporation, partnership or limited liability company duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, except where the failure to be so incorporated, formed, validly existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Subsidiaries and, to the knowledge of the Company, the JV Entities, has the requisite corporate, limited partnership, limited liability company or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. Each of the Operating Partnership, the other Subsidiaries and, to the knowledge of the Company, each JV Entity, is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the conduct or nature of its business makes such qualification or licensing necessary, except for jurisdictions in which the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) A correct and complete list of Persons, other than the Subsidiaries, in which the Company or any Subsidiary has a direct or indirect equity interest having a fair market value in excess of $5,000,000 (the “JV Entities”), together with the names of the other members and partners in each JV Entity and the respective percentage stated interests of each such member or partner in each JV Entity is set forth in Section 4.01(c) of the Disclosure Schedule.

Section 4.02  Organizational Documents.  The Company has previously provided or made available complete copies of the Company Charter, which constitutes the declaration of trust of the Company as in effect on the date hereof, and the Company Bylaws, the Operating Partnership Agreement, and the certificate of limited partnership of the Operating Partnership (and in each case, all amendments thereto) and the material organizational documents of each of the JV Entities in its possession (collectively, the “Organizational Documents”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) all Organizational Documents are in full force and effect and no dissolution, revocation or forfeiture proceedings regarding the Company or any of the Subsidiaries or, to the knowledge of the Company, the JV Entities have been commenced and (ii) neither the Company nor any Subsidiary is in violation of any of the Organizational Documents.

Section 4.03  Capitalization.

(a) The authorized shares of beneficial interest of the Company consist of 750,000,000 Company Common Shares and 100,000,000 preferred shares of beneficial interest, par value $0.01 per share, of the Company, of which (i) 7,000,000 shares have been designated as Company Series B Preferred Shares, (ii) 4,600,000 shares have been designated as 85/8% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest (the “Company Series C Preferred Shares”) and (iii) 9,200,000 shares have been designated as Company Series G Preferred Shares. As of November 17, 2006, (i) 351,963,875 Company Common Shares (which includes 1,853,739 Company Restricted Shares), (ii) 5,989,930 Company Series B Preferred Shares, (iii) no Company Series C Preferred Shares and (iv) 8,500,000 Company Series G Preferred Shares were issued and outstanding. As of November 17, 2006, 14,557,547 Company Common Shares have been reserved for issuance pursuant to the Company Share Options and no Company Common Shares have been reserved for issuance pursuant to the SARs. As of November 17, 2006, 14,557,547 Company Share Options to purchase 14,557,547 Company Common Shares were outstanding under the Incentive Plan and 1,254 SARs in respect of 1,254 Company Common Shares were outstanding under the Incentive Plan. As of November 17, 2006, 186,701 Performance Awards in respect of a maximum number of 373,402 Company Common Shares were outstanding. As of November 17, 2006, 38,531,496 Company Common Shares have been reserved for issuance upon the redemption of Class A Units outstanding on the date hereof, 8,389,256 Company Common Shares have been reserved for issuance upon the conversion of the Company Series B Preferred Shares, 41,424,900 Company Common Shares have been reserved for issuance upon the conversion of the Exchangeable Notes, 296,768 Company Common Shares have been reserved for issuance pursuant to the Strategic Long-Term Incentive Plan, 76,634 Company Common Shares have been reserved for issuance pursuant to the Deferred Equity Plan and 2,000,000 Company Common Shares have previously been reserved for issuance pursuant to the Company ESPP. As of November 17, 2006, the Company had no Company Common Shares reserved for issuance or required to be reserved for issuance other than as described above. Since November 17, 2006 and through the date of this Agreement, other than in connection with the issuance of Company Common Shares pursuant to the exercise of Company Share Options or SARs or redemption or conversion of Class A Units, in each case outstanding as of November 17, 2006, there has been no change in the number of shares of outstanding capital stock of the Company or Company Share Options or the number of outstanding Performance Awards. All issued and outstanding shares of the Company and the Subsidiaries are, and all shares subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable will be, when issued, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights under any provision of Law or the applicable Organizational Documents.

(b) Except for the Company Share Options, SARs, Performance Awards, Class A Units, the Exchangeable Notes, the Company Series B Preferred Shares or as set forth in Section 4.03(b) of the Disclosure Schedule, there are no options, warrants, calls, subscription rights, exercisable, convertible or exchangeable securities or other rights, agreements or commitments (contingent or otherwise) that obligate the Company to issue, transfer or sell any shares of capital stock of the Company or other equity interest in the Company, or any investment that is convertible into or exercisable or exchangeable for any such shares. Section 4.03(b) of the Disclosure Schedule sets forth a true, complete and correct list of the Company Share Options as of the date of this Agreement, including the name of the Person to whom such Company Share Options have been granted, the number of shares subject to each Company Share Option, the per share exercise price or purchase price for each Company Share Option.

(c) Section 4.03(c) of the Disclosure Schedule sets forth a true, complete and correct list of the unvested Company Restricted Shares as of November 17, 2006, including the name of the Person to whom such Company Restricted Shares have been granted for each such award. As of November 17, 2006, there were 1,853,739 Company Restricted Shares issued and outstanding.

(d) Section 4.03(d) of the Disclosure Schedule sets forth a true, complete and correct list of the cash payable (or formula for determining) in connection with the Company’s stock value unit awards outstanding as of the date of this Agreement, including the name of the Person to whom such cash awards have been granted for each such award. Except as set forth in Sections 4.03(c) or (d) of the Disclosure Schedule, the Company

does not have outstanding any share appreciation rights, dividend equivalent rights, stock-based performance awards, restricted stock unit awards or “phantom” shares.

(e) Except as set forth in the Company Charter, the Company Bylaws or Section 4.03(e) of the Disclosure Schedule, there are no agreements or understandings to which the Company is a party with respect to the voting of any Company Common Shares or which restrict the transfer of any such shares, nor as of the date of this Agreement does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares. Except for the Exchangeable Notes and the Company Preferred Shares, none of the Company or any Subsidiary has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into, exchangeable into or exercisable for securities having the right to vote) on any matter that the shareholders of the Company or partners of the Operating Partnership may vote.

(f) Except as set forth in the Section 4.03(f)(ii) of the Disclosure Schedule or the Organizational Documents, there are no outstanding contractual obligations of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any Company Common Shares or capital stock of any Subsidiary.

(g) The Company is the sole general partner of the Operating Partnership. As of the date hereof, the Company held 351,963,875 Class A Units, 5,989,930 Series B Preferred Units and 8,500,000 Series G Preferred Units. In addition to the Class A Units held by the Company, as of November 17, 2006, 38,531,496 Class A Units, no Series B Preferred Units and no Series G Preferred Units were issued and outstanding and no other units or equity interests in the Operating Partnership were issued and outstanding. Since November 17, 2006 and through the date of this Agreement, other than in connection with the redemption or conversion of Class A Units in accordance with the Operating Partnership Agreement, there have been no changes in the number of outstanding units of the Operating Partnership. Section 4.03(g) of the Disclosure Schedule sets forth a list of all holders of Class A Units of partnership interest in the Operating Partnership other than the Company as of November 17, 2006, including the name of the Person holding each such unit, and the number and type (e.g., general, limited, etc.). Except as set forth in the Operating Partnership Agreement, there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate the Company, the Operating Partnership or any other Subsidiary to issue, repurchase, redeem, transfer or sell any partnership interests of the Operating Partnership. Except as set forth in Section 4.03(g) of the Disclosure Schedule, the partnership interests in the Operating Partnership that are owned by the Company are owned free and clear of any Liens and are subject only to the restrictions on transfer set forth in the Operating Partnership Agreement and those imposed by applicable Law.

(h) As of the date of this Agreement, there is no outstanding indebtedness for borrowed money of the Company and the Subsidiaries in excess of $10,000,000 in principal amount, other than indebtedness in the amounts identified by instrument in Section 4.03(h) of the Disclosure Schedule and excluding inter-company Indebtedness among the Company and the Subsidiaries.

(i) The Company does not have a “poison pill” or similar stockholder rights plan.

Section 4.04  Authority Relative to this Agreement, Takeover Laws, Validity and Effect of Agreements.

(a) The Company has all necessary real estate investment trust power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the approvals described in the penultimate sentence of this Section 4.04(a), to consummate the transactions contemplated by this Agreement to which the Company is a party, including the Company Merger. The Company Board has (i) approved this Agreement, the Company Merger and the other transactions contemplated by this Agreement and declared that the Company Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and its shareholders on the terms and subject to the conditions set forth herein, (ii) directed that this Agreement and the Company Merger be submitted for consideration at a meeting of the Company’s shareholders and (iii) recommended the approval of this Agreement and the Company Merger by the Company’s shareholders. Except for the approvals described in the following sentence, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Company Merger, have been duly and validly authorized by all necessary real estate investment trust action on behalf of the Company. No other real estate investment trust proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, including the Company Merger, other than (i) the affirmative approval of the Company Merger by at least a majority of all the votes entitled to be cast on the matter by the holders of all outstanding Company Common Shares (the “Company Shareholder Approval”), and (ii) the execution, filing with, and the acceptance for record by, the SDAT of the Articles of Merger as required by the MRL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the Buyer Parties, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b) The Operating Partnership (through the Company as its general partner) has all necessary partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to which the Operating Partnership is a party, including the Partnership Merger. The execution, delivery and performance by the Operating Partnership of this Agreement and the consummation by the Operating Partnership of the transactions contemplated by this Agreement, including the Partnership Merger, have been duly and validly authorized by all necessary partnership action on behalf of the Operating Partnership, including by all necessary action of the partners of the Operating Partnership, and no other partnership proceedings are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, including the Partnership Merger, other than the filing of the Partnership Merger Certificate as required by the DRULPA. Other than the approvals of the partners of the Operating Partnership, which approval has been obtained, and the Company Shareholder Approval, no other vote or approval of the holders of any class or series of the capital stock, partnership interests or other equity interest of the Company or any of the Subsidiaries is necessary to approve the Company Merger, the Partnership Merger and the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Operating Partnership (and by the Company on behalf of the Operating Partnership) and, assuming the due authorization, execution and delivery by each of the Buyer Parties, constitutes a legal, valid and binding obligation of the Operating Partnership, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(c) The Company Parties have taken all action required to be taken by them in order to exempt this Agreement, the Company Merger and the Partnership Merger, and this Agreement, the Company Merger and the Partnership Merger are exempt, from the requirements of any “fair price,” “moratorium,” “control share acquisition,” “affiliate transaction,” “business combination” or other takeover Laws of the MRL, the Maryland General Corporation Law or the DRULPA.

Section 4.05  No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 4.05(a) of the Disclosure Schedule and except as set forth in the Organizational Documents, Ground Leases, loan documents evidencing or securing Indebtedness, all of which have been made available to Parent, subject to the receipt of the Company Shareholder Approval, the execution and delivery of this Agreement by any of the Company Parties do not, and the performance of their respective obligations hereunder will not, (i) conflict with or violate (1) the Company Charter or the Company Bylaws, (2) the Operating Partnership Agreement or the certificate of limited partnership of the Operating Partnership or (3) the organizational documents of any Subsidiary or, to the knowledge of the Company, the organizational documents of any JV Entity, as amended or supplemented, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) of this Section 4.05 have been obtained and all filings and obligations described in subsection (b) of this Section 4.05 have been made, conflict with or violate any Law applicable to the Company, the Operating Partnership or any Subsidiary or, to the knowledge of the Company, any JV Entity, or by which any property or asset of the Company, the Operating Partnership or any Subsidiary or, to the knowledge of the Company, any JV Entity, is bound, or (iii) require any consent or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give to others any right of termination, amendment, acceleration or cancellation or any right to purchase or sell assets or equity) under, result in the loss of any material right or benefit under, or result in the triggering of any payments or result in the creation of a Lien or other encumbrance on any property or asset of the Company, the Operating Partnership or any Subsidiary or, to the knowledge of the Company, any JV Entity, pursuant to, any of the terms, conditions or provisions of any material Permit, Material Company Lease or Material Contract to which the Company or any Subsidiary is a party or by which it or any of its respective properties or assets may be bound, except, with respect to clauses (i)(3), (ii) and (iii), any matter, event or consequence described herein that would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Mergers and the other transactions contemplated by this Agreement or (B) reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery by the Company Parties of this Agreement does not, and the performance of their respective obligations hereunder will not, require any consent, approval, order, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities or “blue sky” laws (“Blue Sky Laws”), (B) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (C) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Company Merger to be sent to the Company’s shareholders (as amended or supplemented from time to time, the “Proxy Statement”) and other written communications that may be deemed “soliciting materials” under Rule 14a-12 promulgated under the Exchange Act, (D) any filings required under the rules and regulations of the New York Stock Exchange (the “NYSE”), (E) the filing of the Articles of Merger with, and the acceptance for record thereof by, the SDAT, and (F) the filing of the Partnership Merger Certificate with, and the acceptance for record thereof by, the DSOS, (G) such filings as may be required in connection with the payment of any transfer and gain taxes, and (H) filings required by federal, state or local Environmental Laws, or and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Mergers and the other transactions contemplated by this Agreement or (B) reasonably be expected to have a Company Material Adverse Effect.

Section 4.06  Permits; Compliance with Laws.

(a) Except as set forth in Section 4.06(a) of the Disclosure Schedule, each of the Company, the Operating Partnership and the other Subsidiaries and, to the knowledge of the Company, the JV Entities, is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Authority necessary for it to own, lease and operate its properties or to carry on its business as it is now being conducted (collectively, the “Permits”), and all such Permits are valid and in full force and effect, except where the failure to possess the Permits, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. No suspension or cancellation of any Permits is pending or, to the knowledge of the Company, threatened, and no such suspension or cancellation will result from the transactions contemplated by this Agreement, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Except as set forth in Section 4.06(b) of the Disclosure Schedule, none of the Company, the Operating Partnership, any other Subsidiary nor, to the knowledge of the Company, any JV Entity is in conflict with, or in default, breach or violation of, (i) any Laws applicable to the Company, the Operating Partnership, any other Subsidiary or, to the knowledge of the Company, any JV Entity, or by which any property or asset of the Company, the Operating Partnership, any other Subsidiary or, to the knowledge of the Company, any JV Entity is bound or (ii) any Permit, in each case except for any such conflicts, defaults, breaches or violations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.07  SEC Filings; Financial Statements; No Unknown Liabilities.

(a) Each of the Company and the Operating Partnership has filed all forms, reports and documents (including all exhibits) required to be filed by it with the SEC since January 1, 2004 (the “Company SEC Reports”). The Company SEC Reports (other than preliminary material), each as amended prior to the date hereof, (i) have been prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, when filed as amended prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company has made available to Parent copies of all material correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries on the other hand since January 1, 2004. Except as set forth in Section 4.07(a) of the Disclosure Schedule, no Subsidiary other than the Operating Partnership is or has been required to file any form, report or other document with the SEC or any securities exchange or quotation service.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Reports was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC and each fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries or the Operating Partnership and its consolidated subsidiaries, as the case may be, as of the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year end adjustments).

(c) Except (i) as set forth in Section 4.07(c) of the Disclosure Schedule, (ii) to the extent set forth on the consolidated balance sheet of the Company as of September 30, 2006 (including the notes thereto) included in the Company’s Form 10-Q for the quarter ended September 30, 2006, (iii) liabilities incurred on behalf of the Company or any Subsidiary in connection with this Agreement, and (iv) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2006, none of the Company or its Subsidiaries had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth in a consolidated balance sheet of the Company or in the notes thereto, except for any such liabilities or obligations which would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.08  Absence of Certain Changes or Events.  Except as disclosed in the Company SEC Reports filed prior to the date hereof, since December 31, 2005 through the date hereof, (a) each of the Company, the Operating Partnership and the other Subsidiaries has conducted its business substantially in the ordinary course consistent with past practice, (b) there has not been an effect, event, development or circumstance that, individually or in the aggregate with all other effects, events, developments and changes, has resulted or would reasonably be expected to result in a Company Material Adverse Effect, (c) there has not been any declaration, setting aside for payment or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company Preferred Shares, Company Common Shares or the Class A Units other than (i) regular quarterly cash dividends at a rate equal to $0.33 per Company Common Share, (ii) dividends paid to holders of the Company Preferred Shares in accordance with the terms of such securities, and (iii) distributions paid to holders of Class A Units in accordance with the terms of the Operating Partnership Agreement, and (d) there has not been any material change in any tax method or election by the Company or any Subsidiary.

Section 4.09  Absence of Litigation.  Except (i) as listed in Section 4.09 of the Disclosure Schedule or (ii) as set forth in the Company SEC Reports filed prior to the date of this Agreement, there is no Action pending (in which service of process has been received by an employee of the Company or any Subsidiary) or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of its or their respective properties or assets or any director, officer or employee of the Company or any Subsidiaries or other Person, in each case, for whom the Company or any Subsidiaries may be liable, except as would not, individually or in the aggregate, (x) prevent or materially impair or delay the ability of any Company Party to perform its obligations under this Agreement, the consummation of the Mergers or any other transaction contemplated by this Agreement or (y) have a Company Material Adverse Effect. None of the Company and its Subsidiaries is subject to any order, judgment, writ, injunction or decree, except as would not, individually or in the aggregate, (x) prevent or materially impair or delay the ability of any Company Party to perform its obligations under this Agreement, the consummation of the Mergers or any other transaction contemplated by this Agreement or (y) have a Company Material Adverse Effect.

Section 4.10  Employee Benefit Plans.

(a) Section 4.10(a) of the Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance or other contracts or agreements to which the Company or any “ERISA Affiliate” (as defined in Section 4.10(g)) is a party, with respect to which the Company or any ERISA Affiliate has any current or future obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer, director or independent contractor of the Company or any ERISA Affiliate (all such plans, programs, arrangements, contracts or agreements, whether or not listed in Section 4.10(a) of the Disclosure Schedule, and without qualification for materiality as provided above, collectively, the “Plans”). The Company has made available to Parent copies of the following: (i) the Plans set forth on Section 4.10(a) of the Disclosure Schedule, (ii) the annual report (Form 5500), if any, filed with the Internal Revenue Service (“IRS”) for the last three plan years, (iii) the most recently received IRS determination letter, if any, relating to a Plan set forth on Section 4.10(a) of the Disclosure Schedule, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Plan set forth on Section 4.10(a) of the Disclosure Schedule, (v) the most recent summary plan description, if any, for such Plan set forth on Section 4.10(a) of the Disclosure Schedule (or other descriptions of such Plan provided to employees) and all modifications thereto, and (vi) all material correspondence with the Department of Labor or the IRS.

(b) Each Plan has been established and operated in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, except for such noncompliance that would not, individually or in the aggregate, have a Company Material Adverse Effect. Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1. No Action is pending or, to the knowledge of the Company, threatened, with respect to any Plan (other than claims for benefits in the ordinary course) that would, individually or in the aggregate, have a Company Material Adverse Effect.

(c) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS, or is entitled to rely on a favorable opinion issued by the IRS, and to the knowledge of the Company no fact or event has occurred since the date of such determination letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(d) Except as set forth in Section 4.10(d)(i) of the Disclosure Schedule, neither the Company nor any ERISA Affiliate, sponsors, has sponsored or has any obligation with respect to any employee benefit plan that is subject to the provisions of Title IV of ERISA, is an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code, a voluntary employee beneficiary association or is a multiemployer plan within the meaning of Section 3(37) of ERISA. Except as set forth in Section 4.10(d)(ii) of the Disclosure Schedule, neither the Company nor any ERISA Affiliate sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or any ERISA Affiliate, except as required by Section 4980B of the Code.

(e) Full payment has been made, or otherwise properly accrued on the books and records of the Company and any ERISA Affiliate, of all amounts that the Company and any ERISA Affiliate are required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of the Company through the Closing Date.

(f) Except as contemplated by Section 3.01(e), (f), (g) and (h), or as set forth in Section 4.10(f)(i) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Mergers and the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of the Company or any ERISA Affiliate. Except as set forth in Section 4.10(f)(ii) of the Disclosure Schedule, no Plan, either individually or collectively, provides for any payment by the Company or any ERISA Affiliate that would constitute a “parachute payment” within the meaning of Section 280G of the Code after giving effect to the transactions contemplated by this Agreement (either alone or in conjunction with any other event).

(g) For purposes of this Section 4.10, an entity is an “ERISA Affiliate” of the Company if it is considered a single employer with the Company under 4001(b) of ERISA or part of the same controlled group as the Company for purposes of Section 302(d)(8)(C) of ERISA.

Section 4.11  Labor Matters.

(a) Except as set forth in Section 4.11 of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary. Except as set forth in Section 4.11 of the Disclosure Schedule or as would not, individually or the aggregate, have a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no grievances outstanding against the Company or any Subsidiary under such agreement or contract, (ii) none of the employees of the Company or its Subsidiaries is represented by a union, (iii) to the knowledge of the Company no union organizing efforts have been conducted within the last three years or are now being conducted, and (iv) to the knowledge of the Company, there is no and has not been a, strike, slowdown, work stoppage or lockout by or with respect to any employees of the Company or any Subsidiary.

(b) Except as would not, individually or the aggregate, have a Company Material Adverse Effect, the Company and each of its Subsidiaries is in compliance with all applicable Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity and the collection and payment of withholding and/or social security taxes. Neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state or local Law within the last six months which remains unsatisfied.

Section 4.12  Information Supplied.  The information supplied by the Company Parties for inclusion or incorporation by reference in the Proxy Statement or any other document to be filed with the SEC or provided to holders of Class A Units in connection with the transactions contemplated by this Agreement (the “Other Filings”) will not, in the case of the Proxy Statement, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders’ Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing at the date it is first mailed to the Company’s shareholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made (or omitted to be made) by the Company Parties with respect to statements made or incorporated by reference therein based on information supplied by Buyer Parties in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. All documents that the Company is responsible for filing with the SEC in connection with the Mergers, or the other transactions contemplated by this Agreement, will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

Section 4.13  Property and Leases.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) Section 4.13(a) of the Disclosure Schedule sets forth a correct and complete list of all Company Properties owned or held or in which the Company has an interest as a mortgage or mezzanine lender as of the date hereof by the Company and the Subsidiaries or, to the knowledge of the Company, the JV Entities and (ii) as of the date hereof, the Operating Partnership, other Subsidiaries of the Company or, to the knowledge of the Company, the JV Entities own or, if so indicated in Section 4.13(a) of the Disclosure Schedule, lease each of the Company Properties, in each case, free and clear of any Liens, title defects, covenants or reservations of interests in title (collectively, “Property Restrictions”), except for Permitted Liens.

(b) Except as set forth on Section 4.13(b) of the Disclosure Schedule, as of the date hereof, none of the Company and the Subsidiaries has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect, except for such failures to have in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a Company Material Adverse Effect or (ii) written notice of any uncured violation of any Laws affecting any of the Company Properties or operations which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(c) Except where the failure to have such policies, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or except as provided in Section 4.13(c) of the Disclosure Schedule, policies or commitments for policies of title insurance (each a “Company Title Insurance Policy”) have been issued insuring or committing to insure, as of the effective date of each such Company Title Insurance Policy, the Operating Partnership’s or the other applicable Subsidiary’s (or the applicable predecessor’s or acquiror’s) title to or leasehold interest in the Company Properties, subject to the matters disclosed on the Company Title Insurance Policies and Permitted Liens.

(d) Except as provided for in Section 4.13(d) of the Disclosure Schedule, to the knowledge of the Company, as of the date hereof, none of the Company, any of the Subsidiaries or, to the knowledge of the Company, any of the JV Entities has received any written notice to the effect that any condemnation or rezoning proceedings are pending with respect to any of the Company Properties that would, individually or in the aggregate, have a Company Material Adverse Effect.

(e) Except as provided in Section 4.13(e) of the Disclosure Schedule, and except for discrepancies errors or omissions that, individually or in the aggregate, would not have a Company Material Adverse Effect, the rent rolls for the Company Properties dated as of September 30, 2006 which have previously been made available to Parent, list each lease that was in effect as of September 30, 2006 and to which the Operating Partnership, other Subsidiaries or, to the knowledge of the Company, the JV Entities, are parties as landlords with respect to each of the applicable Company Properties (such leases, together with all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, the “Company Leases”). Except as set forth in Section 4.13(e) of the Disclosure Schedule, Company has made available to Parent copies of all Company Leases that relate to in excess of 50,000 square feet of net rentable area (the “Material Company Leases”), in effect as of the date hereof. Except as set forth in Section 4.13(e) of the Disclosure Schedule, and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) none of the Operating Partnership, any other Subsidiary or, to the knowledge of the Company, any JV Entity has received written notice that it is in default under any Material Company Lease and (ii) no tenant under a Material Company Lease is in monetary or, to the knowledge of the Company, material non-monetary default under such Material Company Lease. Except as would not reasonably be expected to have a Company Material Adverse Effect, (x) neither the Company nor any Subsidiary is and, to the knowledge of the Company, no other party is in breach or violation of, or default under, any Material Company Lease, (y) no event has occurred which would result in a breach or violation of, or a default under, any Material Company Lease by the Company or any Subsidiary, or to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both) and (z) each Material Company Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or the Subsidiaries and, to the knowledge of the Company, with respect to the other parties thereto.

(f) Section 4.13(f) of the Disclosure Schedule sets forth a correct and complete list as of the date of this Agreement of each ground lease with a Third Party pursuant to which the Operating Partnership, any other Subsidiary or, to the knowledge of the Company, any JV Entity is a lessee (individually, a “Ground Lease” and collectively, “Ground Leases”). As of the date hereof, none of the Operating Partnership, any other Subsidiary or, to the knowledge of the Company, any JV Entity has received a written notice that it is in default under any Ground Lease which remains uncured. The Company has made available to Parent copies of each Ground Lease in its possession and all amendments or other modifications thereto. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary is, to the knowledge of the Company, no JV Entity is, and, to the knowledge of the Company, no other party is, in breach or violation of, or default under, any Ground Lease, (ii) no event has occurred which would result in a breach or violation of, or a default under, any Ground Lease by the Company or any Subsidiary, or to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both) and (iii) each Ground Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or the Subsidiaries and, to the knowledge of the Company, with respect to the other parties thereto.

(g) Except as set forth in Section 4.13(g) or 6.01(o) of the Disclosure Schedule or as contemplated by, or provided in, the Company Leases, Ground Leases or the organizational documents of the JV Entities or Subsidiaries, as of the date hereof, there are no unexpired option agreements or rights of first refusal with respect to the purchase of a Company Property or any portion thereof that is owned by the Operating Partnership or its Subsidiaries or any other unexpired rights in favor of any party other than the Company or any Subsidiary (a “Third Party”) to purchase or otherwise acquire a Company Property or any portion that is owned by the Operating Partnership or its Subsidiaries or any portion thereof or to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof that is owned by the Operating Partnership or its Subsidiaries.

(h) The Company has provided or made available to Parent all written agreements in its possession pursuant to which the Company or any Subsidiary manages, acts as leasing agent for or provides development services for any real property for any Third Party (including any related guarantees) and any other contracts which otherwise produce fee income to the Company, any of its Subsidiaries or, to the knowledge of the Company, the JV Entities, in excess of $1,000,000 per year.

(i) Except for those contracts or agreements set forth in Section 4.13(i) of the Disclosure Schedule or as contemplated by, or provided in, the Company Leases, Material Contracts, Ground Leases or organizational documents of the JV Entities or Subsidiaries, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any JV Entity is a party to any contract or agreement (collectively, the “Participation Agreements”) with any Third Party that provides for a right of such Third Party to participate in the profits, sale proceeds or revenues of any Company Property.

(j) Except as set forth in Section 4.13(j) of the Disclosure Schedule, the Company and the Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all personal property owned, used or held for use by them, except as would not have a Company Material Adverse Effect. Except as set forth in Section 4.13(j) of the Disclosure Schedule, neither the Company’s nor any of its Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Permitted Liens and Liens that would not have a Company Material Adverse Effect.

Section 4.14  Intellectual Property.  Except as individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect, (a) to the knowledge of the Company, the conduct of the business of the Company and the Subsidiaries as currently conducted does not infringe or otherwise violate the U.S. Intellectual Property rights of any Third Party, (b) with respect to Intellectual Property used by, owned by or licensed to the Company or any Subsidiary (“Company Intellectual Property”), the Company or such Subsidiary owns the entire right, title and interest in the Company Intellectual Property purported to be owned by the Company or any Subsidiary and has the right to use the other Company Intellectual Property in the continued operation of its business as currently conducted and (c) to the knowledge of the Company, no Third Party is infringing or otherwise violating the Company Intellectual Property rights.

Section 4.15  Taxes.  Except as set forth in Section 4.15 of the Disclosure Schedule or except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) Each of the Company and the Subsidiaries (i) has timely filed (or had filed on their behalf) all material Tax Returns, as defined below, required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Authority) and (ii) has paid (or had paid on their behalf) or will timely pay all material Taxes (whether or not shown on such Tax Returns) that are required to be paid by it. To the knowledge of the Company, such Tax Returns are true, correct and complete in all material respects. The most recent financial statements contained in the Company SEC Reports filed prior to the date hereof reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by the Company and the Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and Taxes payable by the Company and Subsidiaries on the Closing Date will not exceed such reserve as adjusted through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. True and materially complete copies of all federal Tax Returns that have been filed with the IRS by the Company Parties with respect to the taxable years commencing on or after January 1, 2003 have been provided or made available to representatives of Parent. Neither the Company nor any of the Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending the period for assessment or collection of material Taxes (including any applicable statute of limitation), which waiver or extension is currently in effect, and, to the knowledge of the Company, no power of attorney with respect to any Tax matter is currently in force with respect to the Company or any of its Subsidiaries. As used here, the term “Tax Returns” means all reports, returns, declarations or similar statements with respect to Taxes that are required to be filed with a taxing authority.

(b) The Company, (i) for all taxable years commencing with the Company’s taxable year ending December 31, 1997 through December 31, 2005, has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has been organized and operated in conformity with the requirements for qualification and taxation as a REIT for such years and if the Company Merger is not consummated prior to January 1, 2007, for the taxable year that will end on December 31, 2006, (ii) has operated since December 31, 2005 to the date hereof in a manner that will permit it to qualify as a REIT for the taxable year that includes the date hereof, and (iii) intends to continue to operate in such a manner as to permit it to continue to qualify as a REIT for the taxable year of the Company that will end with the Company Merger. To the knowledge of the Company, no challenge to the Company’s status as a REIT is pending or has been threatened in writing. No Subsidiary, excluding any Subsidiary in which the Company holds 10% or less by both vote and value, within the meaning of Code Section 856(c)(4)(B)(iii), is a corporation for U.S. federal income tax purposes, other than a corporation that qualifies as a “qualified REIT subsidiary,” within the meaning of Section 856(i)(2) of the Code, or as a “taxable REIT subsidiary,” within the meaning of Section 856(1) of the Code.

(c) Each Subsidiary that is a partnership, joint venture, or limited liability company and which has not elected to be a “taxable REIT subsidiary” within the meaning of Code Section 856(1) (i) has been since its formation treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation and (ii) has not since the later of its formation or the acquisition by the Company of a direct or indirect interest therein owned any assets (including securities) that have caused the Company to violate Section 856(c)(4) of the Code or would cause the Company to violate Section 856(c)(4) of the Code on the last day of any calendar quarter after the date hereof.

(d) Neither the Company nor any Subsidiary holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code.

(e) Since January 1, 2003, (i) the Company and its Subsidiaries have not incurred any liability for material Taxes under sections 857(b), 860(c) or 4981 of the Code which have not been previously paid and (ii) neither the Company nor any Subsidiary has incurred any material liability for Taxes that have become due and that have not been previously paid other than in the ordinary course of business. To the knowledge of the Company, neither the Company nor any Subsidiary (other than a “taxable REIT subsidiary” or any subsidiary of a “taxable REIT subsidiary”) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. To the knowledge of the Company, neither the Company nor any Subsidiary has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in section 857(b)(7) of the Code. To the knowledge of the Company, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed on the Company or any Subsidiary.

(f) All material deficiencies asserted or material assessments made with respect to the Company or any Subsidiary and that have been set forth in writing to the Company or such Subsidiary as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including the Company or any Subsidiary have been fully paid, and, to the knowledge of the Company, there are no other material audits, examinations or other proceedings relating to any material Taxes of the Company or any Subsidiary by any taxing authority in progress. Neither the Company nor any Subsidiary has received any written notice from any taxing authority that it intends to conduct such an audit, examination or other proceeding in respect to a material amount of Taxes or make any material assessment for Taxes. Neither the Company nor any Subsidiary is a party to any litigation or pending litigation or administrative proceeding relating to a material amount of Taxes (other than litigation dealing with appeals of property tax valuations).

(g) The Company and the Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, and 3402 of the Code or similar provisions under any foreign laws) and have duly and timely withheld and have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h) To the knowledge of the Company no claim has been made in writing by a taxing authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any such Subsidiary is or may be subject to taxation by that jurisdiction.

(i) Neither the Company nor any Subsidiary has requested any extension of time within which to file any material Tax Return, which material Tax Return has not yet been filed.

(j) Neither the Company nor any Subsidiary is a party to any Tax sharing or similar agreement or arrangement other than any agreement or arrangement solely between the Company and any Subsidiary, pursuant to which it will have any obligation to make any payments after the Closing.

(k) Neither the Company nor any Subsidiary has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(l) Neither the Company nor any Subsidiary (A) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company or a directly or indirectly wholly-owned Subsidiary of the Company) filing a consolidated federal income tax return and (B) has any liability for the Taxes of another person other than the Company and the Subsidiaries under Treasury regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or by contract.

(m) Other than Permitted Liens, there are no Liens for a material amount of Taxes (other than Taxes not yet due and payable for which adequate reserves have been made in accordance with GAAP) upon any of the assets of the Company or any Subsidiary.

(n) There are no Tax Protection Agreements currently in force and, as of the date of this Agreement, no person has raised in writing, or to the knowledge of the Company threatened to raise, a material claim against the Company or any Subsidiary for any breach of any Tax Protection Agreement.

(o) To the knowledge of the Company, neither, the Company nor any of its Subsidiaries is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code or Treasury Regulations Section 1.6011-4(b) or is a material advisor as defined in Section 6111(b) of the Code.

(p) Neither the Company nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law).

As used herein, “Tax Protection Agreements” means any written or oral agreement to which the Company or any Subsidiary is a party pursuant to which: (a) any liability to holders of Class A Units relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (b) in connection with the deferral of income Taxes of a holder of Class A Units, the Company or the Subsidiaries have agreed to (i) maintain a minimum level of debt or continue a particular debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, and/or (iv) only dispose of assets in a particular manner; and/or (c) limited partners of the Operating Partnership have guaranteed debt of the Operating Partnership.

Section 4.16  Environmental Matters.  (a) Except as set forth in the executive summary sections of such reports or memoranda provided or made available to Parent and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i) each of the Company, the Subsidiaries and, to the knowledge of the Company, the JV Entities (X) is in compliance with all, and has not violated any, Environmental Laws, (Y) holds all Permits, approvals, identification numbers, licenses and other authorizations required under any Environmental Law to own or operate its assets as currently owned and operated and to carry on its business as it is now being conducted (“Environmental Permits”) and (Z) is in compliance with all of, and has not violated any of, its respective Environmental Permits;

(ii) neither the Company nor any Subsidiary has released, and to the knowledge of the Company, no other person has released, Hazardous Substances on any real property currently owned, leased or operated by the Company or the Subsidiaries, and, to the knowledge of the Company, no Hazardous Substances or other conditions are present at any other location that could reasonably be expected to result in liability of or adversely affecting the Company, any Subsidiary or any JV Entity under or related to any Environmental Law;

(iii) neither the Company nor any Subsidiary nor, to the knowledge of the Company, any JV Entity, has received any written notice or claim alleging that the Company or any Subsidiary is or may be in violation of, or liable under, or a potentially responsible party pursuant to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”) or any other Environmental Law and, to the knowledge of the Company, there is no basis for any such notice or claim; and

(iv) (Y) neither the Company nor any Subsidiary nor, to the knowledge of the Company, any JV Entity has entered into or agreed to any consent decree or order or is a party to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances that has not been resolved in all material respects, and to the knowledge of the Company, no investigation, litigation or other proceeding is pending or, threatened with respect to any of the above or (Z) to the knowledge of the Company, neither the Company nor any Subsidiary or JV Entity has assumed, by contract or operation of Law, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

(b) Notwithstanding any other provision of this Agreement, this Section 4.16 sets forth the Company’s and the Operating Partnership’s sole and exclusive representations and warranties with respect to Hazardous Substances, Environmental Laws or other environmental matters.

Section 4.17  Material Contracts.  Except as filed as an exhibit to the Company SEC Reports or reports and documents filed by the Operating Partnership with the SEC since January 1, 2005 (“Partnership SEC Reports”), Section 4.17 of the Disclosure Schedule lists as of the date of this Agreement each of the following Contracts to which the Company or any Subsidiary or, to the knowledge of the Company, any JV Entity, is a party or by which any of their respective properties or assets are bound (each such contract and agreement, being a “Material Contract”) (notwithstanding anything below, “Material Contract” shall not include any contract that (1) is terminable upon 90 days’ notice without a penalty or premium, (2) will be fully performed and satisfied as of or prior to Closing, (3) is a Company Lease or (4) is a Ground Lease):

(a) all agreements that call for aggregate payments by, or other consideration from, the Company or any Subsidiaries under such contract of more than $10,000,000 over the remaining term of such contract;

(b) all agreements that call for annual aggregate payments by, or other consideration from, the Company or any Subsidiaries under such contract of more than $5,000,000 over the remaining term of such contract;

(c) any agreement that contains any non-compete or exclusivity provisions with respect to any material line of business in which the Company or any Subsidiary is currently engaged or geographic area with respect to the Company or any Subsidiary, or that purports to restrict in any material respect the right of the Company or any Subsidiary to conduct any material line of business in which the Company or any Subsidiary is currently engaged or to compete with any Person or operate in any geographic area or location in which the Company or any Subsidiary may conduct business;

(d) any agreements for the pending purchase or sale, option to purchase or sell, right of first refusal, right of first offer or any other contractual right to purchase, sell, dispose of, or master lease, by merger, purchase or sale of assets or stock or otherwise, any real property, including any Company Property, or any asset that if purchased by the Company or any Subsidiary would be a Company Property, in each case where the applicable real property or Company Property has a fair market value in excess of $5,000,000;

(e) any contract or agreement pursuant to which the Company or any Subsidiary agrees to indemnify or hold harmless any current trustee, director or executive officer of the Company or any Subsidiary (other than the Organizational Documents) in their capacities as such;

(f) any employment agreements, severance, change in control or termination agreements with officers of the Company or any Subsidiary;

(g) any Contract pursuant to which the Company or any Subsidiary has potential liability in respect of any purchase price adjustment, earn-out or contingent purchase price that, in each case, could reasonably be expected to result in future payments of more than $5,000,000; or any Contract relating to the settlement or proposed settlement of any Action, which involves the issuance by the Company or any Subsidiary of equity securities or the payment by the Company or any Subsidiary of an amount in excess of $5,000,000; and

(h) any license, royalty or other Contract concerning Intellectual Property which is material to the Company Parties and the Subsidiaries, taken as a whole.

In addition, the term “Material Contract” shall include (x) any material organizational documents of a JV Entity and (y) (i) any loan agreement, letter of credit, indenture, note, bond, debenture, mortgage or any other document, agreement or instrument evidencing a capitalized leased obligation or other Indebtedness of, for the benefit of, or payable to the Company or any Subsidiary (other than among the Company and the Subsidiaries) in excess of $10,000,000, and (ii) any Contract (other than any Organizational Document) to provide any funds to or make any investment in (whether in the form of a loan, capital contribution or otherwise) any Subsidiary, JV Entity or other Person in excess of $5,000,000. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary is and, to the knowledge of the Company, no other party is in breach or violation of, or default under, any Material Contract, (ii) none of the Company or Subsidiary has received any written claim of default under any such agreement, and (iii) no event has occurred which would result in a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both). Except as would not reasonably be expected to have a Company Material Adverse Effect, each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or its Subsidiaries and, to the knowledge of the Company, with respect to the other parties thereto. Except for Material Contracts filed as exhibits to either Company SEC Reports or Partnership SEC Reports, the Company has made available to Parent copies of all Material Contracts (including any amendments or other modifications thereto) in its possession.

Section 4.18  Brokers.  No broker, finder or investment banker or other Person (other than Merrill, Lynch, Pierce, Fenner & Smith Incorporated, the “Company Financial Advisor”) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Subsidiary.

Section 4.19  Opinion of Financial Advisor.  The Company has received an opinion of the Company Financial Advisor to the effect that (a) the Company Common Share Merger Consideration to be received by the holders of the Company Common Shares is fair from a financial point of view to the holders of such shares, other than Parent and its affiliates, and (b) the Operating Partnership Cash Merger Consideration to be received by the holders of Class A Units (other than the Company or any of its Subsidiaries) is fair from a financial point of view to such holders (assuming such holders receive the Operating Company Merger Cash Consideration). The Company has made available to Parent a complete and correct copy of such opinion (or, if not delivered in writing to the Company prior to the date hereof, the Company will promptly make such opinion available to Parent upon receipt).

Section 4.20  Insurance.  Except as set forth in Section 4.20 of the Disclosure Schedule, there is no claim by the Company or any Subsidiary pending under any insurance policies which (a) has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or (b) if not paid, and which, in the case of clause (a) or (b), would have a Company Material Adverse Effect. With respect to each such insurance policy, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) the Company and each of its Subsidiaries have paid, or caused to be paid, all premiums due under the policy and have not received written notice that they are in default with respect to any obligations under the policy, and (b) to the knowledge of the Company, as of the date hereof no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation. Neither the Company nor any Subsidiary has received any written notice of cancellation or termination with respect to any existing insurance policy that is held by, or for the benefit of, any of the Company or any of its Subsidiaries, other than as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.21  Investment Company Act of 1940.  None of the Company or any Subsidiary is, or at the Company Merger Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES

The Buyer Parties hereby jointly and severally represent and warrant to the Company Parties as follows:

Section 5.01  Corporate Organization.

(a) Parent is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. The certificate of formation of Parent is in effect and no dissolution, revocation or forfeiture proceedings regarding Parent as applicable, have been commenced. Parent is duly qualified or licensed and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by it to be conducted in all material respects.

(b) MergerCo is a real estate investment trust duly organized, validly existing and in good standing under the Laws of the State of Maryland. The declaration of trust and bylaws of MergerCo are in effect and no dissolution, revocation or forfeiture proceedings regarding MergerCo have been commenced. MergerCo is duly qualified or licensed and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. MergerCo has all requisite power and authority as a real estate investment trust to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by it to be conducted. The authorized shares of beneficial interest of MergerCo consist of 100,000,000 common shares of beneficial interest, par value $.01 per share, and 50,000,000 preferred shares of beneficial interest, par value $.01 per share. All the issued and outstanding shares of beneficial interest of MergerCo are owned of record and beneficially by Parent and, other than all of the limited partner interests in Merger Partnership, Parent owns no equity or ownership interest in or other security issued by any other Person.

(c) Merger Partnership is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. The partnership agreement of Merger Partnership is in effect and no dissolution, revocation or forfeiture proceedings regarding Merger Partnership have been commenced. Merger Partnership is duly qualified or licensed and in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Merger Partnership has all requisite limited partnership power and authority to own, lease and operate its properties and to carry on its businesses as now conducted.

Section 5.02  Ownership of MergerCo and Merger Partnership; No Prior Activities.  MergerCo is a wholly owned subsidiary of Parent. MergerCo is the sole general partner of Merger Partnership. Each of MergerCo and Merger Partnership was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and neither MergerCo nor Merger Partnership has conducted (or will conduct prior to the Mergers) any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby and thereby. Except for the general partner interests in Merger Partnership, MergerCo owns no equity or ownership interest in or other security issued by any other Person. Merger Partnership owns no equity interest or ownership interest in or other security issued by any other Person. All limited partner interests in Merger Partnership are owned by Parent.

Section 5.03  Corporate Authority.

(a) Each of Parent, MergerCo and Merger Partnership has all necessary limited liability company, real estate investment trust or limited partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Mergers and the other transactions contemplated by this Agreement. No other proceedings on the part of Parent, MergerCo or Merger Partnership are necessary to authorize this Agreement or to consummate the Mergers and the other transactions contemplated hereby, except as contemplated by the immediately succeeding sentence. Immediately following execution of this Agreement by the parties hereto, Parent shall execute and deliver to MergerCo a written consent approving this Agreement and the Company Merger in its capacity as sole shareholder of MergerCo. This Agreement has been duly and validly executed and delivered by each of Parent, MergerCo and Merger Partnership (and MergerCo on behalf of Merger Partnership) and, assuming the due authorization, execution and delivery by each of the Company Parties constitutes a legal, valid and binding obligation of each of Parent, MergerCo and Merger Partnership, enforceable against each of them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b) Parent has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Company Merger (to the extent that it is a party thereto), and taken all limited liability company actions required to be taken by Parent for the consummation of the Company Merger (to the extent that it is a party thereto).

(c) MergerCo has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Company Merger, and MergerCo has taken all real estate investment trust actions required to be taken for the consummation of the Company Merger (to the extent that it is a party thereto) except for execution of the Articles of Merger and filing thereof with the SDAT, subject to the third sentence of Section 5.03(a), and filing with the SDAT of articles supplementary as contemplated by the last sentence of Section 3.01(d).

(d) MergerCo, as the sole general partner of Merger Partnership, has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Partnership Merger, and taken all real estate investment trust or similar actions required to be taken by the sole general partner of Merger Partnership for the consummation of the Partnership Merger. No other partner action of Merger Partnership is required for the consummation of the Partnership Merger.

Section 5.04  No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent, MergerCo and Merger Partnership do not, and the performance of Parent, MergerCo and Merger Partnership’s obligations hereunder will not, (i) conflict with or violate the certificate of formation of Parent, the declaration of trust or bylaws of MergerCo, or the partnership agreement or the certificate of limited partnership of Merger Partnership, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made, conflict with or violate any Law applicable to Parent, MergerCo or Merger Partnership, or by which any of its properties or assets is bound, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any of its properties or assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which it or any of its properties or assets is bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent, Merger Partnership or MergerCo do not, and the performance of Parent, MergerCo or Merger Partnership’s obligations hereunder and thereunder will not, require any consent, approval, order, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Securities Act, the Exchange

Act, Blue Sky Laws and state takeover Laws, (B) the pre-merger notification requirements of the HSR Act, (C) the filing with the SEC of the Proxy Statement, and (D) the execution, filing with, and the acceptance for record by the SDAT of the Articles of Merger as required by the MRL, and the acceptance for record thereof by the SDAT, (E) the filing of the Partnership Merger Certificate with, and the acceptance for record thereof by, the DSOS, (F) such filings as may be required in connection with the payment of any transfer and gain taxes, and (G) filings required by federal, state or local Environmental Laws, or (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (A) prevent or materially delay consummation of the Mergers and the other transactions contemplated hereby or (B) reasonably be expected to have a Parent Material Adverse Effect.

Section 5.05  Information Supplied.  None of the information supplied by Parent, MergerCo or Merger Partnership or any affiliate of Parent for inclusion or incorporation by reference in the Proxy Statement or the Other Filings will, in the case of the Proxy Statement, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders’ Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s shareholders or, at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company Parties in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. All Other Filings that are filed by the Buyer Parties will comply as to form in all material respects with the requirements of the Exchange Act.

Section 5.06  Absence of Litigation.  As of the date hereof, there is no Action pending (in which service of process has been received by an employee of Parent, MergerCo or Merger Partnership) or, to the knowledge of Parent, threatened in writing against Parent or any of its subsidiaries or any of its or their respective properties or assets except as would not, individually or in the aggregate, (A) prevent or materially impair or delay the ability of any Buyer Party to perform its obligations under this Agreement, the consummation of the Mergers or any other transaction contemplated by this Agreement or (B) have a Parent Material Adverse Effect. None of Parent and its subsidiaries is subject to any order, judgment, writ, injunction or decree, except as would not, individually or in the aggregate, (A) prevent or materially impair or delay the ability of any Buyer Party to perform its obligations under this Agreement, the consummation of the Mergers or any transaction contemplated by this Agreement or (B) have a Parent Material Adverse Effect.

Section 5.07  Required Financing; Guarantee.

(a) Parent, MergerCo and Merger Partnership will have available on the Closing Date all funds necessary to (i) pay the Merger Consideration payable hereunder, (ii) pay for all Senior Notes accepted for payment pursuant to the Debt Offers (including any consent fees in connection therewith), (iii) fund the redemption price (including the amount of any accrued and unpaid interest) with respect to any Senior Notes redeemed pursuant to Section 3.08(b) and any other fees and expenses relating to the satisfaction and discharge of any indenture with respect thereto pursuant to Section 3.08(b), (iv) otherwise refinance any existing indebtedness for borrowed money that may become due and payable as a result of either or both of the Mergers, (v) pay any and all fees and expenses in connection with the Mergers or the financing thereof (including each of the transactions described in clauses (ii) through (iv) of this Section 5.07(a)) and (vi) satisfy any of their respective other payment obligations hereunder.

(b) Parent has provided to the Company a true, complete and correct copy of (i) an executed commitment letter from Blackstone Real Estate Partners V L.P. to provide Parent with equity financing in an aggregate amount of up to $3,200,000,000 (the “Equity Funding Letter”), (ii) an executed commitment letter (the “Equity Bridge Commitment Letter”) from Bear Stearns Commercial Mortgage, Inc., Goldman, Sachs & Co and BAS Capital Funding Corporation (the “Equity Bridge Providers”) pursuant to which, and subject to the terms and conditions thereof, the Equity Bridge Providers have committed to provide Parent with equity bridge financing in an aggregate amount of $3,500,000,000 (the “Equity Bridge Financing”) and (iii) an executed commitment letter (the “Debt Commitment Letter” and, together with the Equity Bridge Commitment Letter, the “Commitment Letters”) from Goldman Sachs Mortgage Company, Bear Stearns Commercial Mortgage, Inc. and Bank of America, N.A. (the “Lenders”) pursuant to which, and subject to the terms and conditions thereof, the Lenders have committed to provide Parent with financing in an aggregate amount of $29,600,000,000 (the “Debt Financing” and, together with the Equity Bridge Financing, the “Financing”). The Equity Funding Letter and the Commitment Letters are collectively referred to herein as the “Financing Commitments”, and the financing referred to in clauses (i), (ii) and (iii) in the preceding sentence being collectively referred to herein as the “Parent Financing”).

(c) The Financing Commitments are (i) legal, valid and binding obligations of Parent and, to the knowledge of Parent, each of the other parties thereto and (ii) enforceable in accordance with their respective terms against Parent and, to the knowledge of Parent, each of the other parties thereto. None of the Financing Commitments has been amended or modified prior to the date of this Agreement, and as of the date hereof the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect.

As of the date hereof, the Financing Commitments are in full force and effect. Except for the payment of customary fees, there are no conditions precedent or other contingencies related to the funding of the full amount of the Parent Financing, other than as set forth in or contemplated by the Financing Commitments. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent, and to the knowledge of Parent, any other parties thereto, under the Financing Commitments. As of the date hereof, Parent has no reason to believe that any of the conditions to the Parent Financing contemplated by the Financing Commitments will not be satisfied or that the Parent Financing will not be made available to Parent on the Closing Date. Parent will provide to the Company any amendments to the Financing Commitments, or any notices given in connection therewith, as promptly as possible (but in any event within twenty-four (24) hours).

(d) Concurrently with the execution of this Agreement, Parent has delivered to the Company a guarantee (the “Guarantee”) executed by Blackstone Real Estate Partners V L.P. (“Guarantor”).

Section 5.08  No Ownership of Company Shares.  Neither Parent nor any of its subsidiaries, including MergerCo and Merger Partnership, own any Company Common Shares, Company Preferred Shares, Class A Units, preferred units of Operating Partnership or other securities of the Company or any of its Subsidiaries or any rights with respect to the foregoing.

Section 5.09  Brokers.  The Company Parties will not be responsible for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, MergerCo, Merger Partnership or any of their subsidiaries.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGERS

Section 6.01  Conduct of Business by Company Parties Pending the Mergers.  The Company Parties agree, between the date of this Agreement and the Partnership Merger Effective Time, except as required, permitted or otherwise contemplated by this Agreement or as set forth in Section 6.01 of the Disclosure Schedule and except with the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed, to use commercially reasonable efforts to conduct the businesses of the Company and the Subsidiaries in all material respects in the ordinary course of business consistent with past practice; and the Company Parties shall and shall cause the Subsidiaries to use commercially reasonable efforts to conduct their operations in compliance, in all material respects, with applicable Laws and to maintain and preserve substantially intact the business organization of the Company and the Subsidiaries, to retain the services of their current officers and key employees, to preserve their assets and properties in good repair and condition and to preserve the goodwill and current relationships of the Company and the Subsidiaries with lessees and other persons with which the Company or any Subsidiary has significant business relations. Except as required or otherwise contemplated by this Agreement or as set forth in Section 6.01 of the Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Partnership Merger

Effective Time, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed; provided, however, that consent of Parent shall be deemed to have been given if Parent does not object within five (5) Business Days from the date on which request for such consent is provided by the Company to Parent (unless such consent may be withheld in Parent’s sole discretion as and to the extent expressly noted below); provided further that for purposes of clauses (d)(ii), (d)(iii) and (d)(iv), terms and amounts proposed by the Company shall be deemed reasonably acceptable to Parent if Parent does not object within five (5) Business Days from the date on which the Company proposes such terms and amounts to Parent:

(a) except as set forth in Section 6.01(a) of the Disclosure Schedule, amend or otherwise change any provision of the Company Charter, Company Bylaws, Operating Partnership Agreement, certificate of limited partnership of the Operating Partnership or any other Subsidiary’s organizational documents.

(b) except as set forth in Section 6.01(b) or Section 6.01(f) of the Disclosure Schedule, (i) authorize for issuance, issue or sell, pledge, dispose of or subject to any Lien (except in connection with any financing permitted by this Agreement) or agree or commit to any of the foregoing in respect of, any shares of beneficial interest or shares of any class of capital stock or other equity interest of the Company or any Subsidiary or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other equity interest, of the Company or any Subsidiary, other than the (A) issuance of Company Common Shares upon exercise of Company Share Options outstanding on the date of this Agreement, (B) issuance of Company Common Shares in exchange for Class A Units pursuant to the Operating Partnership Agreement, (C) issuance of Company Common Shares upon the conversion of the Company Series B Preferred Shares or Exchangeable Notes or (D) issuance of Company Common Shares pursuant to awards made prior to the date of this Agreement under the Strategic Long-Term Incentive Plan and Deferred Equity Plan and, subject to Section 7.05(f), the Company ESPP, (ii) repurchase, redeem or otherwise acquire any securities or equity equivalents except in the ordinary course of business in connection with (V) the cashless exercise of Company Share Options, (W) the lapse of restrictions on Restricted Shares, in each case, in order to satisfy withholding or exercise price obligations, or (X) the redemption of Class A Units pursuant to the Operating Partnership Agreement, (Y) the cancellation of the Company Share Options and SARs pursuant to Sections 3.01(e) and 3.01(f), or (Z) the payout of the Performance Awards pursuant to Section 3.01(h); (iii) reclassify, combine, split, or subdivide any shares of beneficial interest or shares of any class of capital stock or other equity interest of the Company or any Subsidiary; or (iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, shares of beneficial interest, property or otherwise, with respect to any of the shares of beneficial interest or shares of any class of capital stock or other equity interests of the Company or any Subsidiary, except for (A) cash dividends by any direct or indirect wholly-owned Subsidiary only to the Company or any other Subsidiary in the ordinary course of business consistent with past practice, (B) the quarterly dividend on Company Common Shares for the quarter ending December 31, 2006 to be declared and paid in cash on or before the Company Merger Effective Time, such declaration date expected to be on or about December 15, 2006 and such payment expected to be on or about December 29, 2006 (but not to exceed $0.33 per share for the quarter), (C) the corresponding quarterly distribution on Class A Units declared and paid to holders of Class A Units, (D) cash dividends on the Company Preferred Shares declared and paid in accordance with the terms thereof, and (E) dividends or distributions required under the applicable Organizational Documents;

(c) except pursuant to agreements referenced in Section 4.17(e) or as set forth in Section 6.01(c) of the Disclosure Schedule, (i) acquire (by merger, consolidation, acquisition of equity interests or assets, or any other business combination) any corporation, partnership, limited liability company, joint venture or other business organization (or division thereof) or any individual item of property (other than real property and related assets) or individual asset for consideration in excess of $5,000,000 or (ii) subject to Parent’s consent in its sole discretion, acquire, or enter into any option, commitment or agreement to acquire, any real property or commence any development activity on any Company Property;

(d) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a Subsidiary) for

Indebtedness, except for: (i) Indebtedness for borrowed money incurred under the Company’s and the Operating Partnership’s revolving credit facility or other existing similar lines of credit in the ordinary course of business; (ii) refinancings of Indebtedness becoming due and payable in accordance with their terms on terms and in such amounts reasonably acceptable to Parent; (iii) Indebtedness for borrowed money incurred in order to finance the redemptions contemplated by Section 3.08(a) on terms and in such amounts reasonably acceptable to Parent; (iv) Indebtedness for borrowed money incurred in order to finance acquisitions set forth in Section 4.17(d) of the Disclosure Schedule on terms reasonably acceptable to Parent with a maturity of not more than one year and prepayable without penalty; (v) Indebtedness for borrowed money assumed in connection with the acquisition of Torrey View (without material modification of existing terms), (vi) Indebtedness for borrowed money with a maturity of not more than one year and prepayable without penalty in a principal amount not in excess of $20,000,000 in the aggregate for the Company and the Subsidiaries taken as a whole; (vii) Indebtedness for borrowed money incurred in order for the Company to pay the quarterly dividend on Company Common Shares permitted by Section 6.01(b)(iv)(B), and for the Operating Partnership to make the corresponding quarterly distributions payable to holders of Class A Units permitted by Section 6.01(b)(iv)(C) and to pay dividends on the Company Preferred Shares declared and paid in accordance with the terms thereof; and (vii) inter-company Indebtedness among the Company and the Subsidiaries in the ordinary course of business consistent with past practice;

(e) (i) modify, amend or terminate any Material Contract or enter into any new Contract that, if entered into prior to the date of this Agreement, would have been required to be listed in Section 4.17 of the Disclosure Schedule as a Material Contract, in each case other than in the ordinary course of business; or (ii) enter into any Contract that would limit or otherwise restrict the Company or any of the Subsidiaries or any of their successors, or that would, after the Company Merger Effective Time, limit or otherwise restrict Parent or any of its subsidiaries or any of their successors, from engaging or competing in any material line of business or in any geographic area in any material respect;

(f) except as required by Law or any Plans and as provided in Section 6.01 of the Disclosure Schedule, (i) increase the compensation or benefits payable to its directors, officers or non-executive employees, except for increases in the ordinary course of business consistent with past practice in salaries (including annual merit or promotion increases in the ordinary course of business consistent with past practice), wages, bonuses, incentives or benefits of employees of the Company or any Subsidiary or (ii) grant to any director, officer, employee or independent contractor of the Company or of any Subsidiary any new employment, retention, bonus, severance, change of control or termination pay equity-based cash awards (including cash bonuses or dividend equivalent rights), grant any increase in, or otherwise alter or amend, any right to receive any severance, change of control, retention or termination pay or benefits or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, stock unit, dividend equivalent, pension, retirement, deferred compensation, employment, loan, retention, indemnification, consulting, termination, severance or other similar plan, agreement, trust, fund, policy or arrangement with any trustee, officer or employee or, in each such case other than consulting agreements or arrangements, with any independent contractor;

(g) repurchase, repay or pre-pay any Indebtedness, except repayments of revolving credit facilities or other similar lines of credit in the ordinary course of business, payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto, prepayments of mortgage indebtedness secured by one or more Company Properties in accordance with their terms, as such loans become due and payable or payment of Indebtedness in accordance with its terms; or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice;

(h) except as required by the SEC or changes in GAAP which become effective after the date of this Agreement or as may be required by the Company’s outside auditing firm, in which case the Company shall notify Parent, change in any material respect GAAP financial accounting principles or policies;

(i) (i) except in connection with a right being exercised by a tenant under an existing Company Lease, enter into any new lease (including renewals) for in excess of 50,000 square feet of net rentable area at a Company Property, (ii) except in connection with a right being exercised by a tenant under an existing Company Lease, terminate or materially modify or amend any Company Lease that relates to in excess of 50,000 square feet of net rentable area, or (iii) subject to Parent’s consent in its sole discretion, enter into, terminate or materially modify or amend any Ground Lease;

(j) (A) make any loans, advances or capital contributions to, or investments in, any other Persons (other than to (1) Subsidiaries or (2) any JV Entity or (3) as required by any Material Contract in effect on the date hereof); or (B) authorize, or enter into any commitment for, any new material capital expenditure (such authorized or committed new material capital expenditures being referred to hereinafter as the “Capital Expenditures”) other than (i) Capital Expenditures required to be made pursuant to Company Leases that the Company is permitted to enter into pursuant to Section 6.01(i), (ii) Capital Expenditures for items in the Company’s 2006 Budget or 2007 Budget for which there are executed Contracts in effect as of the date hereof, (iii) any additional budgeted project not included in clause (ii) and not exceeding $5,000,000, provided that, in the case of any such additional budgeted project, the Company shall consult with Parent prior to commencing such project and shall in good faith consider any requests or other comments Parent may have with respect to any such additional budgeted projects, (iv) Capital Expenditures in the ordinary course of business and consistent with past practice necessary to maintain the physical and structural integrity of the Company Properties and as reasonably determined by the Company to be necessary to keep the Company Properties in working order, to comply with Laws, and to repair and/or prevent damage to any of the Company Properties as is necessary in the event of an emergency situation, and (v) predevelopment costs and development costs identified in Section 6.01(j) of the Disclosure Schedule;

(k) waive, release, assign, settle or compromise any (i) material Action or material liability other than in the ordinary course of business consistent with past practice or (ii) any Action that is brought by any current, former or purported holder of any securities of the Company in its capacity as such and that (A) requires any payment to such security holders by the Company or any Subsidiary or (B) adversely affects in any material respect the ability of the Company and the Subsidiaries to conduct their business in a manner consistent with past practice;

(l) make, change or rescind any material Tax election, amend any material Tax Return, or settle or compromise any material federal, state, local or foreign income Tax liability, audit, claim or assessment, or enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund unless in each case such action is required by law or necessary (i) to preserve the status of the Company as a REIT under the Code, or (ii) to qualify or preserve the status of any Subsidiary as a partnership for federal income tax purposes or as a qualified REIT subsidiary or a taxable REIT subsidiary pursuant to the applicable provisions of Section 856 of the Code, as the case may be (provided that in such events the Company shall notify Parent of such election and shall not fail to make such election in a timely manner);

(m) enter into, amend or modify any material Tax Protection Agreement, or take any action that would violate any Tax Protection Agreement or otherwise give rise to any material liability of the Company or any Subsidiary with respect thereto;

(n) amend any term of any outstanding equity security or equity interest of the Company or any Subsidiary;

(o) subject to Parent’s consent in its sole discretion, sell or otherwise dispose of, or consent to any Liens other than Permitted Liens on, any of Company Properties or other material assets other than pending sales of Company Properties pursuant to (i) definitive agreements executed prior to the date hereof and identified in Section 6.01(o)(i) of the Disclosure Schedule or (ii) agreements hereafter executed to sell additional Company Properties identified in Section 6.01(o)(ii) of the Disclosure Schedule for not less than the applicable targeted sales prices specified therein;

(p) adopt a plan of complete or partial liquidation or dissolution or adopt resolutions providing for or authorizing such liquidation or dissolution, except with respect to Subsidiaries that sell all or substantially all of the assets held by such Subsidiaries, or taxable REIT subsidiaries whose activities are related solely to such assets, and which sales are otherwise permitted pursuant to this Agreement;

(q) fail to use its best commercial efforts to maintain in full force and effect the existing insurance policies or to replace such insurance policies with comparable insurance policies covering the Company, Company Properties, Subsidiaries and their respective properties, assets and businesses or substantially equivalent policies;

(r) initiate or consent to any material zoning reclassification of any owned or material leased Company Properties or any material change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any owned or material leased Company Properties except to the extent any of the foregoing would not materially adversely affect the value of the affected Company Properties;

(s) effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN or similar state or local law; or

(t) announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.

Section 6.02  Other Actions.  Each party agrees that, between the date of this Agreement and the Company Merger Effective Time, except as contemplated by this Agreement, such party shall not, directly or indirectly, without the prior written consent of the other parties hereto, take or cause to be taken any action that would reasonably be expected to materially delay consummation of the transactions contemplated by this Agreement, or enter into any agreement or otherwise make a commitment, to take any such action.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01  Proxy Statement; Other Filings.  As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the preliminary Proxy Statement and each of the Company and Parent shall, or shall cause their respective affiliates to, prepare and, after consultation with each other, file with the SEC all Other Filings that are required to be filed by such party in connection with the transactions contemplated hereby. Each of the Company and Parent shall furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement or, to the extent applicable, the Other Filings, or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company and Parent shall use its reasonable efforts, after consultation with the other, to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall use its reasonable efforts to cause the definitive Proxy Statement to be cleared by the SEC and mailed to the Company’s shareholders as promptly as reasonably practicable following clearance from the SEC. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall promptly provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Other Filings. If at any time prior to the Company Shareholders’ Meeting, any information relating to the Company Parties or the Buyer Parties or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent a reasonable opportunity to review and comment on such document or response and will include in such documents or responses all comments reasonably proposed by Parent, and to the extent practicable, the Company will provide Parent with the opportunity to participate in any substantive calls between the Company, or any of its Representatives, and the SEC concerning the Proxy Statement.

Section 7.02  Company Shareholders’ Meeting.  The Company shall, in accordance with applicable Law and the Company Charter and Company Bylaws, duly call, give notice of, convene and hold a meeting of its shareholders (including any adjournments or postponements thereof, the “Company Shareholders’ Meeting”) as promptly as practicable after the date that the Proxy Statement is cleared by the SEC, for the purpose of obtaining the Company Shareholder Approval. Except to the extent that the Company Board shall have withdrawn, qualified or modified its approval or recommendation of this Agreement or the Company Merger in compliance with Section 7.04(c), the Company Board shall recommend to holders of the Company Common Shares that they approve this Agreement and the Company Merger and shall include such recommendations in the Proxy Statement (the “Company Recommendation”). Unless this Agreement shall have been terminated in accordance with Section 9.01, the Company shall hold the Company Shareholders’ Meeting regardless of whether the Company Board has withdrawn, qualified or modified its approval or recommendation of this Agreement or the Company Merger. Subject to Section 7.04(c), the Company will use reasonable best efforts to solicit or cause to be solicited from its shareholders proxies in favor of the approval of this Agreement and the Company Merger.

Section 7.03  Access to Information; Confidentiality.

(a) Subject to applicable Law, from the date hereof until the Company Merger Effective Time, the Company shall, and shall cause the Subsidiaries and the Representatives of the Company and the Subsidiaries to, afford Parent and its Representatives, following notice from Parent to the Company in accordance with this Section 7.03, reasonable access during normal business hours to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and all other financial, operating and other data and information relating to the Company and each Subsidiary and JV Entity as Parent may reasonably request. Notwithstanding the foregoing, neither Parent nor any of its Representatives shall (i) contact or have any discussions with any of the Company’s or any Subsidiary’s employees, agents, or representatives, unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld, (ii) contact or have any discussions with any of the landlords/sublandlords, tenants/subtenants, or licensees or franchisees of the Company or its Subsidiaries, unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld, provided, that clauses (i) and (ii) shall not be applicable to contacts or discussions not related to the transactions contemplated by this Agreement and shall not be applicable to contacts and discussions with the Company’s executive officers or its financial advisors, or (iii) damage any property or any portion thereof. Without limiting the provisions of this Section 7.03(a) and subject to any rights of tenants under Company Leases, Parent and its Representatives shall have the right to conduct appraisal and environmental and engineering inspections of each of the Company Properties; provided, however, that neither the Buyer Parties nor their Representatives shall have the right to take and analyze any samples of any environmental media (including soil, groundwater, surface water, air or sediment) or any building material or to perform any invasive testing procedure on any building or property. Parent shall schedule and coordinate all inspections with the Company and shall give the Company at least three (3) Business Days prior written notice thereof, setting forth the inspection or materials that Parent or its representatives intend to conduct. The Company shall be entitled to have representatives present at all times during any such inspection. Notwithstanding the foregoing, neither the Company nor any of the Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or the Subsidiaries or contravene any Law or binding agreement entered into prior to the date of this Agreement (provided that upon the request of Parent the Company and the Subsidiaries shall use commercially reasonable efforts to obtain consent from the applicable Third Party or enter into a customary joint defense agreement, if applicable, to enable the disclosure of such information). No investigation conducted under this Section 7.03, however, shall affect or be deemed to modify any representation or warranty made in this Agreement.

(b) Prior to the Company Merger Effective Time, all information obtained by Parent pursuant to this Section 7.03 shall be kept confidential in accordance with the confidentiality agreement dated November 7, 2006 between Blackstone Real Estate Advisors V L.P. and the Company (the “Confidentiality Agreement”). Notwithstanding the foregoing, subject to the prior written consent of the Company, which shall not be unreasonably withheld, Blackstone Real Estate Advisors V L.P. and its Representatives (as defined in the Confidentiality Agreement) may furnish Evaluation Material (as defined in the Confidentiality Agreement) to any Person in connection with such Person’s potential investment in Parent or its affiliates or evaluation of the acquisition of assets of the Company in connection with or following the Closing, in each case, so long as any such Person has entered into a confidentiality agreement with the Company in form and substance reasonably satisfactory to the Company.

Section 7.04  No Solicitation of Transactions.

(a) Subject to Section 7.04(c), none of the Company, the Operating Partnership or any other Subsidiary shall, nor shall it authorize, directly or indirectly, any Representative of the Company, the Operating Partnership or any other Subsidiary to, directly or indirectly, (i) solicit or knowingly facilitate (including by way of furnishing nonpublic information or assistance) any inquiries with respect to, or the making of, any Acquisition Proposal, (ii) enter into discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal or release any Person from any standstill agreement or similar obligation to the Company or any Subsidiary other than the automatic termination of standstill obligations pursuant to the terms of agreements as in effect as of the date hereof, by virtue of the execution and announcement of this Agreement or otherwise, (iii) withdraw, modify or amend the Company Recommendation in any manner adverse to any Buyer Party, or fail to make the Company Recommendation (any event described in this clause (iii), a “Change in Recommendation”), (iv) approve, endorse or recommend any Acquisition Proposal, or (v) enter into any agreement in principle, arrangement, understanding, contract or agreement relating to an Acquisition Proposal. The Company shall, and shall direct its Representatives to, immediately cease any discussions, negotiations or communications with any party or parties with respect to any Acquisition Proposal; provided, however, that nothing in this Section 7.04 shall preclude the Company, the Operating Partnership or their respective Representatives from contacting any such party or parties solely for the purpose of complying with the provisions of the last sentence of this Section 7.04(a).

(b) The Company and the Operating Partnership shall promptly, and in any event within forty-eight hours after receipt, notify Parent of the receipt of (i) an Acquisition Proposal, (ii) any request for information relating to the Company or any Subsidiaries (other than requests for information unrelated to an Acquisition Proposal) or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal, which any director, executive officer or trustee of the Company or any financial advisor, investment banker or attorney for the Company may receive after the date hereof. Such notification shall include, to the extent then known, the identity of the parties and a copy of such Acquisition Proposal, inquiry or request or, if not made in writing, a summary written description thereof. The Company and the Operating Partnership shall keep Parent reasonably informed on a prompt basis as to any material developments regarding any such proposal, indication, inquiry or request. None of the Company or any Subsidiary shall, after the date of this Agreement, enter into any confidentiality agreement that would prohibit them from providing such information to Parent. The Company shall not, and shall not permit any Subsidiary to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which the Company or any Subsidiary is a party, in each case relating to an Acquisition Proposal.

(c) Subject to the Company Parties’ compliance with the provisions of this Section 7.04, and only prior to the Company Shareholder Approval, following the receipt by the Company or any Subsidiary of a written Acquisition Proposal, the Company Board may (directly or through Representatives) (I) contact such Person and its advisors solely for the purpose of clarifying the proposal and any material terms thereof and the conditions to consummation, so as to determine whether the proposal for an Acquisition Proposal is reasonably likely to result in a Superior Proposal and (II) if the Company Board determines in good faith following consultation with its legal and financial advisors that such Acquisition Proposal is reasonably likely to result in a Superior Proposal, the Company Board thereafter may (i) furnish non-public information with respect to the Company and the Subsidiaries to the Person who made such proposal (provided that the Company (A) has previously or concurrently furnished such information to Parent and (B) shall furnish such information pursuant to a confidentiality agreement which is at least as favorable to the Company as the Confidentiality Agreement), (ii) participate in negotiations regarding such proposal, (iii) following receipt of a written Acquisition Proposal that constitutes a Superior Proposal, (x) recommend that the Company’s shareholders approve such Superior Proposal and, in connection therewith, effect a Change in Recommendation and (y) authorize the Company to enter into a definitive agreement providing for the implementation of such Superior Proposal; provided that the Company shall not enter into any such agreement unless this Agreement shall have been terminated by the Company in accordance with Section 9.01(h). Nothing in this Section 7.04 or elsewhere in this Agreement shall prevent the Company Board from (i) at any time prior to obtaining the Company Stockholder Approval and other than in response to an Acquisition Proposal, effecting a Change in Recommendation in the event that the Company Board has determined in good faith that the failure to take such action would be inconsistent with its duties to the shareholders of the Company under applicable Law, or (ii) taking and disclosing to the Company shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal or from making any required disclosure to the Company’s shareholders under applicable Law, including Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A; provided, however, that neither the Company nor the Company Board shall be permitted to recommend that the Company shareholders tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Acquisition Proposal) or withdraw or modify the Company Recommendation, unless in each case such tender or exchange offer constitutes a Superior Proposal and, in connection therewith, effects a Change in Recommendation. In addition, nothing in this Section 7.04(c) shall prohibit the Company Parties from taking any action that any court of competent jurisdiction orders the Company Parties to take.

(d) The Company shall not take any action to exempt any Person from the restrictions contained in Article VII of the Company Charter or otherwise cause any of such restrictions not to apply unless such actions are taken in connection with a termination of this Agreement in accordance with Section 9.01(h).

Section 7.05  Employee Benefits Matters.

(a) The Company has made available to Parent (or described on Section 7.05(a) of the Disclosure Schedule) with all of the severance, change-in-control and similar obligations that are payable by their terms upon or following consummation of the Mergers at the Company Merger Effective Time or on the Closing Date, which are set forth in Section 7.05 of the Disclosure Schedule. From and after the Company Merger Effective Time, Parent shall or shall cause the Surviving Entity to honor in accordance with their terms all severance, change-of-control and similar obligations of the Company and the Subsidiaries, and Parent shall pay or provide when due to any applicable current or former officer or employee of the Company or any Subsidiary any amounts payable and benefits to be provided under such agreements. From and after the Company Merger Effective Time, Parent shall or shall cause the Surviving Entity to honor in accordance with their terms any other employment related contracts, agreements, arrangements and commitments of the Company and the Subsidiaries (i) in effect immediately prior to the Company Merger Effective Time that are applicable to any current or former employees or trustees of the Company or any Subsidiary or any of their predecessors or (ii) which are described on Section 7.05(a) of the Disclosure Schedule.

(b) For a period of not less than twenty-four months after the Closing Date, with respect to each employee of the Company or any Subsidiary (collectively, the “Company Employees”) who remains an employee of the Surviving Entity or its successors or assigns or any of their subsidiaries (collectively, the “Continuing Employees”), Parent shall or shall cause the Surviving Entity to provide the Continuing Employees with (i) (A) base salary and (B) cash incentive compensation opportunities (excluding any cash bonuses related to equity or equity-based awards and/or dividend equivalent payments related to equity or equity-based awards), in each case in an amount at least equal to the same level that was provided to each such Continuing Employee or to which such Continuing Employee was entitled immediately prior to the Company Merger Effective Time (and, in the case of bonuses, using target levels which are not less than those in effect immediately prior to the Company Merger Effective Time), and (ii) employee benefits (excluding any equity-based benefits), that are no less favorable in the aggregate than those provided to such Continuing Employees immediately prior to the Company Merger Effective Time. Each Continuing Employee will be credited with his or her years of service with the Company and its Subsidiaries (and any predecessor entities thereof) before the Closing Date under any new parallel employee benefit plan of Parent or its Subsidiaries in which the Continuing Employee become entitled to participate to the same extent as such employee was entitled, before the Closing Date, to credit for such service under the respective Plan (except to the extent such credit would result in the duplication of benefits and except with respect to benefit accrual under a defined benefit plan). In addition, with respect to any such health benefit plan in which the Continuing Employee become entitled to participate during the calendar year that includes the Closing Date, each Continuing Employee shall be given credit for amounts paid by the employee under the respective Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the parallel plan, program or arrangement of Parent or the Surviving Entity.

(c) Notwithstanding any of the foregoing to the contrary, Parent shall or shall cause the Surviving Entity to provide severance benefits in accordance with Section 7.05(c) of the Disclosure Schedule to any Continuing Employee who is either involuntarily terminated (other than for cause) or asked to relocate the employee’s principal place of employment further than 25 miles, in each case during the twenty-four month period following the Closing Date, in an amount that is at least equal to the severance benefits that would have been paid to such employee pursuant to the terms of the Equity Office Properties Trust Severance Pay Plan disclosed in Section 4.10(a) of the Disclosure Schedule (but with a minimum payment equal to twelve weeks base salary), to be calculated, however, on the basis of the employee’s service at the time of the employee’s termination and the greater of the employee’s compensation at (i) the time of the employee’s termination or (ii) the Company Merger Effective Time.

(d) Prior to the Company Merger Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Company Common Shares or options or other rights to acquire Company Common Shares pursuant to this Agreement and the Company Merger shall be an exempt transaction for purposes of Section 16.

(e) Prior to the Company Merger Effective Time, the Company Board shall take such actions as are necessary to terminate all share or investment-based non-qualified deferred compensation account-based arrangements (collectively, the “Non-Qualified Account Plans”), in a manner that is compliant with Section 409A of the Code. Such action shall be contingent upon, and effective as of, the Company Merger Effective Time. Payment of the Non-Qualified Account Plans shall be in cash to the participants in the Non-Qualified Account Plans in a single lump-sum payment by the Surviving Entity immediately following the Company Merger Effective Time; provided, however, that payment shall be delayed to the date six months following a participant’s separation from service in the event, and to the extent, prior to the Company Merger Effective Time the Company Board determines that such delay is necessary to comply with the requirements of Section 409A of the Code.

(f) All restrictions on the disposition of Company Common Shares purchased under the Company’s 1997 Non-Qualified Employee Share Purchase Plan (the “Company ESPP”) shall terminate at the Company Merger Effective Time. The Company shall send written notice of the pending Company Merger that will result in the termination of the Company ESPP to all participating employees not later than ten (10) Business Days after the date hereof. No new offering periods will be allowed to commence under the Company ESPP during the period after the date hereof and prior to the Company Merger Effective Time unless this Agreement has been terminated.

Section 7.06  Directors’ and Officers’ Indemnification and Insurance.

(a) Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Company Charter, the Company

Bylaws, the Operating Partnership Agreement or this Agreement or, if applicable, similar organizational documents or agreements of any of the Subsidiaries (each of which shall remain in full force and effect following the Mergers and each of which Parent shall cause the Surviving Entity and the Subsidiaries to honor), from and after the Company Merger Effective Time, Parent, the Surviving Entity and the Operating Partnership shall: (i) indemnify and hold harmless each person who is at the date hereof or during the period from the date hereof through the Company Merger Effective Time serving as a trustee, director or officer of the Company or the Subsidiaries (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; and (ii) promptly pay on behalf of each of the Indemnified Parties, to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, any Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but subject to Parent’s or the Surviving Entity’s, as applicable, receipt of an undertaking by or on behalf of such Indemnified Party, if required by applicable Law, to repay such Expenses if it is ultimately determined under applicable Laws that such Indemnified Party is not entitled to be indemnified; provided, however, that neither Parent nor the Surviving Entity shall be liable for any settlement effected without Parent’s or the Surviving Entity’s written consent (which consent shall not be unreasonably withheld or delayed) and shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single Claim except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action. The indemnification and advancement obligations of Parent and the Surviving Entity pursuant to this Section 7.06(a) shall extend to acts or omissions occurring at or before the Company Merger Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto). All rights to indemnification and advancement conferred hereunder shall continue after the date hereof as to a person who has ceased to be a trustee, director or officer of the Company or the Subsidiaries and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. For purposes of this Section 7.06(a): (x) the term “Claim” means any threatened, asserted, pending or completed Action, whether instituted by any party hereto, any Governmental Authority or any other party, that any Indemnified Party in good faith believes might lead to the institution of any such Action, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director or officer of the Company or any of the Subsidiaries, at or prior to the Company Merger Effective Time; and (y) term “Expenses” means reasonable attorneys’ fees and all other costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 7.06(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party. Neither Parent nor the Surviving Entity shall settle, compromise or consent to the entry of any judgment in any Claim in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless (i) such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim, (ii) such Indemnified Party otherwise consents thereto, or (iii) Parent or the Surviving Entity acknowledges that such Claim is subject to this Section 7.06.

(b) For a period of six (6) years from the Company Merger Effective Time, the charter and bylaws or other organizational documents of the Surviving Entity and the Subsidiaries shall contain provisions no less favorable with respect to indemnification than are set forth in the Company Charter, Company Bylaws or the applicable organizational documents of the Subsidiaries, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Company Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Company Merger Effective Time, were directors, officers, trustees, employees, agents, or fiduciaries (including fiduciaries under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA)) of the Company or any of its Subsidiaries, unless such modification shall be required by Law and then only to the minimum extent required by Law.

(c) Prior to the Closing Date, the Company shall purchase a non-cancelable extended reporting period endorsement under the Company’s existing directors’, trustees’ and officers’ liability insurance coverage for the Company’s directors, trustees and officers in the same form as presently maintained by the Company, with the same or comparably rated insurers as the Company’s current insurer, which shall provide such directors, trustees and officers with coverage for six (6) years following the Closing Date of not less than the existing coverage under, and have other terms not less favorable in the aggregate to, the insured persons than the directors’, trustees’ and officers’ liability insurance coverage presently maintained by the Company; provided that the premium payable for such insurance shall not exceed 300% of the 2007 annual premium to be paid by the Company for such insurance (such 300% amount being the “Maximum Premium”). The Company agrees to consult with Parent in connection with purchasing such coverage. The Company represents that the last annual premium paid by the Company for such insurance prior to the date of this Agreement is set forth in Section 7.06(c) of the Disclosure Schedule. If the Company is unable to obtain the insurance described in the first sentence of this Section 7.06(c) for an amount less than or equal to the Maximum Premium, the Company shall be entitled to obtain as much comparable insurance as possible for an amount equal to the Maximum Premium. Parent shall, and shall cause the Surviving Entity to, maintain such policies in full force and effect, and continue to honor all obligations thereunder.

(d) Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 7.06 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 7.06 applies without the consent of each such affected indemnitee. This Section 7.06 is intended for the irrevocable benefit of, and to grant third party beneficiary rights to, the persons indemnified hereunder and their respective heirs, executors and personal and legal representatives and shall be binding on all successors of the Surviving Entity. Each of such persons and their respective heirs shall be entitled to enforce the provisions of this Section 7.06.

(e) If the Surviving Entity or any of its respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or Surviving Entity, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the surviving entity assumes the obligations set forth in this Section 7.06.

(f) Parent shall cause the Surviving Entity and the Subsidiaries to perform all of the obligations of the Surviving Entity under this Section 7.06 and the parties acknowledge and agree that Parent guarantees the payment and performance of the Surviving Entity’s obligations pursuant to this Section 7.06.

Section 7.07  Further Action; Reasonable Efforts.

(a) Except to the extent otherwise provided in Section 7.01, upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly its respective filings and thereafter make any other required submissions, under the HSR Act and any other Law with respect to this Agreement and the Mergers, if required, and (ii) use its reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Mergers, and the other transactions contemplated by this Agreement, including using its reasonable efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities with the Company and the Subsidiaries as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Mergers and the other transactions contemplated by this Agreement.

(b) The parties hereto agree to cooperate and assist one another in connection with all actions to be taken pursuant to this Section 7.07, including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information thereunder, including, subject to applicable Law and the Confidentiality Agreement, providing copies of all related documents to the non-filing party and their advisors prior to filing, and, to the extent practicable, none of the parties will file any such document or have any communication with any Governmental Authority without prior consultation with the other party. Each party shall keep the other apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the transactions contemplated by this Agreement. To the extent practicable and permitted by a Governmental Authority, each party hereto shall permit representatives of the other party to participate in meetings and calls with such Governmental Authority. None of the parties shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Authority without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

(c) Each of the parties hereto agrees to cooperate and use its reasonable best efforts to defend through litigation on the merits any Action, including administrative or judicial Action, asserted by any party in order to avoid the entry of, or to have vacated, lifted, reversed, terminated or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that in whole or in part restricts, delays, prevents or prohibits consummation of the Mergers, including by vigorously pursuing all available avenues of administrative and judicial appeal.

(d) Each of the Buyer Parties, on the one hand, and the Company Parties, on the other hand, shall use their respective commercially reasonable efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) disclosed in Section 7.07(d) of the Disclosure Schedule or (iii) required to prevent a Company Material Adverse Effect from occurring prior to the Company Merger Effective Time. In the event that any Company Party shall fail to obtain any third party consent described above, the Company Parties shall use their commercially reasonable efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Company Parties and the Buyer Parties and their respective businesses resulting, or which would reasonably be expected to result, after the Company Merger Effective Time, from the failure to obtain such consent. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than a Governmental Authority) with respect to any transaction contemplated by this Agreement, (i) unless required by the applicable agreement, without the prior written consent of Parent which shall not be unreasonably withheld or delayed, none of the Company or any of the Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) none of the Buyer Parties or their respective affiliates shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

Section 7.08  Certain Tax Matters.

(a) Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Company Merger Effective Time, the Surviving Entity shall pay or cause to be paid, without deduction or withholding from any Merger Consideration, including any consideration or amounts payable to holders of the Company Common Shares, Class A Units, Company Preferred Shares, Company Share Options, SARs and/or Company Restricted Shares, all Transfer Taxes.

(b) Parent shall arrange for the preparation and timely filing of all Tax Returns of the Company and the Subsidiaries (including IRS Forms 1099) due after the Closing Date. Parent shall cause all Tax Returns of Company and the Subsidiaries (including withholdings and withholding Tax Returns) to be prepared on a basis consistent with the Tax Returns filed by them prior to the Closing Date, including by the filing of a Form 1120-REIT for the Company for its 2006 and 2007 taxable years. Furthermore, Parent shall cause, to the maximum extent permitted by Law, the Company to properly designate any dividends paid prior to the Closing Date as capital gain dividends for purposes of Code Section 857(b)(3).

Section 7.09  Public Announcements.  The parties hereto agree that no public release or public announcement concerning the transactions contemplated by this Agreement (including the Mergers) shall be issued by a party without the prior consent of the other parties (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange. The parties have agreed upon the form of a joint press release announcing the Mergers and the execution of this Agreement.

Section 7.10  Cooperation with Financing.

(a) Parent shall use its reasonable best efforts to arrange the Financing on the terms and conditions described in the Commitment Letters, including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on terms and conditions contained therein and (ii) to satisfy all conditions applicable to the Buyer Parties in such definitive agreements that are within their control. In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letters, Parent shall use its reasonable best efforts to arrange to obtain any such portion from alternative sources on comparable or more favorable terms to Parent (as determined in the reasonable judgment of Parent) as promptly as practicable following the occurrence of such event. Parent shall give the Company prompt written notice of any material breach by any party of the Commitment Letters or any termination of the Commitment Letters. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Commitment Letters without first consulting with the Company or, if such amendment would or would be reasonably expected to materially and adversely affect or delay in any material respect Parent’s ability to consummate the transactions contemplated by this Agreement, without first obtaining the Company’s prior written consent (not to be unreasonably withheld or delayed). For the avoidance of doubt, if the Financing (or any alternative financing) has not been obtained, the Buyer Parties shall continue to be obligated to consummate the Mergers on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in Sections 8.01 and 8.02 of this Agreement and to Parent’s rights under Section 9.01, regardless of whether the Buyer Parties have complied with all of their other obligations under this Agreement (including their obligations under this Section 7.10).

(b) The Company agrees to provide, and shall cause the Subsidiaries and its and their Representatives to provide, all reasonable cooperation in connection with the arrangement of the Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) participation in meetings, drafting sessions and due diligence sessions, (ii) furnishing Parent and its financing sources with financial and other pertinent information regarding the Company and the Subsidiaries as may be reasonably requested by Parent, (iii) assisting Parent and its financing sources in the preparation of (A) any offering document for any Financing to be raised to complete the Mergers and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of Parent and its financing sources for any Financing to be raised by Parent to complete the Mergers, (v) forming new direct or indirect Subsidiaries, (vi) providing and executing documents as may be reasonably requested by Parent and (vii) without limiting the obligations of the Company and the Subsidiaries under Sections 3.07 and 3.08, cooperating in connection with the repayment or defeasance of any Indebtedness of the Company or any of the Subsidiaries as of the Company Merger Effective Time, including delivering such payoff, defeasance or similar notices under any existing mortgage or mezzanine loans of the Company or any Subsidiary as reasonably requested by Parent; provided that none of the Company or any Subsidiary shall be required to pay any commitment or other similar fee or make any other payment other than reasonable out-of-pocket costs or incur any other liability in connection with the Financing or any of the foregoing prior to the Company Merger Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company, its Subsidiaries and their Representatives in connection with such cooperation. The Buyer Parties shall, on a joint and several basis, indemnify and hold harmless the Company, the Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing (including any action taken in accordance with this Section 7.10(b)) and any information utilized in connection therewith (other than historical information relating to the Company or the Subsidiaries). Notwithstanding anything to the contrary, the condition set forth in Section 8.02(b), as it applies to the Company’s obligations under this Section 7.10(b), shall be deemed satisfied unless the Financing (or any alternative financing) has not been obtained primarily as a result of the Company’s or the Subsidiaries’ willful and material breach of its obligations under this Section 7.10(b).

(c) All non-public or otherwise confidential information regarding the Company obtained by Parent or its Representatives pursuant to paragraph (b) above shall be kept confidential in accordance with the Confidentiality Agreement.

Section 7.11  Resignations.  The Company shall use its reasonable best efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation effective as of the Company Merger Effective Time, of those directors of the Company or any Subsidiary designated by Parent to the Company in writing at least five calendar days prior to the Closing.

Section 7.12  Takeover Statutes.  If any takeover statute is or becomes applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement, each of the parties and their respective boards of directors or boards of trustees (or managing members or general partners, as applicable) shall use their reasonable efforts to (a) take all necessary action so that the transactions contemplated hereby may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such takeover statute.

Section 7.13  Delisting and Deregistering of Securities.  Parent and the Company shall use their commercially reasonable efforts to cause the Company Common Shares to be de-listed from the NYSE and de-registered under the Exchange Act promptly following the Company Merger Effective Time.

Section 7.14  Tax Matters.  During the period from the date of this Agreement to the Company Merger Effective Time, the Company and its Subsidiaries shall:

(a) continue to operate in such a manner as to permit the Company to continue to qualify as a REIT throughout the period from the date hereof to the Partnership Merger Effective Time;

(b) prepare and timely file all material Tax Returns required to be filed by them on or before the Closing Date (“Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by applicable Laws;

(c) fully and timely pay all material Taxes due and payable in respect of such Post-Signing Returns that are so filed; and

(d) properly reserve (and reflect such reserve in their books and records and financial statements) for all material Taxes payable by them for which no Post-Signing Return is due prior to the Company Merger Effective Time in a manner consistent with past practice.

Section 7.15  Notices of Certain Events.

(a) The Company Parties shall notify Parent promptly of (i) any written communication and, to the knowledge of the Company, any other communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, any of the Subsidiaries or their Representatives), (ii) any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, any of the Subsidiaries or their Representatives), (iii) any material Actions threatened or commenced against or otherwise affecting the Company or any of the Subsidiaries that are related to the transactions contemplated by this Agreement or (iv) any effect, event, development or change between the date of this Agreement and the Company Merger Effective Time which, to the knowledge of the Company, causes or is reasonably likely to cause the conditions set forth in Section 8.02(a) or 8.02(b) not to be satisfied.

(b) The Buyer Parties shall notify the Company promptly of (i) any written communication and, to the knowledge of Parent, any other communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Parent, any of its subsidiaries or their Representatives), (ii) any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from Parent, any of its subsidiaries or their Representatives), (iii) any material Actions threatened or commenced against or otherwise affecting Parent or any of its subsidiaries that are related to the transactions contemplated by this Agreement or (iv) any effect, event, development or change between the date of this Agreement and the Company Merger Effective Time, which to the knowledge of Parent, causes or is reasonably likely to cause the conditions set forth in Section 8.03(a) or 8.03(b) not to be satisfied.

(c) The delivery of any notice pursuant to this Section 7.15 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

ARTICLE VIII

CONDITIONS TO THE MERGERS

Section 8.01  Conditions to the Obligations of Each Party.  The obligations of the Company Parties and Buyer Parties to consummate the Mergers are subject to the satisfaction or waiver in writing (where permissible) of the following conditions:

(a) The Company shall have obtained the Company Shareholder Approval.

(b) Any waiting period (and any extension thereof) applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated, and any approval required thereunder shall have been obtained.

(c) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of either Merger illegal or prohibiting consummation of either Merger; provided, however, that prior to a party asserting this condition such party shall, in the case of an injunction or order, have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

Section 8.02  Conditions to the Obligations of the Buyer Parties.  The obligations of the Buyer Parties to consummate the Mergers are subject to the satisfaction or waiver in writing of the following additional conditions:

(a) The representations and warranties of the Company Parties contained in this Agreement that (i) are not made as of a specific date shall be true and correct as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties (other than the representation in clause (b) of Section 4.08)) does not have and would not have, individually or in the aggregate, a Company Material Adverse Effect. In addition, the representations and warranties set forth in Sections 4.03(a), (b) and (g) shall be true and correct in all material respects and the representations and warranties set forth in clause (b) of Section 4.08 shall be true and correct in all respects as of the Closing, as though made on and as of the Closing (in each case except to the extent expressly made as of a specific date, in which case as of such specific date).

(b) The Company Parties shall have performed, in all material respects, all obligations and complied with, in all material respects, their agreements and covenants to be performed or complied with them under this Agreement on or prior to the Partnership Merger Effective Time.

(c) The Company shall have delivered to Parent a certificate, dated the date of the Partnership Merger Effective Time, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Sections 8.02(a) and 8.02(b).

(d) Since the date of this Agreement, there shall not have been an effect. event, development or change that, individually or in the aggregate with all other effects, events, developments and changes, has resulted or would result in a Company Material Adverse Effect.

(e) Parent and the Company shall have received a tax opinion of Sidley Austin LLP, or other counsel to the Company satisfactory to Parent, dated as of the date of the Closing Date, prior to the Partnership Merger Effective Time, in the form attached hereto as Exhibit F (such opinion shall be based upon customary assumptions and customary representations made by the Company and its Subsidiaries in the form attached hereto as Exhibit F, and such opinion and representations shall be subject to such changes or modifications from the language set forth on such exhibits as may be deemed necessary or appropriate by Sidley Austin LLP (or such counsel rendering the opinion) and as shall be reasonably satisfactory to Parent) opining that the Company has been organized and has operated in conformity with the requirements for qualification as a REIT under the Code for all taxable periods commencing with the Company’s taxable year ended December 31, 1997 through and including the taxable year of the Company ending on the Closing Date (determined without taking into account, or giving effect to, the Company Merger or any transaction undertaken by the Company pursuant to Section 2.06, and assuming for such purposes that the Company shall satisfy the applicable distribution requirements under the Code for the taxable year including the Closing Date).

(f) At or prior to the Partnership Merger Effective Time, Bank of America, N.A., as administrative agent under the Credit Agreement, shall have provided the Company Parties with a “payoff” letter acknowledging that, subject to repayment of the aggregate principal amount outstanding under the Credit Agreement, together with all interest accrued thereon and any other fees or expenses payable thereunder, (i) the Credit Agreement shall be terminated, (ii) any and all Liens held by Bank of America, N.A. or any other collateral agent under the Credit Agreement related thereto shall be released and (iii) the Company and the Subsidiaries shall be released from any and all material liabilities and obligations under the Credit Agreement and any related guaranties (other than any obligations under any indemnification or similar provision that survive such termination).

(g) Prior to the Partnership Merger Effective Time, with respect to each series of Senior Notes, either (i) the requisite consents specified in Section 3.07(a) of the Disclosure Schedule shall have been received under the Debt Offers with respect to the Senior Notes, and the Company, the Operating Partnership and certain of the other Subsidiaries and the respective trustees shall have executed the supplemental indentures described in Section 3.07 of this Agreement to the respective indentures governing the Senior Notes, such supplemental indentures to become effective promptly following the receipt of the required consents with the amendments provided for therein to become operative upon the acceptance of the Senior Notes for payment pursuant to the Debt Offers and concurrently with the Company Merger Effective Time, or (ii) the Company and the Operating Partnership shall have complied with Section 3.08(b) to the extent that such Senior Notes can be redeemed.

Section 8.03  Conditions to the Obligations of the Company Parties.

The obligations of the Company Parties to consummate the Mergers are subject to the satisfaction or waiver in writing (where permissible) of the following additional conditions:

(a) The representations and warranties of the Buyer Parties in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in such representations and warranties) does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The Buyer Parties shall have performed, in all material respects, all obligations and complied with, in all material respects, their agreements and covenants to be performed or complied with by them under this Agreement on or prior to the Partnership Merger Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated the date of the Partnership Merger Effective Time, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Sections 8.03(a) and 8.03(b).

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01  Termination.  This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Partnership Merger Effective Time by action taken or authorized by the Board of Directors or members of the terminating party or parties, notwithstanding any requisite approval of the Company Merger by the shareholders of the Company, and whether before or after the shareholders of the Company have approved the Company Merger at the Company Shareholders’ Meeting, as follows (the date of any such termination, the “Termination Date”):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Partnership Merger Effective Time shall not have occurred on or before the six-month anniversary of the date of this Agreement (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Partnership Merger Effective Time to occur on or before such date;

(c) by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which, in either such case, has become final and non-appealable and has the effect of making consummation of any Merger illegal or otherwise preventing or prohibiting consummation of any Merger (“Governmental Order”); provided, however, that the terms of this Section 9.01(c) shall not be available to any party unless such party shall have used its reasonable best efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to such Merger;

(d) by Parent if each of it, MergerCo and Merger Partnership is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of the Company Parties herein are or become untrue or incorrect such that the condition set forth in Section 8.02(a) would be incapable of being satisfied by the End Date, or (ii) there has been a breach on the part of any of the Company Parties of any of its covenants or agreements herein such that the condition set forth in Section 8.02(b) would be incapable of being satisfied by the End Date;

(e) by the Company if each of the Company Parties is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of Parent, MergerCo or Merger

Partnership herein are or become untrue or inaccurate such that the condition set forth in Section 8.03(a) would be incapable of being satisfied by the End Date; or (ii) there has been a breach on the part of Parent, MergerCo or Merger Partnership or any of their respective covenants or agreements herein such that the conditions set forth in Section 8.03(b) would be incapable of being satisfied by the End Date.

(f) by the Company or Parent if the Company Shareholder Approval is not obtained at the Company Shareholders’ Meeting upon a vote taken on the Company Merger;

(g) by Parent:

(i) if the Company Board withdraws, modifies or amends the Company Recommendation in any manner adverse to the Buyer Parties;

(ii) if (i) the Company Board approves, endorses or recommends an Acquisition Proposal, (ii) the Company enters into a contract or agreement relating to an Acquisition Proposal (other than a confidentiality agreement entered into in compliance with Section 7.04(c)), (iii) a tender offer or exchange offer for any outstanding shares of capital stock of the Company that constitutes an Acquisition Proposal (other than by any of the Buyer Parties) is commenced prior to obtaining the Company Shareholder Approval and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten Business Days after commencement, or (iv) the Company or the Company Board publicly announces its intention to do any of the foregoing; or

(iii) if the Company Board hereafter exempts any Person other than Parent or any of its Affiliates from the provisions of Article VII of the Company Charter or is required to provide such exemption by the terms of Article VII of the Company Charter; or

(h) by the Company if the Company Board approves, and authorizes the Company to enter into, a definitive agreement providing for the implementation of a Superior Proposal, but only so long as:

(i) the Company Shareholder Approval has not yet been obtained;

(ii) the Company is not then and has not been in breach of any of its obligations under Section 7.04 in any material respect;

(iii) the Company Board has determined in good faith, after consultation with its financial advisor, that such agreement constitutes a Superior Proposal;

(iv) the Company has notified Parent in writing that it intends to enter into such agreement, attaching the most current version of such agreement (including any amendments, supplements or modifications) to such notice;

(v) during the three (3) Business Day period following Parent’s receipt of such notice, (i) the Company shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), Parent in making adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the Mergers and the other transactions contemplated by this Agreement, and (ii) the Company Board shall have determined in good faith, after the end of such three Business Day period, after considering the results of any such negotiations and the revised proposals made by Parent, if any, that the Superior Proposal giving rise to such notice continues to be a Superior Proposal; and

(vi) the Company pays to Parent the Company Termination Fee in accordance with Section 9.03(b)(ii) simultaneously with such termination (any purported termination pursuant to this Section 9.01(h) shall be void and of no force or effect unless the Company shall have made such payment).

Section 9.02  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto (or any Representatives thereof) except that the indemnification and reimbursement obligations of the Buyer Parties contained in Sections 2.06, 3.07 and 7.10(b), the Guarantee referred to in Section 5.07(c) and the provisions of Section 7.03(b), Section 7.10(c), this Section 9.02, Section 9.03 and Article X shall survive any such termination; provided, however, that nothing herein shall relieve any party hereto from liability for any willful breach of any of its representations or warranties, or any breach of its covenants or agreements set forth in this Agreement prior to such termination.

Section 9.03  Fees and Expenses.

(a) Except as otherwise set forth in this Section 9.03, all expenses (including fees and expenses payable to Representatives and hedging counterparties) incurred by any party to this Agreement or its Affiliates on its behalf in connection with this Agreement or the transactions contemplated by this Agreement (“Expenses”) shall be paid by the party incurring such expenses, whether or not the Mergers are consummated.

(b) The Company agrees that if this Agreement shall be terminated:

(i) by Parent or the Company pursuant to Section 9.01(b) or Section 9.01(f) or by Parent pursuant to Section 9.01(d) (however, only in the event of a termination pursuant to Section 9.01(d) that relates to a breach by the Company Parties of their obligations under Section 7.02 or Section 7.04) and (A) an Acquisition Proposal shall have been made to the Company Parties or publicly announced prior to such Termination Date (and with respect to termination pursuant to Section 9.01(b), such Acquisition Proposal was not withdrawn prior to the Termination Date), and (B) concurrently with such termination or within twelve (12) months following the Termination Date, the Company enters into a Contract with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated (in each case whether or not such Acquisition Proposal was the same Acquisition Proposal referred to in the foregoing clause (A)), then the Company shall pay to Parent, if and when such Contract is entered into or consummation of such Acquisition Proposal occurs, as applicable, the Company Termination Fee (and for purposes of this Section 9.03(b)(i), “50%” shall be substituted for “20%” in the definition of Acquisition Proposal); or

(ii) by Parent pursuant to Section 9.01(g), or the Company pursuant to Section 9.01(h), then the Company shall pay to Parent the Company Termination Fee on the Termination Date, and with respect to a termination pursuant to Section 9.01(h), such payment shall be made before or concurrently with such termination and shall be a condition to the effectiveness of such termination.

(c) Except as set forth in Section 9.03(b)(ii) for termination by the Company pursuant to Section 9.01(h), the Company Termination Fee shall be paid by the Company as directed by Parent in writing in immediately available funds within three (3) Business Days after the date of the event giving rise to the obligation to make such payment.

(d) For purposes of this Agreement, “Company Termination Fee” means an amount equal to $200,000,000.

(e) Subject to Section 10.06, if this Agreement is terminated by the Company pursuant to Section 9.01(e), Parent shall pay to the Company within three (3) Business Days after the date of termination, the reasonable Expenses of the Company Parties not to exceed $7,500,000 (the “Company Expenses”). If this Agreement is terminated by Parent pursuant to Section 9.01(d), the Company shall pay to Parent within three (3) Business Days after the date of termination, the reasonable Expenses of the Buyer Parties not to exceed $7,500,000 (the “Parent Expenses”), and to the extent any Parent Expenses are paid by the Company to Parent, such amount shall be deducted from any Company Termination Fee that may thereafter be payable by the Company pursuant to Section 9.03(b). Subject to Section 10.06, the payment of Company Expenses or Parent Expenses set forth in this Section 9.03 is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto (whether at law or in equity), and in no respect is intended by the parties hereto to constitute liquidated damages, or be viewed as an indicator of the damages payable, or in any other respect limit or restrict damages available in case of any breach of this Agreement.

(f) Each of the parties hereto acknowledges that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Termination Fee or Parent Expenses when due or Parent shall fail to pay the Company Expenses when due, the Company or Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.03.

Section 9.04  Escrow.

(a) To the extent that the Company Parties recover money damages pursuant to and subject to Section 10.06 and the Guarantee (the “Damages Amount”), Parent shall instruct the escrow agent to pay to the Operating Partnership from the Damages Amount deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Damages Amount and (ii) the sum of (1) the maximum amount that can be paid to the Operating Partnership without causing the Company to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code (“Qualifying Income”), as determined by the Company’s independent certified public accountants, plus (2) in the event the Company receives either (A) a letter from the Company’s counsel indicating that the Company has received a ruling from the IRS described in Section 9.04(b) or (B) an opinion from the Company’s outside counsel as described in Section 9.04(b), an amount equal to the Damages Amount less the amount payable under clause (1) above. To secure Parent’s obligation to pay these amounts, Parent shall deposit into escrow an amount in cash equal to the Damages Amount with an escrow agent selected by Parent and on such terms (subject to Section 9.04(b)) as shall be mutually agreed upon by the Operating Partnership, Parent and the escrow agent. Subject to the terms of Section 10.06 and the Guarantee, the payment or deposit into escrow of the Damages Amount pursuant to this Section 9.04 shall be made at the time Parent is obligated to pay the Operating Partnership such amount pursuant to Section 10.06 and the Guarantee by wire transfer or bank check.

(b) The escrow agreement shall provide that the Damages Amount in escrow or any portion thereof shall not be released to the Operating Partnership unless the escrow agent receives any one or combination of the following: (i) a letter from the Company’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Operating Partnership without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Company’s accountants revising that amount, in which case the escrow agent shall release such amount to the Company, or (ii) a letter from the Company’s counsel indicating that the Company received a ruling from the IRS holding that the Damages Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, the Company’s outside counsel has rendered a legal opinion to the effect that the receipt by the Operating Partnership of the Damages Amount would constitute Qualifying Income, would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or would not otherwise disqualify Company as a REIT), in which case the escrow agent shall release the remainder of the Damages Amount to the Operating Partnership. Parent agrees to amend this Section 9.04 at the reasonable request of the Company in order to (x) maximize the portion of the Damages Amount that may be distributed from the escrow account to the Operating Partnership hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Company’s chances of securing a favorable ruling described in this Section 9.04(b) or (z) assist the Company in obtaining a favorable legal opinion from its outside counsel as described in this Section 9.04(b). The escrow agreement shall also provide that any portion of the Damages Amount held in escrow for ten years shall be released by the escrow agent to Parent. Any costs and expenses of the escrow agent shall be borne solely by the Company.

Section 9.05  Waiver.  At any time prior to the Company Merger Effective Time, the Company, on the one hand, and Parent, on the other hand, may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of the other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company (on behalf of the Company Parties) or Parent (on behalf of the Buyer Parties), as applicable. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X

GENERAL PROVISIONS

Section 10.01  Non-Survival of Representations and Warranties.  The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Company Merger Effective Time.

Section 10.02  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery), by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or facsimile numbers (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

(a)	if to any Buyer Party:

c/o Blackstone Real Estate Partners V L.P.
345 Park Avenue
New York, New York 10154
Telecopier No: (212) 583-5573
Attention: Jonathan D. Gray

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Telecopier No: (212) 455-2502
Attention: Brian M. Stadler, Esq.

(b)	if to any Company Party:

Equity Office Properties Trust
Two North Riverside Plaza
Chicago, Illinois 60606
Telecopier No: (312) 559-5021
Attention: Stanley M. Stevens, Esq.

with copies to:

Sidley Austin LLP One South Dearborn Chicago, IL 60603 Telecopier No: (312) 853-7036 Attention:	Imad I. Qasim, Esq. Kevin F. Blatchford, Esq.

Section 10.03  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy or the application of this Agreement to any person or circumstance is invalid or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. To such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.04  Amendment.

This Agreement may be amended by the parties hereto by action taken by their respective board of directors (or similar governing body or entity) at any time prior to the Company Merger Effective Time; provided, however, that, after approval of the Company Merger by the shareholders of the Company, no amendment may be made without further shareholder approval which, by Law or in accordance with the rules of the NYSE, requires further approval by such shareholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 10.05  Entire Agreement; Assignment.

This Agreement, together with the Confidentiality Agreement and the Disclosure Schedule, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except any of the Buyer Parties may assign this Agreement to any direct or indirect wholly-owned subsidiary of Parent, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if the assignee does not perform its obligations.

Section 10.06  Remedies.  Except as otherwise provided in Section 10.07 or elsewhere in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity and the exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy. Without limiting the right to receive any payment it may be entitled to receive under Sections 2.06 and 7.10(b), each of the Company Parties agrees that to the extent it has incurred losses or damages (including any amounts paid by Parent pursuant to Section 9.03(e)) in connection with this Agreement the maximum aggregate liability of the Buyer Parties and Guarantor for such losses or damages shall be limited to an amount equal to the amount of the Guarantee, and in no event shall the Company Parties seek to recover any money damages in excess of such amount from the Buyer Parties or Guarantor or their respective Representatives and affiliates in connection therewith.

Section 10.07  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed by any Company Party in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Section 9.01, the Buyer Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company Parties and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. The parties acknowledge that none of the Company Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement and that the Company Parties’ sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Section 10.06 and the Guarantee; provided, however, the Company Parties shall be entitled to seek specific performance to prevent any breach by the Buyer Parties of Sections 7.03(b) and 7.10(c).

Section 10.08  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the provisions of Section 7.06 (which are intended to be for the benefit of the persons covered thereby and the persons entitled to payment thereunder and may be enforced by such persons).

Section 10.09  Governing Law; Forum.  The Company Merger shall be governed by, and construed in accordance with, the laws of the State of Maryland applicable to contracts executed in and to be performed in that State without regard to its rules of conflict of laws. Except as provided in the immediately proceeding sentence, this Agreement and all disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the Court of Chancery of the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail to the address for notice in Section 10.02 with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

Section 10.10  Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.11  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.12  Waiver.  Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 10.13  Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, to it that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.13.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

EQUITY OFFICE PROPERTIES TRUST

By:	/s/ Richard D. Kincaid Name: Richard D. Kincaid Title: President and Chief Executive Officer

EOP OPERATING LIMITED PARTNERSHIP

By: Equity Office Properties Trust, its general partner

By:	/s/ Richard D. Kincaid Name: Richard D. Kincaid Title: President and Chief Executive Officer

BLACKHAWK PARENT LLC

By:	/s/ Jonathan D. Gray Name: Jonathan D. Gray Title: Chief Executive Officer

BLACKHAWK ACQUISITION TRUST

By:	/s/ Jonathan D. Gray Name: Jonathan D. Gray Title: Chief Executive Officer

BLACKHAWK ACQUISITION L.P.

By: Blackhawk Acquisition Trust, its sole general partner

By:	/s/ Jonathan D. Gray Name: Jonathan D. Gray Title: Chief Executive Officer

Exhibit B

Global Markets & Investment
Banking Group

4 World Financial Center North Tower 30th Floor New York, New York 10080 212 449 1000

November 19, 2006

Board of Trustees
Equity Office Properties Trust
Two North Riverside Plaza
Chicago, IL 60606

Members of the Board of Trustees:

We understand that Equity Office Properties Trust, a Maryland real estate investment trust (the “Company”), EOP Operating Limited Partnership, a Delaware limited partnership (the “Operating Partnership”), Blackhawk Parent LLC, a Delaware limited liability company (“Parent”), Blackhawk Acquisition Trust, a Maryland real estate investment trust and a wholly-owned subsidiary of Parent (“MergerCo”), and Blackhawk Acquisition L.P., a Delaware limited partnership whose general partner is MergerCo (“Merger Partnership”), have entered into an Agreement and Plan of Merger, dated as of November 19, 2006, among the Company, the Operating Partnership, Parent, MergerCo and Merger Partnership (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

Pursuant to the Agreement, the Company will be merged with and into MergerCo and the separate existence of the Company will thereupon cease and MergerCo shall be the surviving real estate investment trust (the “Company Merger”). In connection with the Company Merger, pursuant to the Agreement, Merger Partnership will be merged with and into the Operating Partnership and the separate existence of Merger Partnership will thereupon cease and the Operating Partnership shall be the surviving limited partnership (the “Partnership Merger” and together with the Company Merger, the “Mergers”).

The Agreement provides that each outstanding common share of beneficial interest, par value $0.01 per share, of the Company (“Company Common Shares”), other than Company Common Shares owned by any subsidiary of the Company or MergerCo, will be converted, as of the Company Merger Effective Time, into the right to receive an amount in cash equal to $48.50 (the “Company Common Share Merger Consideration”). Pursuant to the Agreement, each outstanding Class A Unit of limited partner interest in the Operating Partnership (“Class A Unit”), other than Class A Units held by the Company or any of its subsidiaries, will be converted, as of the Partnership Merger Effective Time, into the right to receive cash in an amount equal to the Company Common Share Merger Consideration (the “Operating Partnership Cash Merger Consideration”), or in lieu thereof, under the terms and subject to the conditions set forth in the Agreement, to receive in respect of each Class A Unit one Series H Preferred Unit.

You have asked us whether, in our opinion, (i) the Company Common Share Merger Consideration to be received by the holders of the Company Common Shares pursuant to the Company Merger is fair from a financial point of view to the holders of such shares, other than Parent and its affiliates and (ii) the Operating Partnership Cash Merger Consideration to be received by the holders of Class A Units pursuant to the Partnership Merger (assuming such holders receive the Operating Partnership Cash Merger Consideration), other than the Company or any of its subsidiaries, is fair from a financial point of view to such holders. In rendering this opinion, we are not opining on (i) the proposed consideration to be received by the holders of Class A Units that elect to receive Series H Preferred Units under the terms and subject to the conditions set forth in the Agreement or (ii) the consideration to be received by the holders of 5.25% Series B Convertible,

Cumulative Preferred Shares, par value $.01 per share, of the Company and the holders of 7.75% Series G Cumulative Redeemable Preferred Shares, par value $.01 per share, of the Company.

In arriving at the opinion set forth below, we have, among other things:

(1) Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

(2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company;

(3) Conducted discussions with members of senior management of the Company concerning the matters described in clauses 1 and 2 above;

(4) Reviewed the market prices and valuation multiples for the Company Common Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5) Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6) Compared the proposed financial terms of the Mergers with the financial terms of certain other transactions that we deemed to be relevant;

(7) Participated in certain discussions and negotiations among representatives of the Company and Parent and their financial and legal advisors;

(8) Reviewed a draft dated November 19, 2006 of the Agreement; and

(9) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company’s management as to the expected future financial performance of the Company. We have also assumed that the final form of the Agreement will not differ in any material respect from the last draft reviewed by us.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.

In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Trustees to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

We have acted as financial advisor to the Company with respect to the proposed Mergers and will receive a fee from the Company for our services if the proposed Mergers are consummated. We are currently, and have, in the past, provided financial advisory and financing services to the Company and Parent and/or its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade or invest in Company Common Shares and other securities of the Company, as well as securities of Parent’s affiliates for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

B-2

This opinion is for the use and benefit of the Board of Trustees of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Mergers and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Mergers or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Common Shares and the holders of Class A Units (assuming such holders receive the Operating Partnership Cash Merger Consideration), other than the Company or any of its subsidiaries.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Company Common Share Merger Consideration to be received by the holders of the Company Common Shares pursuant to the Company Merger is fair from a financial point of view to the holders of such shares, other than Parent and its affiliates, and that the Operating Partnership Cash Merger Consideration to be received by the holders of Class A Units pursuant to the Partnership Merger (assuming such holders receive the Operating Partnership Cash Merger Consideration), other than the Company or any of its subsidiaries, is fair from a financial point of view to such holders.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNC	H, PIERCE, FENNER & SMITH INCORPORATED

B-3

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000004 Least Address Line	000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext C 1234567890 J N T

☐	Mark this box with an X if you have made changes to your name or address details above.

Special Meeting Proxy Card	C0123456789	12345

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
A	Merger Agreement

	For	Against	Abstain
1.
To approve the merger of Equity Office Properties Trust with and into Blackhawk Acquisition Trust and the Agreement and Plan of Merger, dated as of November 19, 2006, as amended, among Equity Office Properties Trust, EOP Operating Limited Partnership, Blackhawk Parent LLC, Blackhawk Acquisition Trust and Blackhawk Acquisition L.P., as more fully described in the enclosed proxy statement.
	☐	☐	☐
B	Meeting Adjournment

	For	Against	Abstain
2.
To approve any adjournments of the Special Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting to approve the merger and the Agreement and Plan of Merger.
	☐	☐	☐
C	Other Matters

3.	In their discretion, the Proxy Holders are authorized to vote upon such other matters as may properly come before the Special Meeting or any adjournment or postponement thereof.

Mark this box with an X if you plan to attend the meeting.	☐

The Board of Trustees recommends a vote FOR proposals 1 and 2.
D	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
This Proxy, when properly executed, entities the proxies named herein to cast the votes entitled to be cast by the undersigned shareholder in the manner directed herein. If no direction is made, the votes entitled to be cast by the undersigned will be cast FOR proposals 1 and 2.
Note: Please sign as name appears hereon and date. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title under signature.

Date (mm/dd/yyyy)	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box

☐☐ / ☐☐ / ☐☐☐☐

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0 1 1 4 5 1 1	3 U P X	C O Y
001CD40001                    00NETA

Proxy

EQUITY OFFICE PROPERTIES TRUST
Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606
This Proxy is being solicited on behalf of the Board of Trustees of Equity Office Properties Trust
for the Special Meeting of Shareholders to be held on [     ], 2007
The shareholder of Equity Office Properties Trust, a Maryland real estate investment trust (“Equity Office”), executing the reverse side of this proxy card (the “Shareholder”), hereby appoints Marsha C. Williams and Stanley M. Stevens, or either of them (the “Proxy Holders”), with full power of substitution in each of them, as proxies for the Shareholder, to attend the Special Meeting of Shareholders of Equity Office to be held at One North Franklin Street, 3rd Floor, Chicago, Illinois, at [     ] local time on [     ], [     ], 2007, and any adjournment or postponement thereof (the “Special Meeting”), to cast on behalf of the Shareholder all votes that the Shareholder is entitled to cast at the Special Meeting and to otherwise represent the Shareholder at the Special Meeting with all powers possessed by the Shareholder as if personally present at the meeting. The Shareholder hereby acknowledges receipt of the Notice of the Special Meeting of Shareholders and the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such Common Shares.
You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE. If the signed card is returned and specific voting instructions are not given with respect to the matters to be acted upon at the special meeting, the Proxy Holders will vote FOR proposals 1 and 2 and in their discretion on any other matters that may properly come before the meeting.
Note: If you plan to attend the Special Meeting in person, please let us know by marking this proxy card in the space provided.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE
Telephone and Internet Instructions
You can authorize a proxy by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to authorize your proxy.
If you authorize a proxy by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies authorized by telephone or the Internet must be received by 1:00 a.m., Central Time, on [     ], 2007.
Maryland law permits a shareholder to authorize another person to act as proxy and to transmit that authorization to the proxy by any telephonic or electronic means.

•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	•	Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

•	Follow the simple instructions provided by the recorded message.	•	Enter the information requested on your computer screen and follow the simple instructions.
VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.
THANK YOU FOR VOTING